As filed with the Securities and Exchange Commission on April 8, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-1 REGISTRATION STATEMENT AND

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

HAWKER BEECHCRAFT NOTES COMPANY

(Exact name of registrant as specified in its charter)

Delaware	3720	71-1018770 20-8650498
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

And the Guarantor Registrants Listed in the Table Below

10511 East Central

Wichita, Kansas 67206

(316) 676-7111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alexander L.W. Snyder

10511 East Central

Wichita, Kansas 67206

(316) 676-7111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian T. Mangino, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

(212) 859-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
8.5% Senior Fixed Rate Notes due 2015	$400,000,000	100%	$400,000,000	(3)
Guarantees of 8.5% Senior Fixed Rate Notes due 2015	$400,000,000	—	—	(2)
8.875%/9.625% Senior PIK-Election Notes due 2015	$400,000,000	100%	$400,000,000	(3)
Guarantees of 8.875%/9.625% Senior PIK-Election Notes due 2015	$400,000,000	—	—	(2)
9.75% Senior Subordinated Notes due 2017	$300,000,000	100%	$300,000,000	(3)
Guarantees of 9.75% Senior Subordinated Notes due 2017	$300,000,000	—	—	(2)
Total Registration Fee	—	—	—	(3)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.
(2)	No separate filing fee is required pursuant to Rule 457(n) under the Securities Act.
(3)	No separate filing fee is required pursuant to, Rule 457(q) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor as Specified in its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
HAWKER BEECHCRAFT FINANCE CORPORATION	Delaware	3720	71-1018763
HAWKER BEECHCRAFT CORPORATION	Kansas	3720	48-1035770
ARKANSAS AEROSPACE, INC.	Arkansas	3720	71-0447496
HAWKER BEECHCRAFT QUALITY SUPPORT COMPANY	Kansas	3720	48-6117800
HAWKER BEECHCRAFT REGIONAL OFFICES, INC.	Kansas	3720	48-1143889
BEECHCRAFT AVIATION COMPANY	Kansas	3720	48-1193548
HAWKER BEECHCRAFT GLOBAL CUSTOMER SUPPORT CORPORATION	Kansas	3720	48-0677338
TRAVEL AIR INSURANCE COMPANY, LTD.	Kansas	3720	48-1092368
TRAVEL AIR INSURANCE COMPANY (KANSAS)	Kansas	3720	48-0928222
HAWKER BEECHCRAFT INTERNATIONAL DELIVERY CORPORATION	Kansas	3720	26-1836640
HAWKER BEECHCRAFT DEFENSE COMPANY, LLC	Delaware	3720	45-1155891
HAWKER BEECHCRAFT HOLDING, INC.	Kansas	3720	26-3956044

(1)	The address for each of the additional registrant guarantors is c/o Hawker Beechcraft Acquisition Company, LLC, 10511 East Central, Wichita, Kansas 67206.

EXPLANATORY NOTE

This Registration Statement contains a combined Prospectus under Rule 429 promulgated under the Securities Act of 1933, as amended, that relates to each of the several series of notes issued by Hawker Beechcraft Acquisition Company, LLC and Hawker Beechcraft Notes Company and the related guarantees thereof that previously have been registered with the Commission. Each series of the notes have been registered under the Act on the registration statement bearing the following File No.: 333-152394. Accordingly, upon effectiveness, this Registration Statement shall act as a post-effective amendment to such registration statement. Pursuant to Rule 429, this post-effective amendment no. 3 to the Registration Statement has been filed solely to reflect Hawker Beechcraft Defense Company, LLC’s and Hawker Beechcraft Holding, Inc.’s guarantee of the notes.

This Registration Statement is being filed, and the Prospectus that is part hereof will be used, solely in connection with offers and sales by Goldman, Sachs & Co. related to market-making transactions. We will not receive any proceeds of such sales.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to acquire or exchange these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 8, 2011

Prospectus

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

HAWKER BEECHCRAFT NOTES COMPANY

$400,000,000 8.5% Senior Fixed Rate Notes due April 1, 2015

$400,000,000 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015

$300,000,000 9.75% Senior Subordinated Notes due April 1, 2017

The 8.5% senior fixed rate notes due April 1, 2015 offered hereby, which we refer to as “the senior fixed rate notes,” relate to an aggregate of $400,000,000 of 8.5% senior fixed rate notes due April 1, 2015 which have been registered under the Securities Act of 1933, as amended (the “Securities Act”). The 8.875%/9.625% senior PIK-election notes due April 1, 2015 offered hereby, which we refer to as “the senior PIK-election notes,” relate to an aggregate of $400,000,000 of 8.875%/9.625% senior PIK-election notes due April 1, 2015 which have been registered under the Securities Act. The 9.75% senior subordinated notes due April 1, 2017 offered hereby, which we refer to as “the senior subordinated notes,” relate to an aggregate of $300,000,000 of 9.75% senior subordinated notes due April 1, 2017 which have been registered under the Securities Act. During 2009, we repurchased $217.1 million and $124.6 million of our senior fixed rate notes and senior PIK-election notes, respectively, and $154.9 million of our senior subordinated notes. We refer to the senior fixed rate notes and the senior PIK-election notes as the “senior notes” and we refer to the senior notes and the senior subordinated notes collectively as the “notes”.

We will pay interest on the notes on April 1 and October 1 of each year. For any interest period through April 1, 2011, we may elect to pay interest on the senior PIK-election notes in cash, by increasing the principal amount of the senior PIK-election notes or an evenly split combination of the foregoing. Interest payable in cash will accrue at a rate of 8.875% per annum, and the interest payable by increasing the principal amount of the senior PIK-election notes will accrue at the cash interest rate plus 0.75% per annum. For the interest period ended April 1, 2010, we elected to pay interest on the senior PIK-election notes entirely in PIK-interest. For the interest period ended October 1, 2010, we elected to pay interest on the senior PIK-election notes entirely in cash and we elected to make the April 1, 2011 interest payment in cash. After April 1, 2011 we must pay all interest payments on the senior PIK-election notes in cash. The senior notes will mature on April 1, 2015 and the senior subordinated notes will mature on April 1, 2017. We have the option to redeem all or a portion of the senior fixed rate notes or the senior PIK-election notes at any time on or after April 1, 2011 and all or a portion of the senior subordinated notes at any time on or after April 1, 2012, in each case at the redemption prices set forth in this prospectus. In addition, at any time prior to April 1, 2011, we may redeem some or all of the senior fixed rate notes or the senior PIK-election notes at a price equal to 100% of the principal amount of the senior fixed rate notes or the senior PIK-election notes, in each case, plus a make-whole premium and accrued and unpaid interest, as described in this prospectus. In addition, at any time prior to April 1, 2012, we may redeem some or all of the senior subordinated notes at a price equal to 100% of the principal amount of the senior subordinated notes plus a make-whole premium and accrued and unpaid interest, as described in this prospectus. If we undergo certain changes of control, each holder of the notes may require us to repurchase all or a part of that holder’s notes. The notes are unconditionally guaranteed, jointly and severally, by our wholly-owned domestic subsidiaries that guarantee our senior secured credit facilities, other than certain immaterial subsidiaries. Certain of our subsidiaries will not guarantee the notes.

There is no existing public market for the notes offered hereby. We do not intend to list the notes on any securities exchange or seek approval for quotation through any automated trading system.

You should consider carefully the “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

Goldman, Sachs & Co.

The date of this Prospectus is                     , 2011.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, to any person in any jurisdiction in which such an offer to sell or solicitation would be unlawful. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

i

ABOUT THIS PROSPECTUS

As used in this prospectus, unless the context indicates otherwise:

•	The terms “we,” “our,” “us,” the “Company,” “Successor” and “Hawker Beechcraft” refer to Hawker Beechcraft Acquisition Company, LLC (“HBAC”) and its subsidiaries.

•	“HBI” refers to Hawker Beechcraft, Inc., the direct parent company of HBAC.

•

“Raytheon” refers to Raytheon Company. “RA” or “Raytheon Aircraft” refers to certain subsidiaries of Raytheon which made up essentially the business acquired by HBI. RA is also referred to as the “Predecessor” in certain sections of this prospectus. Raytheon was the Predecessor’s parent company.

•

“Acquisition” refers to, collectively, the acquisition of the membership interests of Raytheon Aircraft Acquisition Company LLC (later renamed Hawker Beechcraft Acquisition Company, LLC) and substantially all the assets of Raytheon Aircraft Services Limited from Raytheon, together with the financing provided by the proceeds from the offering of the notes, borrowings under our senior secured credit facilities and equity contributions to HBI by affiliates of the Equity Sponsors and certain members of management.

Although HBNC is a co-issuer of the notes, we do not expect HBNC to have any operations, assets or revenues. Additionally, HBNC may be dissolved in the event of a future conversion of HBAC into a corporation.

The financial statements included in this prospectus for periods prior to the Acquisition represent the historical consolidated financial statements of RA. The RA consolidated financial statements include allocations, and estimates which RA management believed were reasonable and appropriate under the circumstances. These allocations and estimates may not necessarily reflect the financial position, operating results and cash flows for the periods presented had these subsidiaries been operated as a stand-alone entity for such periods. The financial statements included in this prospectus for periods after the Acquisition represent the consolidated financial statements of Hawker Beechcraft Acquisition Company, LLC and its subsidiaries.

Certain market and industry data included in this prospectus, and our position and the positions of our competitors within these markets, are based on estimates of our management, which are primarily based on our management’s knowledge and experience in the markets in which we operate. Although we believe all of these estimates were reasonably derived, you should not place undue reliance on them as estimates are inherently uncertain. Other market and industry data is derived from information obtained from market research firms, including information published by the General Aviation Manufacturers Association (“GAMA”), Forecast International, Inc., the Teal Group and Honeywell Aerospace. While we believe the industry sources used are generally reliable, we have not independently verified data from these sources or obtained third party verification of market share data and do not guarantee the accuracy or completeness of this information. Data regarding our industry is intended to provide general guidance but is inherently imprecise. Market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data regarding the specific market segments which we serve, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, customer preferences can and do change. As a result, you should be aware that share, market size, relative positions within industry segments and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

In certain parts of this prospectus we state statistics or market positions of certain “families” of aircraft (e.g., the Hawker 987 family refers to the 900, 800/850 and 750 models). In this context, the family of a particular model includes the current type design, its current derivative products and any previous versions of the aircraft produced using the same type design. In the case of the King Air family, it refers to all three current King Air models, their current derivatives and any previous King Air models.

ii

FORWARD-LOOKING STATEMENTS

All statements that are not reported financial results or other historical information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This prospectus includes forward-looking statements including, for example, statements about our business outlook, our products, including the timing of new product introductions, and the markets in which we operate, including growth of our various markets and our expectations, beliefs, plans, strategies, objectives, prospects, and assumptions for future events or performance. These forward-looking statements are not guarantees of future performance. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are also based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by, the forward-looking statements. In addition to specific factors described in connection with any particular forward-looking statement, factors that could cause actual results to differ materially include, but are not limited to, those discussed under the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Other risks besides those listed in “Risk Factors” also could materially adversely affect us. Such risks, uncertainties and other factors include, among others:

•	risks associated with our substantial indebtedness and significant debt service obligations;

•	risks related to the notes and to high yield securities generally;

•

risks that general economic or business conditions, nationally, globally, regionally, or in the general aviation market in which we conduct business, have deteriorated and have a material adverse impact on our business and financial prospects;

•	risks associated with our exposure to the inherent risks of fixed price contracting through our JPATS contract and the risk that future contracts under the JPATS program are not guaranteed;

•	risks associated with our highly competitive markets and our ability to compete effectively;

•	risks associated with adverse publicity and losses stemming from an accident involving our aircrafts;

•	risks associated with developing and implementing new programs or responding to new products introduced by our competitors;

•	risks associated with disruptions at our manufacturing facilities or from our suppliers;

•	our exposure to fluctuations in the prices of our primary raw materials such as steel, aluminum and precious metals and our ability to pass through these costs on a timely basis;

•	risks associated with labor disputes, labor costs, loss of management or any key personnel or our inability to recruit and retain skilled workers;

•	increases in the costs of compliance with laws and regulations, including environmental laws and regulations;

•	risks associated with doing business outside the United States;

•	risks associated with the valuation of used aircraft;

•	fluctuations in currency exchange and interest rates;

•	our ability to protect our intellectual property rights;

•	our ability to maintain a minimum number of employees in Kansas and the associated repayment obligations if we fail to do so; and

•	other risks and uncertainties, including those described under “Risk Factors.”

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above. Except as required by law, we are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

PROSPECTUS SUMMARY

The following summary contains basic information about this offering contained elsewhere in this prospectus. Because this is a summary, it does not contain all the information that may be important to you. Before deciding to invest in the notes, we encourage you to read this entire prospectus carefully, including the “Risk Factors” section and the financial data and related notes.

Our Company

Hawker Beechcraft is a world-leading manufacturer of business, special mission and trainer/attack aircraft; designing, marketing and supporting aviation products and services for businesses, governments and individuals worldwide. The Company leads the industry with a global network of more than 100 factory-owned and authorized service centers to support an estimated installed fleet of more than 37,000 aircraft.

Our business was formerly owned by Raytheon. On March 26, 2007, HBI purchased Raytheon Aircraft Acquisition Company, LLC (which has been renamed Hawker Beechcraft Acquisition Company, LLC) and substantially all of the assets of Raytheon Aircraft Services Limited from Raytheon and some of its affiliates. We refer to this transaction when we use the term “Acquisition”. Following the Acquisition, HBI contributed the equity interest of the entity purchasing the assets of Raytheon Aircraft Services Limited to us.

Our Products and Services

We conduct our business through three segments: Business and General Aviation, Trainer/Attack Aircraft and Customer Support. A description of our business segments is set forth below.

Business and General Aviation

Our Business and General Aviation segment designs, develops, manufactures, markets and delivers commercial and specially modified general aviation aircraft. The segment manufactures one of the broadest product lines in the industry, including business jet, turboprop and piston aircraft, under the Hawker® and Beechcraft® brands. We believe our extensive product line, as described below, enables us to attract and retain a broad range of corporate, fractional and charter operators and individual customers worldwide. Our Business and General Aviation segment sells aircraft through various distribution channels, including direct single unit retail sales, fleet (multiple units) sales to larger operators and our authorized dealer network. For the years ended December 31, 2010, 2009 and 2008, respectively, sales in the Business and General Aviation segment were approximately 60%, 71%, and 77% of total consolidated sales.

Trainer/Attack Aircraft

Our Trainer/Attack Aircraft segment designs, develops, manufactures, markets and sells military training aircraft and spares. Its customers include the U.S. and foreign governments. The segment manufactures our primary military trainer aircraft, the T-6 Texan II (“T-6”). In 1995, Raytheon Aircraft (RA) was awarded the U.S. Air Force and the U.S. Navy’s Joint Primary Aircraft Training System (“JPATS”) program. Under this program, we continue to be the sole source provider to the U.S. Air Force and the U.S. Navy of their primary military trainer aircraft. Through December 31, 2010, Hawker Beechcraft and RA have delivered 556 trainer aircraft under JPATS contracts, including the 60 T-6B aircraft with upgraded avionics to the U.S. Navy. In addition, HBC has sold and delivered 110 trainer aircraft to international customers, including 4 T-6C aircraft, the most recent variant of the T-6 trainer. We continue to market the T-6 trainer to certain foreign governments and anticipate additional international awards in the near future. International customers made up 20% of the deliveries in 2010.

We continue to invest in the AT-6, the Light Attack aircraft being offered by Hawker Beechcraft. This aircraft offers integrated surveillance equipment, data link and “hard point” wings capable of carrying light attack weapons. The prototype completed its initial flight tests in the fall of 2009 and performed successfully at the U.S. Department of Defense Joint Expeditionary Force Experiment (JEFX) in 2010.

Our Trainer/Attack Aircraft segment also provides training and logistics support and aftermarket parts and services. We expect the U.S. Government to continue to require product support for T-6 trainers through 2050.

For the years ended December 31, 2010, 2009 and 2008, respectively, sales in the Trainer/Attack Aircraft segment were approximately 24%, 17% and 9% of total consolidated sales.

Customer Support

Our Customer Support segment provides parts and maintenance services to our estimated installed fleet of more than 37,000 aircraft. We sell parts from our headquarters in Wichita, Kansas and operate distribution warehouses in Dallas, Texas, London, England, Dubai, United Arab Emirates, and Singapore. Support services include maintenance, repairs and refurbishment, as well as airframe and avionics modifications and upgrades. Our service and support network consists of the largest number of jet and turboprop service centers in the industry, including 10 company-owned service centers in the United States (U.S.), the United Kingdom and Mexico, as well as more than 100 company-authorized third party service centers in 32 countries. For the years ended December 31, 2010, 2009 and 2008, respectively, sales in the Customer Support segment were approximately 16%, 12% and 14% of total consolidated sales.

The Acquisition

Overview

The Equity Sponsors, GS Capital Partners VI, L.P. and Onex Partners II LP, formed HBI for purposes of the Acquisition. On March 26, 2007, HBI purchased Raytheon Aircraft Acquisition Company, LLC (which has been renamed Hawker Beechcraft Acquisition Company, LLC) and substantially all of the assets of Raytheon Aircraft Services Limited from Raytheon and certain of its affiliates. The total consideration was $3,216.5 million, net of $6.7 million cash acquired, including certain post-closing purchase price adjustments. The Acquisition was financed with the proceeds from the offering of the notes, borrowings under our senior secured credit facilities and equity contributions to HBI by affiliates of the Equity Sponsors and certain members of management. Following the Acquisition, HBI contributed the equity interest of the entity purchasing the assets of Raytheon Aircraft Services Limited to us.

We and Raytheon made a joint election under section 338(h)(10) of the Internal Revenue Code in connection with the Acquisition, allowing for a step-up in the tax basis of assets acquired, valuing them at fair value as of the date of the Acquisition.

Equity Sponsors

Founded in 1869, Goldman Sachs is one of the oldest and largest investment banking firms. Goldman Sachs is also a global leader in private equity and mezzanine investing. Established in 1992, the GS Capital Partners Funds are part of the firm’s Principal Investment Area in the Merchant Banking Division. Goldman Sachs’ Principal Investment Area has formed 16 investment vehicles aggregating over $82 billion of capital to date.

Onex is one of North America’s oldest and most successful private equity firms. Onex makes private equity investments through the Onex Partners and ONCAP families of funds and has completed more than 290 acquisitions. Onex also manages investment platforms focused on real estate and credit securities. In total, Onex currently manages approximately $14 billion. Onex has extensive experience supporting its businesses through complex operational restructurings, and, over the past five years, has made investments in major industrial companies including Tomkins Ltd., Spirit AeroSystems, Inc., Allison Transmissions, Inc., Tube City IMS Corporation, Carestream Health, Inc., and Hawker Beechcraft Corporation. Onex Corporation has invested in us through its affiliates, including Onex Partners LP and Onex Partners II LP. References herein to “Onex” refer to Onex Corporation and, where the context requires, its affiliates. Onex’s businesses generate annual revenues of C$37 billion, have assets of C$42 billion and employ 240,000 people worldwide. Onex shares trade on the Toronto Stock Exchange under the stock symbol OCX. For more information on Onex, visit its website at www.onex.com. Information contained on the Onex website is not a part of this prospectus.

Corporate Structure

The chart below summarizes our ownership and corporate structure as of December 31, 2010.

Corporate Information

Hawker Beechcraft Acquisition Company, LLC is a limited liability company formed in 2006 under the laws of the State of Delaware. Hawker Beechcraft Notes Company is a corporation formed in 2007 under the laws of the State of Delaware. Our headquarters and principal executive offices are located at 10511 East Central, Wichita, Kansas 67206 and our telephone number is (316) 676-7111. Our website is www.hawkerbeechcraft.com. The information contained on or connected to our website is expressly not incorporated by reference into this prospectus. Reference to this website is intended to be an inactive textual reference only.

Summary of the Notes

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the sections entitled “Description of Senior Notes” and “Description of Senior Subordinated Notes” in this prospectus.

Issuers	Hawker Beechcraft Acquisition Company, LLC and Hawker Beechcraft Notes Company

Notes Offered	$400.0 million in aggregate principal amount of 8.5% senior fixed rate notes due April 1, 2015.

$400.0 million in aggregate principal amount of 8.875%/9.625% senior PIK-election notes due April 1, 2015.

$300.0 million in aggregate principal amount of 9.75% senior subordinated notes due April 1, 2017.

Maturity Dates	The senior notes will mature on April 1, 2015.

The senior subordinated notes will mature on April 1, 2017.

Interest Payment	We will pay interest on the senior fixed rate notes and senior PIK-election notes on April 1 and October 1 of each year.

We will pay interest on the senior fixed rate notes in cash. For any interest period through April 1, 2011, we may elect to pay interest on the senior PIK-election notes, at our option: entirely in cash (“cash interest”); entirely by increasing the principal amount of the senior PIK-election notes (“PIK-interest”); or 50% cash interest and 50% PIK-interest. For the interest period ended April 1, 2010, we elected to pay interest on the senior PIK-election notes entirely in PIK-interest. For the interest period ended October 1, 2010, we elected to pay interest on the senior PIK-election notes entirely in cash and we elected to make the April 1, 2011 interest payment in cash. Cash interest will accrue at a rate of 8.875% per annum and PIK-interest will accrue at a rate of 9.625% per annum. If we elect to pay PIK-interest, we will increase the principal amount of the senior PIK-election notes in an amount equal to the amount of PIK-interest for the applicable interest period (rounded up to the nearest $1,000 in the case of global notes and to the nearest whole dollar in the case of senior notes in certified form) to holders of senior PIK-election notes on the relevant record date. The senior PIK-election notes will bear interest on the increased principal amount thereof from and after the applicable interest payment date on which a payment of PIK-interest is made. We must elect the form of interest payment with respect to each interest period prior to the beginning of the applicable interest period. In the absence of such an election or proper notification of such election to the trustee, interest will be payable in the form of the interest payment for the prior interest period. After April 1, 2011, we must pay all interest on the senior PIK-election notes entirely in cash.

We will pay interest on the senior subordinated notes in cash on April 1 and October 1 of each year.

Guarantees	The notes are unconditionally guaranteed, jointly and severally, by our wholly-owned domestic subsidiaries that guarantee our senior secured credit facilities, other than certain immaterial subsidiaries. Certain of our subsidiaries will not guarantee the notes.

Ranking and Subordination	The senior notes and the related subsidiary guarantees will be our and the guarantors’ unsecured senior obligations. The senior notes and related subsidiary guarantees will rank equally with all of our and the guarantors’ existing and future senior indebtedness, and will be senior to all of our and the guarantors’ existing and future senior subordinated and subordinated senior subordinated and subordinated indebtedness, including the senior subordinated notes. The senior subordinated notes and the related subsidiary guarantees will be our and the guarantors’ senior subordinated obligations and will be subordinated in right of payment to all of our and the guarantors’ existing and future senior indebtedness, including all borrowings under our senior secured credit facilities and the senior notes, will rank equally with all of our and the guarantors’ senior subordinated indebtedness, and will be senior to all of our and the guarantors’ subordinated indebtedness.

The notes also will be effectively junior in right of payment to all of our and the guarantors’ secured indebtedness, including our senior secured credit facilities, to the extent of the value of the collateral securing such indebtedness.

The notes will also be effectively junior to the existing and future indebtedness and claims of holders of preferred stock of our subsidiaries that do not guarantee the notes.

As of December 31, 2010, we had $1,925.0 million of senior indebtedness comprised of $1,439.5 million of borrowings under our senior secured credit facilities net of unamortized original issue discount (excluding $235.6 million of availability under our revolving credit facility (net of $4.7 million of outstanding letters of credit) and $37.4 million of available issuances under our synthetic letter of credit facility) and $485.5 million of the senior notes.

Original Issue Discount	For any interest period through April 1, 2011, we may elect to pay interest on the senior PIK-election notes in PIK-interest. For U.S. federal income tax purposes, the existence of this option means that none of the interest payments on the senior PIK-election notes will be qualified stated interest even if we never exercise the option to pay interest in the form of PIK-interest. Consequently, the senior PIK-election notes will be treated as issued at a discount and U.S. holders of senior PIK-election notes will be required to include original issue discount (“OID”) in gross income for U.S. federal income tax purposes in advance of the receipt of cash payments on such notes. For more information, see “Material United States Federal Income and Estate Tax Considerations.”

Optional Redemption:

Senior Fixed Rate Notes	We may redeem the senior fixed rate notes, in whole or in part, at any time on or after April 1, 2011 at the redemption prices set forth in this prospectus. In addition, at any time prior to April 1, 2011, we may redeem some or all of the senior fixed rate notes at a price equal to 100% of the principal amount of the senior fixed rate notes plus a make-whole premium and accrued and unpaid interest to the redemption date, as described in this prospectus under “Description of Senior Notes—Optional redemption—Senior Fixed Rate Notes.”

Senior PIK-Election Notes	We may redeem the senior PIK-election notes, in whole or in part, at any time on or after April 1, 2011 at the redemption prices set forth in this prospectus. In addition, at any time prior to April 1, 2011, we may redeem some or all of the senior PIK-election notes at a price equal to 100% of the principal amount of the senior PIK-election notes plus a make-whole premium and accrued and unpaid interest to the redemption date as described in this prospectus under “Description of Senior Notes—Optional redemption—Senior PIK-election Notes.”

Senior Subordinated Notes	We may redeem the senior subordinated notes, in whole or in part, at any time on or after April 1, 2012 at the redemption prices set forth in this prospectus. In addition, at any time prior to April 1, 2012, we may redeem some or all of the senior subordinated notes at a price equal to 100% of the principal amount of the senior subordinated notes plus a make-whole premium and accrued and unpaid interest to the redemption date, in each case, as described in this prospectus under “Description of Senior Subordinated Notes—Optional redemption.”

Mandatory Offer to Purchase	If we sell certain assets without applying the proceeds in a specified manner, or experience certain change of control events, each holder of senior notes or senior subordinated notes, as applicable, may require us to purchase all or a portion of its notes at the purchase prices set forth in this prospectus, plus accrued and unpaid interest and special interest, if any, to the purchase date. See “Description of Senior Notes—Repurchase of Senior Notes at the option of Holders” and “Description of Senior Subordinated Notes—Repurchase of Senior Subordinated Notes at the option of Holders.” Our senior secured credit facilities or other agreements may restrict us from repurchasing any of the notes, including any purchase we may be required to make as a result of a change of control or certain asset sales. See “Risk Factors—Risks Relating to the Notes—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures governing the notes.”

Certain Covenants	The indentures governing the notes contain covenants that impose significant restrictions on our business. The restrictions that these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to, among other things:

• incur additional indebtedness or issue disqualified stock or preferred stock;

• create liens;

• pay dividends or make other restricted payments;

• make investments;

• sell assets;

• in the case of the senior notes only, enter into sale and leaseback transactions;

• create restrictions on the payment of dividends or other amounts to us from restricted subsidiaries that are not guarantors of the notes;

• consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

• enter into transactions with our affiliates; and

• designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important exceptions and qualifications, which are described under “Description of Senior Notes” and “Description of Senior Subordinated Notes.”

Risk Factors	Investment in the notes involves certain risks. You should carefully consider the information in the “Risk Factors” section and all other information included in this prospectus before deciding to invest in the notes.

Summary Historical Financial Information and Other Data

The following table presents selected historical financial information and other data. For the years ended December 31, 2010, 2009 and 2008, the financial information and other data is for HBAC, the “Successor,” and is derived from the audited consolidated financial statements of HBAC included elsewhere in this prospectus. For the nine months ended December 31, 2007, the financial information and other data are for the Successor and are derived from the audited consolidated financial statements of HBAC, which are not included in this prospectus. For the three months ended March 25, 2007 and the year ended December 31, 2006, the financial information and other data is for Raytheon Aircraft, the “Predecessor,” and is derived from the audited consolidated financial statements and accompanying notes thereto of the Predecessor and, with respect to the three months ended March 25, 2007 and the year ended December 31, 2006, which are not included in this prospectus. The following data should be read in conjunction with the audited consolidated financial statements and related notes included in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Successor				Predecessor
(Dollars in millions)	2010	Years Ended December 31, 2009	2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Statements of Operations Data:
Sales	$2,804.7	$3,198.5	$3,546.5	$2,793.4	$670.8	$3,095.4
Costs and expenses:
Cost of sales	2,579.5	3,036.6	3,016.9	2,369.6	558.6	2,585.1
Restructuring, net	14.9	34.1	—	—	—	—
Definite-lived asset impairment	12.6	74.5	—	—	—	—
Goodwill and indefinite-lived intangible asset impairment	13.0	448.3	—	—	—	—
Selling, general and administrative expenses	257.5	209.7	279.1	205.4	59.5	211.0
Research and development expenses	101.1	107.3	110.2	70.1	21.3	83.2

Operating (loss) income	(173.9)	(712.0)	140.3	148.3	31.4	216.1
Intercompany interest expense, net	—	—	—	—	15.8	91.6
External interest expense (income), net	131.7	153.4	197.4	152.3	(0.9)	(14.6)
Gain on debt repurchase, net	—	(352.1)	—	—	—	—
Other (income) expense, net	(2.2)	(1.3)	(2.4)	1.0	(0.1)	(1.5)

Non-operating expense (income), net	129.5	(200.0)	195.0	153.3	14.8	75.5

(Loss) income before tax	(303.4)	(512.0)	(54.7)	(5.0)	16.6	140.6
(Benefit from) provision for income taxes	0.9	(60.7)	102.5	(5.8)	6.4	50.5

Net (loss) income	(304.3)	(451.3)	(157.2)	0.8	10.4	90.1

Net income attributable to non-controlling interest	0.6	0.3	1.4	0.7	0.2	—

Net (loss) income attributable to parent company	$(304.9)	$(451.6)	$(158.6)	$0.1	$10.0	$90.1

Other Data:
Aircraft deliveries	318	418	477	367	88	462
Backlog	$1,407.8	$3,359.2	$7,606.6	$6,290.8	$3,937.0	$4,105.3
Capital expenditures	$41.7	$54.5	$74.9	$66.4	$27.3	$47.8

	Successor				Predecessor
	As of December 31,				As of December 31,
(In millions)	2010	2009	2008	2007	2006
Statement of Financial Position Data:
Cash and cash equivalents	$422.8	$568.8	$377.6	$569.5	$25.9
Working capital(1)	327.7	375.8	553.9	326.1	804.4
Property, plant and equipment, net	482.2	549.8	641.8	655.7	520.8
Total assets	3,211.8	3,747.8	4,687.6	4,675.2	2,518.2
Total debt(2)	2,129.7	2,364.2	2,490.8	2,446.9	—

(1)	Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding current portion of long-term debt). Certain balances in prior periods have been conformed to the current presentation.
(2)	Total debt includes $1,439.5 million in outstanding principal on our senior secured credit facilities net of unamortized original issue discount, $630.6 million of outstanding notes and $59.6 million of short-term notes payable and outstanding borrowings under our revolving credit facility.

RISK FACTORS

Investing in the notes involves risks. You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus, including our consolidated financial statements and related notes, before deciding to invest in the notes. The risks described below are not the only risks we face. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect us and your investment. If any of these risks or uncertainties actually occurs, our business, financial condition and operating results could be materially adversely affected. In such case, you may lose all or part of your original investment.

Risks Related to the Notes and Our Indebtedness

Our substantial level of indebtedness could adversely affect our business, financial condition, results of operations or liquidity and prevent us from fulfilling our obligations under the notes.

We have substantial indebtedness. As of December 31, 2010, we had $2,129.7 million of total indebtedness, including $59.6 million of short-term notes payable. We also have $37.4 million of letter of credit issuances available under our synthetic letter of credit facility.

Our substantial indebtedness could have important consequences, including the following:

•	it may be more difficult for us to satisfy our obligations with respect to the notes;

•	our ability to obtain additional financing for working capital, debt service requirements, general corporate or other purposes may be impaired;

•	we must use a substantial portion of our cash flow to pay interest and principal on the notes and our other indebtedness, which will reduce the funds available to us for other purposes;

•	we may be vulnerable to economic downturns and adverse industry conditions;

•	our ability to capitalize on business opportunities and to react to pressures and changes in our industry as compared to our competitors may be compromised due to our high level of indebtedness; and

•	our ability to refinance our indebtedness, including the notes, may be limited.

In addition, the borrowings under our senior secured credit facilities bear interest at variable rates and other debt we incur could likewise be variable-rate debt. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. While we have entered into agreements designed to limit our exposure to higher interest rates, any such agreements do not offer complete protection from this risk.

Furthermore, prior to the repayment of the notes, we will be required to repay or refinance our senior secured credit facilities and, prior to the repayment of the senior subordinated notes, we will be required to repay or refinance the senior notes. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity; and/or

•	negotiations with our lenders to restructure the applicable debt.

Our senior secured credit facilities and the indentures governing the notes may restrict, or market or business conditions may limit, our ability to avail ourselves of some or all of these options.

Our principal sources of liquidity consist of cash generated by operations and borrowings available under our revolving credit facility. Our liquidity requirements are significant, primarily due to debt service obligations. Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are largely beyond our control.

Despite our current indebtedness level, we and our subsidiaries may still be able to incur substantially more debt, which could exacerbate the risks associated with our substantial indebtedness.

The terms of the indentures governing the notes permit us to incur substantial additional indebtedness in the future, including secured indebtedness. Any senior debt incurred by us would be senior to the senior subordinated notes and, if secured, effectively senior to the senior notes. If we incur any additional indebtedness that ranks equal to either the senior or the senior subordinated notes, the holders of that debt will be entitled to share ratably with the holders of the applicable notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. If new debt is added to our or our subsidiaries’ current debt levels, the related risks that we now face could intensify.

Our debt instruments, including the indentures governing the notes and our senior secured credit facilities, impose significant operating and financial restrictions on us. If we default under any of these debt instruments, we may not be able to make payments on the notes.

The indentures and our senior secured credit facilities impose significant operating and financial restrictions on us. These restrictions limit our ability to, among other things:

•	incur additional indebtedness or guarantee obligations;

•	repay indebtedness (including the notes) prior to stated maturities;

•	pay dividends or make certain other restricted payments;

•	make investments or acquisitions;

•	create liens or other encumbrances;

•	transfer or sell certain assets or merge or consolidate with another entity;

•	engage in transactions with affiliates; and

•	engage in certain business activities.

In addition to the restrictions listed above, our revolving credit facility requires us to meet specified financial covenants as of certain dates. Beginning in fiscal year 2011, we are required to maintain a minimum Adjusted EBITDA for specified periods, as further described below under “Management’s Discussion and Analysis and Results of Operations – Capital Resources.” Any of these provisions could limit our ability to plan for or react to market conditions and could otherwise restrict corporate activities.

Our ability to comply with these provisions may be affected by events beyond our control, and an adverse development affecting our business could require us to seek waivers or amendments of covenants, alternative or additional sources of financing or reductions in expenditures. We cannot be certain that such waivers, amendments or alternative additional financings could be obtained or, if obtained, would be on terms acceptable to us. In addition, the holders of the senior notes will have no control over any waivers or amendments with respect to any debt outstanding other than the debt contained in the indenture governing the senior notes, and the holders of the senior subordinated notes will have no control over any waivers or amendments with respect to any debt outstanding other than the debt contained in the indenture governing the senior subordinated notes. Therefore, we cannot be certain that even if the holders of the senior notes or senior subordinated notes, as applicable, agree to waive or amend the covenants contained in the respective indenture, the holders of our other debt will agree to do the same with respect to their debt instruments.

A breach of any of the covenants or restrictions contained in any of our existing or future financing agreements could result in a default or an event of default under those agreements. Such a default or event of default could allow the lenders under our financing agreements, if the agreements so provide, to discontinue lending, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies, and to declare all borrowings outstanding thereunder to be due and payable. In addition, the lenders could terminate any commitments they had made to supply us with further funds. If the lenders require immediate repayments, we may not be able to repay them and also repay the notes in full.

Your right to receive payment on the notes is effectively subordinated to the liabilities of our non-guarantor subsidiaries.

Not all of our subsidiaries guarantee the notes. For example, our foreign subsidiaries, certain immaterial subsidiaries and our subsidiaries that do not guarantee the senior secured credit facilities do not guarantee the notes. Creditors of our non-guarantor subsidiaries (including trade creditors) will generally be entitled to payment from the assets of those subsidiaries before those assets can be distributed to us. As a result, the notes will effectively be subordinated to the prior payment of all of the debts (including trade payables) of our non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Our subsidiaries that have their debt accelerated may not be able to repay such indebtedness. As of December 31, 2010, our non-guarantor subsidiaries had consolidated total liabilities of approximately $25.7 million, and consolidated total assets of $38.0 million, which represented approximately 1.2% of our and our subsidiaries’ consolidated total assets. In addition, for the year ended December 31, 2010, the non-guarantor subsidiaries had consolidated total revenue of $82.2 million, which represented approximately 2.9% of our consolidated total revenue.

Your right to receive payments on the senior notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of the senior notes are effectively subordinated to all our guarantors’ existing and future secured indebtedness.

The lenders under our senior secured credit facilities and any other permitted secured debt will have claims that are prior to the claims of holders of the senior notes to the extent of the value of the assets securing that other indebtedness. Our senior secured credit facilities are secured by liens on substantially all of our assets and the assets of the guarantors, and the senior notes are effectively subordinated to all that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, the lenders under our senior secured credit facilities will have a prior claim to those of our assets that constitute their collateral. Holders of the senior notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the senior notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the senior notes. As a result, holders of senior notes may receive less, ratably, than the lenders under our senior secured credit facilities.

Your right to receive payments on the senior subordinated notes are junior to our existing and future senior indebtedness, including borrowings under our senior secured credit facilities and the senior notes.

The senior subordinated notes and the related guarantees are contractually subordinated to all of our current and future senior indebtedness (other than trade payables), including our borrowings under our senior secured credit facilities and the senior notes, and all of our and the guarantors’ future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the senior subordinated notes and the related guarantees. As a result of such subordination, in the event of the bankruptcy, liquidation or dissolution of us or any subsidiary guarantor, our assets or the assets of the applicable subsidiary guarantor would be available to pay obligations under the senior subordinated notes and our other senior subordinated obligations only after all payments had been made on our senior indebtedness or the senior indebtedness of the applicable subsidiary guarantor. Sufficient assets may not remain after all of these payments have been made to make any payments on the senior subordinated notes and our other senior subordinated obligations, including payments of interest when due. In addition, all payments on the senior subordinated notes and the related guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the senior subordinated notes will participate with trade creditors and all other holders of our and the guarantors’ subordinated indebtedness in the assets remaining after we and the guarantors have repaid all of our senior debt. However, because the indenture governing the senior subordinated notes requires that amounts otherwise payable to holders of the senior subordinated notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the senior subordinated notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of senior subordinated notes may receive less, ratably, than the holders of our senior debt.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures governing the notes.

Upon the occurrence of a “change of control,” as defined in the indentures governing the notes, we must offer to buy back the notes at a price equal to 101% of the principal amount, together with accrued and unpaid interest, if any, to the date of the repurchase. Our failure to purchase, or give notice of purchase of, the senior notes or the senior subordinated notes, as applicable, would be a default under each of the indentures governing the notes, which would also be a default under our senior secured credit facilities. See “Description of Senior Notes—Repurchase of Senior Notes at the Option of Holders—Change of Control” and “Description of Senior Subordinated Notes—Repurchase of Senior Subordinated Notes at the Option of Holders—Change of Control.”

If a change of control occurs, it is possible that we may not have sufficient assets at the time of the change of control to make the required repurchase of notes or to satisfy all obligations under our senior secured credit facilities and the indentures governing the notes. In order to satisfy our obligations, we could seek to refinance the indebtedness under our senior secured credit facilities and the indentures governing the notes or obtain a waiver from the lenders or you as a holder of the notes. We cannot assure you that we would be able to obtain a waiver or refinance our indebtedness on terms acceptable to us, if at all.

Certain restrictive covenants in the indentures governing the notes will be suspended if such notes achieve investment grade ratings.

Most of the restrictive covenants in the indentures governing the notes will not apply for so long as the senior notes or the senior subordinated notes, as applicable, achieve investment grade ratings from Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services, and no default or event of default has occurred. If these restrictive covenants cease to apply, we may take actions, such as incurring additional debt, undergoing a change of control transaction or making certain dividends or distributions that would otherwise be prohibited under the applicable indenture. Ratings are given by these rating agencies based upon analyses that include many subjective factors. We cannot assure you that the senior notes or the senior subordinated notes will achieve investment grade ratings, nor can we assure you that investment grade ratings, if granted, will reflect all of the factors that would be important to holders of the senior notes or the senior subordinated notes, as applicable.

Certain private equity investment funds affiliated with GS Capital Partners VI, L.P. and Onex Partners II LP own a significant majority of our equity, and their interests may not be aligned with our note holders or creditors.

Private equity investment funds affiliated with GS Capital Partners VI, L.P. and Onex Partners II LP own substantially all of our equity. These private equity investment funds have the power, subject to certain exceptions, to direct our affairs and policies. A majority of the members of the HBI Board of Directors have been designated by these private equity investment funds. Through such representation on the HBI Board of Directors, they are able to substantially influence the appointment of management and entry into extraordinary transactions, including mergers and sales of assets.

The interests of GS Capital Partners VI, L.P. and Onex Partners II LP and their respective affiliates could conflict with the interests of the note holders or creditors. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of GS Capital Partners VI, L.P. and Onex Partners II LP as equity holders might conflict with the interests of the note holders or creditors. Affiliates of GS Capital Partners VI, L.P. and Onex Partners II LP may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, although such transactions might involve risks to the note holders or creditors. In addition, GS Capital Partners VI, L.P. and Onex Partners II LP or their respective affiliates may in the future own businesses that directly or indirectly compete with ours or our suppliers or customers of ours. For example, affiliates of Onex Partners II LP currently own a controlling interest in one of our suppliers.

Federal and state laws permit courts to void guarantees under certain circumstances.

The notes are guaranteed by our wholly-owned domestic subsidiaries that guarantee our senior secured credit facilities. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of our or one of our guarantors’ unpaid creditors. Under these laws, a court could void the obligations under the guarantee, subordinate the guarantee of the notes to that guarantor’s other debt or take other action detrimental to holders of the notes and the guarantees of the notes, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	issued the guarantee to delay, hinder or defraud present or future creditors;

•	received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee;

•	was insolvent or rendered insolvent by reason of issuing the guarantee;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in a particular proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing indebtedness, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its indebtedness as it becomes due.

We cannot be sure as to the standard that a court would use to determine whether or not a particular guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee would not be voided or the guarantee would not be subordinated to the guarantor’s other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

There is no public market for the notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

We do not intend to apply for listing or quotation of the notes on any securities or stock market, although our notes trade on the PORTAL Market. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

The notes were issued to, and we believe the notes are owned by, a relatively small number of beneficial owners. Goldman, Sachs & Co., or the Initial Purchaser, was an initial purchaser of the notes, pursuant to a purchase agreement among us, the guarantors, Goldman, Sachs & Co. and the other initial purchasers named therein, dated March 16, 2007. The Initial Purchaser has advised us that they presently intend to make a market in the notes as permitted by applicable law. However, the Initial Purchaser is under no obligation to do so and may cease their market-making at any time without notice. Accordingly, the market for the notes may cease to exist. Because we are an affiliate of the Initial Purchaser, the Initial Purchaser is required to deliver a current “market-maker” prospectus, such as this prospectus, and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the notes, which may affect their ability to continue market-making activities. We have agreed to make a “market-maker” prospectus generally available to the Initial Purchaser to permit it to engage in market-making transactions. However, the registration rights agreements also provide that we may, for valid business reasons, allow the market-maker prospectus to cease to be effective and usable for a period of time set forth in the registration rights agreements or as otherwise acceptable to the market-maker. As a result, the liquidity of the secondary market for the notes may be materially adversely affected by the unavailability of a current “market-maker” prospectus.

Because each guarantor’s liability under its guarantee may be reduced to zero, voided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

The notes have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Furthermore, under the circumstances discussed more fully above, a court under federal or state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. In addition, the notes will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of Senior Notes” and “Description of Senior Subordinated Notes.”

Risks Relating to Our Business

Difficult conditions in the capital, credit, general aviation and other aircraft markets and in the overall economy could continue to materially adversely affect our business, financial condition, results of operations and liquidity, and we do not know if these conditions will improve in the near future.

Our business, financial condition and results of operations are being materially adversely affected by difficult conditions in the general aviation market and in the overall economy. The recession negatively affected the demand for new and used business jets, spare parts and maintenance, and despite the end of the recession our results of operations and financial condition continue to be materially adversely impacted by the current economic conditions.

Many of the products we sell are considered discretionary purchases, and our levels of sales have historically been tied to corporate and consumer spending levels, which are typically cyclical in nature. Our sales are significantly affected by the level of corporate spending which, in turn, is a function of the general economic environment. In a slowly growing economy such as many of the markets in which we operate are experiencing, corporate cash flows decrease, which typically leads to a decrease in demand for our products or postponement of planned purchases. The purchase of our products by consumers is discretionary, and therefore highly dependent upon the level of consumer spending. Accordingly, sales of our products may be adversely affected by a weak economy, increases in consumer debt levels, uncertainties regarding future economic prospects or a decline in consumer confidence.

Moreover, aircraft customers, including sellers of fractional share interests, providers of charter services and dealers have responded and may continue to respond to the current weak economic conditions by delaying delivery of orders or canceling orders as we experienced in late 2008 and throughout 2009 and 2010. Weakness in the economy may also result in fewer hours being flown on existing aircraft and, consequently, lower demand for spare parts and maintenance services. Weak economic conditions may also cause reduced demand for used business jets. We have experienced reductions in the fair market value of used aircraft accepted as trade-ins while such aircraft were in our inventory. In addition, economic conditions have resulted in an increased supply of used aircraft in the market which to some extent competes with our sales of new aircraft into the market. The continuation of this dynamic may adversely affect sales of our products.

Our results of operations and financial condition could be materially adversely impacted by some of our customers’ inability to obtain financing.

Some of our customers rely on credit markets to obtain financing for new and used aircraft purchases. Uncertainty in the credit markets may reduce the number of lenders willing to finance aircraft or cause lenders to impose stricter lending requirements. The inability of a portion of our customers to obtain financing could lead to reduced demand for our products, delayed deliveries or order cancellations, which could adversely affect the number of aircraft deliveries we make or reduce the prices we can charge for our aircraft, either of which could have a material adverse effect on our financial condition and results of operations.

We operate in a very competitive business environment.

The general aviation industry is highly competitive and we encounter competition in both domestic and foreign markets. The highly competitive nature of our industry means we are continually subject to the risk of loss of our market share, loss of significant customers, reduction in margins, the inability for us to gain market share or acquire new customers, and difficulty in raising our prices. Many of our competitors in the general aviation market are either part of larger, more diversified companies or may be the beneficiaries of government subsidies. As a result of this, these competitors may have access to more resources than we do. These circumstances may provide our competitors with a lower cost of capital, the ability to sustain a prolonged downturn in the industry or general economy, more funds for investment in development of new products and more resources in general. These competitors may have less debt than we have and may be better able to withstand changes in market conditions within the industry. For these reasons, we may not be able to compete successfully against such competitors or future entrants into the general aviation markets in which we compete, which could have a material adverse effect on our business, financial condition and results of operations.

We are at risk of adverse publicity and losses stemming from any accident involving aircraft for which we hold design authority.

Any accident involving one of our manufactured aircraft could create a public perception that our aircraft are not safe or reliable, which could harm our reputation and have a negative impact on our business, financial condition and results of operations. In addition, if one of our manufactured aircraft were to crash or be involved in an accident, we could be exposed to significant liability. We are currently involved in various litigation matters stemming from such incidents. Our insurance coverage may not be adequate to cover all possible losses that may arise in the event of an accident involving one of our manufactured products. In the event that our insurance is not adequate, we may be forced to bear substantial losses.

Accidents and incidents involving one of our manufactured aircraft may prompt the FAA to issue airworthiness directives or other notices regarding the aircraft, and we have received such airworthiness directives previously. Publication of an FAA airworthiness directive or notice could create a public perception that a particular Hawker Beechcraft aircraft is not safe, reliable, or suitable for an operator’s needs. This perception could result in a claim being filed against us or lost future sales, or both. In addition, the FAA could require design modifications causing us to incur significant expenditures altering an aircraft design, altering aircraft in production and altering fielded aircraft. FAA airworthiness directives are typically followed by similar regulatory requirements in other countries where affected aircraft are certified. The publication of an airworthiness directive or notice by the FAA could lead to a decline in revenues and have a negative impact on our business, financial condition and results of operations.

The General Aviation Revitalization Act of 1994 (“GARA”) provides a “statute of repose” which, in the context of aviation litigation, operates to limit the time a lawsuit can be filed against an aircraft manufacturer. GARA bars lawsuits against a manufacturer of aircraft or aircraft components once the product has been in service for eighteen years. Such limitations on liability, however, are dependent upon the facts and circumstances surrounding the incident giving rise to liability. GARA does not, for instance, apply if the aircraft was engaged in a scheduled passenger flight and may not apply in certain air medical services operations. RA has manufactured certain aircraft that remain in use in scheduled passenger and other operations, including the King Air 1900, that may not be covered by GARA. In addition, as part of the Acquisition, we retained the type certification for the King Air 1900. As a result, if any of these aircraft were to crash or be involved in an accident, we could be exposed to liability and may not have a defense under GARA.

We incur risks associated with our aircraft programs.

The principal markets in which our businesses operate experience changes due to the introduction of new technologies. To meet our customers’ needs in these businesses, we must continuously design new products, update existing products and services, and invest in and develop new technologies. New programs with new technologies typically carry risks associated with design responsibility, FAA mandated certification requirements, development of new production tools, hiring and training of qualified personnel, increased capital and funding commitments, delivery schedules and unique contractual requirements, supplier performance and our ability to accurately estimate costs associated with such programs. Our competitors may also develop products that are superior to our products or may adapt more quickly than us to new technologies or evolving customer requirements. Technological advances by our competitors may lead to new manufacturing techniques to manufacture their products and may make it more difficult for us to compete. In addition, any new aircraft program may not generate sufficient demand or may be subject to technological problems or significant delays in the regulatory certification or manufacturing and delivery schedule, and the costs of these new aircraft programs may exceed our expectations. If we were unable to manufacture products at our estimated costs or if a new program in which we had made a significant investment is subject to weak demand, delays or technological problems, our business, financial condition and results of operations could be materially adversely affected.

Our operations depend on our ability to maintain continuous, uninterrupted production at our manufacturing facilities. Our production facilities are subject to physical and other risks that could disrupt production.

Our manufacturing facilities could be damaged or disrupted by a natural disaster, war, terrorist activity or sustained mechanical failure. Although we have obtained property damage and business interruption insurance in amounts determined sufficient by management, a major catastrophe, such as a fire, flood, tornado or other natural disaster at any of our sites, war or terrorist activities in any of the areas where we conduct operations or the sustained mechanical failure of a key piece of equipment could result in a prolonged interruption of all or a substantial portion of our business. Production at our manufacturing facilities in Kansas could be disrupted in connection with our closure of certain of our facilities and our outsourcing of certain operations. Any disruption resulting from these events could cause significant delays in shipments of products and the loss of sales and customers. We may not have insurance to adequately compensate us for any of these events. A large portion of our operations is conducted in facilities in Wichita and Salina, Kansas, in Little Rock, Arkansas, in Chester, England, and in Chihuahua, Mexico, and any significant damage or disruption to these facilities in particular would materially adversely affect our ability to manufacture and deliver aircraft and parts to our customers.

Inclement weather conditions during the last quarter of the calendar year, when we typically have our peak deliveries, could adversely affect our financial results.

Historically, our peak deliveries have occurred during the last quarter of the calendar year. Inclement weather conditions during that time of year may limit our ability to conduct necessary pre-delivery flight tests, which may delay our deliveries and adversely affect our financial results.

Any significant disruption in our supply from key vendors could delay production and adversely affect our sales.

The FAA prescribes standards and qualification requirements for aerostructures, including virtually all general aviation products, with which our suppliers must comply. We cannot be certain that our suppliers will be able to comply, and failure to do so may cause shortages or delays. We cannot be certain that substitute raw materials or component parts will be available to us or will meet the strict specifications and quality standards that we, our customers and the U.S. Government impose. Often, our certification from the FAA relates to a specific part from a specific supplier. If we were required to certify replacement parts from a new vendor, the certification process could materially delay production and adversely affect our business, financial condition, results of operations and liquidity.

We are highly dependent on the availability of essential materials and purchased components from our suppliers, some of which are available only from a sole source or limited sources, especially major systems such as engines and avionics, which are co-developed with our suppliers and, therefore, are often sole-sourced with that supplier. Moreover, we are dependent upon the ability of our suppliers to provide materials and components that meet specifications, quality standards and delivery schedules. Our suppliers’ failure to provide expected raw materials or component parts that meet our technical specifications could adversely affect production schedules and contract profitability.

In addition, contracts with certain of our suppliers for raw materials and other goods are short-term contracts. We cannot be certain that these suppliers will continue to provide products to us at attractive prices or at all, or that we will be able to obtain such products in the future from these or other providers on the scale and within the time periods we require. Our foreign suppliers must also comply with U.S. import/export control laws. Any failure to comply with such laws may delay or halt supplier production or shipments of goods. If we are not able to obtain key products on a timely basis and at affordable costs, or we experience significant delays or interruptions of supply, our business, financial condition and results of operations could be materially adversely affected.

In addition to the risks described above, our continued supply of materials is subject to a number of other risks including:

•	the destruction of our suppliers’ facilities or their distribution infrastructure;

•	a work stoppage or strike by our suppliers’ employees;

•	the failure of essential equipment at our suppliers’ plants;

•	the failure, shortage or delays in the delivery of supply of raw materials to our suppliers;

•	contractual amendments and disputes with our suppliers; and

•	inability of second tier suppliers to perform as required.

Increases in labor costs, potential labor disputes and work stoppages at our facilities could materially adversely affect our financial performance.

Our financial performance is affected by the availability of qualified personnel and the cost of labor. Approximately 47% of our workforce at December 31, 2010 was represented by unions and is covered by collective bargaining agreements. Approximately 2,900 of our hourly employees at our Wichita and Salina, Kansas facilities are covered by a collective bargaining agreement with IAM that expires on August 7, 2011. Our service facility in Chester, England has a union contract covering approximately 300 employees that expires on March 31, 2011. If our workers were to engage in a strike, as they did in 2008 when the prior collective bargaining agreement expired, work stoppage or other slowdown, we could experience a significant disruption of our operations that could cause us to be unable to deliver products to our customers on a timely basis and could result in a breach of our sales or supply agreements. This could result in a loss of business and an increase in our operating expenses, which could have a material adverse effect on our business, financial condition, results of operations and liquidity. In addition, our non-unionized labor force may become subject to labor union organizing efforts, which could cause us to incur additional labor costs and increase the related risks that we now face.

Our JPATS contracts expose us to the inherent risks of fixed price contracting, and future contracts under the JPATS program are not guaranteed.

We manufacture aircraft for the U.S. Air Force and the U.S. Navy. We provide some of our products and services to governments through long-term contracts in which the pricing terms are fixed based on certain production volumes. For the year ended December 31, 2010, approximately 18% of our revenues were derived from the JPATS contract. Government programs such as the JPATS program are generally implemented by the award of multi-year contracts in which the pricing for future years’ procurements by the government is negotiated under fixed price contracts and segregated into individual lots to be exercised on an annual basis. The award of these future lots is subject to future Congressional appropriations. Congress generally appropriates funds on a fiscal year basis even though a program extends for more than one year. Consequently, programs are often only partially funded at any one time, and additional funds are committed only as Congress makes further appropriations. U.S. Government contracts under such programs are subject to termination or adjustment if appropriations for the program are not available or change. In addition, U.S. Government contracts, including the JPATS contract, generally contain provisions permitting termination, in whole or in part, without prior notice at the U.S. Government’s convenience as well as termination for default based on performance. We believe that the U.S. Navy will purchase fewer aircraft under the JPATS contract. Upon termination for convenience, we are generally entitled to compensation only for work done and commitments outstanding at the time of termination. A termination arising out of our default could expose us to liability and have a negative impact on our ability to obtain future contracts and orders. Furthermore, on contracts for which we are a subcontractor and not the prime contractor, the U.S. Government could terminate the prime contract for convenience or otherwise, irrespective of our performance as a subcontractor.

In January 2011, the Secretary of Defense publicized his efforts to freeze the military budget as part of the U.S. Government’s efforts to decrease the deficit. Circumstances such as these may increase the risk that Congress may limit its appropriations in the future. The termination of one or more large contracts, whether due to lack of funding, for convenience, or otherwise, or the occurrence of delays, cost overruns and product failures in connection with one or more government contracts, could materially adversely impact our results of operations and financial condition. Furthermore, we can give no assurance that we would be able to procure new U.S. Government contracts to offset the revenues lost as a result of any termination of our current U.S. Government contracts. The majority of our Trainer/Attack Aircraft segment sales are from our JPATS contract. A termination of the JPATS contract would substantially reduce future sales in this segment.

In 2008, we completed negotiations for Lots 14-16 of the JPATS contract. Since this contract is a fixed price contract, we will bear the risk that increased or unexpected costs may reduce our profit margins or cause us to sustain losses on the contract. We must fully absorb cost overruns, notwithstanding the difficulty of estimating all of the costs we will incur in performing this contract and in projecting the ultimate level of sales that we may achieve. Our failure to anticipate technical problems, estimate delivery reductions, estimate costs accurately, or control costs during performance of a fixed price contract may reduce the profitability of a contract or cause a loss.

Our business could be adversely affected by a negative audit by the U.S. Government.

As a government contractor we are subject to routine audits and investigations by U.S. Government agencies such as the Defense Contract Audit Agency (the “DCAA”). These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of, and a contractor’s compliance with, its internal control systems and policies. Any costs found to be improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed. Moreover, private individuals may bring qui tam, or “whistle blower” suits, under the False Claims Act, which permits a private individual to bring a claim on behalf of the U.S. Government to recover payments made as a result of a false claim. Such individuals may receive a portion of amounts recovered on behalf of the U.S. Government. If an audit, alleged whistle blower or other activity results in discovery of improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, which may include: termination of contracts; forfeiture of profits; suspension of payments; fines; and suspension or prohibition from doing business with the U.S. Government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us.

We are subject to government regulation, and our business may be materially adversely affected if we lose our government, regulatory or industry approvals, if more stringent government regulations are enacted or if industry oversight is increased.

The FAA prescribes standards and qualification requirements for aerostructures, including virtually all general aviation products. The FAA further regulates virtually all aviation services, such as maintenance, training, and the operation of aircraft. Comparable agencies, including but not limited to the European Aviation Safety Agency (“EASA”), in Europe, regulate these matters in other countries. In addition, the FAA, the EASA or other comparable agencies occasionally propose new regulations or changes to existing regulations. These regulations, if adopted, could cause us to incur significant additional costs to achieve compliance. If we fail to qualify for or obtain a required license for one of our products or services or lose a qualification or license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed and our business, financial condition, results of operations and liquidity could be materially adversely affected. In addition, designing new products to meet existing regulatory requirements and retrofitting existing products to comply with new regulatory requirements can be expensive and time consuming.

Further, our business could be materially adversely affected if the U.S. Government enacts new regulation in the form of “user fees” or other tax regulation on our products or their use. Our products are generally considered discretionary goods and are not currently subject to “user fees” or other excess taxation. If the U.S. Government were to institute new taxes on the operation or use of our products, the attractiveness of general aviation as an alternative to commercial airfare could be affected and demand for our products may decrease, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

The Department of Homeland Security and the Transportation Security Administration, along with other governmental regulatory agencies regularly review the level of security associated with general aviation flight operations to minimize the vulnerability of general aviation aircraft being used as a weapon or to deliver illicit materials or to transport dangerous individuals. Any changes to the current regulations which decrease the efficiencies associated with the use of general aviation aircraft may make the utilization of general aviation as an alternative to commercial air travel less attractive and could therefore lower demand for our products which could have a material adverse effect on our business, financial condition, results of operation and liquidity.

Certain contracts, primarily related to our special mission business, are classified contracts. Because one of our principal shareholders is a Canadian entity, we have agreed to, and have implemented, a Security Control Agreement (“SCA”) with the Defense Security Service (“DSS”) as a suitable Foreign Ownership, Control or Influence (“FOCI”) mitigation arrangement under the National Industrial Security Program Operating Manual. A

FOCI arrangement is necessary for us to continue to maintain the requisite security clearances to complete performance under these contracts. Failure to reach and/or maintain an appropriate agreement with DSS regarding the appropriate FOCI mitigation arrangement could result in invalidation or termination of the security clearances, which in turn would mean that we would not be able to enter into future classified contracts, and may result in the loss of our ability to complete our existing classified contracts.

We are subject to regulation of our technical data and goods under U.S. export control laws.

We are regulated by the International Traffic in Arms Regulations administered by the U.S. Department of State, and the Export Administration Regulations administered by the U.S. Department of Commerce. Collaborative agreements that we may have with foreign persons, including manufacturers and suppliers, are also subject to U.S. export control laws. In addition, we are subject to trade sanctions against embargoed countries, administered by the Office of Foreign Assets Control within the U.S. Department of the Treasury.

A determination that we have failed to comply with one or more of these export controls or trade sanctions could result in civil or criminal penalties, including the imposition of fines and the denial of export privileges and debarment from participation in U.S. Government contracts. Delays or disapproval of export or import licenses or agreements could delay production and adversely affect our financial condition. Additionally, restrictions may be placed on the export of technical data and goods in the future as a result of changing geo-political conditions. Any one or more of such sanctions could have a material adverse effect on our business, financial condition and results of operations.

We derive a significant portion of our revenues from sales to customers outside the United States and are subject to the risks of doing business in foreign countries.

We derive a significant portion of our revenues from sales to customers outside the United States. For the year ended December 31, 2010, international sales accounted for approximately 45% of our consolidated revenues. We expect that our international sales will continue to account for a significant portion of our revenues for the foreseeable future and are likely to increase over time. As a result, we are subject to risks of doing business internationally, including:

•	changes in regulatory requirements;

•	domestic and foreign government policies, including requirements to expend a portion of program funds locally and governmental industrial cooperation requirements;

•	the necessity and complexity of using foreign employees, representatives and consultants;

•	fluctuations in foreign exchange rates;

•	lack of intellectual property protection in foreign jurisdictions;

•	imposition of tariffs or embargoes, export controls and other trade restrictions;

•	the difficulty of management and operation of an enterprise spread over various countries;

•	compliance with a variety of foreign laws and taxation policies, as well as U.S. laws affecting the activities of U.S. companies abroad; and

•

economic and geo-political developments and conditions, including international hostilities, political instability, acts of terrorism and governmental reactions, inflation, trade relationships and military and political alliances.

While these factors or the impact of these factors are difficult to predict, any one or more of these factors could materially adversely affect our business, financial condition, results of operations and liquidity.

In order to sell many of our products outside of the United States, we must first obtain licenses and authorizations from various government agencies. For certain sales of defense equipment and services to foreign governments, the U.S. Department of State must notify Congress at least 15 to 30 days, depending on the size and location of the sale, prior to authorizing these sales. During that time, Congress may take action to block the proposed sale. We can give no assurance that we will continue to be successful in obtaining the necessary licenses or authorizations or that Congress will not prevent certain sales. Our inability to sell products outside of the United States could materially adversely affect our business, financial condition, results of operations and liquidity.

The outcome of litigation in which we have been named as a defendant is unpredictable and an adverse decision in any such matter could have a material adverse effect on our financial position, results of operations and liquidity.

We are defendants in a number of litigation matters and are subject to various other claims, demands and investigations. These matters may divert financial and management resources that would otherwise be used to benefit our operations. No assurances can be given that the results of these matters will be favorable to us. An adverse resolution or outcome of any of these lawsuits, claims, demands or investigations could have a negative impact on our business, financial condition, results of operations and liquidity.

Under the purchase agreement relating to the Acquisition, Raytheon has retained liability for product liability claims relating to occurrences after April 1, 2001 until closing of the Acquisition. However, to the extent that Raytheon fails to uphold its agreements under the contract, we could be adversely affected. We retain liability for claims relating to occurrences prior to April 1, 2001, subject to limited exceptions covering specific liabilities retained by Raytheon.

We are subject to strict environmental laws and regulations that may lead to significant, unforeseen expenses.

Our operations are subject to the requirements of federal, state, local, European and other foreign environmental and occupational health and safety laws and regulations, the violation of which can result in substantial costs and liabilities, including material civil and criminal fines and penalties. Such requirements include those pertaining to pollution; the protection of human health and the environment; air emissions; wastewater discharges; occupational safety and health; and the generation, handling, treatment, remediation, use, storage, transport, release of and exposure to, hazardous substances and wastes. We have incurred and will continue to incur costs and capital expenditures to comply with these environmental requirements and to obtain and maintain all necessary permits. Any failure by us to comply with such laws and regulations could subject us to significant civil or criminal fines and penalties and other liabilities. In addition, if we were convicted of a violation of certain of these laws or regulations (including the Clean Air Act and the Clean Water Act), we, or one of our subsidiaries, could be placed by the U.S. Environmental Protection Agency (the “EPA”) on the “Excluded Parties List” maintained by the U.S. General Services Administration. The listing would continue until the EPA concluded that the cause of the violation had been cured. Facilities at which the violation occurred cannot be used in performing any U.S. Government contract awarded during any period of listing by the EPA, and pre-existing contracts may be terminated by the government once a facility is listed. In addition, this prohibition can also extend to other facilities that are owned or operated by a convicted entity.

Under certain of these laws and regulations, such as the federal Superfund statute, the obligation to investigate and remediate contamination at a facility may be imposed on current and former owners or operators or on persons who may have sent waste to that facility for disposal. Liability under these laws and regulations may be without regard to fault or to the legality of the activities giving rise to the contamination. Contamination has been identified at some of our facilities, and we have incurred, and will continue to incur, costs to investigate and remediate these conditions. In connection with such contamination, we may also be liable for natural resource damages, government penalties and claims by third parties for personal injury and property damage. In addition, we may incur liabilities in connection with any future environmental contamination or any previously unknown but currently existing environmental conditions at our facilities. The costs of investigation, remediation and other costs with respect to identified environmental conditions, including conditions at offsite disposal locations with respect to which we have been notified of potential liability, could be significant.

Under the purchase agreement with Raytheon, subject to certain conditions, Raytheon is obligated to indemnify us for a number of categories of environmental liabilities, including liabilities relating to contamination at, and waste disposal sites used by, facilities that RA formerly owned or operated. We cannot be certain, however, that Raytheon will satisfy its indemnification obligations in whole or in part. If Raytheon fails to comply with its indemnity obligations, we could become subject to significant liabilities.

In addition, environmental laws and regulations, and the interpretation or enforcement of these laws and regulations, are constantly evolving and it is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have upon our business, financial condition, results of operations or liquidity. Should environmental laws and regulations, or their interpretation or enforcement, become more stringent, the costs of compliance could increase. If we cannot pass along future cost increases to our customers, any such increases may have an adverse effect on our business, financial condition, results of operations or liquidity.

We are subject to fluctuations in the rate of exchange between U.S. dollars and foreign currencies, particularly U.K. pound sterling.

The majority of our sales are generated in U.S. dollars; however, a significant component of our aircraft production cost on certain models is contracted with suppliers in U.K. pound sterling. We may enter into foreign currency forward contracts with commercial banks to fix the dollar value of a portion of our commitments to these suppliers; however, these foreign currency forward contracts may not cover the total value of foreign currency payments we are obligated, or may become obligated, to make. Therefore, we could be adversely affected by a weakening of the U.S. dollar relative to foreign currencies, particularly the U.K. pound sterling. Conversely, declining production volumes could cause foreign currency forward contracts to be in excess of required foreign currency causing us to be exposed to mark-to-market gains or losses for contracts not designated in a cash flow hedging relationship.

We accept used aircraft as trade-ins from our customers and may be required to accept trade-ins at a financial loss.

In connection with the signing of a purchase contract for new aircraft, we may agree to accept a trade-in aircraft from our customer as partial consideration of the purchase price. We attempt to value trade-ins at levels that will enable us to sell the used aircraft within 60 to 90 days of the trade-in. When we experience long delays between signing of a purchase contract and actual delivery of the aircraft, we may be required to accept trade-ins at prices that are above the then-market price of the trade-in aircraft, which would result in lower gross margins at the time of the new aircraft sale.

Any future decrease in the market value of the aircraft we accept on trade-in could cause us to incur charges to income. We cannot be certain that then-prevailing market conditions would enable us to resell or lease the underlying used aircraft at its anticipated fair value or in a timely manner. Consequently, our practice of accepting trade-ins of aircraft from our customers could reduce our cash flow and income in a particular year.

We must assess the value of used aircraft and aircraft materials and parts, which requires significant judgment, and changes in the value of such items could adversely affect our future financial results.

The valuation of used aircraft in inventory, which are stated at cost, but not in excess of realizable value, requires significant judgment. As part of our assessment of realizable value, we evaluate many factors, including current and future market conditions, the age and condition of the aircraft and availability levels of the aircraft in the market. In addition, the valuation of aircraft materials and parts that support our worldwide fleet of aircraft, which are stated at cost, but not in excess of realizable value, also requires significant judgment. As part of our assessment of realizable value, we evaluate many factors, including the expected useful life of the aircraft, some of which have remained in service for several decades. Furthermore, we assume an orderly disposition of both used aircraft and aircraft materials and parts in connection with our assessments of realizable value. Changes in market or economic conditions and changes in products or competitive products may adversely impact the future valuation of used aircraft and aircraft materials and parts and such changes in valuation could materially adversely affect our business, financial condition, results of operations or liquidity.

We use estimates in accounting for certain contracts and changes in our estimates could adversely affect our financial results.

Revenue recognition for certain of our contracts requires judgment relative to estimating total sales and costs at completion. Due to the size and nature of these contracts, the estimating process is complicated. Because of the significance of the judgments and estimation processes, it is likely that materially different amounts could be recorded if we used different assumptions. Changes in underlying assumptions, circumstances or estimates may materially adversely affect our business, financial condition and results of operations.

Implementation of new information systems could cause disruptions to our operations.

In 2011, we will implement new information systems software throughout the company. Implementation of the new system could cause disruptions to our operations.

Our business operations could be negatively impacted if we fail to adequately protect our intellectual property rights or if third parties claim that we are in violation of their intellectual property rights.

We rely on a combination of trademarks, trade names, copyrights, patents, non-patented proprietary know-how, trade secrets and other proprietary information. We employ various methods to protect our proprietary information, including confidentiality agreements, invention assignment agreements and proprietary information agreements with vendors, employees, contractors, distributors, consultants and others. However, these agreements may be breached. In addition, we hold U.S. and foreign trademarks and patents relating to a number of our products and have additional trademark and patent applications pending. We also apply for patents in the ordinary course of our business, as we deem appropriate. However, these precautions offer only limited protection, and our proprietary information may become known to, or be independently developed by, competitors, patent or trademark applications might not be issued or our proprietary rights in intellectual property may be challenged, any of which could have a material adverse effect on our business, financial condition and results of operations. Additionally, our existing or future patents, if any, may not afford us significant competitive advantages, and we cannot be certain that any patent application will result in an issued patent or that our patents will not be circumvented, invalidated or declared unenforceable.

Our results of operations, financial condition and liquidity could be adversely affected if we become involved in intellectual property litigation. If we were to lose any such litigation, a court or a similar foreign governing body could invalidate or render unenforceable our owned or licensed patents, require us to pay significant damages, cause us to seek licenses and/or pay royalties to third parties, require us to redesign our products, or prevent us from manufacturing, using or selling our products. Any of those events could have a material adverse effect on our financial condition, results of operations and liquidity. The defense and prosecution of intellectual property suits and proceedings before the U.S. Patent and Trademark Office, or its foreign equivalents, are costly and time consuming. Intellectual property litigation relating to our products could cause our customers or potential customers to defer or limit their purchase or use of the affected products until resolution of the litigation.

Any future business combinations, acquisitions, mergers or joint ventures will expose us to risks, including the risk that we may not be able to successfully integrate these businesses or achieve expected operating synergies.

We actively consider strategic transactions from time to time. We evaluate acquisitions, joint ventures, alliances or co-production programs as opportunities arise, and we may be engaged in varying levels of negotiations with potential competitors at any time. We may not be able to effect transactions with strategic alliance, acquisition or co-production program candidates on commercially reasonable terms or at all. The integration of companies that have previously been operated separately involves a number of risks; as such, if we enter into these transactions, we also may not realize the benefits we anticipate and we may subject ourselves to unforeseen contingent liabilities. Consummating any acquisitions, joint ventures, alliances or co-production programs could result in the incurrence of additional debt and related interest expense. In addition, we may not be able to obtain additional financing for these transactions.

Significant changes in discount rates, actual investment return on pension assets and other factors could affect our results of operations, equity and pension contributions in future periods.

Our results of operations are impacted by the amount of income or expense we record for our pension and other postretirement benefit plans. Generally accepted accounting principles in the United States of America (“GAAP”) require that we calculate income or expense for the plans using actuarial valuations. These valuations reflect assumptions relating to financial market and other economic conditions. The most significant year-end assumptions used to estimate pension or other postretirement income or expense for the following year are the discount rate, the expected long-term rate of return on plan assets and expected rate of inflation for medical costs. In addition, we are required to make an annual measurement of plan assets and liabilities, which may result in a significant change to Other Comprehensive Income, a component of equity. Changes in key economic indicators could cause our assumptions to not be realized and materially impact our results of operations. For a discussion regarding how our financial statements can be affected by pension and other postretirement plan accounting policies, see “Management’s Discussion and Analysis – Critical Accounting Policies” in this prospectus. Although GAAP expense and pension or other postretirement contributions are not directly related, the key economic factors that affect GAAP expense would also likely affect contributions to the pension or other postretirement plans. Potential pension contributions include both mandatory amounts required under federal law Employee Retirement Income Security Act (“ERISA”) and discretionary contributions to improve the plans’ funded status.

Our business will suffer if we are unable to recruit and retain highly skilled staff.

The success of our business is highly dependent upon our ability to continue to recruit, train and retain skilled employees, particularly skilled engineers. The market for these personnel resources is highly competitive. We may be unsuccessful in attracting and retaining the engineers we need, and, in such event, our business could be materially adversely affected. Our inability to hire new personnel with the requisite skills could impair our ability to provide products to our customers or to manage our business effectively.

If we fail to maintain a minimum number of employees in Kansas, we will be required to repay a portion of the funds we have received from the State of Kansas, which could materially adversely affect our business, financial condition, results of operations or liquidity.

In December 2010, we reached an agreement with the State of Kansas pursuant to which we will receive $10 million in 2011, followed by $5 million each year for the next four years. These funds may be used for expenses such as the purchase or relocation of equipment, product development, labor recruitment, or building costs. The State’s incentive package requires us to maintain our current product lines in Wichita and retain at least 4,000 jobs in Kansas over the next 10 years. If we do not, we will be subject to certain repayment obligations which could materially adversely affect our business, financial condition, results of operations or liquidity.

The conditions of the U.S. and international capital markets may adversely affect our financial condition or liquidity.

If financial institutions that have extended credit commitments to the Company are adversely affected by the current or future conditions of the U.S. and international capital markets, they may become unable to fulfill their credit commitments to the Company, which could have an adverse impact on the Company’s financial condition and its ability to access its revolving credit or to borrow additional funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes. By way of example, on September 15, 2008, Lehman Brothers Holdings, Inc. (“Lehman”) filed for bankruptcy. One of Lehman’s subsidiaries, Lehman Brothers Commercial Bank, had a $35.0 million commitment in the Company’s revolving credit facility (the amount of this commitment has been reduced to $22.7 million as a result of an overall reduction in the revolving commitment). Accordingly, we do not expect Lehman Brothers Commercial Bank to fulfill its funding obligations under the Company’s revolving credit facility.

The investment of our cash balance is subject to risks which may cause losses and affect the liquidity of these investments.

We hold our cash in a variety of investment grade, liquid money market instruments. If the carrying value of our investments exceeds the fair value and the decline in fair value is deemed to be other-than-temporary, we will be required to write down the value of our investments, which could materially harm our results of operations and financial condition. If there is destabilization in the credit environment, we might incur significant realized, unrealized or impairment losses associated with these investments. Fair market value of our investments is determined on a daily basis based on market prices.

We are a holding company.

We are a holding company, and we conduct substantially all of our operations through our subsidiaries. As a result, our ability to meet our debt service obligations, including our obligations under the notes, substantially depends upon our subsidiaries’ cash flows and payment of funds to us by our subsidiaries as dividends, loans, advances or other payments. In addition, the payment of dividends or the making of loans, advances or other payments to us may be subject to regulatory or contractual restrictions.

USE OF PROCEEDS

This prospectus is delivered in connection with the sale of notes by Goldman, Sachs & Co. in market-making transactions. We will not receive any of the proceeds from such transactions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2010. The information in this table should be read in conjunction with “Selected Historical Consolidated Financial and Other Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

(Dollars in millions)	As of December 31, 2010 (Unaudited)
Cash and cash equivalents	$422.8

Senior secured credit facilities
Revolving credit facility(1)	$—
Synthetic letter of credit facility(2)	37.6
Term loans	1,439.5
Outstanding notes(3)	630.6
Other debt(4)	59.6

Total debt	2,167.3
Total (deficit) equity	(214.4)

Total capitalization	$1,952.9

(1)	As of December 31, 2010, we had $235.6 million available under our revolving credit facility, net of $4.7 million of outstanding letters of credit.
(2)	As of December 31, 2010, we had $37.4 million available for issuances of letters of credit under our synthetic letter of credit facility.
(3)	Consists of $630.6 million of senior fixed rate notes, senior PIK-election notes and senior subordinated notes.
(4)	Other debt includes $59.6 million of short term notes payable.

THE ACQUISITION

On December 20, 2006, HBI entered into an agreement with Raytheon Company and certain of its affiliates to purchase all of the outstanding membership interests of Raytheon Aircraft Acquisition Company, LLC (which has been renamed Hawker Beechcraft Acquisition Company, LLC) and substantially all of the assets of Raytheon Aircraft Services Limited. The Acquisition was consummated on March 26, 2007. The adjusted purchase price for the Acquisition was $3,216.5 million, net of $6.7 million cash acquired, including certain post-closing purchase price adjustments. The Acquisition was financed with the proceeds from the offering of the outstanding notes, borrowings under our senior secured credit facilities and equity contributions to HBI by affiliates of the Equity Sponsors and certain members of management. Following the Acquisition, HBI contributed the equity interest of the entity purchasing the assets of Raytheon Aircraft Services Limited to us.

Stock Purchase Agreement and Asset Purchase Agreement

The stock purchase agreement and the asset purchase agreement contain customary representations, warranties and covenants for acquisition transactions of similar type and size. In addition, Raytheon agreed to indemnify us from and against, among other things, all claims, losses, damages and costs arising out of:

•	any liability of Raytheon or any of its affiliates that is not a liability of the companies being acquired or their subsidiaries;

•	certain retained liabilities; and

•	certain environmental liabilities.

Raytheon also agreed to indemnify us from and against all claims, losses, damages and costs attributable to breaches of the representations and warranties made by Raytheon and its subsidiaries in the stock purchase agreement and the asset purchase agreement that exceed, in the aggregate, 1% of the purchase price, and up to a maximum of $200.0 million.

Distribution Services Agreement and Master Services Agreement

We have agreed that certain of our subsidiaries will act as distributors of parts and other materials used by customers of certain Raytheon subsidiaries in commuter aircraft designated as Model 1900 and Model 99 and that our subsidiaries will perform certain other services for certain Raytheon subsidiaries relating to these aircraft. The initial term of each of the distribution services agreement and the master services agreement is five years from the closing of the Acquisition and each agreement may be extended by the Raytheon subsidiaries for an additional two years. In addition, the Raytheon subsidiaries may terminate each of the distribution services agreement and the master services agreement at any time on 180 days’ notice to our subsidiaries. The revenues and costs resulting from these agreements are not expected to represent a material part of our revenues or costs.

Administrative Services Agreement

We entered into an agreement that one of our subsidiaries, Travel Air Insurance Company (Kansas) (“Travel Air Insurance”), would provide to Marshall Insurance Group, Ltd., a subsidiary of Raytheon, certain administrative services associated with claims made under insurance policies relating to our predecessor and its subsidiaries. Marshall Insurance Group, Ltd. paid a quarterly administration fee to Travel Air Insurance. The agreement was terminated by Marshall Insurance Group, Ltd. on April 30, 2009, on 180 days’ notice. The revenues and costs resulting from this agreement did not present a material part of our revenues or costs.

License Agreements

One of our subsidiaries has entered into a software license agreement with Raytheon pursuant to which Raytheon has granted our subsidiary a license to use and modify solely for its own internal business purposes certain software of Raytheon. One of our subsidiaries has entered into a policies, procedures and practices license agreement with Raytheon pursuant to which Raytheon has granted our subsidiary a license to use and modify solely for its own internal business purposes certain policies, procedures and practices of Raytheon.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents selected historical financial information and other data. For the years ended December 31, 2010, 2009 and 2008, the financial information and other data is for HBAC, the “Successor,” and is derived from the audited consolidated financial statements of HBAC included elsewhere in this prospectus. For the nine months ended December 31, 2007, the financial information and other data are for the Successor and are derived from the audited consolidated financial statements of HBAC, which are not included in this prospectus. For the three months ended March 25, 2007 and the year ended December 31, 2006, the financial information and other data is for Raytheon Aircraft, the “Predecessor,” and is derived from the audited consolidated financial statements and accompanying notes thereto of the Predecessor and, with respect to the three months ended March 25, 2007 and the year ended December 31, 2006, which are not included in this prospectus. The following information should be read in conjunction with the audited consolidated financial statements and related notes included in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Successor				Predecessor
(Dollars in millions)	2010	Years Ended December 31, 2009	2008	Nine Months Ended December 31, 2007	Three Months Ended March 25, 2007	Year Ended December 31, 2006
Statements of Operations Data:
Sales	$2,804.7	$3,198.5	$3,546.5	$2,793.4	$670.8	$3,095.4
Costs and expenses:
Cost of sales	2,579.5	3,036.6	3,016.9	2,369.6	558.6	2,585.1
Restructuring, net	14.9	34.1	—	—	—	—
Definite-lived asset impairment	12.6	74.5	—	—	—	—
Goodwill and indefinite-lived intangible asset impairment	13.0	448.3	—	—	—	—
Selling, general and administrative expenses	257.5	209.7	279.1	205.4	59.5	211.0
Research and development expenses	101.1	107.3	110.2	70.1	21.3	83.2

Operating (loss) income	(173.9)	(712.0)	140.3	148.3	31.4	216.1
Intercompany interest expense, net	—	—	—	—	15.8	91.6
External interest expense (income), net	131.7	153.4	197.4	152.3	(0.9)	(14.6)
Gain on debt repurchase, net	—	(352.1)	—	—	—	—
Other (income) expense, net	(2.2)	(1.3)	(2.4)	1.0	(0.1)	(1.5)

Non-operating expense (income), net	129.5	(200.0)	195.0	153.3	14.8	75.5

(Loss) income before tax	(303.4)	(512.0)	(54.7)	(5.0)	16.6	140.6
(Benefit from) provision for income taxes	0.9	(60.7)	102.5	(5.8)	6.4	50.5

Net (loss) income	(304.3)	(451.3)	(157.2)	0.8	10.4	90.1

Net income attributable to non-controlling interest	0.6	0.3	1.4	0.7	0.2	—

Net (loss) income attributable to parent company	$(304.9)	$(451.6)	$(158.6)	$0.1	$10.0	$90.1

Other Data:
Aircraft deliveries	318	418	477	367	88	462
Backlog	$1,407.8	$3,359.2	$7,606.6	$6,290.8	$3,937.0	$4,105.3
Capital expenditures	$41.7	$54.5	$74.9	$66.4	$27.3	$47.8

	Successor				Predecessor
Statement of Finacial Position Data:	As of December 31,				As of December 31,
(In millions)	2010	2009	2008	2007	2006
Cash and cash equivalents	$422.8	$568.8	$377.6	$569.5	$25.9
Working capital(1)	327.7	375.8	553.9	326.1	804.4
Property, plant and equipment, net	482.2	549.8	641.8	655.7	520.8
Total assets	3,211.8	3,747.8	4,687.6	4,675.2	2,518.2
Total debt(2)	2,129.7	2,364.2	2,490.8	2,446.9	—

(1)	Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding current portion of long-term indebtedness). Certain balances in prior periods have been conformed to the current presentation.
(2)	Total debt includes $1,439.5 million in outstanding principal on our senior secured credit facilities net of unamortized original issue discount, $630.6 million of outstanding notes and $59.6 million of short-term notes payable and outstanding borrowings under our revolving credit facility.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations for the years ended December 31, 2010, 2009 and 2008 reflects the business of Hawker Beechcraft Acquisition Company, LLC (“HBAC”).

The following discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus. In addition, this discussion may contain forward-looking statements, which are subject to risks and uncertainties. See “Forward-Looking Statements” for more information about these risks and uncertainties.

Business Overview

We are a leading designer and manufacturer of business jet, turboprop and piston aircraft. We are also the sole source provider of the primary military trainer aircraft to the U.S. Air Force and the U.S. Navy and provide military trainer aircraft to other governments. We deliver our products to a diverse customer base, including corporations, fractional and charter operators, governments and individuals throughout the world. We provide parts, maintenance and flight support services through an extensive network of service centers in 32 countries to an estimated installed fleet of more than 37,000 aircraft.

Our operations are divided into three segments—Business and General Aviation, Trainer/Attack Aircraft and Customer Support. The Business and General Aviation segment designs, develops, manufactures, markets and delivers commercial and specially modified general aviation aircraft, as well as manufactures and provides aircraft parts to our Trainer/Attack Aircraft and Customer Support segments. The Business and General Aviation segment also sells used general aviation aircraft which may be received as a trade-in during a new aircraft sales transaction. The Trainer/Attack Aircraft segment designs, develops, manufactures, markets and sells military training aircraft. The Customer Support segment provides aftermarket parts and maintenance services as well as refurbishments and upgrade services for our installed fleet of aircraft worldwide.

We operate in the global business and general aviation industry, which continues to experience depressed demand primarily as a result of uncertainty in the global economy. The business and general aviation industry has historically been cyclical and has been impacted by many factors, including the condition of the U.S. and global economies, the exchange rate of the U.S. dollar compared to other currencies, corporate profits and geo-political events. Additionally, the business and general aviation industry has historically lagged behind changes in general economic conditions and corporate profit trends. We believe that the business and general aviation industry as a whole will continue to experience depressed demand during 2011.

Our Customer Support segment is also impacted by the general economic environment that has affected the business and general aviation industry; however, the impact on this segment of our business has not been as significant as the impact on our Business and General Aviation segment. In addition to general market conditions, our Customer Support business is influenced by the size and age of the installed fleet of aircraft, our customers’ aircraft usage patterns and the overall maintenance requirements for our aircraft.

Our Trainer/Attack Aircraft segment is less susceptible to changes in general economic conditions and provides us with a more stable and recurring source of revenue. Sales in this segment are principally generated by U.S. and foreign government and defense spending. Decreases or reprioritization of such spending could materially affect the financial performance of this segment.

Current Developments

To further reduce the cost of operations, in October, 2010, the Company announced it would implement a cost reduction and productivity program. The decision to implement the program was based on continuing challenging economic conditions affecting the Business and General Aviation division of the Company and the desire to provide resources for long-term investment for the Company’s future. The program consists of two parts.

The first part of the program consisted of the immediate termination of approximately 8% of salaried employees while the second part involves reducing the Company’s factory and shop work forces by approximately 800 employees by end of August 2011. The second part of the program also includes the closure of several of the Company’s facilities in Wichita, Kansas and the outsourcing of certain operations. The program is expected to result in the transfer of the work performed at the facilities being closed to third party suppliers or the Company’s manufacturing operations in Mexico. The costs related to the reduction in the Company’s factory and shop work force and other associated costs cannot yet be estimated.

In December 2010, the Company reached an agreement with the State of Kansas that incentivizes the Company to maintain its presence in Wichita. The $40.0 million incentive package from the State of Kansas is for investments in major projects and training. The Company is eligible to receive $10.0 million over three years for tuition reimbursement and training. The Company received $10.0 million in January 2011 and will receive $5.0 million each year for the next four years, as part of the Investments in Major Projects, to be used for product development, labor recruitment, building costs and other expenses related to the project. The State’s incentive package requires the Company to, among other things, (i) maintain its corporate headquarters and continue to perform final assembly of its current production lines in Wichita, Kansas through 2020; and (ii) maintain a minimum number of jobs in Kansas.

The Company will provide additional estimates, or ranges of estimates, concerning the costs and charges expected to be incurred in connection with the remainder of the program as additional information becomes available.

Results of Operations

	Year Ended
(In millions)	December 31, 2010	December 31, 2009	December 31, 2008
Sales	$2,804.7	$3,198.5	$3,546.5
Cost of sales	2,579.5	3,036.6	3,016.9

Gross margin	225.2	161.9	529.6

Restructuring, net	14.9	34.1	—
Definite-lived asset impairment	12.6	74.5	—
Goodwill and indefinite-lived intangible asset impairment	13.0	448.3	—
Selling, general and administrative expenses	257.5	209.7	279.1
Research and development expenses	101.1	107.3	110.2

Operating loss	(173.9)	(712.0)	140.3

Interest expense	131.8	154.6	205.9
Interest income	(0.1)	(1.2)	(8.5)
Gain on debt repurchase, net	—	(352.1)	—
Other income, net	(2.2)	(1.3)	(2.4)

Non-operating expense (income), net	129.5	(200.0)	195.0

Loss before taxes	(303.4)	(512.0)	(54.7)

Provision for (benefit from) income taxes	0.9	(60.7)	102.5

Net loss	(304.3)	(451.3)	(157.2)

Net income attributable to non-controlling interest	0.6	0.3	1.4

Net loss attributable to parent company	$(304.9)	$(451.6)	$(158.6)

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

Sales

As detailed in the sales by segment table below, sales decreased by $393.8 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The decrease was driven by lower aircraft deliveries in the Business and General Aviation segment, partially offset by increased volume in the Trainer/Aircraft Aircraft and Customer Support segments.

	Year Ended
(In millions)	December 31, 2010	December 31, 2009
Sales:
Business and General Aviation	$1,771.6	$2,310.6
Trainer/Attack Aircraft	681.1	531.3
Customer Support	508.0	438.3
Eliminations	(156.0)	(81.7)

Total	$2,804.7	$3,198.5

Business and General Aviation. Sales for the year ended December 31, 2010 decreased by $539.0 million as compared to the year ended December 31, 2009. The decrease was largely attributable to lower commercial aircraft deliveries as a result of depressed demand across the general aviation market and lower special mission aircraft deliveries. The year ended December 31, 2009 included sales of 29 units of special mission King Air aircraft to the U.S. government under Project Liberty Phase I that were not repeated in 2010.

	Year Ended
	December 31, 2010	December 31, 2009
Business and General Aviation New
Aircraft Deliveries:
Hawker 4000	16	20
Hawker 900XP	28	35
Hawker 800XP/850XP	1	3
Hawker 750	5	13
Hawker 400XP	12	11
Premier	11	16
King Air	114	155
Pistons	51	56

Total	238	309

Trainer/Attack Aircraft. Sales for the year ended December 31, 2010 increased by $149.8 million as compared to the year ended December 31, 2009 due to higher volume on both the Joint Primary Aircraft Training System (“JPATS”) contract as well as international trainer contracts awarded in late 2009. A significant portion of the higher volume relates to the Ground Based Training Systems and Contractor Logistics Support elements of the JPATS and international contracts. During the year ended December 31, 2010, the Trainer/Attack Aircraft segment delivered 80 T-6 aircraft compared to 109 in the comparable period of 2009. The year ended December 31, 2009 included 36 units that were built in 2008 but were not delivered until 2009 due to a delivery suspension related to quality issues with a supplier’s component. Revenue is recognized on essentially all contracts in the Trainer/Attack Aircraft segment using the cost-to-cost method to measure progress towards completion. Accordingly, the majority of Trainer/Attack Aircraft segment sales, including estimated earned gross margin, are recognized as costs are incurred.

Customer Support. Sales for the year ended December 31, 2010 increased by $69.7 million as compared to the year ended December 31, 2009. The increase was primarily driven by the improved effectiveness of our strategic pricing and market capture initiatives across our parts and maintenance service business as well as general market strength. Customer Support segment sales are principally comprised of the sale of spare parts and maintenance services to existing aircraft operators.

Operating (Loss) Income

The Operating (Loss) Income by Segment table below details the improved operating performance of $538.1 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009. Improved operating performance was primarily due to charges of $25.6 million related to asset impairments recorded during the year ended December 31, 2010 as compared to charges of $522.8 million that had been recorded during the year ended December 31, 2009. A majority of the charges in 2009 were recorded in the Business and General Aviation segment. The decrease in aircraft delivery volume in the Business and General Aviation segment during the year ended December 31, 2010 as compared to the year ended December 31, 2009, partially offset the improvement in operating income.

	Year Ended
(In millions)	December 31, 2010	December 31, 2009
Operating (Loss) Income:
Business and General Aviation	$(363.1)	$(801.7)
Trainer/Attack Aircraft	95.7	45.5
Customer Support	93.6	44.1
Eliminations	(0.1)	0.1

Total	$(173.9)	$(712.0)

Business and General Aviation. The operating loss was $363.1 million for the year ended December 31, 2010 as compared to an operating loss of $801.7 million for the year ended December 31, 2009. The improvement of $438.6 million primarily resulted from lower impairment and loss-making aircraft charges, which were partially offset by decreases in sales volume, higher selling expenses associated with the Company’s expansion of its international sales force, as well as consulting and other expenditures related to factory operations cost-reduction initiatives.

During 2010, the Company recorded a charge of $13.0 million to reflect impairments of indefinite-lived assets and a charge of $12.6 million resulting from definite-lived asset impairments. In the third quarter of 2009, the Company recorded a charge of $340.1 million to reduce the carrying value of the Business and General Aviation segment goodwill to zero, a charge of $181.2 million to reflect impairments of other intangible assets and a charge of $60.2 million resulting from tangible asset and inventory impairments.

During the year ended December 31, 2010, the Company recorded charges of $89.4 million related to reserves for loss-making aircraft, a majority of which was related to the Hawker 4000. During the year ended December 31, 2009, charges totaling $137.1 million related to reserves for loss making aircraft, mostly related to the Hawker 4000 were recorded. Operating income is impacted significantly by the mix of aircraft delivered during any particular year. Of particular significance were the Project Liberty Phase I aircraft deliveries in 2009 that were not repeated in 2010.

Trainer/Attack Aircraft. Operating income increased by $50.2 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009 due primarily to the increased volumes discussed previously as well as improved estimated contract profitability during the current year due to lower than expected contract service costs. The use of the cost-to-cost method of revenue recognition causes gross margin to be recognized based on management’s estimate of total contract revenue and total contract cost at completion. As estimates are updated, any impact on revenue and gross margin as a result of the change in estimate is reflected in current earnings on a cumulative catch-up basis. Favorable cumulative catch-up adjustments of $25.3 million were recorded during the year ended December 31, 2010 as compared to $6.0 million during the year ended December 31, 2009. In addition, the year ended December 31, 2009 included amortization expense of $3.1 million related to intangible assets arising with the Acquisition. The underlying assets became fully amortized at March 29, 2009; therefore, there was not a similar expense during the year ended December 31, 2010.

Customer Support. Operating income increased by $49.5 million for the year ended December 31, 2010 as compared to the year ended December 31, 2009 due primarily to an inventory impairment charge of $31.5 million that was recorded in 2009 that did not recur in 2010. The remaining increase was primarily driven by the improved effectiveness of our strategic pricing and market capture initiatives across our parts and maintenance service business as well as cost productivity initiatives.

Restructuring.

We recorded pre-tax charges of $14.9 million related to restructuring during the year ended December 31, 2010 as compared to $34.1 million for the year ended December 31, 2009. We continued restructuring actions during 2010 in response to lower aircraft production rates due to depressed demand in the general aviation industry and as part of the Company’s on-going cost reduction initiatives.

Selling, General and Administrative Expense.

Selling, general and administrative expense totaled $257.5 million, or 9.2% of sales, for the year ended December 31, 2010 as compared to $209.7 million, or 6.6% of sales, for the year ended December 31, 2009. This was primarily due to an increase of selling expenses of $33.7 million associated with the Company’s increased focus on international sales and higher costs associated with consulting and other services related to factory operations cost reduction activities of $13.4 million.

Research and Development Expense.

Research and development expense was $101.1 million for the year ended December 31, 2010 as compared to $107.3 million for the year ended December 31, 2009, a decrease of $6.2 million. Although we continue to invest in development activities in the Business and General Aviation segment, our expenditures in that segment were lower in 2010 as compared to 2009, as we attempt to time new product introduction with anticipated market demand.

Non-operating Income/Expense, Net.

For the year ended December 31, 2010, net non-operating expense was $129.5 million, primarily related to interest expense, versus net non-operating income of $200.0 million for the year ended December 31, 2009, an increase of $329.5 million in expense. The primary driver of the increase in non-operating expense during the year ended December 31, 2010 compared to the year ended December 31, 2009 was the non-recurring gain of the $352.1 million that the Company had in connection with the purchase of its own debt securities in 2009. Partially offsetting this increase was a $22.8 million decrease in interest expense for the year ended December 31, 2010 as compared to the year ended December 31, 2009.

Provision for Income Taxes.

The effective tax rate for the year ended December 31, 2010 was negative 0.3% and reflected the impact of the full valuation allowance on our U.S. deferred income tax assets. The effective tax rate for the year ended December 31, 2009 was 11.9% and included a $60.7 million benefit resulting from applying the intraperiod tax allocation rules to items in other comprehensive income and as a result of the reversal of deferred income taxes associated with the impairment to goodwill and indefinite-lived intangibles during the year ended December 31, 2009.

Year Ended December 31, 2009 as Compared to the Year Ended December 31, 2008

Sales

As detailed in the table below, sales decreased by $348.0 million for the year ended December 31, 2009 compared to the year ended December 31, 2008. The decrease was driven primarily by the adverse market conditions impacting our Business and General Aviation segment partially offset by increased volume in the Trainer/Attack Aircraft segment. The year ended December 31, 2008 was impacted by a strike by the Company’s union work force during August 2008 which impacted both the Business and General Aviation and Trainer/Attack Aircraft segments.

	Year Ended
(In millions)	December 31, 2009	December 31, 2008
Sales:
Business and General Aviation	$2,310.6	$2,820.6
Trainer/Attack Aircraft	531.3	338.2
Customer Support	438.3	522.8
Eliminations	(81.7)	(135.1)

Total	$3,198.5	$3,546.5

Business and General Aviation. The decrease in Business and General Aviation sales for the year ended December 31, 2009 of $510.0 million compared to the year ended December 31, 2008 is attributable to reduced aircraft deliveries as reflected in the aircraft unit delivery table below. Deliveries were significantly adversely impacted by the depressed general aviation market conditions throughout 2009, offset partially by deliveries of special mission King Airs to the U.S. Government under Project Liberty and increased Hawker 4000 deliveries as we began to realize a more consistent completion pattern. Deliveries of the Hawker 4000 began in the second quarter of 2008.

	Year Ended
	December 31, 2009	December 31, 2008
Business and General Aviation New Aircraft Deliveries:
Hawker 4000	20	6
Hawker 900XP	35	50
Hawker 800XP/850XP	3	15
Hawker 750	13	23
Hawker 400XP	11	35
Premier	16	31
King Air	155	178
Pistons	56	103

Total	309	441

Trainer/Attack Aircraft. Sales in the Trainer/Attack Aircraft segment are principally comprised of revenue on the Joint Primary Aircraft Training System (“JPATS”) production contracts with the U.S. Government. Revenue is recognized on these contracts using the cost-to-cost method to measure progress towards completion. The contracts awarded for trainer aircraft for Israel, Iraq and Morocco also use the cost-to-cost method. Accordingly, the majority of Trainer/Attack Aircraft segment sales, including estimated earned gross margin, are recognized as costs are incurred. Program cost in any period is impacted by the number of aircraft in production as well as support provided for the Contractor Operated and Maintained Base Supply (“COMBS”) and Ground Based Training Systems (“GBTS”) elements of our contracts with the U.S. Government. The increase in segment revenue for the year ended December 31, 2009 of $193.1 million was due to increased production volumes in support of higher trainer aircraft deliveries. During the year ended December 31, 2009, the segment delivered 109 T-6 aircraft compared to 36 in the year ended December 31, 2008. Trainer aircraft production and delivery volumes were impacted in 2008 due to the strike as well as the June 2008 suspension of deliveries pending resolution of quality issues with a supplier’s component. The issue was resolved with the vendor and the U.S. Government and deliveries resumed in January 2009. Deliveries in 2009 include the initial units on the Israeli and Iraqi contracts executed earlier in the year.

Customer Support. Customer Support segment sales are principally comprised of the sale of spare parts and maintenance services to existing aircraft operators. The decrease in segment sales for the year ended December 31, 2009 of $84.5 million is due to reduced volumes in both parts sales and maintenance services as a result of generally lower general aviation aircraft usage as well as the sale of our fuel and line operations in late 2008. Sales included in the segment’s results for the fuel and line operations were $48.5 million for the year ended December 31, 2008.

Operating (Loss) Income

The table below details the decrease in operating income of $852.3 million for the year ended December 31, 2009 compared to the year ended December 31, 2008. The decline was primarily due to the previously discussed third quarter 2009 impairment and other charges totaling $613.0 million as well as the decrease in sales volume in the Business and General Aviation segment due to the depressed market conditions.

	Year Ended
(In millions)	December 31, 2009	December 31, 2008
Operating (Loss) Income:
Business and General Aviation	$(801.7)	$29.5
Trainer/Attack Aircraft	45.5	28.2
Customer Support	44.1	82.5
Eliminations	0.1	0.1

Total	$(712.0)	$140.3

Business and General Aviation. Business and General Aviation segment operating income decreased by $831.2 million for the year ended December 31, 2009 compared to the year ended December 31, 2008. The segment recorded a charge of $340.1 million to reduce the carrying value of segment goodwill to zero and charges totaling $181.2 million as a result of other intangible asset impairments. In addition, the segment’s portion of the previously discussed charges recorded for tangible asset and inventory impairment was $60.2 million. Charges totaling $137.1 million related to reserves for loss-making aircraft and vendor claims were also recorded during the year ended December 31, 2009. A majority of the reserves for loss-making aircraft relate to the Hawker 4000. Charges totaling $91.1 million were recorded related to the Hawker 4000 program for the year ended December 31, 2008.

In addition to the charges noted above, the segment recorded 2009 charges totaling $26.0 million to reduce the carrying value of used aircraft inventory to current market values and $30.3 million related to mark-to-market adjustments on foreign currency forward contracts no longer designated as cash flow hedges because the underlying purchase volumes are no longer expected to occur. Further, $32.3 million of the total restructuring charges recorded during the year ended December 31, 2009 related to this segment. For the year ended December 31, 2008, the segment recorded charges for used aircraft, ineffective foreign currency forward contracts and for restructuring of $13.7 million, $18.0 million and $1.0 million, respectively. Reduced general aviation deliveries as well as downward pricing pressure on new aircraft sales also contributed to the overall increase in operating loss for the year ended December 31, 2009.

Trainer/Attack Aircraft. Trainer/Attack Aircraft segment operating income increased by $17.3 million for the year ended December 31, 2009 compared to the year ended December 31, 2008 as a result of the increased production volumes discussed previously, offset by increased research and development costs associated with derivatives of the T-6 aircraft and smaller profit adjustments on the JPATS program during the period. Favorable cumulative catch-up adjustments of $6.0 million were recorded during the year ended December 31, 2009, compared to $14.9 million during the year ended December 31, 2008.

Customer Support. Customer Support segment operating income decreased by $38.4 million for the year ended December 31, 2009 compared to the year ended December 31, 2008 due primarily to the segment’s $31.5 million portion of the impaired inventory charge recorded as discussed previously. The remaining decrease is due to the reduced sales volumes as a result of the sale of the fuel and line operations in late 2008 as well as the decline in general aviation aircraft usage as a result of recent economic conditions which adversely impacted segment sales.

Restructuring.

We recorded pre-tax charges of $34.1 million related to workforce reductions, costs to exit facilities, and related items during the year ended December 31, 2009. We undertook several restructuring actions during 2009 in response to reduced aircraft production rates due weakening in the global economy and decreased demand in the business and general aviation industry.

Selling, General and Administrative Expense.

Selling, general, and administrative expense totaled $209.7 million, or 6.6% of sales for the year ended December 31, 2009, compared to $279.1 million, or 7.9% of sales for the year ended December 31, 2008. The decrease was due to lower Business and General Aviation segment selling expense as a result of decreased sales activity as well as the impact of cost reduction measures implemented throughout the company, including the work force reductions previously discussed.

Research and Development Expense.

Research and development expense totaled $107.3 million for the year ended December 31, 2009 compared to $110.2 million for the year ended December 31, 2008, a decrease of $2.9 million. While we increased development efforts on the T-6 derivative products in the Trainer/Attack Aircraft segment, our Business and General Aviation segment research and development efforts have decreased slightly and reflect continued efforts on our derivative aircraft strategy.

Non-operating Income/Expense, Net.

Net non-operating income was $200.0 million for the year ended December 31, 2009 compared to net non-operating expense of $195.0 million for the year ended December 31, 2008. During 2009, we realized a gain on purchases of our debt securities of $352.1 million. Interest expense decreased by $51.3 million in 2009, compared to 2008 as a result of lower interest rates on our floating rate debt as well as reduced principal balances on the fixed rate debt as a result of the debt purchases during the first half of 2009.

Provision for Income Taxes.

During the year ended December 31, 2009, we recorded a tax benefit of $60.7 million as a result of applying the intraperiod tax allocation rules to items in other comprehensive income and as a result of reversals of deferred income taxes related to impairment of goodwill and indefinite lived intangibles. During the year ended December 31, 2008, we recorded tax expense of $102.5 million primarily as a result of the valuation allowance and the deferred tax expense associated with our goodwill and indefinite lived intangible assets (“naked credits”).

Liquidity and Capital Resources

Cash Flow Analysis

The following table illustrates sources and uses of funds:

	Year Ended
(In millions)	December 31, 2010	December 31, 2009	December 31, 2008
Net cash provided by (used in) operating activities	$297.8	$177.1	$(69.0)
Net cash (used in) provided by investing activities	(35.2)	(53.3)	50.1
Net cash (used in) provided by financing activities	(408.6)	67.4	(170.3)
Effect of exchange rates on cash and cash equivalents	—	—	(2.7)

Net decrease in cash and cash equivalents	$(146.0)	$191.2	$(191.9)

Year Ended December 31, 2010.

Net cash provided by operating activities was $297.8 million. Despite lower sales in 2010, our operating activities provided positive net cash performance primarily as a result from improved cash management due to better management of our inventory, partially offset by a reduction in advanced payments from customers.

Net cash used in investing activities of $35.2 million related primarily to capital expenditures for tooling in our Business and General Aviation segment and for the AT-6 program and associated tooling in our Trainer/Attack Aircraft segment.

Net cash used in financing activities of $408.6 million represents the repayment of the previously outstanding $235.0 million on the revolving credit facility as well as payments on notes payable used to finance certain aircraft engine purchases.

Year Ended December 31, 2009.

Net cash provided from operating activities was $177.1 million. The positive net cash performance was due to sharply reduced inventory levels, reflecting an increase in Hawker 4000 deliveries, lower material receipts compared to aircraft deliveries, lower levels of used aircraft inventory on-hand and better overall inventory management. Partially offsetting the inventory improvement was the operating loss for the year as well as decreased accounts payable balances as amounts due vendors associated with higher activity in late 2008 were paid early in 2009. In addition, customer deposits were reduced as a result of the decline in new orders.

Net cash used in investing activities of $53.3 million related primarily to capital expenditures for tooling in our Business and General Aviation segment and facilities improvements in our Customer Support segment.

Net cash from financing activities of $67.4 million included $235.0 million in net borrowings from our revolving credit facility as well as $188.0 million in net proceeds from the additional debt issuance in the fourth quarter of 2009. Offsetting these inflows was $136.7 million used to purchase our debt securities in the first half of 2009 and payments on notes payable used to finance engine purchases.

Year Ended December 31, 2008.

Net cash used in operating activities was $69.0 million. The net cash consumed was primarily due to an increase in inventory in connection with increased build rates for the Hawker 4000 and other aircraft models as well as the reduced delivery volume as a result of the strike by the Company’s union work force in August 2008. These impacts were partially offset by a third-party financing arrangement used to finance engine purchases, increased commercial aircraft deposits received and an increase in accounts payable and other accrued expenses. The seasonality of our aircraft deliveries coupled with a more linear aircraft production schedule also contributed to net operating cash consumption for the year ended December 31, 2008.

Net cash provided by investing activities of $50.1 million included net cash proceeds of $123.6 million from completing the sale of the fuel and line operations facilities offset by capital expenditures of $70.2 million primarily related to tooling, facilities improvements and equipment used in the manufacturing process and additions to computer software of $4.7 million.

Net cash used in financing activities of $170.3 million represented payments on notes payable used to finance engine purchases and mandatory principal payments of the senior secured term loan.

Capital Structure

The following table summarizes our capital structure as of the dates indicated:

	Year Ended
	December 31,	December 31,	December 31,
(In millions)	2010	2009	2008
Cash and cash equivalents	$422.8	$568.8	$377.6
Total debt	2,129.7	2,364.2	2,490.8
Net debt (total debt less cash and cash equivalents)	1,706.9	1,795.4	2,113.2
Total (deficit) equity	(214.4)	118.3	431.1
Total capitalization (debt plus equity)	1,915.3	2,482.5	2,921.9
Net capitalization (debt plus equity less cash and cash equivalents)	1,492.5	1,913.7	2,544.3
Debt to total capitalization	111%	95%	85%
Net debt to net capitalization	114%	94%	83%

We have substantial indebtedness. As of December 31, 2010, our total indebtedness was $2,129.7 million, including $59.6 million of short-term obligations payable to a third party under a financing arrangement. We also have $37.4 million available for letter of credit issuances under a synthetic letter of credit facility. In addition, our Senior PIK-Election Notes permit us to pay interest by increasing the principal amount thereunder (“PIK-interest”) rather than paying cash interest through April 1, 2011. On September 30, 2010, we notified our noteholders that we had elected to pay the April 2011 semi-annual interest payment on our Senior PIK-Election Notes in cash. We had previously notified our noteholders of our intention to pay the October 2010 semi-annual interest payment in a similar manner.

Our principal sources of liquidity consist of cash generated by operations and borrowings available under our revolving credit facility. Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are largely beyond our control.

Our pension plan assets, which are broadly diversified, experienced an increase in value during 2010 following a substantial decrease in value in 2008 and a rebound in 2009. As measured under GAAP, our pension benefit plans were $351.1 million underfunded at December 31, 2010 as compared to being $296.8 million underfunded at December 31, 2009. In accordance with GAAP, we recognize the funded status of our defined benefit pension and other postretirement benefits plans in our consolidated statement of financial position, with a corresponding after-tax adjustment to accumulated other comprehensive loss. The 2010 annual remeasurement of our pension and other postretirement plans resulted in a net $50.5 million increase in total equity, which was primarily driven by increases in our pension service costs and actuarial losses. We currently estimate that required pension plan cash contributions will be approximately $51.7 million in 2011. For our unfunded other postretirement benefits plans, we expect to contribute approximately $0.6 million in 2011. However, absent a recovery of pension plan asset values or higher interest rates, we will be required to make higher contributions in future years. See Note 15 to our consolidated financial statements included elsewhere in this prospectus for additional information about our pension and other postretirement benefits plans.

Our corporate credit rating at Moody’s Investors Service and Standard & Poor’s Ratings Services as of December 31, 2010 was Caa2 and CCC+ respectively. These were unchanged from December 31, 2009. General economic conditions during 2010, the status of the general aviation industry and our overall debt levels continued to significantly impact the fair value of our debt. See Note 6 to our consolidated financial statements included elsewhere in this prospectus for additional information about the fair value of our debt.

As of December 31, 2010, we had $422.8 million of cash and cash equivalents and had no outstanding borrowings on the $235.6 million available under our revolving credit facility, net of $4.7 million of outstanding letters of credit. We continue to evaluate our short- and long-term balance sheet management plans. We have taken, and continue to take, various actions to preserve our liquidity and cash position, including reduced production levels to better meet expected demand; work force reductions consistent with the lower production levels; and other cost reduction efforts including facility consolidation, sharply reduced discretionary spending and deferrals of certain product development activity. We believe these actions will result in our having sufficient liquidity to meet our cash requirements for the next twelve months; however, additional economic deterioration may further depress the business and general aviation market and we could be required to take additional measures to meet our liquidity needs.

Notes. In connection with the Acquisition, we issued $1,100.0 million of notes, including $400.0 million of 8.5% Senior Fixed Rate Notes due April 1, 2015, $400.0 million of 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and $300.0 million of 9.75% Senior Subordinated Notes due April 1, 2017. In February 2008, we exchanged these notes for new notes with identical terms, except that the new notes have been registered under the Securities Act of 1933 (the “Securities Act”) and do not bear restrictions on transferability mandated by the Securities Act or certain penalties for failure to file a registration statement relating to the exchange.

The notes are unsecured obligations and are guaranteed by certain current and future wholly-owned subsidiaries that guarantee our obligations under the senior secured credit facilities. Interest on the Senior Fixed Rate Notes accrues at the rate of 8.50% per annum and interest on the Senior Subordinated Notes accrues at the rate of 9.75% per annum. Cash interest on the Senior PIK-Election Notes accrues at the rate of 8.875% per annum and the PIK-interest accrues at the cash interest rate per annum plus 0.75%. Interest is payable in cash, except as discussed above with respect to our ability to elect to pay PIK-interest, rather than cash interest.

On June 2, 2009, we completed a cash tender offer to purchase a portion of our outstanding Senior Fixed Rate Notes, Senior PIK-Election Notes and Senior Subordinated Notes. The tender offer, along with open market purchases executed in the first quarter of 2009, resulted in an aggregate purchase of $496.6 million aggregate principal amount of our debt securities, allowing the Company to realize a net gain of $352.1 million.

Senior Secured Credit Facilities. In connection with the Acquisition, we entered into senior secured credit facilities totaling $1,810.0 million, consisting of a $1,300.0 million term loan drawn at the close of the Acquisition, a $400.0 million, before the Second Amendment, revolving credit facility and a $110.0 million synthetic letter of credit facility. In March 2008, we reduced the synthetic letter of credit facility to $75.0 million based on our expected needs in the future. At December 31, 2010, we had issued letters of credit totaling $37.6 million under the synthetic facility and $37.4 million of available issuances.

On September 15, 2008, Lehman Brothers Holdings, Inc. (“Lehman”) filed for bankruptcy. One of Lehman’s subsidiaries, Lehman Brothers Commercial Bank, had a $35.0 million commitment in the Company’s revolving credit facility. We do not expect Lehman Brothers Commercial Bank to fulfill its funding obligations under the Company’s revolving credit facility.

In December 2008, we amended the credit agreement to allow us to prepay, up to a maximum of $300.0 million, the secured term loan at a discount price to par to be determined pursuant to certain auction procedures.

On November 6, 2009, we further amended our credit agreement (the “Second Amendment”). The Second Amendment provides that compliance with the maximum consolidated secured debt ratio test under the Credit Agreement is waived. The continuing effectiveness of this waiver is subject to the condition that we shall not have made a restricted payment pursuant to certain available restricted payment baskets under the Credit Agreement. If this condition fails to be satisfied, then the waiver of the maximum consolidated secured debt ratio covenant will be revoked and we will be required to comply (and, if revoked, compliance with the consolidated secured debt ratio will be required for the two most recently completed fiscal quarters) with the maximum consolidated secured debt ratio test in the Credit Agreement.

The Second Amendment added a new minimum liquidity covenant which requires our unrestricted cash plus available commitments under our revolving credit facility, determined in each case as of the last day of such fiscal quarter, to be at least $162.5 million.

In addition, the Second Amendment added a new Adjusted EBITDA covenant requiring that, to the extent the consolidated secured debt ratio covenant is waived as described above, for any fiscal quarter beginning with the second quarter of 2011 for which any revolving facility commitment is outstanding on the last day of such fiscal quarter, we maintain a minimum Adjusted EBITDA as specified in the Second Amendment. This Adjusted EBITDA covenant is now in effect.

The initial effectiveness of the Second Amendment was conditioned upon, among other items, the repayment of $125.0 million of our outstanding borrowings under the revolving credit facility and the permanent reduction of facility commitments by $137.0 million (which included a $12.3 million portion of the $35.0 million originally committed by Lehman).

The remaining $22.7 million portion of Lehman’s revolving commitment is not considered available as they have been unable to honor this commitment as a result of their bankruptcy. As a result of the Second Amendment and the Lehman bankruptcy, the total reduction in available commitments was $159.7 million. Following these reductions, the amount of available revolving commitments under the revolving credit facility is now $240.3 million.

On November 25, 2009, we entered into an Incremental Facility Supplement Agreement. Pursuant to the terms of the agreement, we were provided $200.0 million of new term loans (the “Series A New Term Loans”) under the incremental facilities provisions of the Credit Agreement. We paid a fee to the lenders on closing, in the form of an Original Issue Discount, equal to 6.0% of the agreement principal amount of the Series A New Term Loans.

The Series A New Term Loans have a final maturity date of March 26, 2014 (the same as the existing Term Loans under the Credit Agreement) and will amortize in quarterly principal installments totaling 1% annually beginning with the quarter ended December 31, 2009. The interest rates applicable to the Series A New Term Loans are equal to either a base rate or an adjusted Eurocurrency bank deposit rate plus, in each case, an applicable margin. For base rate loans, the applicable margin is 7.5% and for Eurocurrency loans, the applicable margin is 8.5%. The base rate has a floor of 3.0% and the Eurocurrency bank deposit rate has a floor of 2.0%. Voluntary prepayments of the Series A New Term Loans are permitted, in whole or in part, at the U.S. Borrower’s option, without premium or penalty. Voluntary prepayments of the Series A New Term Loans will be applied to remaining scheduled amortization installments in an order to be determined at our option. The terms of the Series A New Term Loans are otherwise governed by and subject to the Credit Agreement. After fees and the original issue discount, net proceeds to the Company were $180.4 million with the proceeds to be used for general corporate purposes.

Debt Covenants. The indentures governing the notes and the credit agreement governing our senior secured credit facilities contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on us include limitations on our ability to:

•	incur indebtedness or issue disqualified stock or preferred stock;

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments or acquisitions;

•	create liens;

•	sell assets;

•	engage in sale and leaseback transactions;

•	restrict dividends or other payments to us;

•	guarantee indebtedness;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of our assets.

Our excess cash flow, as defined under the credit agreement, and our year-end consolidated secured debt ratio determines the annual amount of mandatory term loan prepayment due under our credit agreement, if any. The consolidated secured debt ratio is the ratio of our consolidated secured debt less cash on hand at the end of each period divided by a rolling 12-month calculation of our debt covenant defined earnings before interest, taxes, depreciation and amortization (“DC EBITDA”). DC EBITDA is calculated based on the Company’s net income adjusted for (i) interest, taxes, depreciation and amortization expense; (ii) non-recurring transition costs as a result of the Acquisition; (iii) non-recurring inventory step-up costs and other non-recurring purchase accounting impacts; (iv) non-cash compensation expense; (v) project start up, ramp up and launch costs including the development of new aircraft; (vi) management fees paid to our principal external shareholders; (vii) minority interest adjustments;

and (viii) miscellaneous other adjustments. Based on our 2010 excess cash flow and the consolidated secured debt ratio, as defined under the credit agreement, we made a mandatory term loan principal prepayment in 2011 of $44.5 million. As discussed above, the Second Amendment provides that compliance with the maximum consolidated secured debt ratio covenant is waived under certain conditions and our new EBITDA covenant is in effect.

As of December 31, 2010, we were in full compliance with all covenants contained in our debt agreements.

Industrial Revenue Bonds. One of our subsidiaries uses Industrial Revenue Bonds (“IRBs”) issued by Sedgwick County, Kansas to finance the purchase and/or development of certain real and personal property. Tax benefits associated with the IRBs include a provision for a 10-year ad valorem property tax abatement and retail sales tax exemption on the property financed with the proceeds of the IRBs. Sedgwick County holds legal title to the bond financed assets and leases them to the Company subject to an option to purchase for a nominal consideration, which the Company may exercise at any time. We record the property on our consolidated statement of financial position, along with a capital lease obligation to repay the proceeds of the IRBs. Moreover, as holder of the bonds, we have the right to offset the amounts due by our subsidiary with the amounts due to us; accordingly, no net debt associated with the IRBs is reflected in our consolidated statement of financial position. Upon maturity or redemption of the bonds, title to the leased property reverts to our subsidiary. At December 31, 2010 and 2009, we held IRBs with an aggregate principal amount of $286.8 million and $331.5 million, respectively.

Contractual Obligations

The following table summarizes known contractual obligations as of December 31, 2010, as well as an estimate of when these obligations are expected to be satisfied:

(In millions)	Total	2011	2012	2013	2014	2015	Thereafter
Long-term debt obligations	$2,079.3	$15.0	$15.0	$15.0	$1,403.7	$485.5	$145.1
Interest on long-term debt	427.6	106.1	105.6	105.6	67.9	24.7	17.7
Operating lease obligations	54.0	5.1	4.0	3.5	3.3	2.9	35.2
Purchase obligations	894.3	732.1	126.6	17.7	14.3	3.6	—

Total	$3,455.2	$858.3	$251.2	$141.8	$1,489.2	$516.7	$198.0

The table above excludes $0.9 million of tax liabilities for uncertain tax positions for which we cannot reasonably estimate the timing of payment.

Long-term debt obligations include scheduled principal repayments for our outstanding notes and senior secured term loan, including the current portion. See Note 13 to our consolidated financial statements included elsewhere in this prospectus for additional information.

Interest on long-term debt is estimated using the interest rate in effect at December 31, 2010 for variable rate debt. Calculations of interest for the PIK-election notes assume payment of interest in cash. The calculation includes the effect of our interest rate swap agreement, which is discussed more fully in Note 11 to our consolidated financial statements included elsewhere in this prospectus.

Operating lease obligations include leases for equipment, office buildings and other facilities under leases that include standard escalation clauses for adjusting rent payments to reflect changes in price indices, as well as renewal options. Our commitments under these operating leases, in the form of non-cancelable future lease payments, are not reflected as a liability on our statement of financial position. See Note 19 to our consolidated financial statements included elsewhere in this prospectus.

Purchase obligations in the table above represent agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the purchase. We enter into contracts with some customers, primarily the U.S. Government, which entitles us to full recourse for costs incurred, including purchase obligations, in the event the contract is terminated by the customer for convenience. These purchase obligations are included above notwithstanding the amount for which we are entitled to full recourse from our customers.

Off-Balance Sheet Arrangements

We use customary off-balance sheet arrangements, such as operating leases and letters of credit, in the normal course of our business. We may, from time to time, instruct banks to issue letters of credit on our behalf to support cash deposits and to guarantee the performance of our contractual obligations. None of these arrangements has or is likely to have a material effect on our financial position or results of operations. See Note 19 to our consolidated financial statements included elsewhere in this prospectus for additional information about off-balance sheet arrangements.

Inflation

Since the primary elements of our operating costs are purchased components and raw materials, annual escalation in commodity and materials pricing could have a significant impact on our product cost. We have long-term agreements with many of our major suppliers to minimize potential price volatility. In some cases, our supply arrangements contain inflationary adjustment provisions based on accepted industry indices, and we typically include an inflation component in estimating our supply costs.

Critical Accounting Policies

The preparation of our financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates, judgments and assumptions that affect our financial position and results of operations that are reported in the accompanying consolidated financial statements as well as the related disclosure of assets and liabilities contingent upon future events.

Understanding the critical accounting policies discussed below and related risks is important in evaluating our financial position and results of operations. We believe the following accounting policies used in the preparation of the consolidated financial statements are critical to our financial position and results of operations as they involve the significant use of estimates and judgment on matters that are inherently uncertain. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. If actual results differ significantly from management’s estimates, there could be a material effect on our financial position, results of operations and cash flows.

Revenue Recognition

For the majority of our aircraft sales, we use the units-of-delivery method to measure progress towards completion. Actual sales and cost values for the unit being delivered are used as the basis for recording revenue and its associated margin. Under this method, revenue is recognized when title to an airworthy aircraft is transferred to the customer.

To a lesser extent, we use the cost-to-cost method to measure progress towards completion. The use of the cost-to-cost method is limited to longer term contracts with substantial contract-specific development or engineering cost. For these contracts, management believes the cost-to-cost method provides a better measure of progress towards completion than the units-of-delivery method. Under this method, incurred cost and estimated margin are recorded as revenue based on the ratio of costs incurred-to-date to total estimated costs at the completion of the contract. Accordingly, management must apply judgment to determine the estimated contract revenue and costs at completion. Total contract revenue estimates are based on negotiated contract prices and quantities. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable. Total contract cost projections require management to make numerous assumptions and estimates relating to items such as the complexity of design, availability and cost of materials, labor productivity and cost, overhead and capital costs and operational efficiency. Contract estimates are reviewed periodically to determine whether revisions to contract values or estimated costs at completion are necessary. The effects of changes in estimates resulting from any such revisions are reflected in the period the estimates are revised using a cumulative catch-up adjustment. Claims are included in revenue estimates only when it is probable that a reliably estimated increase in contract value will be realized. To the extent estimated total costs on a contract exceed the total estimate of revenue to be earned from the contract, the full value of the estimated loss is recorded in the period the loss is identified.

We recognize revenue on aircraft parts and services as the part is shipped or as the service is rendered.

Income Taxes

Deferred income tax assets and liabilities are recognized for future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to reduce deferred income tax assets to an amount that, in the opinion of management, will more likely than not be realized. During the fourth quarter of 2008, HBAC recorded a valuation allowance against net deferred tax assets at December 31, 2008 in the amount of $296.9 million. This decision was based on our cumulative pre-tax losses and the need to generate significant amounts of taxable income in future periods in order to utilize existing deferred tax assets. The valuation allowance was $379.7 million at December 31, 2009. Our valuation allowance increased $131.5 million during the twelve months ending December 31, 2010 to $511.2 million. The increase in valuation allowance was a result of an increase in our U.S. deferred tax assets, primarily related to U.S. federal and state net operating losses.

HBAC records an income tax expense or benefit based on the net income earned or net loss incurred in each tax jurisdiction and the tax rate applicable to that income or loss. In the ordinary course of business, there are transactions for which the ultimate tax outcome is uncertain. These uncertainties are accounted for in accordance with applicable literature. The final tax outcome of these matters may be different than the estimates originally made by management in determining the income tax provision. A change to these estimates could impact the effective tax rate and, subsequently, net income or net loss. The effect of changes in tax rates is recognized during the period in which the rate change occurs.

Pension Benefits

We have defined benefit pension and retirement plans covering the majority of our non-union employees hired prior to January 1, 2007 in addition to all of our union employees. Accounting standards require the cost of providing these pension plans be measured on an actuarial basis. These accounting standards will generally reduce, but not eliminate, the volatility of the reported pension obligation and related pension expense as actuarial gains and losses resulting from both normal year-to-year changes in valuation assumptions and the differences from actual experience are deferred and amortized. The application of these accounting standards requires management to make numerous assumptions and judgments that can significantly affect these measurements. Critical assumptions made by management in performing these actuarial valuations include the selection of discount rates and expectations on the future rate of return on pension plan assets.

The net periodic benefit cost assumptions for our defined benefit pension plans were as follows:

	Pension Benefits
	Year	Year	Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2010	2009	2008
Discount rate	6.00%	6.25%	6.50%
Expected rate of return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	3.50%	3.50%	4.50%

Discount rates are used to determine the present value of our pension obligations and also affect the amount of pension expense recorded in any given period. We estimate this discount rate based on the rates of return of high quality, fixed-income investments with maturity dates that reflect the expected time horizon over which benefits will be paid. Changes in the discount rate could have a material effect on our reported pension obligations and related pension expense.

The expected rate of return on plan assets is our estimate of the long-term earnings rate on our pension plan assets and is based upon both historical long-term actual and expected future investment returns considering the current investment mix of plan assets, which is shown in the table below. Differences between the actual and expected rate of return on plan assets can impact our expense for pension benefits.

Our investment asset allocations were as follows:

	December 31,	December 31,
	2010	2009
Equity securities	50.7%	54.1%
Debt securities	40.4%	38.0%
Other	8.9%	7.9%

	100.0%	100.0%

Other variables that can impact the pension funded status and expense include demographic experience, such as the rates of salary increase, retirement, turnover and mortality. Assumptions for these variables are set based on actual and projected plan experience.

Based on our assumptions, we expect 2011 pension expense to be approximately $52.7 million. Holding all other factors constant, the estimated impact on 2011 pension expense caused by hypothetical changes to key assumptions is as follows:

Change in Assumption
2011 Assumptions	25 Basis Point Increase	25 Basis Point Decrease
Discount Rate	$3.9 pension expense decrease	$3.9 pension expense increase
Expected rate of return on plan assets	$1.8 pension expense decrease	$1.8 pension expense increase

In addition, at December 31, 2010 we had $257.7 million of deferred losses resulting primarily from differences between actual and assumed asset returns, changes in discount rates and differences between actual and assumed demographic experience. To the extent we continue to have fluctuations in these items, we will experience increases or decreases in our funded status and related accrued retiree benefit obligation.

Goodwill and Intangible Assets.

Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses. Intangible assets are recorded at cost or, when acquired as part of a business combination, at estimated fair value. Intangible assets with definite lives consist of certain trade names and trademarks, order backlog, customer relationships, technological knowledge and computer software and are amortized on a straight-line basis over their estimated useful life. The weighted average amortization periods assigned to definite-lived intangible assets are: 3 years for order backlog, 8 years for computer software, 10 years for trademarks and trade names with definite lives, 15 years for technological knowledge and 17 years for customer relationships. Intangible assets with indefinite lives include certain trademarks and trade names and are not amortized.

Goodwill and intangible assets with indefinite lives are not amortized but are instead reviewed for impairment on an annual basis during the fourth quarter or upon the occurrence of events that may indicate possible impairment. HBAC conducts its review for impairment on an operating segment basis.

The assumptions, inputs and judgments used in performing the valuation analysis are inherently subjective and reflect estimates based on known facts and circumstances at the time the Company performs the valuation. These estimates and assumptions primarily include, but are not limited to, the discount rate; terminal growth rate; earnings before interest, taxes, depreciation and amortization (“EBITDA”) and capital expenditures forecasts. The use of different assumptions, inputs and judgments, or changes in circumstances, could materially affect the results of the valuation. Due to the inherent uncertainty involved in making these estimates, actual results could differ from our estimates. The following is a description of the primary valuation methodologies used to derive the fair value of the reporting segments:

•	Income Approach: To determine fair value, the Company discounted the expected cash flows of the reporting units. In estimating future cash flows, the Company relied on internally generated five-year forecasts for sales and operating profits, including capital expenditures, and generally a three percent long-term assumed annual growth rate of cash flows for periods after the five-year forecast. Discount rates were determined by weighting the required returns on interest-bearing debt and paid-in capital in proportion to their estimated percentages in an expected industry capital structure. Based on our analysis, the discount rates estimated for the segments carrying goodwill were 10% for Trainer/Attack Aircraft and 13% for Customer Support.

•

Market-Comparable Approach: The Company makes use of market price data of stocks of companies engaged in the same or similar line of businesses as that of the reporting unit. Specifically, the Company calculated multiples of total enterprise value (TEV) to EBITDA for comparable companies using data for the latest twelve months (LTM) ended September 2010, and for the 2011 projected year. In determining the concluded range of trailing and forward multiples, the Company compared the historical and expected performance of the comparable companies to those of the reporting units. The selected range of multiples were then multiplied by the LTM and projected 2011 EBITDA of these reporting units to determine fair value.

•

Market Transaction Approach: The Company assessed EBITDA multiples realized in actual purchase transactions of comparable companies. After the Company adjusted these multiples to account for the current economic climate, versus the period during which the transactions occurred, they were applied to the LTM EBITDA of the reporting units to determine fair value.

Equal weightings were assigned to the aforementioned model results to arrive at a final fair value estimate of the reporting unit.

The necessity for, and the amount of, any goodwill impairment is determined using a two-step process. The first step is to identify if a potential impairment is indicated by comparing the fair value of a segment with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the segment unit is not considered to be impaired and the second step of the impairment test is not necessary. However, if the carrying amount of a segment exceeds its fair value, the second step is performed for that reporting unit to determine if goodwill is impaired and to measure the amount of impairment loss that should be recognized, if any.

The second step, if necessary, compares the implied fair value of a segment’s goodwill with the carrying amount of that reporting unit’s goodwill. The process of determining such implied fair value of goodwill involves allocating the reporting unit’s fair value as determined in step one to all of the reporting unit’s assets and liabilities. If the implied fair value of goodwill exceeds the carrying amount, then goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

Impairments of indefinite-lived intangible assets are recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable, and our estimate of discounted cash flows over the assets’ remaining useful lives is less than the carrying value of the assets. The fair value of these intangibles is measured using the relief-from-royalty method. This method is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. The royalty rate based on an analysis of empirical, market-derived royalty rates for comparable companies and an analysis of the profitability of the underlying businesses utilizing the name and related marks. The market-derived royalty rate is then applied to estimate the royalty savings. The net after-tax royalty savings are discounted using the weighted average cost of capital of our Business and General Aviation segment. Any excess carrying value over the fair value represents the amount of impairment.

Additional information regarding these charges, and the methodology used in performing the impairment testing are included in Note 9 to the consolidated financial statements included elsewhere in this prospectus.

Impairment of Definite-Lived Assets

Management determines whether definite-lived assets are to be held-for-use or held-for-disposal. Upon indication of possible impairment, management evaluates the recoverability of held-for-use definite-lived assets by measuring the carrying amount of the assets against the related estimated undiscounted future cash flows. When an evaluation indicates that the future undiscounted cash flows are not sufficient to recover the carrying value of the asset, the asset is written down to its estimated fair value. In order for definite-lived assets to be considered held-for-disposal, management must have committed to a plan to dispose of the assets. Once deemed held-for-disposal, the assets are stated at the lower of carrying amount or net realizable value.

We will continue to perform our annual impairment testing during the fourth quarter each year absent any impairment indicators or other changes that may necessitate more frequent impairment analysis.

See additional disclosure of these analyses in Note 9 and Note 10 to our consolidated financial statements included elsewhere in this prospectus including the impairment charges recorded during the years ended December 31, 2010 and 2009.

Product Warranty

Warranty provisions related to commercial aircraft and parts sales are determined based upon an estimate of costs that may be incurred for warranty services over the period of coverage from one to five years with limited additional coverage up to 10 years on the Hawker 4000. The Company estimates its warranty costs based on historical warranty claim experience. The warranty accrual is reviewed quarterly to verify that it appropriately reflects the estimated remaining obligation based on the anticipated expenditures over the balance of the obligation period. Adjustments are made when actual warranty claim experience causes management to revise its estimates. The effects of changes in estimates are reflected in the period the estimates are revised.

Warranty provisions related to aircraft deliveries on contracts accounted for using the cost-to-cost method to measure progress towards completion are recorded as contract costs as the work is performed. The estimation of these costs is an integral part of the revenue recognition process for these contracts.

Should future warranty experience differ materially from our historical experience, we may be required to record additional warranty liabilities, which could have a material adverse effect on our results of operations and cash flows in the period in which these additional liabilities are required.

Fair Value

We are required to record certain financial instruments at fair value on our statement of financial position. In addition, we may elect to record certain financial instruments at fair value by utilizing the “fair value option” as permitted under authoritative literature. However, as of December 31, 2010, we have not elected the fair value option for any eligible financial instruments.

As discussed in Note 6 to our consolidated financial statements included elsewhere in this prospectus, we adopted guidance related to fair values effective January 1, 2008. This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into the following three broad categories:

Level 1 Inputs – Quoted prices for identical assets and liabilities in active markets.

Level 2 Inputs – Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; observable inputs other than quoted prices; and inputs that are derived principally from or corroborated by other observable market data.

Level 3 Inputs – Unobservable inputs reflecting the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

We maximize the use of our observable inputs and minimize the use of unobservable inputs.

We estimate the fair value of our derivatives using an income valuation approach. The fair value of our foreign currency forward contracts is calculated as the present value of the forward rate less the contract rate multiplied by the notional amount. The fair value of our interest rate swap is derived from a discounted cash flow analysis based on the terms of the contract and the interest rate yield curve. Our fair value measurements also incorporate credit risk. For derivatives in a liability position, we incorporate our own credit risk, and, for derivatives in an asset position, we incorporate our counterparty’s credit risk. To measure credit risk, we modify our discount rate to include the applicable credit spread, which is calculated as the difference between the relevant entity’s yield curve (or average yield curve for similarly rated companies, if the specific entity’s yield curve is not available) and LIBOR, for the derivative. Significant inputs to these valuation models include forward rates, interest rates and yield curves, which are obtained from third-party pricing services. These inputs are derived principally from or corroborated by other observable market data and are therefore considered to be Level 2 inputs. Our valuations do not include any significant Level 3, or unobservable, inputs. We test the validity of our valuations by comparing them to the valuations we receive from our counterparties.

Recent Accounting Pronouncements

In September 2009, the Financial Accounting Standards Board (“FASB”) issued an update to the authoritative guidance for revenue recognition related to multiple-deliverable arrangements. This update removes the objective-and-reliable-evidence-of-fair-value criterion from the separation criteria used to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, replaces references to “fair value” with “selling price” to distinguish from the fair value measurements required under the authoritative guidance for fair value measurements and disclosures, provides a hierarchy that entities must use to estimate the selling price, eliminates the use of the residual method for allocation, and expands the ongoing disclosure requirements. This update is effective in fiscal years beginning on or after June 15, 2010 and can be applied prospectively or retrospectively. The Company adopted this policy during the year ended December 31, 2010 on a prospective basis.

In January 2010, the FASB issued new standards in the ASC topic on Fair Value Measurements and Disclosures. These standards require new disclosures on the amount and reason for transfers in and out of Level 1 and 2 fair value measurements. The standards also require disclosure of activities, including purchases, sales, issuances, and settlements within the Level 3 fair value measurements. The standards also clarify existing disclosure requirements on levels of disaggregation and disclosures about inputs and valuation techniques. The new disclosures regarding Level 1 and 2 fair value measurements and clarification of existing disclosures were effective for the Company beginning with the Company’s Form 10-Q for the first quarter of 2010. The adoption of this standard did not have a material impact on the Company’s financial statements. The disclosures about the rollforward of information in Level 3 are required for the Company with its first interim filing in 2011. The Company does not expect the adoption of this standard to have a material impact on its financial statements.

Other new pronouncements issued but not effective until after December 31, 2010 are not expected to have a material effect on our cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Exchange Rate Risk

We are subject to foreign currency exchange rate risk on payments made to foreign suppliers in foreign currencies. We may use foreign currency forward contracts (“foreign currency contracts”) to hedge our exposure to foreign currency exchange rate fluctuations for firm commitments and forecasted purchases from foreign suppliers. The objective of these foreign currency contracts is to minimize the impact of foreign currency exchange rate movements on the results of our operations and cash flows. All foreign currency contracts have been executed with creditworthy banks and were denominated in U.K. pound sterling. The duration of foreign currency contracts generally has been two years or less. We do not use foreign currency contracts for speculative or trading purposes. We account for the foreign currency contracts as cash flow hedges when they qualify for such treatment. The following table provides information about our foreign currency contracts outstanding at December 31, 2010:

(Dollar in millions)

Maturity	Notional Amount(1)	Weighted- Average Contract Rate	Weighted- Average Market Rate	Fair Value of Net Liability	Impact on Fair Value of 10% Increase In Market Rate
2011	$0.3	1.886	1.561	$—	$—

	$0.3			$—	$—

(1)	Notional amounts are stated in U.S. dollar equivalents at the contract rate.

For more information about our foreign currency contracts, see Note 11 to our consolidated financial statements included elsewhere in this prospectus.

Interest Rate Risk

We have substantial indebtedness, including both fixed and variable rate debt obligations, and are subject to interest rate risk on our variable rate debt obligations, which primarily relate to amounts outstanding under our senior secured credit facilities. Our outstanding debt obligations at December 31, 2010 were as follows:

		Weighted-
	Amount Outstanding	Average
(Dollars in millions)		Interest Rate
Fixed-rate debt(1)	$1,080.6	7.19%
Variable-rate debt	1,058.4	2.26%

Total debt	$2,139.0

(1)	Includes effect of interest rate swaps.

We entered into an interest rate swap agreement in April 2007 to hedge our exposure to changes in interest rates on a portion of our variable rate debt obligations and to attain an appropriate balance between fixed and variable rate debt. This interest rate swap has a notional amount of $150.0 million that matures on December 31, 2011.

We entered into an additional interest rate swap agreement in June 2009. The additional swap has a notional amount of $300.0 million and matures on June 30, 2011.

Our counterparty syndicated 40% of our April 2007 swap agreement by entering into risk participation agreements with a subsidiary of Lehman Brothers Holding, Inc. (“Lehman”) and another financial institution. On September 15, 2008, Lehman filed for Chapter 11 bankruptcy, which triggered termination of its risk participation agreement with our counterparty. As agreed with our counterparty, the swap was amended to increase the fixed rate by four basis points to 4.95% to compensate our counterparty for assuming the additional credit risk. For more information about our outstanding debt obligations and interest rate swap, see Notes 13 and 11, respectively, to our consolidated financial statements included elsewhere in this prospectus.

Assuming the debt levels that existed on December 31, 2010, a hypothetical 100 basis point increase in the interest rate of each of our variable-rate debt obligations would increase our 2011 projected interest expense by $8.7 million.

Credit Risk

We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Generally, our primary credit risk exposure results from our use of derivative financial instruments. As of December 31, 2010, we had no derivative assets. As of December 31, 2010, our derivative counterparties had S&P credit ratings of A.

BUSINESS

Our Company

Hawker Beechcraft is a world-leading manufacturer of business, special mission and trainer/attack aircraft; designing, marketing and supporting aviation products and services for businesses, governments and individuals worldwide. The Company leads the industry with a global network of more than 100 factory-owned and authorized service centers to support an estimated installed fleet of more than 37,000 aircraft.

Our business was formerly owned by Raytheon. On March 26, 2007, HBI purchased Raytheon Aircraft Acquisition Company, LLC (which has been renamed Hawker Beechcraft Acquisition Company, LLC) and substantially all of the assets of Raytheon Aircraft Services Limited from Raytheon and some of its affiliates. We refer to this transaction when we use the term “Acquisition”. Following the Acquisition, HBI contributed the equity interest of the entity purchasing the assets of Raytheon Aircraft Services Limited to us.

Our Products and Services

We conduct our business through three segments: Business and General Aviation, Trainer/Attack Aircraft and Customer Support. A description of our business segments is set forth below.

Business and General Aviation

Our Business and General Aviation segment designs, develops, manufactures, markets and delivers commercial and specially modified general aviation aircraft. The segment manufactures one of the broadest product lines in the industry, including business jet, turboprop and piston aircraft, under the Hawker® and Beechcraft® brands. We believe our extensive product line, as described below, enables us to attract and retain a broad range of corporate, fractional and charter operators and individual customers worldwide. Our Business and General Aviation segment sells aircraft through various distribution channels, including direct single unit retail sales, fleet (multiple units) sales to larger operators and our authorized dealer network. For the years ended December 31, 2010, 2009 and 2008, respectively, sales in the Business and General Aviation segment were approximately 60%, 71%, and 77% of total consolidated sales.

Business Jets. Our business jet offerings include the Hawker 4000, the Hawker 987 family, the Hawker 400XP, the Hawker 200 and the Beechcraft Premier IA.

The Hawker 4000 received Federal Aviation Administration (“FAA”) type and production certification in June 2008. The flagship of the Hawker line, the composite fuselage Hawker 4000 sets the standard for quality, performance and value in the super-midsize business jet class. With a 3,280 nautical mile non-stop range and cruise speeds up to Mach 0.84, it features a sophisticated composite fuselage, all metal supercritical wing, powerful Pratt & Whitney Canada FADEC-controlled engines and state-of-the-art Honeywell Primus EPIC avionics. According to GAMA data, the Hawker 4000 had a 33% share of the super midsize aircraft segment in 2010.

We began deliveries of the Hawker 900XP in 2007. From the best-selling midsized business jet lineage (the Hawker 800 series), the Hawker 900XP has combined new Honeywell engines with enhanced winglets, an approximate 2,900 nautical mile non-stop range and a large cabin for increased performance, range, efficiency, comfort and compelling value.

In 2008, we began deliveries of the Hawker 750, an offering in the light midsize aircraft segment with additional cargo capacity, state-of-the-art avionics, a wider cabin than typical aircraft in its class and a range of approximately 2,200 nautical miles that is well suited for European-based operators. According to the GAMA data, the Hawker 900XP family had a combined 36% share of the midsize aircraft segment and 12% of the light midsize aircraft segment in 2010.

With the largest cabin of any comparable aircraft, the Hawker 400XP has been one of the preferred light jets for the fractional market and corporations worldwide. It is the fastest light business jet of its class. In response to the challenging market, HBC announced it is suspending production of the Hawker 400XP light jet in 2011 until such time market demand improves.

Truly an advanced technology light jet, the Premier IA offers customers an industry-leading combination of speed, cabin size and efficiency. With its single-pilot certification, advanced composite construction, seven-passenger seating and a top cruise speed of more than 500 miles per hour, the Premier IA offers operational flexibility. According to GAMA data, the Premier IA had an 8% share of the entry level aircraft segment in 2010.

Introduced in October 2010 and evolving from the Premier IA, the Hawker 200 is a new light business jet that features higher cruise speeds, a 20% longer range and increased payload. The Hawker 200 still offers the largest cabin and is a technologically advanced single-pilot business jet. Its performance, cabin and technology provide an ideal light jet choice for pilot owners and business operators. On a typical mission, it can cruise at 450 knots, fly at 43,000 feet and travel more than 1,200 nautical miles nonstop. This incredible performance comes with lower acquisition and operating costs than, we believe, any competitor can offer.

Turboprops. King Air is a leading name in turboprop aircraft, with approximately 41% of the passenger turboprop market in 2010, according to the GAMA data.

The King Air family is sold under the Beechcraft® brand and is currently comprised of the King Air 350i, B200GT/250 and C90GTx, and has ranges of approximately 1,800, 1,600 and 1,300 nautical miles, respectively. The King Air 350i, B200GT/250 and C90GTx typically are configured to carry nine passengers, seven passengers and five passengers, respectively, and can all be operated by a single pilot. Its squared-oval cabin design provides a spacious feel in the interior. The King Air 350i is the flagship of the King Air models with the most advanced performance and largest interior seating capacity. Now equipped with the Rockwell Collins Venue™ cabin management system and state-of-the-art Beechcraft FlexCabin capability, the new King Air 350i sets the standard in cabin comfort, entertainment and flexibility while delivering unmatched fuel efficiency and the lowest operating cost per seat mile, making it one of the greenest aircraft available to business travelers today. The King Air B200GT cruises at 35,000 feet and handles runways as short as 2,600 feet. It also offers a comparatively low maintenance cost for its class and hourly operating costs lower than jet competitors. The King Air B200GT entered the market as a direct response to customer feedback desiring faster cruise speeds. The King Air B200GT has a maximum cruise speed of 305 knots as a result of a new engine developed specifically for the King Air B200GT. In October 2010, Hawker Beechcraft announced the new King Air 250. Building on a reputation of proven performance, the next-generation King Air 250 features composite winglets and lightweight composite propellers, delivering improved runway performance, range, speed and enhanced climb. The King Air 250 further defines mission reliability with a ram air recovery system that maintains peak performance when the anti-icing system is activated, resulting in a high-performance, all-weather aircraft. First deliveries of the King Air 250 are expected in second quarter 2011.

In 2009, the company announced the launch of the Beechcraft King Air C90GTx. Key enhancements to the new King Air C90GTx include an increase in gross weight and the addition of composite winglets, which improve climb performance and further increase fuel efficiency. The C90GTx features a cabin 50 percent larger than some very light jets and seats up to seven passengers in its famed squared-oval design, allowing greater passenger comfort. It includes an in-flight accessible, heated and pressurized baggage storage area along with a private aft lavatory as standard.

Pistons. Our entry-level piston aircraft, the Beechcraft Baron and Beechcraft Bonanza models, are leaders in the executive piston aircraft market. The twin-engine Baron G58 and single-engine Bonanza G36 can carry up to five passengers and can be operated by one pilot. Both models have a sophisticated avionics suite and one of the most advanced autopilot systems offered in piston aircraft today.

The twin-engine piston aircraft that pilots aspire to own, the Baron G58 offers unmatched performance and range/payload capabilities in its segment. It also features a premium cabin that provides the best ride of any twin-engine aircraft, including flexible seating that allows for seating of two, four or six people, with the option to reconfigure and remove seats to accommodate mission needs and large baggage items. Its flight deck includes fully integrated Garmin G1000® avionics with a GFC 700 flight control system and new GWX 68 color weather radar.

The Bonanza G36 is the most prestigious high-performance single-engine piston on the market, offering six-passenger comfort and cabin flexibility not found in similarly priced four-seat aircraft. The Bonanza G36 also features Garmin G1000® avionics and a GFC 700 flight control system, making the best selling personal aircraft the most capable Bonanza yet.

Special Mission Aircraft. Hawker Beechcraft also markets, produces and supports a whole range of special-mission aircraft for militaries and governments worldwide. Missionized versions of the Beechcraft King Air series and pistons, as well as Hawker 400XP and Hawker 800 series, are currently in service worldwide. Our new Beechcraft King Air 350ER offers extended range and a variety of surveillance radar, ISR, air ambulance and special-mission capabilities.

Trainer/Attack Aircraft

Our Trainer/Attack Aircraft segment designs, develops, manufactures, markets and sells military training aircraft and spares. Its customers include the U.S. and foreign governments. The segment manufactures our primary military trainer aircraft, the T-6 Texan II (“T-6”). In 1995, Raytheon Aircraft (RA) was awarded the U.S. Air Force and the U.S. Navy’s Joint Primary Aircraft Training System (“JPATS”) program. Under this program, we continue to be the sole source provider to the U.S. Air Force and the U.S. Navy of their primary military trainer aircraft. Through December 31, 2010, Hawker Beechcraft and RA have delivered 556 trainer aircraft under JPATS contracts, including the 60 T-6B aircraft with upgraded avionics to the U.S. Navy. In addition, HBC has sold and delivered 110 trainer aircraft to international customers, including 4 T-6C aircraft, the most recent variant of the T-6 trainer. We continue to market the T-6 trainer to certain foreign governments and anticipate additional international awards in the near future. International customers made up 20% of the deliveries in 2010.

We continue to invest in the AT-6, the Light Attack aircraft being offered by Hawker Beechcraft. This aircraft offers integrated surveillance equipment, data link and “hard point” wings capable of carrying light attack weapons. The prototype completed its initial flight tests in the fall of 2009 and performed successfully at the U.S. Department of Defense Joint Expeditionary Force Experiment (JEFX) in 2010.

Our Trainer/Attack Aircraft segment also provides training and logistics support and aftermarket parts and services. We expect the U.S. Government to continue to require product support for T-6 trainers through 2050.

For the years ended December 31, 2010, 2009 and 2008, respectively, sales in the Trainer/Attack Aircraft segment were approximately 24%, 17% and 9% of total consolidated sales.

Customer Support

Our Customer Support segment provides parts and maintenance services to our estimated installed fleet of more than 37,000 aircraft. We sell parts from our headquarters in Wichita, Kansas and operate distribution warehouses in Dallas, Texas, London, England, Dubai, United Arab Emirates, and Singapore. Support services include maintenance, repairs and refurbishment, as well as airframe and avionics modifications and upgrades. Our service and support network consists of the largest number of jet and turboprop service centers in the industry, including 10 company-owned service centers in the United States (U.S.), the United Kingdom and Mexico, as well as more than 100 company-authorized third party service centers in 32 countries. For the years ended December 31, 2010, 2009 and 2008, respectively, sales in the Customer Support segment were approximately 16%, 12% and 14% of total consolidated sales.

Customers and Distribution Methods

Our diverse customer base includes corporations, fractional and charter operators, governments and individuals around the world. We currently have an extensive global network of general aviation dealers, regional sales representatives and distributors who market our products around the world. We employ specialized sales teams for our products. We sell parts through a variety of channels, including our headquarters in Wichita, Kansas, and our 10 company-owned and more than 100 company-authorized third party service centers. We also sell support services through our company-owned service centers.

We continue to develop our sales resources to address markets outside the U.S. We currently have the largest installed fleet of turboprop and business jet aircraft in Latin America and Africa, and we believe our King Air products are ideally suited for the level of infrastructure available in many developing nations. We continue to market our T-6A trainers and its derivatives to foreign governments. For the year ended December 31, 2010, 45% of our sales were from outside the U.S. For additional information related to our sales derived outside of the U.S., see Note 20 to our consolidated financial statements included elsewhere in this prospectus.

For 2010, one customer, the U.S. Government, represented approximately 30% of our sales, primarily from our Trainer/Attack Aircraft segment. Our top 10 customers represented approximately 43% of sales during the same period. The U.S. Government accounts for a significant portion of our backlog through the JPATS program. A significant reduction in purchases by the U.S. Government could have a material adverse effect on our financial position, results of operations and liquidity.

Competition

Competition in the Business and General Aviation segment is based on price, quality, product support, performance, reliability, product innovation and reputation. The Hawker® and Beechcraft® brands are known for innovation, performance, quality and value, which support the leading market positions for our aircraft. For example, the Hawker 900XP and King Air product families are the best selling business jet and turboprop lines, respectively, in the history of the general aviation industry. Competition is driven by the ability to deliver superior performance and features, such as increased cabin size or range, on a cost-effective basis. We have five major competitors in the business and general aviation industry: Cessna Aircraft Company, Bombardier Aerospace, Gulfstream Aerospace Corporation, Dassault Falcon Jet Corp. and Embraer S.A.

The Trainer/Attack Aircraft segment operates in the military aviation business and is the sole source provider of the world’s best selling primary military trainer aircraft, the T-6 and its variants, to the U.S. Air Force and the U.S. Navy. Outside the U.S., we compete for primary military trainer contracts with companies including Pilatus Aircraft Ltd., Embraer S.A., Korea Aerospace Industries Ltd., Alenia Aermacchi, EADS, Grob Aircraft AG and Lockheed Martin Corporation. It is anticipated the Light Attack Aircraft will compete primarily with the Super Tucano offered by Embraer Defense Systems.

Competition in the Customer Support segment is based upon price, quality, performance, innovation and reputation. Providing superior service and support is considered the primary mission of our parts and maintenance organizations within Customer Support. Direct competition against those parts and maintenance activities comes mostly from a multitude of privately-owned maintenance facilities, repair shops, parts brokers and parts distributors located across the global market. Most of these competitors are regionally focused without any significant concentration of market share by any one competitor. Our Customer Support segment seeks to increase our share of the aftermarket services provided to our customers by continuing to improve our service standards, leveraging our product knowledge, expanding our product offerings and improving distribution capabilities. We seek to reach industry-leading service levels and to improve the profitability of our company-owned service network.

Employees

As of December 31, 2010, we had approximately 6,800 employees, 47% of whom were covered by collective bargaining agreements. Approximately 2,900 of our hourly employees at our Wichita and Salina, Kansas facilities are covered by a collective bargaining agreement with the International Association of Machinists and Aerospace Workers (“IAM”) which expires on August 7, 2011. Our Little Rock, Arkansas facility, which has approximately 500 employees, and our U.S. service facilities, which collectively have approximately 700 employees, are not covered by a collective bargaining agreement. Our service facility in Chester, England has a one-year union contract covering approximately 300 employees that expired on March 31, 2011. We are in the process of negotiating a new agreement.

Suppliers and Raw Materials

Our key supplies vary from raw materials, such as aluminum, to completed aircraft components and major assemblies, such as engines, avionics, fuselages and wings. We expect that major aircraft systems and structures will continue to comprise a substantial portion of our supply costs. Pricing arrangements with our suppliers generally include multi-year contracts with fixed-price and/or annual price adjustment clauses based on published economic indices.

A significant portion of components in each of our aircraft designs, such as engines and avionics, is co-developed with our suppliers and, therefore, are often sole-sourced with the supplier of a particular component. The majority of our supplies are custom ordered, engineered into the aircraft design and governed by FAA and other comparable international agencies aircraft certification. Therefore, changing an existing supplier’s design is often cost-prohibitive because it requires re-certification.

Approximately 45% of our direct material purchases are from the following four major suppliers: Pratt & Whitney Canada (engines), Honeywell (engines, avionics, environmental control, auxiliary power units and lighting), Rockwell Collins (avionics) and Airbus (certain wings and fuselages). Pratt & Whitney Canada approximates 19% of our direct material purchases. Honeywell approximates 10% of our direct material purchases.

Working Capital

In recent years, a significant portion of our Business and General Aviation aircraft deliveries have occurred during the second half of the year. Given the long lead time involved in the production of aircraft, it is necessary to build aircraft throughout the year in support of the higher second half delivery volume. As a result, our working capital levels typically rise during the first three quarters of the year and are reduced significantly during the fourth quarter. Any disruptions to our business or delivery schedule during the second half of the year, as occurred during 2008 as a result of the strike by our Wichita and Salina, Kansas union work force, could have a disproportionate effect on our full-year financial operating results. Business for the Trainer/Attack Aircraft and Customer Support segments is not generally seasonal in nature.

Backlog

Our backlog is summarized below:

	December 31, 2010			December 31, 2009
(In millions)	Funded	Unfunded	Total	Funded	Unfunded	Total
Business and General Aviation	$782.6	$—	$782.6	$2,247.2	$—	$2,247.2
Trainer/Attack	584.4	40.8	625.2	1,003.9	108.1	1,112.0

Total	$1,367.0	$40.8	$1,407.8	$3,251.1	$108.1	$3,359.2

Orders for aircraft are included in backlog upon receipt of an executed contract. Unfunded backlog represents U.S. and foreign government contracts for which funding has not yet been appropriated. Our backlog includes significant orders with the U.S. Government. Due to the nature of the work performed, the Customer Support segment does not have backlog. 28.2% of our total backlog at December 31, 2010 represents orders that are not expected to be filled in 2011. In late June 2010, NetJets, Inc. (“NetJets”) cancelled orders for 23 aircraft. The impact of the cancellation was to reduce backlog by $0.4 billion; however, none of the cancelled orders were scheduled for delivery in 2010 and only one was scheduled for delivery in 2011. We have no remaining backlog with NetJets.

Research and Development

Our research and development efforts are focused on developing technologies that will improve our existing products and our manufacturing processes. We believe derivative models refresh our product line and typically generate increased sales volume. Over the past five years, we have successfully introduced 15 new or derivative models. We plan to focus future research and development efforts on derivative models of our existing aircraft.

Our development effort is an ongoing process that helps us increase the value of our products and expand into new markets. We are currently focused on research in areas such as advanced metallic joining, low cost composites, noise attenuation, efficient structures, systems integration, advanced design and analysis methods and new material application. We collaborate with our major suppliers on product upgrades and often share the associated costs.

Research and development expenditures were $101.1 million, $107.3 million, and $110.2 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Properties

Our facilities consist of manufacturing, corporate office and hangar space, as well as our network of company-owned service centers.

Our principal executive offices and headquarters are located in Wichita, Kansas. Our principal manufacturing facilities are in Wichita and Salina, Kansas; Little Rock, Arkansas; and Chihuahua, Mexico. Our primary distribution facilities are located in Wichita, Kansas, Dallas, Texas, London, England, Dubai, United Arab Emirates and Singapore.

At December 31, 2010 our properties consisted of the following:

Segment	Location	Activities	Owned/ Leased	Square Footage
Corporate Headquarters(1)	Wichita, Kansas	Parts processing, engine buildup, major and sub assembly, aircraft painting and interior installation and flight testing	Owned	3.8 million

Corporate Headquarters(1)	Wichita, Kansas	Parts processing, engine buildup, major and sub assembly, aircraft painting and interior installation and flight testing	Leased	0.1 million

Business and General Aviation	Salina, Kansas	Sub-assembly for all business and general aviation Beechcraft models and the Hawker 400XP	Leased	0.4 million

	Little Rock, Arkansas	Final specialty interior installation for the Hawker 900XP family and the Hawker 4000 and painting for the Hawker 900XP family	Leased	0.4 million

	Chihuahua, Mexico	Sheet metal processing, fabrication of parts and sub-assemblies for general aviation aircraft	Leased	0.4 million

Customer Support	Dallas, Texas	Retail aftermarket parts distribution warehouse	Leased	0.2 million

(1)	Our Corporate Headquarters are located in Wichita, Kansas. All three of our business segments, Business and General Aviation, Trainer Aircraft and Customer Support, have operations located at our Corporate Headquarters. All operations for our Trainer Aircraft segment are in Wichita, Kansas.

At December 31, 2010, our Customer Support segment operated 10 company-owned service centers in the following locations: Wichita, Kansas; Houston, Texas; Atlanta, Georgia; Mesa, Arizona; Indianapolis, Indiana; Little Rock, Arkansas; Tampa, Florida; San Antonio, Texas; Toluca, Mexico; and Chester, England. These centers are supplemented by more than 100 company-authorized third party service centers. Service centers typically provide maintenance, repairs, overhaul, refurbishment and product upgrade services.

Legal Proceedings

We are from time to time subject to, and are presently involved in, litigation or other legal proceedings arising in the ordinary course of business. We are a defendant in a number of product liability lawsuits with respect to accidents involving our aircraft that allege personal injury and property damage and seek substantial recoveries, including, in some cases, punitive and exemplary damages. We maintain partial insurance coverage against such claims at a level determined by management to be prudent (see Note 19 to the consolidated financial statements found elsewhere in this prospectus). In addition, Raytheon retained all product liability claims arising from incidents occurring after April 1, 2001 until March 25, 2007. We cannot predict the outcome of these matters or whether Raytheon will uphold its indemnity obligations (see “Risk Factors—Risks Relating to Our Business” included elsewhere in this prospectus). We are at risk of losses and adverse publicity stemming from any accident involving aircraft for which we hold design authority. The outcome of litigation in which we have been named as a defendant is unpredictable and an adverse decision in any such matter could have a material adverse effect on our financial condition, results of operations or liquidity.

In July 2007, the FAA informed us that it had initiated an investigation concerning compliance by one of our suppliers with part specifications involving our T-6A trainers and certain special mission King Air aircraft sold to the U.S. government. HBAC has reached a settlement with the FAA with respect to this matter. It does not have a material impact on our financial condition, results of operations or liquidity. The settlement was neither an admission of liability or wrongdoing by HBAC, and there was no finding of any regulatory or other violation.

In April 2009, HBAC received a complaint naming it as a defendant in a qui tam lawsuit in the U.S. District Court for the District of Kansas. The complaint alleged violations of the civil False Claims Act (“FCA”) arising from alleged supplier non-conformance with specifications and HBAC’s alleged inadequate quality control over the supplier’s manufacturing process on certain T-6 and King Air aircraft delivered to the government. The lawsuit, United States ex rel. Minge, et al. v. Turbine Engine Components Technologies Corporation, et al., No. 07-1212-MLB (D. Kan.), alleged FCA causes of action against HBAC (and its predecessor, Raytheon Aircraft Company) and FCA causes of action, retaliation causes of action, and a tort cause of action against TECT Aerospace Wellington, Inc. (“TECT”), an HBAC supplier, and various affiliates of TECT. On February 3, 2010, the District of Kansas court granted HBAC’s motion for summary judgment in the qui tam case. The Court permitted the FCA retaliation cause of action to proceed against TECT. On June 1, 2010, the plaintiffs filed a motion to reconsider the order granting summary judgment and a motion to amend the complaint. On August 2, 2010, the Court denied plaintiffs’ motion to reconsider the order but granted plaintiffs’ leave to file an amended complaint. On September 29, 2010, HBAC filed an Answer and Affirmative Defenses. Discovery is pending pursuant to a November 12, 2010 Scheduling Order. No accruals have been recorded for this matter as of December 31, 2010.

On April 7, 2009, Airbus UK Ltd. (“Airbus”) filed a Request for Arbitration (“RFA”) with the International Chamber of Commerce (“ICC”) in Paris initiating proceedings against HBAC. Airbus alleges that HBAC breached its obligations under the Airframe Purchase and Support Agreement dated August 19, 1998 between Airbus and HBAC. More particularly, Airbus claims that it and HBAC reached agreement in April of 2008 for HBAC to purchase increased volumes of fuselages, wings, track kits and spare parts (collectively the “shipsets”) in the 2008 to 2010 time frame. Airbus further alleges that (i) beginning in late 2008, HBAC unilaterally reduced the number of shipsets that it would purchase in breach of its contractual obligations and (ii) that Airbus made substantial investments to expand its production capacity at the urging of HBAC and in reliance on alleged expanded commitments from HBAC. On December 23, 2009, Airbus filed its Statement of Claim, which seeks an award of damages potentially in excess of £40 million. HBAC filed its Statement of Defense and Counterclaim on April 5, 2010 denying liability and asserting a counterclaim against Airbus in the amount of £6,433,015. The arbitration merits hearing was held July 27-30, 2010. Post-hearing submissions were completed in October 2010; we are awaiting the decision of the tribunal.

Similar to other companies in our industry, we receive requests for information from government agencies in connection with their regulatory or investigational authority in the ordinary course of business. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. We review such requests and notices and take appropriate action.

Government Contracts

All companies engaged in supplying defense-related equipment and services to U.S. Government agencies, either directly or by subcontract, are subject to business risks specific to the defense industry. U.S. Government contracts generally contain provisions permitting termination, in whole or in part, without prior notice at the U.S. Government’s convenience, as well as termination for default based on lack of performance. Upon termination for convenience, we generally would be entitled to compensation only for work done, supplier costs and termination liability at the time of termination and to receive an allowance for profit on the work performed. A termination arising out of our default could expose us to liability and have a negative impact on our ability to obtain future U.S. Government contracts and orders. Furthermore, on U.S. Government contracts for which we are a subcontractor and not the prime contractor, the U.S. Government could terminate the prime contract for convenience or otherwise, which would likely result in the termination of our subcontract.

Governmental Regulations

Our operations, products and services are subject to oversight by the FAA and its counterpart regulators in jurisdictions outside of the U.S. These regulators routinely evaluate aircraft operational and safety requirements and are responsible for certification of new and modified aircraft. These regulators further oversee other aspects of our operations, including the provision of aircraft maintenance services. Failure to comply with the applicable laws, rules and regulations governing aviation in the U.S. or other jurisdictions may subject us to civil penalties, including fines or the suspension or revocation of certain necessary licenses or certifications. Future action by these regulators, including increased scrutiny or a change from past practices, may adversely affect our financial position, results of operations or liquidity and impair our ability to certify and deliver new products.

Defense contractors are subject to many levels of audit, investigation and claims. Agencies that oversee contract performance include: the Defense Contract Audit Agency (“DCAA”), the U.S. Department of Defense (“DOD”), the Inspector General, the Government Accountability Office, the U.S. Department of Justice and Congressional committees. These agencies review a contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of, and a contractor’s compliance with, its internal control systems and policies. Any costs found to be improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed. If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties, including treble damages, and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. Government.

As a U.S. Government contractor, we are subject to specific import and export, procurement and other regulations and requirements. Failure to obtain timely export or import licenses could delay production and adversely affect our sales. Failure to comply with these regulations and requirements could result in reductions of the value of contracts, contract modifications or terminations and the assessment of penalties and fines, and lead to suspension or debarment, for cause, from government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various statutes related to procurement integrity, export control, government security regulations, employment practices, protection of the environment, and accuracy of records and recording of costs. Under many U.S. Government contracts, we are required to maintain facility and personnel security clearances complying with DOD requirements.

Our operations are also subject to a variety of worker and community safety laws. The Occupational Safety and Health Act (“OSHA”) mandates general requirements for safe workplaces for all employees. In addition, OSHA provides special procedures and measures for the handling of certain hazardous and toxic substances.

Intellectual Property

We rely on a combination of trademarks, trade names, copyrights, patents and trade secrets to establish and protect our intellectual property rights relating to the development and manufacturing of our products. Some of these intellectual property assets are owned jointly with others or are provided to us through licenses. In the ordinary course of business, we have disputes with third parties regarding intellectual property rights which, in some cases, result in litigation.

Environmental, Health and Safety Matters

Our operations are subject to the requirements of federal, state, local, European and other foreign environmental and occupational health and safety laws and regulations, the violation of which could result in substantial costs and liabilities, including material civil and criminal fines and penalties. Such requirements include those pertaining to pollution; the protection of human health and the environment; air emissions; wastewater discharges; occupational health and safety; and the generation, handling, treatment, remediation, use, storage, transport, release of and exposure to, hazardous substances and wastes. We have incurred, and will continue to incur, costs and capital expenditures to comply with these environmental requirements and to obtain and maintain all necessary permits. Any failure by us to comply with such laws and regulations could subject us to significant civil or criminal fines and penalties and other liabilities. In addition, if we were convicted of a violation of these laws or regulations (including the Clean Air Act and the Clean Water Act), we, or one of our subsidiaries, could be placed by the Environmental Protection Agency (“EPA”) on the “Excluded Parties List” maintained by the U.S. General Services Administration. The listing would continue until the EPA concluded that the cause of the violation had been cured. Facilities at which the violation occurred cannot be used in performing any U.S. Government contract awarded during any period of listing by the EPA, and pre-existing contracts may be terminated by the government once a facility is listed. In addition, this prohibition can also extend to other facilities that are owned or operated by the convicted entity.

Under certain statutes, such as the federal Superfund statute, the obligation to investigate and remediate contamination at a facility may be imposed on current and former owners or operators or on persons who may have sent waste to that facility for disposal. Liability under these statutes may be without regard to fault or to the legality of the activities giving rise to the contamination. Contamination has been identified at some of our facilities, and we have incurred, and will continue to incur, costs to investigate and remediate these conditions. In connection with such contamination, we may also be liable for natural resource damages, government penalties and claims by third parties for personal injury and property damage. In addition, we may incur liabilities in connection with any future environmental contamination or any previously unknown but currently existing environmental conditions at our facilities. While the amount of these costs and liabilities could be significant, we do not believe that, based on currently available information, the costs of investigation and remediation and other costs with respect to identified environmental conditions, including conditions at offsite disposal locations with respect to which we have been notified of potential liability, will have a material adverse effect on our business, financial condition, results of operations or liquidity.

Under our stock purchase agreement with Raytheon, subject to certain conditions, Raytheon is obligated to indemnify us for a number of categories of environmental liabilities, including liabilities relating to contamination at facilities that RA formerly owned or operated and waste disposal sites used by RA. We cannot be certain, however, that Raytheon will satisfy its indemnification obligations in whole or in part. If Raytheon fails to comply with its indemnity obligations, we could become subject to significant liabilities.

In addition, environmental laws and regulations, and interpretation or enforcement thereof, are constantly evolving, and it is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have upon our business, financial condition, results of operations or liquidity. Should environmental laws and regulations, or their interpretation or enforcement, become more stringent, the costs of compliance could increase. If we cannot pass along future costs to our customers, any such increases may have an adverse effect on our business, financial condition, results of operations or liquidity.

MANAGEMENT

We are a wholly-owned subsidiary of HBI. The following table sets forth certain information with regard to the directors of HBI and persons who are considered executive officers of HBI and us under Securities and Exchange Commission regulations. Some of the executive officers listed below hold essentially the same positions with HBI, with us and with Hawker Beechcraft Corporation, our principal operating subsidiary that we refer to in this prospectus as “HBC”. Others hold official positions only with HBC, as indicated by the reference to HBC after their titles in the table.

Name	Age	Title
Worth W. Boisture, Jr	66	Director, President and CEO
William E. Brown	48	Executive Vice President, Global Operations - HBC
Sharad B. Jiwanlal	56	Vice President, Human Resources - HBC
James I. Maslowski	67	President, U. S. and International Government Business - HBC
Heidi A. McNary	39	Vice President, Chief Technical Officer - HBC
Scott Shepherd	47	Vice President, Integrated Supply Chain - HBC
Alexander L.W. Snyder	41	Vice President, General Counsel and Secretary - HBC
Christi R. Tannahill	38	Vice President, Global Customer Service and Support - HBC
Shawn W. Vick	48	Executive Vice President, Sales, Marketing and Flight Operations - HBC
Brian Barents	67	Director
Donald G. Cook	64	Director
John F.X. Daly	45	Director
David R. Hirsch	36	Director
Sanjeev K. Mehra	52	Director and Chairman of the Board
Seth M. Mersky	51	Director
Leo F. Mullin	68	Director

Under the amended and restated Shareholders Agreement among GS Capital Partners VI, L.P. and several of its affiliates (which we refer to collectively as the “GS entities”), Onex Partners II LP and several of its affiliates (which we refer to collectively as the “Onex entities”) and management shareholders of HBI, including the named executive officers, the parties to the Shareholders Agreement have agreed to take such actions as are necessary so that the Board of Directors of HBI will consist of eight directors, including the following:

•	two directors designated by the Onex entities; these directors are Messrs. Hirsch and Mersky, who we refer to as the “Onex directors”;

•	three directors designated by one of the GS entities; these directors are Messrs. Daly, Mehra and Mullin, who we refer to as the “GS directors”;

•

one director designated by one of the GS entities who is a member of management and is eligible to be issued a Department of Defense facility security clearance at the level of HBI’s security clearance (referred to below as the “requisite DoD security clearance”); this director is Mr. Boisture; and

•

two directors designated by the GS entities and the Onex entities who (i) have had no prior involvement with Onex or its affiliates, (ii) are not employees of The Goldman Sachs Group, Inc. or any of its subsidiaries, and (iii) are U.S. resident citizens eligible to be issued the requisite DoD security clearance; these directors are General Barents and General Cook, who we refer to as the “outside directors.”

A director, other than an outside director, holds office until the next annual meeting of HBI shareholders and until his successor is duly elected and qualified, or until his earlier resignation or removal. An outside director holds office until his successor is duly elected and qualified, or until his earlier resignation or removal. The removal of an outside director generally will not become effective unless the Defense Security Service of the Department of Defense has approved both the removal and the successor to the removed director.

In addition, the Shareholders Agreement also requires that the Chairman of the Board of HBI be a U.S. citizen who is eligible to be issued the requisite DoD security clearance and cannot be an Onex director. The Shareholders

Agreement also contains provisions limiting the Onex directors’ access to classified information and export control information, except as permitted by applicable law and regulations. As a private company whose securities are not listed on any national securities exchange, we are not required to have a majority of, or any, independent directors. However, the rules of the SEC require us to disclose which of our directors would be considered independent within the meaning of the rules of a national securities exchange that we may choose. We currently have two directors, General Barents and General Cook, who would be considered independent within the definitions of either the New York Stock Exchange or the NASDAQ Stock Market. One of our directors, Mr. Boisture, is our Chief Executive Officer. Another of our directors, Mr. Mullin, has a consulting arrangement with Goldman Sachs. The remaining directors are employed by HBI’s principal shareholders.

Management/Director Biographies

Worth W. Boisture, Jr. has been our CEO, President and a director since March 2009. Prior to coming to Hawker Beechcraft, Mr. Boisture was President and a partner of Intrepid Aviation Group from 2006 to 2009, and served as President of Net Jets from 2003 to 2006. Prior to 2003, Mr. Boisture served in various roles at Gulfstream Aerospace, including as Executive Vice President from 1994 to 1999 when Gulfstream Aerospace was privately held, and as President of Gulfstream Aerospace and Executive Vice President Aerospace, General Dynamics Corporation, from 1999 to 2003. He also served as President of British Aerospace Corporate Jets from 1991 to 1993, and as Chairman and Chief Executive Officer of Butler Aviation, predecessor to Signature Flight Services, from 1989 to 1991. He is a Trustee of the Falcon Foundation and a member of World Presidents Organization. Mr. Boisture also served as Senior Advisor Aerospace for The Carlyle Group from 2005 to 2009. He has also served on the boards of Intrepid Aviation, Landmark Aviation, Vought Aircraft, and ARINC, where he served as an audit committee member, in the past five years.

Key Attributes, Experience and Skills:

Mr. Boisture serves as our CEO and President. His past leadership positions with Gulfstream Aerospace, Net Jets, British Aerospace Corporate Jets and Butler Aviation allow him to bring a wealth of industry and other experience to his current position and the HBI Board. Mr. Boisture’s access to important sources of market intelligence and his relationships with others in our industry benefit the company. His board service to other companies, including Intrepid Aviation, Landmark Aviation and ARINC, supplements his relevant experience and brings valuable business and leadership experience to the HBI Board.

William E. Brown has been our Executive Vice President – Global Operations since August 2009, and was President, Global Customer Service and Support from May 2007 to August 2009. Mr. Brown was President and General Manager of AAR Aircraft Services in Oklahoma from March 2006 to May 2007. Prior to his employment at AAR Aircraft Services, Mr. Brown held senior-level positions with Independence Air from July 2003 to March 2006; Avborne Inc. from January 2003 to May 2003; and Midwest Airlines from September 1999 to January 2003.

Sharad B. Jiwanlal has been our Vice President of Human Resources since March 2007. Mr. Jiwanlal served as Vice President of Human Resources for Raytheon Aircraft Company from July 2005 to March 2007. He was Senior Vice President of Human Resources for Bank of America in Wichita, Kansas from 1996 to 2005; Compensation and Executive Compensation Manager for Boatmen’s Bancshares, Inc., St. Louis, Missouri from 1995 to 1996; and Compensation and Benefits Manager for the Fourth Financial Corporation in Wichita, Kansas from 1987 to 1995.

Heidi McNary has been our Vice President and Chief Technical Officer since October 4, 2010. Ms. McNary joined HBC from DeCrane Aerospace in Phoenix where she was chief operating officer and executive vice president of Sales and Marketing. Prior to DeCrane Aerospace, Ms. McNary had a career of steadily increasing and broadening responsibilities at Honeywell Aerospace in a variety of technical, program management and market facing roles over a 13-year span. Her leadership roles included one in the company’s Asia-Pacific Aerospace office in Singapore.

Admiral James I. Maslowski (U.S. Navy Retired) has been our President – U.S. and International Government Business since June 2009, and was Vice President of Government Business from September 2007 to June 2009. He was Vice President, International, for Raytheon Company at its missile systems business in Tucson, Arizona from September 2002 until September 2007. Admiral Maslowski had a nearly 40-year career in the U.S. Navy, retiring as Rear Admiral in 2001. During his career at the U.S. Navy, he served in many capacities, including as director, Navy International Programs Office; Executive Officer and Commanding Officer of VA-94 and USS Kitty Hawk; Commanding Officer of USS Concord; and Principal Deputy for the U.S. Senate Liaison, Office of Legislative Affairs.

Scott A. Shepherd has been Vice President – Integrated Supply Chain since July 2008 when he joined the Company. Prior to joining the Company, Mr. Shepherd was with Ford Motor Company for 18 years in increasingly responsible leadership roles, including as Director – Americas Purchasing Operations and Program Management, and Director – Chassis and Driveline Procurement.

Alexander L. W. Snyder has been our Vice President and General Counsel since July 26, 2010, and Vice President, General Counsel and Secretary since August 26, 2010. Prior to joining HBC, Mr. Snyder spent seven years with Koch Industries in Wichita where he served in a variety of roles, including Associate General Counsel for Corporate & Commercial Matters and Chief Counsel for Mergers & Acquisitions. Before joining Koch, Mr. Snyder was based in New York where he spent four years at the law firm Davis Polk & Wardwell, as well as four years at the law firm of Fried, Frank, Harris, Shriver & Jacobson. Mr. Snyder is a graduate of Columbia University School of Law, where he was a Stone Scholar. He graduated magna cum laude from Harvard College with a bachelor’s degree in government and history. He is admitted to practice law in New York, Connecticut and Kansas.

Christi R. Tannahill has been Vice President – Global Customer Service and Support since August 2009. Ms. Tannahill has been with the Company since 1998, and was Vice President – Hawker Beechcraft Global Parts and Services from February 2009 to August 2009. Ms. Tannahill also served as a Director of our subsidiary, Rapid Aircraft Parts Inventory & Distribution Company, LLC from February 2005 through December 2009. Prior to joining HBC, she led the Quality department for Koch Industries’ aviation division, and managed Delta’s Wichita, Kansas customer support division.

Shawn W. Vick joined the Company is July 2009, and is Executive Vice President – Sales, Marketing and Flight Operations. Prior to joining the Company, Mr. Vick was President and CEO of Landmark Aviation from July 2004 to July 2008, and held increasingly responsible leadership positions at British Aerospace, Gulfstream and Bombardier before going to Landmark.

General Brian Barents (U.S. Air Force Retired) has been a director of HBI since August 2007. General Barents most recently served as President, Chief Executive Officer and Managing Partner for Galaxy Aerospace Corporation until its sale to Gulfstream in June 2001. From April 1989 to April 1996, General Barents was President and Chief Executive Officer of Learjet, Inc. From January 1987 until April 1989, he served as a senior executive with Toyota Motor Corporation. From 1976 until 1987, General Barents was a Senior Vice President with Cessna Aircraft Company with responsibility for worldwide sales, marketing, product support, and aircraft completion. He is a past Chairman of the General Aviation Manufacturers Association. General Barents had a 34-year military career, retiring from the U.S. Air Force as Brigadier General. He currently serves as a director of The NORDAM Group, Kaman Corporation, Aerion Corporation and CAE.

Key Attributes, Experience and Skills:

General Barents’ forty years of experience in senior leadership positions in general aviation companies, including Galaxy Aerospace Corporation, Learjet, Inc. and Cessna Aircraft Company, is extremely relevant to serving as a director of HBI, a general aviation company, and provides the HBI Board with significant business, leadership and management experience in our industry. In addition, General Barents’ 34-year military career is beneficial to us in providing unique insight into the operations of our Trainer Segment. Lastly, General Barents has served as a director of other companies including NORDAM, Kaman Corporation, and CAE bringing useful insight into the management and governance of other companies.

General Donald G. Cook (U.S. Air Force Retired) has been a director of HBI since August 2007. General Cook had a 36-year career in the U.S. Air Force, retiring in 2005. During his military career, General Cook served in many capacities, including Commander, Air Education and Training Command, at Randolph Air Force Base, Texas, between 2001 and 2005, and commander of a flying training wing, two space wings and the 20th Air Force. He also served as Legislative Liaison in the Senate Liaison Office, on the staff of the House Armed Services Committee, and as Director for Expeditionary Aerospace Force Implementation at U.S. Air Force headquarters. General Cook is a command pilot and has flown more than 3,300 hours in the B-52D/G/H, T-37B and T-38A. He is a director of CRANE Corporation and the USAA Federal Savings Bank, and serves on the Board of Advisors of Correlated Magnetics Research, LLC. He has also served in the past five years on the board of directors of Burlington Northern Santa Fe Railroad Corp.

Key Attributes, Experience and Skills:

General Cook’s 36 years of service in the U.S. Air Force is a key attribute given the company’s Trainer/Attack Segment. His knowledge of the U.S. Government and other world governments allows him to contribute to the Company by bringing to the HBI Board senior military, government and operations expertise. In addition, General Cook’s board experience with large companies such as Burlington Northern Santa Fe and USAA Federal Savings Bank gives him a broad base of knowledge and strong business judgment and leadership skills.

John F.X. Daly has been a director of HBI since March 2007. Mr. Daly is a Managing Director in the Principal Investment Area of Goldman, Sachs & Co., which he joined in 2000. From 1998 to 2000, he was a member of the Investment Banking Division of Goldman, Sachs & Co. From 1991 to 1997, Mr. Daly was a Senior Instructor of Mechanical & Aerospace Engineering at Case Western Reserve University. Mr. Daly currently serves as a director of Kenan Advantage Group, McJunkin Redman Corporation, and Fiberlink Communications Corp. In the past five years, Mr. Daly has also served on the boards of Cooper-Standard Automotive, Euramax Holdings, Inc., and IPC Systems, Inc.

Key Attributes, Experience and Skills:

Mr. Daly is a Managing Director of Goldman, Sachs & Co. and through this position has developed significant knowledge related to financial matters for both public and private companies. Mr. Daly’s educational background as a mechanical engineer brings valuable industry and technical knowledge to the HBI Board. In addition, Mr. Daly’s service as a director on other boards such as Fiberlink Communications Corp., Kenan Advantage Group and McJunkin Redman Corporation gives him knowledge of the operations and best practices of other companies.

David R. Hirsch has been a director of HBI since March 2007. Mr. Hirsch is a Principal at Onex Corporation, which he joined in 2003. Mr. Hirsch previously worked at JPMorgan Partners and CIBC World Markets. In the past five years, Mr. Hirsch has also been a director of CEI Holdings Inc. and SITEL Worldwide Corporation.

Key Attributes, Experience and Skills:

Mr. Hirsch’s position as a Principal at Onex Corporation as well as his former positions with JP Morgan Partners and CIBC World Markets has provided him with considerable experience in finance matters. Mr. Hirsch has served as a director and member of the audit committee of SITEL Worldwide Corporation, and as a director of CEI Holdings Inc., providing relevant board and corporate governance experience.

Sanjeev K. Mehra has been a director of HBI since March 2007 and is HBI’s Chairman of the Board. Mr. Mehra joined Goldman, Sachs & Co. in 1986. Mr. Mehra is a Managing Director and partner in the Principal Investment Area of Goldman, Sachs & Co. Mr. Mehra serves on the boards of directors of KAR Auction Services, Inc., ARAMARK Corporation, Max India Limited, SunGard Data Systems, Inc. and several private companies. In the past five years, Mr. Mehra has served on the boards of Burger King Corporation, Nalco Company, Hexcel Corporation, Madison River Telephone Company and Adam Aircraft Industries, Inc.

Key Attributes, Experience and Skills:

Mr. Mehra’s position as a Managing Director of Goldman Sachs has given him, and provides the HBI Board with, extensive experience in financial matters relating to both public and private companies. Mr. Mehra’s service on the boards of directors of KAR Auction Services, Inc., Max India Limited, Sungard Data Systems, Inc., Burger King Corporation and ARAMARK Corporation has provided him with relevant experience in a variety of industries and on a variety of corporate governance matters.

Seth M. Mersky has been a director of HBI since October 2010, and serves as Chairman of the Compensation Committee of the Board of Directors. Mr. Mersky joined Onex Corporation in 1997, and is currently a Managing Director of Onex Corporation. Mr. Mersky is also a director of SITEL Worldwide, Gates Corporation and Allison Transmission, Inc. Prior to joining Onex, Mr. Mersky served as Senior Vice President, Corporate Banking, for Bank of Nova Scotia.

Key Attributes, Experience and Skills:

Mr. Mersky is a Managing Director of Onex Corporation, and in this position has gained significant experience related to private and public company matters. Serving on the boards of directors of SITEL Worldwide Corporation, Gates Corporation and Allison Transmission, as well as serving on the Compensation Committees of SITEL Worldwide Corporation and Gates Corporation, give him knowledge of operations, financial, corporate governance, compensation programs, and operations of other companies.

Leo F. Mullin has been a director of HBI since March 2007 and serves as Chairman of the Audit Committee of the Board of Directors. Mr. Mullin retired from Delta Air Lines as Chairman in April 2004, after having served as Chief Executive Officer of Delta Air Lines from 1997 to 2003. Since 2004, Mr. Mullin has been serving as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners. Mr. Mullin is also a public company director of Johnson & Johnson, ACE Limited and Educational Management Corporation. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation from 1981 to 1995, serving as the company’s President and Chief Operating Officer from 1993 to 1995. In the past five years, Mr. Mullin has also served as a public company director of Bell South Corporation.

Key Attributes, Experience and Skills:

Mr. Mullin’s service as the Chief Executive Officer of a large airline company, Delta Air Lines, from 1997 to 2003, and his distinguished career in the banking industry provides key insight to HBI’s board. In addition to providing significant industry experience, this experience also gives him a practical understanding of organizations, global business and financial matters, processes, strategy, and risk management. Mr. Mullin has served on the boards of many large public companies, including Johnson & Johnson, ACE Limited and Bell South Corporation, giving him significant leadership and management experience.

Other Information. SEC regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings, involving members of the Board of Directors or companies of which a director was an executive officer. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines, Inc. in December 2003 and Chairman in April 2004. In September 2005, Delta Air Lines voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. William Brown was the Senior Vice President of Operations of Independence Air which filed for chapter 7 bankruptcy in 2006. Shawn Vick was Executive Vice President of Sales at McLeod USA and left the company in 2004. After his departure, McLeod USA filed for chapter 11 bankruptcy. The Board of Directors does not believe that these proceedings are material to an evaluation of Mr. Mullin, Mr. Brown or Mr. Vick’s ability to serve as a director or executive officer.

Committees of the HBI Board of Directors

HBI’s Board of Directors has an Audit Committee, a Compensation Committee and a Government Security Committee. The Audit and Compensation committees each operate under a committee charter, and the Government Security Committee was formed in connection with the Hawker Beechcraft Security Control Agreement between Hawker Beechcraft, Inc. and the United States Department of Defense.

The Audit Committee’s members are Mr. Mullin (Chairman), General Cook, Mr. Daly and Mr. Hirsch. The Audit Committee is responsible for, among other things, the appointment, termination and oversight of the independent auditors. The Board of Directors has determined that Mr. Mullin is an audit committee financial expert. Mr. Mullin is not considered to be “independent” within the definitions of the New York Stock Exchange or NASDAQ Stock Market. In addition, the Audit Committee reviews and discusses with management the audited annual financial statements and unaudited quarterly financial statements, and discusses with the independent auditor the conduct and results of the independent auditor’s audit or review of these financial statements. The Audit Committee also reviews corporate earnings reports and other financial disclosures specified in its charter. It discusses with management and the independent auditor significant financial reporting issues and judgments, including issues relating to internal control or the selection or application of accounting principles. Moreover, the Audit Committee is responsible for pre-approval of all audit and permitted non-audit services and oversees the internal audit function.

The Compensation Committee members are Mr. Mersky (Chairman), General Barents, Mr. Mehra and Mr. Mullin. The Compensation Committee is responsible for, among other things, reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and establishing appropriate levels for all elements of his compensation. It also evaluates the Chief Executive Officer’s performance as it relates to all of these compensatory elements. In addition, the Compensation Committee is responsible for reviewing and making determinations with respect to the Chief Executive Officer’s compensation recommendations for other senior managers and for reviewing with the Chief Executive Officer the performance of the other senior managers. The Compensation Committee also makes recommendations to the HBI Board of Directors regarding director compensation and compensatory plans for senior management. Moreover, the Compensation Committee oversees corporate regulatory compliance with respect to compensation matters.

The Government Security Committee members are General Cook (Chairman), General Barents and Mr. Boisture. The Government Security Committee is responsible for implementing procedures, organizational matters and other aspects pertaining to the security and safeguarding of classified and controlled unclassified information, including exercise of appropriate oversight and monitoring of operations to ensure the required protective measures are effectively maintained and implemented.

Compensation of Directors

Directors who are also our employees or employees of the GS entities, the Onex entities, or their respective affiliates receive no additional compensation for serving as directors. Directors who are not our employees or employees of the GS entities, the Onex entities, or their respective affiliates will receive,

•	cash compensation of $12,500 per quarter for the first two quarters of 2010, and $17,500 per quarter since the beginning of the third quarter of 2010;

•

an option to purchase the number of HBI common shares that will result in an aggregate exercise price of $100,000, based on the fair market value per share of the underlying stock at the date of grant;

•

an opportunity to make an irrevocable election annually on or before December 31 to take up to 100% of their cash compensation in equivalent shares of HBI common stock, which was changed to limit the amount to $12,500 per quarter, effective the third quarter of 2010; and

•

an opportunity to make an irrevocable election annually to defer up to 50% of their cash compensation with a Company matching contribution of up to 50% of the first 4% of the eligible compensation that began effective October 4, 2010.

In addition, each director who is not our employee or an employee of the GS entities, the Onex entities, or their respective affiliates and who also serves as a Chairperson for the Audit Committee of the Board of Directors of HBI will receive an additional $1,250 per quarter.

Director Compensation Table – 2010

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Leo F. Mullin	$65,000	$40,500	$105,500
Donald G. Cook	60,000	40,500	100,500
Brian Barents	60,000	40,500	100,500
Sanjeev K. Mehra (3)	—	—	—
Seth M. Mersky (3)	—	—	—
John F.X. Daly (3)	—	—	—
David R. Hirsch (3)	—	—	—

(1)

During 2010, Mr. Mullin and General Barents elected to receive all of their compensation in cash. General Cook elected to receive 10% of his compensation in shares of HBI common stock, and 90% of his compensation in cash, or $54,000. To determine the amount of equity to be converted into HBI common stock shares from the amounts earned by each director, on a quarterly basis, the amount of fees earned by each director, and designated to be paid in shares, was divided by the fair market value per share for the quarter for which the fees were earned, as determined by the HBI Board of Directors. General Cook received 850 shares during 2010 for service as a director in 2010, and will receive437.5 shares in 2011 for service as a director during the fourth quarter of 2010. There are no vesting requirements applicable for such shares.

(2)	The amounts shown for option awards relate to stock options granted under HBI’s 2007 Stock Option Plan. These amounts are equal to the grant date fair value of the option awards. The grant date fair value of the option awards granted in 2010 to Mr. Mullin, General Cook and General Barents, computed in accordance with FASB ASC Topic 718, was $40,500, $40,500 and $40,500, respectively. At December 31, 2010, the numbers of shares underlying stock options granted in 2010 to Mr. Mullin, General Cook and General Barents were 20,000 shares, 20,000 shares and 20,000 shares, respectively, at an exercise price of $5.00 per share. Such options will vest on March 23, 2011, August 3, 2011 and August 3, 2011, respectively. As of December 31, 2010, Mr. Mullin, General Cook and General Barents each had an aggregate number of 50,500 options outstanding, and held an aggregate number of HBI shares in the amounts of 62,581.2, 10,587.5, and 7,843.75, respectively.
(3)	Messrs. Mehra, Mersky, Daly and Hirsch receive no compensation specifically for serving as our directors.

Code of Conduct

Hawker Beechcraft has adopted a Code of Conduct Business Ethics and Compliance (the “Code of Conduct”), which is applicable to all employees, officers and directors of the Company, including the Chairman and Chief Executive Officer, the Vice President and Chief Financial Officer and the Vice President and Controller. Our Code of Conduct is posted on our website at www.hawkerbeechcraft.com. A copy of the Code of Conduct may be obtained, without charge, by contacting our Ethics Office at 316.676.8312 or by writing to Hawker Beechcraft Corporation, 10511 E. Central, Wichita, KS 67206. The information contained in our website is expressly not incorporated by reference into this prospectus, and the reference to our website address is intended to be a textual reference only.

Compensation Discussion and Analysis

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We sometimes refer to these executive officers as our “named executive officers” or “NEOs.” In addition, unless the context indicates otherwise, the term “we” refers collectively to Hawker Beechcraft, Inc. (“HBI”), Hawker Beechcraft Acquisition Company, LLC (“HBAC”) and Hawker Beechcraft Corporation (“HBC”).

The following provides a brief overview of the more detailed disclosure set forth in this Compensation Discussion and Analysis:

•

The Compensation Committee of our Board of Directors (the “Committee”) is responsible for administering our compensation program and makes compensation decisions, except in the case of Chief Executive Officer (“CEO”) compensation, upon recommendation from the CEO and the Vice President of Human Resources. Decisions regarding CEO compensation are made by the Compensation Committee without reliance on any recommendation from management.

•

The objectives of our executive compensation program are to: (i) attract and retain talented and highly-skilled executives; (ii) align executive pay with performance; (iii) align executive and shareholder interests; and (iv) provide an incentive for long-term continued employment with the Company.

•

Our executive compensation consists of: (i) base annual salary; (ii) incentive-based “pay at risk” compensation; and (iii) long-term equity-linked awards. We provide only limited perquisites to certain executive officers.

•

We established a pay-for-performance environment by linking short-term incentive-based compensation to the achievement of financial and non-financial goals. The level of achievement of these goals for 2010 resulted in an incentive award payout of 133%-165% of target for the named executive officers.

•

In February 2010, Restricted Stock Units were awarded to named executive officers other than Messrs. Boisture and Vick in lieu of cash payment of a portion of their 2009 MIP awards. Mr. Boisture received a

Restricted Stock Unit award in lieu of cash payment of a portion of his discretionary incentive award for 2009 performance. Mr. Vick received a Restricted Stock Unit award in lieu of cash payment of a guaranteed bonus for 2009 that was negotiated in recruiting him to the Company.

•

As a result of a continuing decline in the market for aircraft, the Company reduced base annual salaries of the named executive officers other than Mr. Boisture by 10% in November 2010; Mr. Boisture’s base annual salary had been reduced by 10% in 2009 and no further reduction was taken against his base annual salary in November 2010.

•

Our executive officers are encouraged to make substantial investments in the Company through purchases of common shares of our parent company, HBI, at the fair value of those common shares for the quarter in which any such investments are made. These investments are generally made when executive officers commence employment with the Company, and at the same time, discretionary stock option grants are generally awarded. We view these investments and equity positions as a significant alignment of management and shareholder interests.

•	The Compensation Committee evaluates the performance of our CEO and the other named executive officers.

•	We believe that our compensation program successfully achieves its objectives.

2010 Compensation

Management Overview

During 2010, management strengthened the leadership team with two additional senior leaders who commenced employment in the second half of 2010.

On January 25, 2011, Sidney E. Anderson, Vice President and Chief Financial Officer, announced his resignation.

On February 28, 2011, we announced that Mr. Thomas Patrick Kelly, age 53, would serve as our interim principal financial officer, effective immediately. Mr. Kelly is the owner of Interim Executive Services, LLC (“IES”). We entered into a consulting agreement with IES for the services to be performed by Mr. Kelly. We will pay a monthly fee of $45,000 for such services, and will cover reasonable travel and travel-related expenses. From January 2010 to April 2010, Mr. Kelly served as the interim Chief Executive Officer for Express Jet Airlines, a $750 million regional airline that operated 244 jets. Prior to that, he served as Chief Financial Officer of Vignette Corporation from July 2006 to July 2009. In addition, during the past five years, Mr. Kelly was the Director of Global Facility Planning of Dell from January 2005 to June 2006, the Chief Financial Officer of Trilogy Software from 1998 to 2004, the Chief Financial Officer of Sabre Holdings from 1995 to 1998, and was the Vice President, Financial Planning and Analysis of American Airlines from 1993 to 1995. None of Mr. Kelly’s experience prior to February 28, 2011 was with a parent, subsidiary or other affiliate of us.

Role and Responsibilities

The Committee is responsible for all decisions regarding our executive compensation philosophy and strategy. The Committee intends that all compensation and benefits provided to our executives be reasonable, fair and competitive. The Committee is charged with the authority and responsibility to approve all executive compensation, equity programs and benefits matters.

The Committee makes all final decisions in setting the compensation for our named executive officers and other members of our senior leadership team, the individuals who report directly to the CEO. The Committee is also responsible for approving equity award grants for all employees. These decisions, other than decisions involving the compensation of our CEO, are based on recommendations made by the CEO and our Vice President of Human Resources. The CEO’s compensation is determined solely by the Committee. The Committee uses its discretion and judgment in accepting or modifying the recommendations of the CEO and the Vice President of Human Resources in making its final decisions regarding compensation.

In setting executive compensation levels, the Committee does not engage in formal benchmarking against a specific list of peer group companies. Importantly, given the high proportion of the members of the senior leadership team that have been recruited externally in recent years, for new executives joining the Company, historical compensation data for each executive is taken into consideration, including base salary, annual and long-term incentive compensation, as well as equity ownership. Finally, in making individual executive compensation decisions, the Committee evaluates each executive’s scope of responsibility, expected contributions to financial and non-financial performance, and breadth of experience in determining appropriate compensation levels. The Company regularly reviews the performance of its executives and makes adjustments to compensation based on merit and company performance. We also use general salary comparison data, such as that available through Organization Resource Counselors (ORC Worldwide), to evaluate the reasonableness of our compensation program.

Compensation Objectives

The compensation paid or awarded to our named executive officers for 2010 was designed to meet the following objectives:

•	Provide compensation that enables us to attract and retain highly-skilled executives. We refer to this objective as “competitive compensation.”

•	Create a compensation structure that, in large part, is based on the achievement of formally established performance goals. We refer to this compensation as “performance incentives” or “pay at risk”.

•	Provide long-term incentives to align executive and shareholder interests. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

Elements of Our Compensation Program for Named Executive Officers

Our compensation objectives are achieved by using the following elements in our compensation program for named executive officers:

Element of Compensation Program	Employees Covered	Description	Key Objectives Promoted
Base Salary	All salaried employees	Fixed annual compensation paid in accordance with our regular payroll procedures during the year.	• Competitive Compensation • Retention Incentives

Management Incentive Plan (“MIP”)	Approximately 210 employees	Pay at risk based on performance against pre-established goals over the fiscal year.	• Competitive Compensation • Performance Incentives

Stock Options	Approximately 70 employees	Right to purchase common stock at a set price for a period of time after the right vests.	• Competitive Compensation • Performance Incentives • Stakeholder Incentives • Retention Incentives

Restricted Stock Unit (“RSU”) Awards	All our NEOs received RSU awards in 2010	Restricted Stock Unit awards made in lieu of a cash payout of a portion of the 2009 MIP, discretionary award for 2009, or in lieu of a guaranteed cash bonus.	• Stakeholder Incentives • Retention Incentives

Other Compensation Elements
Element of Compensation Program	Employees Covered	Description	Key Objectives Promoted
HBC Savings and Investment Plan 401(k) Plan	All employees	A 401(k) retirement savings plan that enables employees to defer a portion of their compensation with a Company matching contribution. Effective October 4, 2010, for salaried employees, the Company matches up to 50% of the first 4% of an employee’s eligible compensation.	• Competitive Compensation • Performance Incentives • Stakeholder Incentives • Retention Incentives

HBC Retirement Income Savings Feature within the HBC Savings and Investment 401(k) Plan	All salaried employees who were hired after January 1, 2007	Company funded defined contribution retirement plan; the amount of the benefit depends on the employee’s age and years of service with the Company.	• Competitive Compensation • Retention Incentives
Other Compensation Elements

Hawker Beechcraft Excess Savings and Deferred Compensation Plan	45 employees including 3 NEOs participate by receiving additional discretionary employer contributions in amounts that would have been contributed as a retirement income savings contribution under the 401(k) plan if there had not been a contribution limitation under the 401(k) plan.	A nonqualified, unfunded plan designed to provide specified benefits to a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA, and other eligible individuals. It allows: (1) executives to defer up to 50% of base salary and up to 90% of annual MIP award and (2) three HBI directors who receive compensation for serving as directors, to defer up to 50% of their cash compensation. Effective October 4, 2010, the Company began providing a matching contribution equal to a maximum of 50% of the first 4% of an employee’s eligible compensation that they elect to defer. It also allows additional discretionary employer contributions in an amount that would have been contributed as a retirement income savings contribution under the 401(k) plan if there had not been a contribution limitation under	• Competitive Compensation • Retention Incentives

Other Compensation Elements
the 401(k) plan. This contribution is determined by reference to an individual’s age and years of service.

Benefits	All Employees	Health, life and disability insurance benefits.	• Competitive Compensation • Retention Incentives

Perquisites	All named executive officers (unless otherwise noted)	Personal benefits provided to executives, such as personal use of corporate aircraft (Messrs. Boisture and Vick), payment of executive life insurance, excess liability premiums, and executive physicals.	• Competitive Compensation

Our Target Pay Mix

The total compensation package for our executive officers consists of base salary, incentive-based “pay at risk” compensation, long-term equity awards, and benefits. In determining the target level of compensation and compensation opportunities, we consider market practice, business objectives, expectations of our shareholders, and our own subjective assessment of individual executives’ performance, growth and future potential.

We have chosen a target mix of base salary and annual and long-term incentive opportunities that generally reflects our targeted performance, with actual pay mix varying based on the performance of our company and of the individual. Peer company practices will continue to be monitored as one reference point as we make decisions regarding target pay. However, we will also continue to make strategic decisions based on our unique business objectives, which may differ from common peer company practices.

Factors Considered in Making Compensation Decisions

Actual compensation levels are a function of company and individual performance as described under each specific compensation element below. When making pay decisions, the Committee considers the competitiveness of individual elements of compensation as well as the aggregate sum of base salary, annual pay at risk and the expected value of long-term incentives (determined at grant) for an executive officer. The Committee may also consider salary increase history, past pay at risk awards and past equity awards as context in understanding year-to-year changes in compensation and retention effect of prior awards. Under the Management Incentive Plan, initial award amounts are determined based on a comparison of actual performance to pre-established criteria. The Committee retains the discretion to adjust the size of individual awards in situations where an executive officer’s individual performance either exceeds or falls below expectations. Final decisions on any major element of compensation, as well as total compensation for executive officers, are made by the Committee.

The compensation program is generally applied consistently to NEOs. Exceptions related to CEO compensation are noted throughout this Compensation Discussion and Analysis.

Chief Executive Officer Compensation

In setting the CEO’s compensation level, the Committee does not engage in formal benchmarking against a specific list of peer group companies. The Committee has considered the historical compensation for the CEO, including base salary, annual and long-term incentive compensation, as well as equity ownership. In addition, the Committee considered expected contributions to financial and non-financial performance, and breadth of experience in determining appropriate compensation levels. On a going forward basis, the Committee has in the past established performance objectives for the CEO based on our annual business plan and long-term strategic goals approved by the Board of Directors. The Committee has evaluated the CEO’s performance against these goals and strategic achievements during the year. Based on these factors, the Committee has made recommendations concerning base salary increases, targets under the MIP and annual incentive award payments. The Committee holds regularly-scheduled executive sessions to discuss CEO performance and compensation, as well as other matters, without any executive officers present. The Committee seeks Board of Directors’ input and approval for certain decisions relating to CEO compensation.

Other Named Executive Officer Compensation

The Committee approves base salary increases, MIP targets and payouts, and awards under the long-term equity-linked rewards and similar arrangements for the other named executive officers after receiving recommendations from our CEO (with input from the Vice President—Human Resources). The Committee makes the final decision and approves compensation decisions for all of our named executive officers.

Base Salaries

We provide each of our executive officers with a base salary commensurate with his or her level of expertise and contributions to the Company in relation to comparable positions in the marketplace. The base salaries for named executive officers reflect input from the CEO, the Vice President of Human Resources and the Committee, based on prior employment history and job responsibilities. Individual salary amounts are not objectively determined, but instead reflect the final judgment of the Committee after taking into account management’s recommendation with respect to each executive’s expected contributions to the Company, experience and other factors, including any retention concerns and internal equity considerations. The base annual salary of each executive officer is reviewed annually and may be adjusted from time to time to recognize individual performance, promotion, competitive compensation issues, retention requirements, as well as internal equity and other subjective factors. As a result of the economic downturn and the impact on the general aviation market, effective November 29, 2010, all the named executive officers other than the CEO took 10% reductions in base annual salary.

2010 Management Incentive Plan Award

We established the 2010 Management Incentive Plan (“2010 MIP”) to align executive pay with overall company performance and the 2010 MIP was the “at risk” component of the total compensation package for our named executive officers. The plan provided a target award amount for each of our named executive officers based on a percentage of his base salary.

The 2010 MIP provided for award payments based on quarterly and annual achievement of certain financial measures and non-financial performance measures. For each participant, the maximum potential payout under the 2010 MIP was equivalent to 200% of his MIP target award. Total year corporate financial measures, EBITDA and Cash Flow, had to meet a 90% threshold level or greater to achieve any 2010 MIP award.

The corporate performance measures (“Performance Measures”) utilized in 2010 along with the weighting, description, and achievement percentage of each Performance Measurer were as follows (the applicable measurement period for all measures was January 1, 2010 through December 31, 2010):

Performance Measure	Target Weighting	Description	Achievement
EBITDA	15%	Earnings before interest, taxes, depreciation and amortization adjusted for significant non-recurring items including: (i) non-cash asset impairment charges (ii) severance and other related charges associated with reducing the size of the organization and charges related to rescheduling previously planned material receipts, (iii) charges related to gains and losses on foreign exchange derivatives, and (iv) non-cash compensation expense. We selected this measure because it indicates our ability to control expenditures and realize a meaningful return from the sale of our products.	133%

Cash Flow	50%	Cash Flow is defined as the change in cash from period to period. The applicable period of time for this measure was January 1, 2010 through December 31, 2010. We selected this measure because we believe it provides a useful indicator of our ability to manage invested capital and generate cash.	159%

Performance Measure	Target Weighting	Description	Achievement
Area Goals	35%	Achieve targeted metrics identified specifically for individual departments or functional areas (e.g., Segment EBITDA, Segment Cash Flow, Inventory Turns, and Gross Bookings)	95% - 187%

	100%		133% - 165%

For each participant, the maximum payout under the 2010 MIP was equivalent to 200% of such participant’s target award. No award could be paid for the Area Goals Performance Meaure if the threshold targets for the annual EBITDA and Cash Flow measures were not achieved. For the EBITDA and Cash Flow Performance Measures, performance was measured both quarterly and annually with each quarter’s performance constituting 10% of such measurement’s total weighting and the annual performance constituting 60% of such measurement’s total weighting. For each quarter measured, in order for there to be a value assigned to a specific goal, participants had to meet 80% of target achievement for the goal being measured and, for the annual measurement, participants had to meet 90% of target achievement for the goal that was measured. If these threshold levels were reached, the participant received 50% of the target award for that goal (achievement between such threshold performance levels and the target level did not result in any increase in the award amount). If achievement was 100% or above for a performance measurement, the award amount was equivalent to the percentage achieved with 200% being the maximum percentage achieved.

Targets were set for each Performance Measure near the beginning of the performance cycle. The performance targets and actual performance for these goals are not disclosed because they represent confidential financial information that is not otherwise disclosed to the public. Disclosing this information would cause significant competitive harm to the Company. The metrics would provide competitors with insight into the strategic direction that management is expected to take with respect to the Company and would provide competitors with information concerning our view of market dynamics, as well as margin and pricing data. The targets were set at appropriate levels near the beginning of the performance cycle and were considered sufficient to motivate the achievement of financial performance. In addition, the performance targets were set so that they represented a significant challenge for management and achievement required significant sales levels, meaningful operating efficiencies, and cash generation sufficient to provide funds needed for debt service, while also demonstrating improvement in key metrics and value capture initiatives.

Based on the applicable performance ratings described above, payments to the named executive officers, as well as their target awards under the 2010 MIP, were as follows:

Executive Officer	Base Annual Salary(1)	MIP Target Award Level (% of Base Salary)	Actual MIP Award ($)	MIP Payout Based on Performance Achieved (% of Target Award)	Actual MIP Payout Based on Performance Achieved (% of Base Salary)
W.W. Boisture, Jr.	$630,000	100%	$900,900	143%	143%
Sidney E. Anderson	$329,992	75%	$353,916	143%	107%
Shawn W. Vick	$330,000	75%	$331,650	134%	101%
William E. Brown	$290,000	75%	$289,275	133%	100%
James I. Maslowski	$290,000	60%	$287,100	165%	99%

(1)	Base annual salary prior to 10% pay cut.

Long-Term Incentives

Hawker Beechcraft, Inc. Employee Equity Investment Plan

We created the Hawker Beechcraft, Inc. (“HBI”) Employee Equity Investment Plan, which we refer to as the “Equity Incentive Plan,” so that our executives would have a tangible incentive to increase shareholder value. Under the Equity Incentive Plan, our executive officers are encouraged to invest in HBI common shares.

Until 2010, named executive officers were required to invest cash in order to purchase HBI common shares at the commencement of employment with the Company. To encourage participation in the Equity Incentive Plan by all executive officers and to provide an additional long-term equity-linked incentive, the Equity Incentive Plan provided that a participant was entitled to receive a stock option for a number of HBI common shares equal to 3.5 times the sum of the number of HBI shares that the participant acquired under the Equity Incentive Plan. Messrs. Vick, Anderson, Brown and Maslowski received such stock options. Mr. Boisture’s arrangements regarding his purchase of HBI common shares and grant of options to purchase HBI common shares are governed by the terms of his Employment Agreement, which is described under the caption “Employment Agreements,” which follows the Summary Compensation Table below. The number of common shares underlying options granted to Mr. Boisture under the Equity Incentive Plan are shown in the Grants of Plan-Based Awards table. See the description of the Equity Incentive Plan following the Summary Compensation Table below.

The dollar amounts shown in the Summary Compensation Table with respect to stock awards reflect the grant date fair values computed in accordance with FASB ASC Topic 718. See the footnotes to the Summary Compensation Table for further information.

Other Stock Option Grants

Over the course of the Equity Incentive Plan, we have made grants of discretionary options that were not conditioned on purchases of HBI equity as part of the long-term equity-linked rewards program to executive officers including Mr. Boisture and other named executive officers, as well as to other key employees. We determined the number of options to be granted to each named executive officer without an arithmetic formula; the determination of the number of options to be granted was based on an evaluation relating to level of responsibility, breadth of experience, market factors, and internal equity concerns. During 2010, all of our named executive officers received option grants, as did 31 other employees.

Option grants made in 2010 under the 2007 Stock Option Plan have been divided among three types of options, or were made as time vested options only:

•	Time-Vesting options vest in five equal annual increments, beginning on the first anniversary of the date of grant.

•

Performance-Vesting Type A and Performance-Vesting Type B options vest in five equal annual increments. However, for any such options to become exercisable for then-current employees, there must be a Liquidity Event, as defined in the option agreements, and certain rates of return must be achieved by the Onex and GS entities as a result of the Liquidity Event. The Performance-Vesting Type A and Performance-Vesting Type B options specify different rates of return for achievement by the Onex and GS entities upon the occurrence of a Liquidity Event. In March 2010, as a result of the decline in the aircraft market conditions and the Company’s declining confidence that it might achieve the previously-established EBITDA targets for years after 2007, these options were amended such that they could still vest and become exercisable if the EBITDA targets are met, but if the EBITDA targets are not met, they will vest in equal annual increments and become exercisable only if certain events occur that involve the disposition of securities by the Onex and GS entities and result in the owner group achieving certain levels of cash-on-cash returns. For the Performance-Vesting Type A grants, exercisability would require a 150% cash-on-cash return. For the Performance-Vesting Type B grants, exercisability would require a 200% cash-on-cash return.

All outstanding options were amended, effective October 28, 2010, to reduce the term of the restrictions of the post-employment provisions relating to non-competition.

The number of shares underlying these stock options are set forth below in the Grants of Plan Based Awards table under the column headings, “Estimated Future Payouts Under Equity Incentive Plan Awards” (for performance-vesting options) and “All Other Option Awards: Number of Securities Underlying Options” (for other options). For additional information regarding stock option terms, see “Hawker Beechcraft, Inc. 2007 Stock Option Plan,” which follows the Summary Compensation Table below.

The dollar amounts shown in the Summary Compensation Table with respect to option awards reflect grant date fair values computed in accordance with FASB ASC Topic 718. See the footnotes to the Summary Compensation Table for further information.

Restricted Stock Unit Awards

Restricted Stock Unit (“RSUs”) grants of rights to receive common stock were given to Messrs. Boisture and Vick upon commencement of their employment, and vest in five equal annual installments on the anniversaries of the date of grant, beginning one year following the date of grant. One-fifth of these RSUs vested during 2010 for Messrs. Boisture and Vick, and one-fifth of these RSUs vested in March 2011 for Mr. Boisture.

Messrs. Anderson, Brown and Maslowski received grants of RSUs in February 2010 in lieu of a cash payout of a portion of their 2009 MIP awards. The Compensation Committee awarded these RSUs in consideration of the Company’s cash conservation activities and to provide named executive officers with an incentive to remain with the Company in order to receive these RSU payouts that vest over two vesting periods Mr. Boisture was granted an RSU award in 2010 in lieu of a cash payout of a portion of his discretionary award for 2009 performance, and Mr. Vick was granted an RSU award in 2010 in lieu of a cash payout of his guaranteed bonus for 2009 that was negotiated in recruiting him to the Company. One half of these RSUs vested in 2010 and the balance will vest in December 2011, except for Mr. Vick’s, whose RSUs vested fully in 2010. The number of RSUs received is set forth under the Grants of Plan-Based Awards Table below. The dollar amounts shown in the Summary Compensation Table with respect to RSUs reflect grant date fair values computed in accordance with FASB ASC Topic 718.

Personal Benefits

We provide our named executive officers with limited personal benefits that we believe are appropriate as part of a competitive compensation package that enables us to attract and retain highly skilled executives. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers. The personal benefits currently provided to our named executive officers include relocation expenses for incoming named executive officers, personal use of our corporate aircraft by Mr. Boisture and for Mr. Vick, including some personal use of our aircraft provided as part of their relocation benefits, payment of executive life insurance premiums, excess liability premiums and payment of executive physicals for all of our named executive officers. Perquisites and personal benefits, including personal use of aircraft, are included in the NEOs’ incomes, based on prescribed IRS laws and regulations.

Additional information regarding these benefits is provided in the Summary Compensation Table and the accompanying footnotes.

Ongoing and Post-Employment Compensation

We have plans and agreements for our named executive officers that accrue value as the executive officer continues to work for us, and provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements were designed to be part of a competitive compensation package.

Hawker Beechcraft Corporation Savings and Investment Plan

This plan is a tax-qualified defined contribution plan available to all of our domestic employees. All of our named executive officers participate in the plan. Under the plan, an employee may contribute, subject to Internal Revenue Code limitations (which, among other things, limited pre-tax annual contributions in 2010 to $16,500, subject to the ability of persons age 50 or over to contribute an additional $5,500), up to a maximum of 50% of his or her salary on a post-tax basis. There was no matching contribution to this plan in 2010 until October 4, 2010 when the Company began matching up to 50% of the first 4% of eligible compensation of participants. Amounts credited to an employee’s account in the plan may be invested among a number of investment alternatives. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments.

Hawker Beechcraft Corporation Retirement Income Savings Feature Within the Hawker Beechcraft Corporation Savings and Investment Plan

This is a tax-qualified defined contribution benefit that was added to the Hawker Beechcraft Corporation Savings and Investment Plan, and provides benefits following retirement based upon a formula relating to age and years of service. Contributions are made solely by the Company, and are limited to that certain amount that does not exceed the IRS rules based on salary. If the Company’s contributions meet the IRS threshold, any additional calculated contributions are made to the Company’s Nonqualified Excess Savings and Deferred Compensation Plan for the benefit of the employee. All of the named executive officers participate in this feature of the Hawker Beechcraft Corporation Savings and Investment Plan.

Hawker Beechcraft Excess Savings and Deferred Compensation Plan

This plan is a nonqualified deferred compensation plan that provides tax benefits for eligible employees. Under the plan, an eligible employee can defer up to 50% of his or her salary and up to 90% of his or her annual MIP award, and HBI directors who receive compensation for serving as directors can defer up to $12,500 of their quarterly cash compensation. Effective October 4, 2010, the Company began providing a matching contribution equal to a maximum of 50% of the first 4% of eligible compensation, consistent with the matching contribution under the Savings and Investment Plan. Mr. Maslowski participated in this feature of the plan.

The plan also allows additional discretionary employer contributions in amounts that would have been contributed as a retirement income savings contribution under the Savings and Investment Plan if there had not been a contribution limitation under that plan. This contribution is determined by reference to an individual’s age and years of service. Amounts deferred under the plan generally are not subject to federal, and in many cases state, income taxes until they are distributed. An eligible employee can choose to have his or her contributions allocated to one or more of several notional investments, and his or her account is adjusted to reflect the deemed rate of return, positive or negative, on the notional investments. An eligible employee may choose to receive a payout following retirement, either in a lump sum or in annual installments. The plan also includes provisions for payment upon death or disability. See the Deferred Compensation table and accompanying narrative for additional information. Messrs. Boisture, Maslowski and Vick participated in this feature of the plan.

Separation Arrangements

On February 7, 2011, HBC and Hawker Beechcraft, Inc., the Company’s direct parent company, entered into a Separation of Employment Agreement and General Release with Sidney E. Anderson, who resigned as Vice President and Chief Financial Officer on January 25, 2011. Mr. Anderson’s separation arrangements include salary and benefits continuance for nine months, payout under the Management Incentive Plan for 2010, and a potential Lump Sum Payment of three months base pay at the end of October 2011 if it is determined that he has cooperated and assisted satisfactorily with any specific matters that may have been requested by the Company during the nine month period during which he continued to receive salary and benefits.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified executive officers, unless certain conditions are met. While Section 162(m) does not currently apply to us because we are not a publicly held company, to the extent feasible, we structure executive compensation to preserve deductibility for federal income tax purposes. In this regard, our stock option plans are designed to preserve, to the extent available, the deductibility of income realized upon the exercise of stock options. Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our company.

Summary Compensation Table – 2010

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total

Worth W. Boisture, Jr. Chief Executive Officer	2010	$567,000	—	$475,000	$899,297	$900,900	$758,357	$3,600,554
	2009	$484,616	$475,000	$1,000,000	$2,244,969	—	$198,994	$4,403,579

Sidney E. Anderson Chief Financial Officer (7)	2010	$327,250	—	$73,260	$224,824	$353,916	$10,181	$989,431
	2009	$330,000	$24,750	—	—	$67,815	$191,547	$614,112
	2008	$70,625	$60,000	—	$674,944	—	$65,880	$871,449

Shawn W. Vick, Executive VP, Sales and Marketing	2010	$327,250	—	$100,000	$337,236	$331,650	$123,468	$1,219,604

William E. Brown, Executive VP, Global Operations	2010	$287,583	—	$64,380	$337,236	$289,275	$4,861	$983,335
	2009	$263,857	$21,750	—	—	$59,595	$26,855	$372,057

James I. Maslowski President, U.S. and International Government Business	2010	$287,583	—	$51,500	$224,824	$287,100	$22,332	$873,339

(1)	Amounts shown for 2010 represent amounts earned after taking into effect a 10% pay reduction for all of the named executive officers, other than Mr. Boisture, who voluntarily reduced his salary by 10% in 2009.
(2)	There were no discretionary bonus awards earned in 2010.
(3)	Amounts shown for Stock Awards relate to restricted stock unit awards, and are equal to the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, based on assumptions described in Note 16 to our Consolidated Financial Statements.
(4)	Amounts shown for Option Awards are equal to the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, based on assumptions described in Note 16 to our Consolidated Financial Statements.
(5)	Amounts shown for 2010 reflect achievement of 133% - 165% against objective metrics under the 2010 MIP.
(6)	This column includes perquisites, tax reimbursements, severance pay, the Company’s matching contributions to participants’ 401(k)s, the Company’s contributions to participants’ Retirement Income Savings Plan (“RISP”) accounts, and the Company’s contributions to participants’ nonqualified deferred compensation accounts, as set forth in the tables below:

Name	Perquisites	Tax Reimbursements	401(k) Match	RISP Contribution	Deferred Compensation Contribution	Total
Worth W. Boisture, Jr.	$447,215	$268,964	$0	$14,700	$27,478	$758,357
Sidney E. Anderson	$5,227	$1,908	$0	$3,046	$0	$10,181
Shawn W. Vick	$75,990	$31,547	$0	$12,250	$3,681	$123,468
William E. Brown	$2,099	$531	$0	$2,231	$0	$4,861
James I. Maslowski	$1,212	$531	$0	$14,700	$5,889	$22,332

The following named executive officers received perquisites aggregating more than $10,000 during 2010:

Name	Personal Use of Aircraft	Executive Relocation	Miscellaneous Perquisites	Total
Worth W. Boisture, Jr. (8)	$33,240	$408,621	$5,354	$447,215
Shawn W. Vick (9)	$21,594	$53,238	$1,158	$75,990

(7)	Mr. Anderson resigned his position as Chief Financial Officer after the end of the year.
(8)	For Mr. Boisture, perquisites include: (a) personal use of aircraft; (b) $360,000 related to the sale of Mr. Boisture’s home in Savannah, Georgia; and (c) other relocation costs including $29,236 for private aircraft transportation.

(9)	For Mr. Vick, perquisites include: (a) $21,594 for personal use of aircraft, and (b) relocation costs, including $10,720 for private aircraft transportation

The Company offers limited benefits to its named executive officers, including relocation expenses, executive life insurance, executive physicals, and excess liability insurance. The company also offered personal use of aircraft for Messrs. Boisture and Vick. In addition, private aircraft transportation was made available as part of relocation benefits for Messrs. Boisture and Vick.

We calculated the amount shown for personal use of company aircraft generally based on the average variable fuel and maintenance charges to us per flight hour with regard to each aircraft model used. The hourly variable costs for fuel and maintenance differ depending on the aircraft model used. Therefore, in calculating the cost of personal aircraft use, we multiply the average variable cost per flight hour by the number of hours flown for personal use on each particular model of aircraft. The amount shown for personal use of company aircraft generally is equal to the sum of the amounts attributable to each model of aircraft used by the executive. Largely because we keep our aircraft at our own facilities, we do not typically incur more than relatively minor charges relating to other operating items such as hangar/parking fees, landing/ramp fees and other miscellaneous variable operating costs; such charges are included as incremental costs in calculating costs for personal use of company aircraft. Our methodology also excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries. All other perquisites are valued at the actual cost to the Company to provide such perquisites.

Grants of Plan-Based Awards – 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4) ($)
		Threshold ($)	Target ($)	Maximum ($)
Worth W. Boisture, Jr.		$630,000	$630,000	$1,260,000
	2/19/2010				95,000			$475,000
	3/26/2010					400,000	$5.00	$899,297
Sidney E. Anderson		$247,494	$247,494	$494,988
	2/19/2010				14,652			$73,260
	3/26/2010					100,000	$5.00	$224,824
Shawn W. Vick		$247,494	$247,494	$494,988
	2/19/2010				20,000			$100,000
	3/26/2010					150,000	$5.00	$337,236
William E. Brown		$217,500	$217,500	$435,000
	2/19/2010				12,876			$64,380
	3/26/2010					150,000	$5.00	$337,236
James I. Maslowski		$174,000	$174,000	$348,000
	2/19/2010				10,300			$51,500
	3/26/2010					100,000	$5.00	$224,824

(1)	Amounts shown represent amounts that could be earned under the 2010 Management Incentive Plan. Actual awards are as follows:

Name	Actual Award	Actual Award as Percentage of Target Award Opportunity
Worth W. Boisture, Jr.	$900,900	143%
Sidney E. Anderson	$353,916	143%
Shawn W. Vick	$331,650	134%
William E. Brown	$289,275	133%
James I. Maslowski	$287,100	165%

(2)	These Restricted Stock Units (“RSUs”) were granted in lieu of a cash payout of a portion of the named executive officers’ discretionary payments related to their 2009 Management Incentive Plan awards, except for Messrs. Boisture and Vick, whose RSUs were granted in lieu of a discretionary award for 2009 performance and a guaranteed bonus amount for 2009 performance, respectively. The RSUs vest in two equal increments on 12/31/2010 and 12/31/2011, except for Mr. Vick’s, whose RSUs vested immediately upon grant.
(3)	These options were granted under the Hawker Beechcraft, Inc. 2007 Stock Option Plan and are exercisable in equal 20% increments on the first five anniversaries of the date of grant.

(4) The grant date fair value is computed in accordance with FASB ASC Topic 718, based on assumptions described in Note 16 to our Consolidated Financial Statements

Employment Agreements

On March 23, 2009, we entered into an employment agreement with Mr. Worth W. Boisture, Jr., our current Chief Executive Officer. Mr. Boisture’s employment agreement provides for a base salary at an annualized rate of $630,000, with an annual performance bonus target of 100% of his salary with a maximum of 200% of his salary. Mr. Boisture voluntarily reduced his salary by 10% during 2009. Mr. Boisture was also provided an equity grant of 125,000 restricted stock units, and was granted options for 1,243,750 shares of HBI stock. In addition to the executive relocation benefits provided to Mr. Boisture, the Company agreed to purchase his residence in Savannah, Georgia for 95% of the average of two independent valuations of the residence if he was unable to sell within six months. Mr. Boisture’s agreement also provided for reimbursement of reasonable attorneys’ fees in connection with negotiating his employment agreement, five weeks of vacation, and one year post-employment non-compete and non-solicitation covenants, with perpetual confidentiality and non-disparagement covenants. If Mr. Boisture is terminated without cause or for good reason (as defined in the Employment Agreement), he will be entitled to receive one year of salary continuance and target bonus, payable over 12 months, and a prorated bonus for the year of termination, based on actual performance for the year.

Hawker Beechcraft, Inc. 2007 Stock Option Plan

In connection with the Acquisition, HBI adopted the 2007 Stock Option Plan, under which options to purchase up to 9,782,434.5 shares of HBI common stock may be granted to employees, directors and consultants of HBI and its subsidiaries. The plan has a term of ten years and is administered by the Compensation Committee of the Board of Directors of HBI. All options have an exercise price equal to the fair market value of a share of HBI common stock on the date of grant. In the absence of a public market for HBI common stock, the Board of Directors has established the fair market value of the shares.

As described in “Hawker Beechcraft, Inc. Employee Equity Investment Plan” included elsewhere in this prospectus, certain of the options granted to the named executive officers other than Messrs. Boisture and Vick were granted because they purchased an amount of HBI common stock, and certain of the options granted were discretionary options. The number of options granted to Mr. Boisture was established in his employment agreement, and Mr. Vick received only discretionary options.

Three types of options have been granted under the plan. For options granted prior to March 23, 2009, there are Time-Vesting options that vest in five equal annual increments, beginning on the first anniversary of the date of grant. Performance-Vesting Type A and Performance-Vesting Type B options were initially granted so that they could vest in five equal annual increments, but an increment would vest only if the EBITDA target established by the Compensation Committee for the relative year had been met. The 2007 vesting increment vested as a result of the Company having achieved the 2007 EBITDA target. On March 26, 2010, as a result of the decline in the aircraft market conditions and the Company’s declining confidence that it might achieve the previously-established EBITDA targets for years after 2007, these options were amended such that they could still vest and become exercisable if the EBITDA targets are met, but if the EBITDA targets are not met, they will vest in equal annual increments and become exercisable only if certain events occur that involve the disposition of securities by the Onex and GS entities and result in the owner group achieving certain levels of cash-on-cash returns. For the Performance-Vesting Type A grants, exercisability will require a 150% cash-on-cash return, and for the Performance-Vesting Type B grants, exercisability will require a 200% cash-on-cash return. Upon the occurrence of certain events involving the disposition of securities by the Onex and GS entities, all shares underlying outstanding performance-vesting options, including those that did not vest because an EBITDA target was not met, will vest if the Onex and GS entities achieve a specified internal rate of return.

For options granted on or after March 23, 2009, there are Time-Vesting options that vest in five equal annual increments, beginning on the first anniversary of the date of grant. Performance-Vesting Type A and Performance-Vesting Type B options were also granted, and were initially granted so that they could vest in five equal annual increments but would be exercisable only if there is a liquidity event, and, for 50% of such options, the achievement of an 8% IRR and a 200% cash-on-cash return, and for the remaining 50% of such options, the achievement of an 8% IRR and a 300% cash-on-cash return. On March 26, 2010, as a result of the decline in the aircraft market conditions, these options were amended such that they will vest in equal annual increments, but will become exercisable only if certain events occur that involve the disposition of securities by the Onex and GS entities and result in the owner group achieving certain levels of cash-on-cash returns. For the Performance-Vesting Type A grants, exercisability will require a 150% cash-on-cash return, and for the Performance-Vesting Type B grants, exercisability will require a 200% cash-on-cash return.

For options granted on or after March 26, 2010, there are Time-Vesting options that vest in five equal annual increments, beginning on the first anniversary of the date of grant. Performance-Vesting Type A and Performance-Vesting Type B options were also granted, and vest in the same annual increments as the time vesting options, but will become exercisable only if certain events occur that involve the disposition of securities by the Onex and GS entities and result in the owner group achieving certain levels of cash-on-cash returns. For the Performance-Vesting Type A grants, exercisability will require a 150% cash-on-cash return, and for the Performance-Vesting Type B grants, exercisability will require a 200% cash-on-cash return.

Outstanding Equity Awards at April 8, 2011

The following table sets forth information regarding unexercised stock options and unvested restricted stock for the named executive officers outstanding as of April 8, 2011.

	Option Awards						Stock Awards
Name	Option Vesting Type	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)
Worth W. Boisture, Jr.	Time	124,375	497,500	—	$8.00	3/23/2019	—	$—
	Performance A	—	—	310,938	$8.00	3/23/2019	—	—
	Performance B	—	—	310,937	$8.00	3/23/2019	—	—
	Time	—	400,000	—	$5.00	3/26/2020	—
							75,000	$300,000
							47,500	$190,000

	Option Awards						Stock Awards
Name	Option Vesting Type	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)
Sidney E. Anderson	Time	32,660	48,990	—	$10.00	10/13/2018	—	—
	Performance A	—	—	45,925	$10.00	10/13/2018	—	—
	Performance B	—	—	45,295	$10.00	10/13/2018	—	—
	Time	—	100,000	—	$5.00	3/26/2020	—	—
Shawn W. Vick	Time	18,750	75,000	—	$8.00	7/8/2019	—	—
	Performance A	—	—	56,875	$8.00	7/8/2019	—	—
	Performance B	—	—	56,875	$8.00	7/8/2019	—	—
	Time	—	150,000	—	$5.00	3/26/2020	—	—
							2,000	$8,000
William E. Brown	Time	42,354	28,236	—	$10.00	6/15/2017	—	—
	Performance A	8,470	—	33,882	$10.00	6/15/2017	—	—
	Performance B	8,470	—	33,882	$10.00	6/15/2017	—	—
	Time	—	150,000	—	$5.00	3/26/2020	—	—
							6,438	$25,752
James I. Maslowski	Time	19,765	13,176	—	$10.00	10/7/2017	—	—
	Performance A	3,706	—	—	$10.00	10/7/2017	—	—
	Performance B	3,706	—	—	$10.00	10/7/2017	—	—
	Time	—	100,000	—	$5.00	3/26/2020	—	—
							5,150	$20,600

(1)	Time-Vesting options that expire on June 15, 2017, October 7, 2017, October 13, 2018, March 23, 2019, July 8, 2019 and March 26, 2020 vest in annual 20% increments beginning on June 15, 2008, October 7, 2008, October 13, 2009, March 23, 2010, July 8, 2010 and March 26, 2011, respectively, and on each of the next four anniversaries of such date.
(2)	This column represents unearned Performance-Vesting Type A and Performance-Vesting Type B options. For named executive officers other than Messrs. Boisture and Vick, the Performance-Vesting Type A and Performance-Vesting Type B options vest in equal, annual 20% increments but will become exercisable only if (a) the EBITDA target for the applicable year is achieved (in which case options become exercisable on the date that the Company’s financial statements for the applicable year are presented to the Committee) or (b)(i) with respect to the Performance-Vesting Type A options, there is a Liquidity Event with a 150% cash-on-cash return and (ii) with respect to the Performance-Vesting Type B options, there is a Liquidity Event with a 200% cash-on-cash return. For Messrs. Boisture and Vick, options vest in equal, annual 20% increments but will become exercisable only if (a) with respect to the Performance-Vesting Type A options, there is a Liquidity Event that results in a 150% cash-on-cash return and (b) with respect to the Performance-Vesting Type B options, there is a Liquidity Event that results in a 200% cash-on-cash return.

(3)	The following table sets forth vesting information for the outstanding RSU awards for each named executive officer who held restricted stock units at April 8, 2011.

Name	Date Awarded	Number of Shares of Restricted Stock (5)	Vesting Date
Worth W. Boisture, Jr.	3/23/2009	25,000	3/23/2012
		25,000	3/23/2013
		25,000	3/23/2014
	2/19/2010	47,500	12/31/2011
Sidney E. Anderson	2/19/2010	7,326	12/31/2011
Shawn W. Vick	7/8/2009	500	7/8/2011
		500	7/8/2012
		500	7/8/2013
		500	7/8/2014
William E. Brown	2/19/2010	6,438	12/31/2011
James I. Maslowski	2/19/2010	5,150	12/31/2011

(4)	Market value is based on a per share value of $4.00 on December 31, 2010.
(5)	These restricted stock unit awards will immediately vest in full upon the occurrence of certain events involving the disposition of securities by HBI shareholders affiliated with The Goldman Sachs Group, Inc. and Onex Corporation.

Stock Vested From January 1, 2010 to April 8, 2011

The following table provides information regarding vesting of restricted stock units held by the named executive officers as of April 8, 2011:

Name	Number of Shares Vested	Value Realized Upon Vesting(1)
Worth W. Boisture, Jr.	97,500	$462,500
Sidney E. Anderson	14,652	$73,260
Shawn W. Vick	20,500	$102,500
William E. Brown	6,438	$32,190
James I. Maslowski	5,150	$25,750

(1)	The value realized upon vesting is based on the fair market value on the date of vesting. Under the terms of the Restricted Stock Unit awards granted to Messrs. Boisture and Vick upon commencement of their employment, receipt of the value upon annual vesting of the five equal increments is deferred until all increments have vested. For the 2010 vestings of these Restricted Stock Units, the amounts deferred were $125,000 and $2,500 for Messrs. Boisture and Vick, respectively. For Mr. Boisture’s March 2011 vesting, the amount deferred was $100,000.

Nonqualified Deferred Compensation

The following table provides details regarding nonqualified deferred compensation under the plan for the named executive officers for the fiscal year ended December 31, 2010:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Balance at December 31, 2010
Worth W. Boisture, Jr.	$—	$27,478	$2,125	$29,603
Sidney E. Anderson	—	—	$1,404	$10,465
Shawn W. Vick	—	$3,681	$127	$3,808
William E. Brown	—	—	$1,770	$15,090
James I. Maslowski	$38,024	$5,889	$11,199	$98,952

(1)	Amounts shown represent amounts the Company contributed in excess of the amounts the Company could contribute to their RISP accounts.
(2)	Earnings include no above-market earnings in 2010.

Potential Payments Upon Termination or Change of Control

In this section, we describe payments that may be made to our named executive officers upon several events of termination, assuming the termination event occurred on December 31, 2010. The information in this section does not include information relating to the following:

•	Distributions under the Hawker Beechcraft Excess Savings and Deferred Compensation Plan—see “Nonqualified Deferred Compensation” above for information regarding this plan;

•

Other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including under our tax-qualified defined contribution and benefit plans; and

•	Short-term incentive payments that would not be increased due to the termination event.

Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock Units

Under the HBI 2007 Stock Option Plan, in the event of merger, consolidation, statutory exchange of shares of other disposition of 80% or more of the consolidated assets of HBI, an agreement may provide that all unexercisable or otherwise unvested options generally will immediately be deemed exercisable or otherwise vested and the Committee may either (i) cancel the option and make payment to the option holder equal to the excess of the fair market value of the underlying shares over the aggregate exercise price of the option or (ii) provide for the issuance of substitute options or other awards that will preserve, as nearly as practicable, the economic terms of the options. The option agreements generally provide that in the event of the death or disability of a participant, with respect to performance-vesting options, a pro rata share of the additional 20% of the shares underlying the option will vest based on the number of days elapsed in the year prior to the termination of employment, but in the case of performance-vesting options granted before March 23, 2009, only if the EBITDA target for that year is met, and in the case of performance-vesting options granted on or after March 23, 2009, the additional 20% of options will become exercisable only if there is a Liquidity Event. If a participant’s employment is terminated by HBI or a subsidiary without “cause,” as defined in the plan, with respect to time-vesting options, in the event of death or disability, an additional 20% of shares underlying the option that have not yet vested will vest, but, in the case of the performance-vesting options granted before March 23, 2009, only if the EBITDA target for the year in which the termination occurs is met, and in the case of performance-vesting options granted on or after March 23, 2009, the additional 20% of options will become exercisable only if there is a Liquidity Event. In connection with any other termination, all unvested options will be cancelled, and in the case of a participant whose employment has been terminated for cause, all vested but unexercised options, will be cancelled.

For the RSU awards granted on or after March 23, 2009 but on or before December 31, 2009, a participant’s award will become fully vested in the event of a Liquidity Event or Transaction as defined in the agreements. If a participant’s employment is terminated by the Company without “cause,” or for “good reason,” death or disability of the participant, an additional 20% of the participant’s award will vest upon such termination. For awards granted in 2010, if a participant’s employment is terminated by the Company without “cause,” or due to death or disability of the participant, all of theses awards become fully vested. In connection with any other termination, all unvested Restricted Stock Unit award amounts will be cancelled.

Summary of Estimated Potential Payments Upon Termination or Change in Control

The following table summarizes the estimated amounts due each of our named executive officers in each of the events described, assuming the termination occurred on April 8, 2011.

Name and Benefits	Change in Control(1)	Involuntary Termination Not For Cause or Termination for Good Reason(2)	Termination For Cause	Disability(3)	Death(4)
Worth W. Boisture, Jr.
Severance Payment	$630,000	$630,000	$—	$—	$52,500
Bonus Opportunity	630,000	630,000	—	—	—
Pro-Rata Bonus Opportunity (5)	—	—	—	—	—
Benefit Continuance for One Year (estimated)	$11,760	$11,760	—	—	—
Accelerated Vesting of Restricted Stock (6)	—	—	—	—	—
Accelerated Vesting of Options (7)	—	—	—	—	—
Death Benefit Under Executive Life Insurance Policy	—	—	—	—	1,107,000

Total Estimated Potential Payments	$1,271,760	$1,271,760	$—	$—	$1,159,500

Sidney E. Anderson
Severance Payment	$—	$—	$—	$—	$24,750
Accelerated Vesting of Restricted Stock (6)	—	—	—	—	—
Accelerated Vesting of Options (7)	—	—	—	—	—
Death Benefit Under Executive Life Insurance	—	—	—	—	990,000

Total Estimated Potential Payments	$—	$—	$—	$—	$1,014,750

Shawn W. Vick
Severance Payment	$—	$—	$—	$—	$24,750
Accelerated Vesting of Restricted Stock (6)	—	—	—	—	—
Accelerated Vesting of Options (7)	—	—	—	—	—
Death Benefit Under Executive Life Insurance	—	—	—	—	892,000

Total Estimated Potential Payments	$—	$—	$—	$—	$917,750

William E. Brown
Severance Payment	$—	$—	$—	$—	$24,167
Accelerated Vesting of Restricted Stock (6)	—	—	—	—	—
Accelerated Vesting of Options (7)	—	—	—	—	—
Death Benefit Under Executive Life Insurance	—	—	—	—	871,000

Total Estimated Potential Payments	$—	$—	$—	$—	$895,167

James I. Maslowski
Severance Payment	$—	$—	$—	$—	$23,965
Accelerated Vesting of Restricted Stock (6)	—	—	—	—	—
Accelerated Vesting of Options (7)	—	—	—	—	—
Death Benefit Under Executive Life Insurance	—	—	—	—	509,000

Total Estimated Potential Payments	$—	$—	$—	$—	$532,965

(1)	Amounts in this column represent amounts negotiated with Mr. Boisture as part of his employment agreement.
(2)	Amounts in this column for Mr. Boisture represent amounts negotiated with Mr. Boisture as part of his employment agreement.
(3)	In the event of the disability of an executive officer, if he or she elected Long Term Disability coverage under the benefit plan elections, he or she will be entitled to receive payments under that benefit and will be permitted to continue benefits coverage during the disability period. In addition, there are provisions for accelerated vesting of restricted stock and stock options in the event of the disability of an executive officer. If the executive officer is a management shareholder, under the terms of the shareholders’ agreement, there are certain put rights upon termination due to an executive officer’s disability.

(4)	In the event of the death of an executive officer, the Company generally pays one month’s salary to the executive’s surviving spouse, or other beneficiary or estate if there is no surviving spouse, and the executive’s life insurance proceeds would be available upon making a claim. In addition, there are provisions for accelerated vesting of restricted stock and stock options in the event of the death of an executive officer. If the executive officer is a management shareholder, under the terms of the shareholders’ agreement, there are certain put rights for the executive officer’s estate upon termination due to the executive officer’s death.
(5)	Under the terms of the employment agreement with Mr. Boisture, if he leaves the Company for any reason other than “Cause” (as defined in his employment agreement), he or his beneficiary will be eligible to receive a prorated incentive payment for the year in which he terminated.
(6)	Under the terms of the restricted stock agreements, provisions were made to accelerate vesting of some, or all, of such shares depending on the reason for the termination (or if there is a Transaction, as defined in the agreements).
(7)	Under the terms of the stock option agreements, provisions were made to accelerate vesting of some, or all, of such options depending on the reason for the terminations (or if there is a Transaction, as defined in the agreements).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Shareholders Agreement

The shareholders agreement among the GS entities, the Onex entities and the management HBI shareholders described above under “Directors and Executive Officers of HBI” includes limitations on the transferability of the parties’ respective holdings of HBI equity securities. In addition, the agreement generally provides preemptive rights to the parties with respect to new issues of HBI equity securities; the right to participate in sales of HBI shares by the GS entities or the Onex entities; and the right of the holders of at least 65% of HBI common stock who wish to sell all of their HBI equity securities to compel the other holders to sell all of their HBI equity securities.

In addition, the shareholders agreement provides certain demand registration rights to the GS entities and the Onex entities and piggyback registration rights to the parties to the agreement. The agreement generally also provides to HBI the ability to purchase shares held by a management shareholder upon termination of the management shareholder’s employment and provides a management shareholder the right to sell his or her HBI shares to HBI upon termination of his or her employment. The agreement also requires the consent of the GS and Onex entities in connection with a variety of material corporate transactions, and the consent of the GS entities with respect to specified strategic planning, budgeting, contractual and business expansion matters.

Some of the provisions of shareholders agreement described above will terminate upon an initial public offering of equity securities of HBI or any of its subsidiaries.

Transactions with Related Persons, Promoters and Certain Control Persons

GS Capital Partners VI, L.P. and other private equity funds affiliated with Goldman, Sachs & Co. own approximately 49% of the issued and outstanding common stock of HBI. We have filed a “market-making” registration statement under the Securities Act in order to enable Goldman, Sachs & Co. to engage in market-making activities for the notes. Goldman Sachs & Co., acted as an Initial Purchaser in the 2007 offering of the outstanding notes. Goldman Sachs Credit Partners L.P., an affiliate of GS Capital Partners VI, L.P. and its related investment funds, acted as the joint lead arranger, joint book runner, syndication agent and a lender under our senior secured credit facilities. In addition, Goldman, Sachs & Co., Goldman Sachs Credit Partners L.P. and its affiliates may in the future engage in commercial banking, investment banking or other financial advisory transactions with us and our affiliates.

Onex Partners II LP and its affiliated entities own approximately 49% of the issued and outstanding common stock of HBI.

Affiliates of Onex Partners II LP currently own a controlling interest in Spirit AeroSystems Holdings, Inc. (“Spirit”), one of our suppliers. Spirit supplies certain components for our Hawker aircraft. We believe that purchases of components from Spirit are based on standard market terms. Onex has advised us that less than .16% of Spirit’s revenues are derived from sales to us.

We were advised that, following December 31, 2009, an entity affiliated with Goldman Sachs & Co. and Onex Partners II LP completed open-market purchases of $152.8 million of our outstanding notes as of February 25, 2010. The debt acquired by such entity has not been retired and we will continue to pay interest in accordance with the terms of the debt.

We entered into a management services arrangement with the investment managers of GS Capital Partners VI, L.P., and its related funds, and of Onex Partners II LP, respectively, effective upon the closing of the Acquisition. Under the arrangement, we pay these parties an annual aggregate fee of $2.0 million, plus reasonable out-of-pocket expenses, as compensation for various advisory services. This fee is shared equally by the two sets of investment managers. We also agreed to indemnify these parties and their affiliates for liabilities arising from their actions under the management services arrangement.

Related Party Transaction Limitations

The shareholders agreement provides that, unless approved by one of the outside directors, we will not enter into any transaction with an HBI shareholder or any of the shareholder’s affiliates. This prohibition, which relates to the GS entities, the Onex entities, all HBI directors and the named executive officers, does not apply to the following transactions:

•

A transaction consummated in good faith on terms that are no less favorable to us than would have been obtained in a comparable transaction with an unrelated third party, and that has been approved by a majority of the members of the HBI Board of Directors who do not have any direct or indirect interest in the transaction and are not affiliated with any person that has a direct or indirect interest in the transaction;

•	Any employment agreement entered into in the ordinary course of business with the approval of the HBI Board of Directors;

•	The fees payable to the GS entities and the Onex entities under the management services arrangement described above under “Management Services Arrangement”;

•	Several agreements entered into in connection with the Acquisition that are described elsewhere in this prospectus;

•

Specified transactions with any nationally recognized commercial or investment bank or their affiliates, including those commercial banking, investment banking or other financial advisory transactions and contemplated transactions described above under “Transactions with Related Persons, Promoters and Certain Control Persons”; and

•

Transactions with Spirit of the nature described above under “Transactions with Related Persons, Promoters and Certain Control Persons” which a majority of the disinterested members of the HBI Board of Directors reasonably determines are on commercially reasonable terms.

In addition, HBI has a conflict of interest policy covering, among others, employees and HBI directors, including the named executive officers. If a person covered by the policy is involved in any current or contemplated financial or other interest, relationship, transaction, activity or situation which gives rise to an actual or potential conflict of interest, the person must report the conflict of interest to the Ethics Officer designated by HBI. In the case of employees, our Vice President and General Counsel has the authority regarding determinations, resolutions and corrective actions with respect to conflicts of interest. With regard to HBI directors, our Vice President and General Counsel will consult with members of management reporting directly to the Chief Executive Officer as necessary to address any conflicts.

Under the policy, a “conflict of interest” generally may exist when a person covered by the policy has a direct or indirect personal interest in a transaction or situation that appears to affect his or her judgment and divides his or her loyalties between two or more competing interests. For the purposes of determining whether a conflict of interest exists, a family member’s activities and interests will be deemed to be the same as those of the person covered by the policy. Family members include spouses or domestic partners, parents, grandparents, or an individual who acts in any of those capacities, children or grandchildren (including through adoptive or foster relationships), siblings, dependent relatives or those similar relationships created by marriage (in-laws).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

All of the issued and outstanding capital stock of Hawker Beechcraft Notes Company is owned by Hawker Beechcraft Acquisition Company, LLC, and all of the limited liability company interests of Hawker Beechcraft Acquisition Company, LLC are owned by Hawker Beechcraft, Inc. (“HBI”). The following table sets forth information with respect to the ownership of HBI as of April 8, 2011 for:

•	each person who owns beneficially more than 5% of HBI’s outstanding common stock;

•	each member of the HBI board of directors;

•	each of our named executive officers; and

•	all our executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage Owned(2)
GS Capital Partners(3)
200 West Street, 28th Floor, New York, NY 10282	52,000,000.0	49%
Onex Investment Corp.(4)
712 Fifth Avenue, New York, NY 10019	52,000,000.0	49%
Sanjeev K. Mehra, Director and Chairman of the Board(5)	52,000,000.0	49%
Brian Barents, Director(6)	38,343.7	*
Donald G. Cook, Director(7)	41,525.0	*
John F.X. Daly, Director(5)	52,000,000.0	49%
David R. Hirsch, Director(8)	52,000,000.0	49%
Leo F. Mullin, Director(9)	113,081.2	*
Seth M. Mersky, Director(8)	52,000,000.0	49%
Worth W. Boisture, Jr.(10)	571,942.6	*
Sidney E. Anderson(11)	98,671.9	*
Shawn W. Vick(12)	87,845.3	*
William E. Brown(13)	135,263.6	*
James I. Maslowski(14)	65,437.6	*
All directors and executive officers as a group (17 persons)(15)	105,489,468.3	99%

(*)	Less than one percent.
(1)	Unless otherwise indicated, the address of each person listed is c/o Hawker Beechcraft Acquisition Company, LLC, 10511 East Central, Wichita, Kansas 67206.
(2)	The amounts and percentages of common stock beneficially owned are reported on the basis of outstanding shares of common stock (including 147,462 shares of restricted stock units) on April 8, 2011, and in accordance with regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities to which that person has a right to acquire beneficial ownership within 60 days of April 8, 2011. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s ownership percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.
(3)	Shares held include shares held by the following entities (collectively, the “GS Funds”): GS Capital Partners VI

Fund, L.P., 24,273,116 shares; GS Capital Partners VI Offshore, L.P., 20,189,524 shares; GS Capital Partners VI Parallel, L.P., 6,674,693 shares; and GS Capital Partners VI GmbH & Co. KG, 862,667 shares. Each of the GS Funds has a mailing address c/o Goldman, Sachs & Co., 200 West Street, 28th Floor, New York, New York 10282. Affiliates of The Goldman Sachs Group, Inc. are the general partner, managing general partner or investment manager of each of the GS Funds, and each of the GS Funds shares voting and investment power with certain of its respective affiliates. Each of the GS Funds is affiliated with or managed by Goldman, Sachs & Co., a wholly owned subsidiary of The Goldman Sachs Group, Inc. Each of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. disclaims beneficial ownership of the shares owned by each of the GS Funds, except to the extent of their pecuniary interest therein, if any.

(4)	Shares held include shares held by the following Onex entities: 1597257 Ontario, Inc., 1,057,253.62 shares; Onex Partners II LP, 29,875,678 shares; Onex Partners II GP LP, 453,866.38 shares; Onex US Principals LP, 583,855 shares; and Onex HBI Holdings II Limited S.a.r.l., 20,029,347 shares. Voting and investment decisions with regard to all of the HBI shares held by the Onex entities are made by Onex Corporation.
(5)	Messrs. Mehra and Daly are Managing Directors of Goldman, Sachs & Co. and disclaim beneficial ownership of shares held by the GS Funds except to the extent of their pecuniary interests in these shares, if any. They hold no shares directly.
(6)	Includes 30,500 shares underlying stock options General Barents holds that are exercisable or will become exercisable within 60 days of April 8, 2011.
(7)	Includes 30,500 shares underlying stock options General Cook holds that are exercisable or will become exercisable within 60 days of April 8, 2011.
(8)	Messrs. Hirsch and Mersky disclaim beneficial ownership of shares held by the Onex entities except to the extent of their pecuniary interests in these shares, if any. They hold no shares directly.
(9)	Includes 50,500 shares underlying stock options Mr. Mullin holds that are currently exercisable or will become exercisable within 60 days of April 8, 2011.
(10)	Includes 328,750 shares underlying stock options that are currently exercisable or will become exercisable within 60 days of April 8, 2011, and 122,500 Restricted Stock Units, as to all of which Mr. Boisture has voting power.
(11)	Includes 68,990 shares underlying stock options Mr. Anderson holds that are currently exercisable or will become exercisable within 60 days of April 8, 2011.
(12)	Includes 48,750 shares underlying stock options Mr. Vick holds that are currently exercisable or will become exercisable within 60 days of April 8, 2011, and 2,000 Restricted Stock Units, as to all of which Mr. Vick has voting power.
(13)	Includes 103,412.4 shares underlying stock options that Mr. Brown holds are currently exercisable or will become exercisable within 60 days of April 8, 2011, and 6,438 Restricted Stock Units, as to all of which Mr. Brown has voting power.
(14)	Includes 47,176.8 shares underlying stock options Mr. Maslowski holds that are currently exercisable or will become exercisable within 60 days of April 8, 2011, and 5,150 Restricted Stock Units, as to all of which Mr. Maslowski has voting power.
(15)	Includes 928,797.1 shares underlying stock options that are currently exercisable or will become exercisable within 60 days of April 8, 2011, and 147,462 Restricted Stock Units, all of which may be voted by the holders of these Restricted Stock Units.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facilities

In connection with the Acquisition, we entered into our senior credit facilities with a syndicate of financial institutions led by Credit Suisse Securities (USA) LLC and Goldman Sachs Credit Partners L.P., as joint lead arrangers and in other capacities. Our senior credit facilities were amended on December 19, 2008 to allow us to prepay prior to June 30, 2010, up to a maximum of $300.0 million, the secured term loan at a discount price to par to be determined pursuant to certain auction procedures. On November 6, 2009, we further amended our credit agreement, and on November 25, 2009, we entered into an incremental facility supplement agreement pursuant to which we were provided a new $200.0 million of Series A term loan.

Borrowers; Amounts and Final Maturities. The senior credit facilities provide for senior secured financing of up to $1,815.0 million, consisting of:

•	a $240.0 million revolving credit facility, which matures in March 2013;

•	a $75.0 million synthetic letter of credit facility available to us in U.S. dollars, which matures in March 2014;

•	a $1,300.0 million term loan available to us in U.S. dollars, which matures in March 2014; and

•	a $200 million Series A term loan, available to us in U.S. dollars, which matures in March 2014.

Conditions Precedent. All borrowings under our senior credit facilities are subject to the satisfaction of customary conditions, including absence of any material adverse effect and delivery of customary certificates and legal opinions.

Use of Proceeds. Proceeds from the original term loan and proceeds of the issuance of the outstanding notes and the equity contributions to HBI were used to finance the Acquisition, including payment of the purchase price to Raytheon and paying related fees, commissions and expenses. Proceeds of the revolving credit facility will be used from time to time to provide financing for general corporate purposes. Proceeds from the new Series A term loan were designated to be used for general corporate purposes. Letters of credit will be issued in dollars and other specified currencies and will be used for general corporate purposes.

Interest and Fees. The interest rates applicable to loans under our senior credit facilities are equal to either a base rate or an adjusted Eurodollar bank deposit rate plus, in each case, an applicable margin percentage. We may elect interest periods of one, two, three, six and, if agreed to by each of the applicable lenders, nine or twelve months for Eurodollar borrowings.

The applicable margin for the multi-currency revolving credit facility will be determined from time to time based on our “consolidated secured debt ratio,” defined in our senior credit facilities generally as the ratio of our consolidated net secured indebtedness to our consolidated EBITDA for the period of the most recently ended consecutive four full fiscal quarters. In addition, the applicable margin for the term loan facility will be subject to a one-time reduction upon the achievement of certain ratings of our corporate and family credit.

We have agreed to pay various fees with respect to the senior credit facilities, including:

•

facility fees equal to 0.50% (subject to a reduction to 0.375% if a certain consolidated secured debt ratio level is achieved) per annum times the aggregate commitments under the revolving credit facility;

•

letter of credit fees in respect of letters of credit issued under the revolving credit facility in an amount equal to the applicable margin then in effect with respect to loans under the revolving credit facility times the maximum aggregate amount available to be drawn under all letters of credit issued under the revolving credit facility; the issuer of any such letter of credit will also receive a fronting fee and other customary processing charges in amounts to be agreed;

•

letter of credit fees in respect of letters of credit issued under the synthetic letter of credit facility in an amount equal to the product of (x) the sum of (i) the applicable margin then in effect with respect to Eurodollar rate loans under the term credit facility plus (ii) 10 basis points multiplied by (y) the amount on deposit in respect of the synthetic letter of credit facility; the issuer of any such letter of credit will also receive a fronting fee and other customary processing charges in amounts to be agreed;

•	an annual administrative agent fee of $150,000;

•

a one-time nonrefundable consent fee in an amount equal to 0.025% of each consenting lender’s loan, loan commitments and other participations outstanding under the credit agreement as of the effective date of the December 2008 amendment;

•

a one-time nonrefundable consent fee in an amount equal to 0.50% of each consenting lender’s commitment under the revolving credit facility in connection with the November 2009 renegotiation of our revolving credit facility as of the effective date of the renegotiation;

•	a fee to the lenders of our Series A term loan, in the form of original issue discount, equal to 6.0% of the agreement principal amount of our Series A term loan; and

•

agent, arrangement and other similar fees that were paid prior to the closing of the Acquisition and reimbursements of expenses paid to the Agent and other lenders from time to time, including in connection with the credit agreement amendments.

Amortization of Principal. The original term loan is repayable in quarterly installments equal to 0.25% of the outstanding principal amount of the term loans for the first six years and nine months, with the balance payable on the maturity date. The Series A term loan is repayable in quarterly installments equal to 0.25% of the outstanding principal amount of the Series A term loans beginning on December 31, 2009, with the balance payable on the maturity date.

Prepayments. Our senior credit facilities require mandatory prepayments of the term loans and Series A term loans, subject to specified exceptions, as well as exclusions used in the calculation of net cash proceeds, in amounts equal to:

•

100% of the net cash proceeds (excluding proceeds reinvested in our business or that we intend to so reinvest within a specified time period) from specified asset sales or other dispositions of property of our and our subsidiaries, including insurance proceeds, other than certain dispositions in the ordinary course of business;

•	100% of the net cash proceeds from the issuance of specified debt obligations by us or our subsidiaries; and

•

50% of “excess cash flow” as defined in the senior credit facilities; provided that this percentage will be reduced upon achievement of performance targets based upon our consolidated secured debt ratio.

Mandatory prepayments will be applied to the remaining scheduled amortization installments of the term loan and Series A term loan facilities in an order to be determined at our option.

Voluntary prepayments of loans under our senior credit facilities are permitted, in whole or in part, at our option, without premium or penalty. Any voluntary prepayment of loans will be subject to reimbursement of the lender’s breakage costs in the case of a prepayment of Eurodollar rate borrowings other than on the last day of the relevant interest period. Voluntary prepayments of the term loan or Series A term loan will be applied to remaining scheduled amortization installments in an order to be determined at our option.

On December 19, 2008, we amended the credit agreement to allow us to prepay, up to a maximum of $300.0 million, at any time prior to June 30, 2010 the secured term loan at a discount price to par to be determined pursuant to certain auction procedures. Our right to prepay the term loan pursuant to these auction procedures expired on June 30, 2010. We did not make any term loan prepayments pursuant to these auction procedures prior to their expiration.

Collateral and Guarantors. Indebtedness under our senior credit facilities is guaranteed by HBI and each existing and subsequently acquired or organized domestic subsidiary, other than certain “unrestricted subsidiaries” or immaterial subsidiaries. Indebtedness under our senior credit facilities is secured by a first priority security interest in substantially all of our and the guarantors’ tangible and intangible assets, including personal property, real property and all capital stock owned by HBI, us and such guarantors, limited to 65% of such capital stock in the case of foreign subsidiaries, and all intercompany indebtedness.

Financial and Restrictive Covenants. Subject to the waiver of the maximum consolidated secured debt ratio financial covenant as described below, our revolving credit facility requires that we comply with a maximum consolidated secured debt ratio financial covenant so long as the revolving credit facility remains outstanding at the following levels:

Fiscal Quarter Ending	Maximum Consolidated Secured Debt Ratio
March 31, 2011	3.38 to 1.00
June 30, 2011	3.38 to 1.00
September 30, 2011	3.38 to 1.00
December 31, 2011	3.38 to 1.00
March 31, 2012	3.38 to 1.00
June 30, 2012	3.38 to 1.00
September 30, 2012	3.38 to 1.00
December 31, 2012 and thereafter	3.38 to 1.00

On November 6, 2009, we amended our senior credit facilities and obtained a waiver from the requisite revolving lenders thereunder that waives our compliance with the maximum consolidated secured debt ratio financial covenant described above. The continuing effectiveness of this waiver is subject to the condition that we shall not have made dividends, redemptions or other restricted payments otherwise permitted by certain provisions of the credit agreement governing our senior credit facilities. If this condition is not satisfied, the waiver of the maximum consolidated secured debt ratio financial covenant shall be revoked and we will be required to comply (and, with respect to the two most recently completed fiscal quarters as of the earliest date that such condition shall fail to be satisfied, to have complied) with the maximum consolidated secured debt ratio financial covenant as described above.

As amended, to the extent the maximum consolidated secured debt ratio financial covenant is waived, our revolving credit facility requires that we comply with a minimum liquidity covenant for any fiscal quarter for which any revolving loans are outstanding on the last day of such fiscal quarter. To comply with this covenant, we must maintain liquidity of $162.5 million as of the last day of such fiscal quarter, subject to a limited right to receive subsequent curing equity contributions.

In addition, as amended, to the extent the maximum consolidated secured debt ratio financial covenant is waived (and our revolving credit facility remains outstanding), our revolving credit facility requires that we comply with a minimum adjusted EBITDA covenant at the following levels:

Period	Minimum Adjusted EBITDA
Two full consecutive fiscal quarters ending on or about June 30, 2011	$42.9 million
Three full consecutive fiscal quarters ending on or about September 30, 2011	$78.6 million
Four full consecutive fiscal quarters ending on or about December 31, 2011	$112.5 million
Four full consecutive fiscal quarters ending on or about March 31, 2012	$143.9 million
Four full consecutive fiscal quarters ending on or about June 30, 2012	$198.4 million
Four full consecutive fiscal quarters ending on or about September 30, 2012	$226.5 million
Four full consecutive fiscal quarters ending on or about December 31, 2012	$276.8 million

Our senior credit facilities contain covenants that restrict our ability to incur additional indebtedness, grant liens, make investments, loans, guarantees or advances, make restricted junior payments, including dividends, redemptions or repurchases of capital stock and voluntary prepayments or repurchase of certain other indebtedness, engage in mergers, acquisitions or sales of assets, enter into sale and leaseback transactions or engage in certain transactions with affiliates and otherwise restrict certain corporate activities.

Events of Default. The senior credit facilities contain customary events of default, subject to grace periods and materiality thresholds specified therein and not to apply to “unrestricted subsidiaries” and certain immaterial subsidiaries, including:

•	failure to make payments when due;

•	defaults under other material indebtedness;

•	noncompliance with covenants including a default for breach of the financial ratio test applicable to our revolving credit facility;

•	incorrectness of representations and warranties in any material respect;

•	bankruptcy or insolvency events;

•	material judgments;

•	certain events related to ERISA;

•	impairment of security interests in collateral or invalidity of guarantees; and

•	a “change of control.”

DESCRIPTION OF SENIOR NOTES

General

You can find the definitions of certain capitalized terms used in this description under the subheading “Certain definitions.” In this description, the “Company” refers to Hawker Beechcraft Notes Company (“HBNC”) and Hawker Beechcraft Acquisition Company, LLC (“HBAC”) and not to any of their Subsidiaries.

The senior notes were issued under an indenture (the “Senior Indenture”) among the Company, the Guarantors named thereto from time to time and Wells Fargo Bank, N.A., as original trustee, which original trustee was replaced with Deutsche Bank National Trust Company pursuant to an agreement effective October 15, 2008. The terms of the Senior Notes include those stated in the Senior Indenture and those made part of the Senior Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

As of the Issue Date, the Senior Notes have been guaranteed on a senior unsecured basis by each direct and indirect Restricted Subsidiary of the Company that is a Domestic Subsidiary and that guarantees the obligations of the Company under HBAC’s Senior Credit Facilities (other than Immaterial Subsidiaries). The Senior Indenture provides that any direct or indirect parent company of the Company may guarantee the Senior Notes and in such case will allow the Company to satisfy its reporting obligations under the Senior Indenture by furnishing financial information relating to the parent. To the extent any such parent company is a holding company with no operations or assets (other than the stock of the Company or a direct or indirect parent), you should not assign any value to the parent’s guarantee.

The following description is only a summary of the material provisions of the Senior Notes and the Senior Indenture. We urge you to read the Senior Indenture because it, and not this description, defines your rights as a Holder of Senior Notes. Copies of the Senior Indenture are available upon request to the Company.

Brief description of the Senior Notes and the Guarantees

Following the issuance of the Senior Notes and the application of the use of proceeds therefrom, the Senior Notes:

•	are general unsecured, senior obligations of the Company;

•	rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company, including Indebtedness under HBAC’s Senior Credit Facilities;

•	are effectively subordinated to all Secured Indebtedness of the Company, including Indebtedness under HBAC’s Senior Credit Facilities, to the extent of the collateral securing such Indebtedness;

•	are structurally subordinated to all existing and future Indebtedness and claims of holders of Preferred Stock of Subsidiaries of HBAC that do not guarantee the Senior Notes;

•	rank senior in right of payment to all existing and future Subordinated Indebtedness of the Company, including the Senior Subordinated Notes; and

•	are guaranteed on a senior unsecured basis by the Guarantors that guarantee HBAC’s Senior Credit Facilities (other than Immaterial Subsidiaries).

The Guarantee of each Guarantor:

•	is a general, unsecured, senior obligation of such Guarantor;

•	rank pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor, including its guarantees under HBAC’s Senior Credit Facilities;

•	is effectively subordinated to all Secured Indebtedness of such Guarantor, including its guarantee under HBAC’s Senior Credit Facilities, to the extent of the collateral securing such Indebtedness;

•	is structurally subordinated to all existing and future Indebtedness and claims of holders of Preferred Stock of Subsidiaries of such Guarantor that do not guarantee the Senior Subordinated Notes; and

•	is senior in right of payment to any future Subordinated Indebtedness of such Guarantor, including the guarantee of the Senior Subordinated Notes.

Holding Company Structure

HBAC is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, HBAC is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations.

Hawker Beechcraft Notes Company

HBNC is a wholly-owned subsidiary of HBAC, incorporated in Delaware for the purpose of serving as a co-issuer of the notes. We do not expect HBNC to have any operations, assets or any revenues. Additionally, HBNC may be dissolved in the event of a future conversion of HBAC into a corporation. As a result, prospective purchasers of the notes should not expect HBNC to participate in servicing the interest and principal obligations on the Senior Notes.

Principal, maturity and interest

The Company issued $800.0 million in aggregate principal amount of Senior Notes, of which $400.0 million in aggregate principal amount are fixed rate cash pay notes (the “Initial Senior Fixed Rate Notes”) and $400.0 million in aggregate principal amount are optional PIK-interest fixed rate notes (the “Initial Senior PIK-election Notes” and, together with the Initial Senior Fixed Rate Notes, the “Initial Senior Notes”). The Company may issue additional Senior Fixed Rate Notes (the “Additional Senior Fixed Rate Notes” and, together with the Initial Senior Fixed Rate Notes, the “Senior Fixed Rate Notes”) and/or Senior PIK-election Notes (the “Additional Senior PIK-election Notes” and, together with the Initial Senior PIK-election Notes, the “Senior PIK-election Notes” and, together with the Senior Fixed Rate Notes, the “Senior Notes”) under the Senior Indenture from time to time subject to the covenant described below under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”; provided, that in connection with the payment of PIK-interest (as defined under “—Senior PIK-election Notes”), the Company may, without the consent of the Holders (and without regard to any restrictions or limitations set forth under “Certain Covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”), increase the outstanding principal amount of the Senior PIK-election Notes or issue Additional Senior PIK-election Notes (“PIK Notes”) under the Senior Indenture on the same terms and conditions as the Initial Senior PIK-election Notes (in each case, the “PIK Payment”). The Initial Senior Fixed Rate Notes and the Initial Senior PIK-election Notes are each a separate series of Senior Notes, but will be, together with any Additional Senior Fixed Rate Notes or Additional Senior PIK-election Notes, as applicable, subsequently issued under the Senior Indenture treated as a single class under the Senior Indenture except as otherwise stated herein. As a result, Holders of Senior Fixed Rate Notes and Senior PIK-election Notes will not have separate rights to, among other things, give notice of Defaults or direct the Trustee to exercise remedies during an Event of Default. Unless the context requires otherwise, references to “Senior Notes” for all purposes of the Senior Indenture and this “Description of senior notes” include any Additional Senior Notes that are actually issued, including any Additional PIK-election Notes that are issued and any increase in the principal amount of the outstanding Senior PIK-election Notes as a result of a PIK Payment, and references to “principal amount” of the Senior Notes or the Senior PIK-election Notes include any increase in the principal amount of the outstanding Senior PIK-election Notes as a result of a PIK Payment. Subject to the issuance of certificated PIK Notes as indicated under “—Senior PIK-election Notes,” the Senior Notes will be issued in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

Senior Fixed Rate Notes

Interest on the Senior Fixed Rate Notes accrues at the rate of 8.5% per annum and is payable semi-annually in arrears on each April 1 and October 1 commencing October 1, 2007. The Company will make each interest payment to the Holders of record of the Senior Fixed Rate Notes on the immediately preceding March 15 and September 15. Interest on the Senior Fixed Rate Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the Senior Fixed Rate Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Senior Fixed Rate Notes will mature on April 1, 2015.

Senior PIK-election Notes

Interest on the Senior PIK-election Notes is payable semi-annually in arrears on each April 1 and October 1 commencing October 1, 2007. The Company will make each interest payment to the Holders of record of the Senior PIK-election Notes on the immediately preceding March 15 and September 15. Interest on the Senior PIK-election Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the Senior PIK-election Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Senior PIK-election Notes will mature on April 1, 2015.

For any interest period following the initial interest period and through April 1, 2011, the Company may, at its option, elect to pay interest on the Senior PIK-election Notes (i) entirely in cash (“Cash Interest”), (ii) entirely by increasing the principal amount of the outstanding Senior PIK-election Notes or by issuing PIK Notes (“PIK-interest”) or (iii) 50% as Cash Interest and 50% as PIK-interest. The Company must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee prior to the beginning of each interest period. The Trustee shall promptly deliver a corresponding notice to the Holders. In the absence of such an election for any interest period, interest on the Senior PIK-election Notes will be payable in the form of the interest payment for the prior interest period. Interest for the first period commencing on the Issue Date shall be payable in cash. For the interest period ended April 1, 2010, we elected to pay interest on the senior PIK-election notes entirely in PIK-interest, and for the interest period ending October 1, 2010, we have elected to pay interest on the senior PIK-election notes entirely in cash. After April 1, 2011, the Company will make all interest payments on the Senior PIK-election Notes in cash.

Cash Interest on the Senior PIK-election Notes accrues at the rate of 8.875% per annum and is payable in cash. PIK-interest on the Senior PIK-election Notes will accrue at the Cash Interest rate per annum plus 0.75% and be payable (x) with respect to the Senior PIK-election Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding Senior PIK-election Notes represented by such global notes by an amount equal to the amount of PIK-interest for the applicable interest period (rounded up to the nearest $1,000) and (y) with respect to Senior PIK-election Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK-interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the Register.

Following an increase in the principal amount of the outstanding Senior PIK-election Notes represented by global notes as a result of a PIK Payment, such Senior PIK-election Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any PIK Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Payment will mature on April 1, 2015 and will be governed by, and subject to the terms, provisions and conditions of, the Senior Indenture and shall have the same rights and benefits as the Senior PIK-election Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

Payment of Interest

Cash payments of principal of, premium, if any, and interest on the Senior Notes is payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, cash payments of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and cash interest with respect to Senior Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose.

Special Interest may accrue on the Senior Notes in certain circumstances pursuant to the Registration Rights Agreement as described under “Registration Rights; Special Interest.” Any Special Interest on the Senior PIK-election Notes will be payable in the same form of payment elected by the Company for the payment of interest with respect to the applicable interest period. All references in the Senior Indenture and this “Description of Senior Notes,” in any context, to any interest or other amount payable on or with respect to the Senior Notes shall be deemed to include any Special Interest pursuant to the Registration Rights Agreement.

Guarantees

Each direct and indirect Restricted Subsidiary of HBAC that is a Domestic Subsidiary and that guarantees the obligations of HBAC under HBAC’s Senior Credit Facilities (other than Immaterial Subsidiaries) will jointly and severally fully and unconditionally guarantee, as a primary obligor and not merely as a surety, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Senior Indenture and the Senior Notes, whether for payment of principal of, or interest on or Special Interest in respect of the Senior Notes, expenses, indemnification or otherwise, on the terms set forth in the Senior Indenture by executing the Senior Indenture. None of our Restricted Subsidiaries that are Foreign Subsidiaries or any Receivables Subsidiary guarantee the Senior Notes. Each Guarantee is a general unsecured senior obligation of the applicable Guarantor, rank pari passu in right of payment with all existing and any future Senior Indebtedness of such Guarantor, is effectively subordinated to all Secured Indebtedness of such Guarantor to the extent of the value of the collateral securing such Indebtedness, and ranks senior in right of payment to all existing and any future Subordinated Indebtedness of such Guarantor (including the Senior Subordinated Notes). The Senior Notes are structurally subordinated to Indebtedness of Subsidiaries of HBAC that do not guarantee the Senior Notes. See also “Brief description of the Senior Notes and the Guarantees.”

Each Guarantee contains a provision intended to limit the Guarantor’s liability thereunder to the maximum amount that it could incur without causing the incurrence of obligations under its Guarantee to be a fraudulent transfer. This provision may not, however, be effective to protect a Guarantee from being voided under fraudulent transfer law, or may reduce the Guarantor’s obligation to an amount that effectively makes its Guarantee worthless. See “Risk factors—Risks Relating to the Notes—Federal and state laws permit courts to void guarantees under certain circumstances.”

Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Senior Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Each Guarantor may consolidate with or merge into or sell all or substantially all its assets to (A) HBAC or another Guarantor without limitation or (B) any other Person upon the terms and conditions set forth in the Senior Indenture. See “Certain covenants—Merger, consolidation or sale of all or substantially all assets.”

The Guarantee of a Guarantor will automatically and unconditionally be released and discharged upon:

(1) (a) the sale, disposition or other transfer (including through merger or consolidation or otherwise) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which such Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of such Guarantor (other than a sale, disposition or other transfer to a Restricted Subsidiary) if such sale, disposition or other transfer is made in compliance with the applicable provisions of the Senior Indenture;

(b) the designation by HBAC of such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Senior Indenture as described under “Certain covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(c) the release or discharge of such Guarantor from its guarantee of Indebtedness under the Senior Credit Facilities or the guarantee that resulted in the obligation of such Guarantor to guarantee the Senior Notes, in each case, if such Guarantor would not then otherwise be required to guarantee the Senior Notes pursuant to the covenant described under “Certain covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries” (treating any guarantees of such Guarantor that remain outstanding as incurred at least 30 days prior to such release or discharge) except, in each case, a release or discharge by, or as a result of, payment under such guarantee or payment in full of the Indebtedness under the Senior Credit Facilities; or

(d) the exercise by the Company of its legal defeasance option or its covenant defeasance option, as described under “Legal Defeasance and Covenant Defeasance” or if the Company’s obligations under the Senior Indenture are discharged in accordance with the terms of the Senior Indenture;

(2) in the case of clause (1)(a) above, the release or discharge of such Guarantor from its guarantee, if any, of all pledges and security, if any, granted in connection with, the Senior Credit Facilities, the Senior Notes and any other Indebtedness of HBAC or any Restricted Subsidiary; and

(3) such Guarantor delivering to the Trustee an Officer’s Certificate stating that all conditions precedent provided for in the Senior Indenture relating to such transaction have been complied with.

Ranking

Senior Secured Indebtedness versus Senior Notes

Payments of principal of, and premium, if any, and interest on the Senior Notes and the payment of any Guarantee will be pari passu in right of payment to all Senior Indebtedness of the Company and the Guarantors, including the obligations of HBAC and, to the extent applicable, the Guarantors under the Senior Credit Facilities. However, the Senior Notes will be effectively subordinated in right of payment to all of HBAC’s and the Guarantors’ existing and future Secured Indebtedness (including Indebtedness under the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness.

As of December 31, 2010:

(1) the Company’s Senior Indebtedness including the Senior Credit Facilities and the Senior Notes, was $1,925.0 million (excluding up to $235.6 million of available borrowings under HBAC’s revolving credit facility (net of $4.7 million outstanding letters of credit) and $37.4 million letter of credit issuances available under our synthetic letter of credit facility), of which $1,439.5 million was Secured Indebtedness; and

(2) the Guarantors’ Senior Indebtedness, consisting principally of their respective guarantees of Senior Indebtedness of HBAC under the Senior Credit Facilities and the Senior Notes, was $1,925.0 million in the aggregate (excluding up to $235.6 million of available borrowings under HBAC’s revolving credit facility (net of $4.7 million outstanding letters of credit) and $37.4 million letter of credit issuances available under our synthetic letter of credit facility), of which $1,439.5 million net of unamortized original issue discount was Secured Indebtedness.

Although the Senior Indenture contains limitations on the amount of additional Senior Indebtedness that the Company and its Restricted Subsidiaries may incur and the amount of additional Secured Indebtedness that HBAC and the Guarantors may incur, under certain circumstances the amount of such Senior Indebtedness and Secured Indebtedness could be substantial. See “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” and “Certain covenants—Liens.”

Liabilities of Subsidiaries versus Senior Notes

HBAC conducts all of its operations through its Subsidiaries. Some of HBAC’s Subsidiaries are not guaranteeing the Senior Notes, and Guarantees may be released under certain circumstances, as described under “Guarantees.” In addition, HBAC’s future Subsidiaries may not be required to guarantee the Senior Notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of holders of Preferred Stock of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of HBAC’s creditors, including Holders. Accordingly, the Senior Notes will be structurally subordinated to claims of creditors (including trade creditors) and holders of Preferred Stock, if any, of such non-guarantor Subsidiaries.

As of December 31, 2010, our non-guarantor subsidiaries had consolidated total liabilities of approximately $25.7 million, and consolidated total assets of $38.0 million, which represented 1.2% of our and our subsidiaries’ consolidated total assets. In addition, for the year ended December 31, 2010, the non-guarantor subsidiaries had consolidated total revenue of $82.2 million, which represented approximately 2.9% of our consolidated total revenue. Although the Senior Indenture generally limits the incurrence of Indebtedness and Preferred Stock by Restricted Subsidiaries, such limitation is subject to a number of significant exceptions. Moreover, the Senior Indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the Senior Indenture, such as trade payables. See “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock.”

Paying agent and registrar for the Senior Notes

The Company will maintain one or more paying agents for the Senior Notes. The initial paying agent for the Senior Notes is the Trustee.

The Company will also maintain a registrar. The initial registrar is the Trustee. The registrar will maintain a register reflecting ownership of the Senior Notes outstanding from time to time and will make payments on and facilitate transfer of Senior Notes on behalf of the Company.

The Company may change the paying agents or the registrars without prior notice to the Holders. The Company or any of its Subsidiaries may act as a paying agent or registrar.

Mandatory redemption; offer to purchase; open market purchases

The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Senior Notes. However, under certain circumstances, the Company may be required to offer to purchase Senior Notes as described under “Repurchase of Senior Notes at the option of Holders.” The Company may from time to time acquire any Senior Notes by means other than a redemption, whether by tender offer, in open market purchases, through negotiated transactions or otherwise, in accordance with applicable securities laws.

Optional redemption

Senior Fixed Rate Notes

Except as described below, the Senior Fixed Rate Notes are not redeemable at the Company’s option prior to April 1, 2011. From and after April 1, 2011, the Company may redeem the Senior Fixed Rate Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice at the redemption prices (expressed as percentages of principal amount of the Senior Fixed Rate Notes to be redeemed) set forth below, plus accrued and unpaid interest, and Special Interest, if any, thereon to the applicable redemption date, subject to the right of Holders of Senior Fixed Rate Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on April 1 of each of the years indicated below:

Year	Percentage
2011	104.250%
2012	102.125%
2013 and thereafter	100.000%

Prior to April 1, 2010, the Company had an option, on one or more occasions, redeem up to 35% of the sum of the aggregate principal amount of all Senior Fixed Rate Notes (and the principal amount of any Additional Senior Fixed Rate Notes) issued under the Senior Indenture at a redemption price equal to 108.5% of the aggregate principal amount thereof, plus accrued and unpaid interest, and Special Interest, if any, thereon to the redemption date, subject to the right of Holders of Senior Fixed Rate Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings of HBAC or any direct or indirect parent of the Company to the extent such net proceeds are contributed to HBAC; provided that:

•

at least 50% of the sum of the aggregate principal amount of Senior Fixed Rate Notes originally issued under the Senior Indenture and any Additional Senior Fixed Rate Notes issued under the Senior Indenture after the Issue Date remain outstanding immediately after the occurrence of each such redemption; and

•	each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

At any time prior to April 1, 2011, the Company may also redeem all or a part of the Senior Fixed Rate Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Senior Fixed Rate Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the redemption date, subject to the rights of Holders of Senior Fixed Rate Notes on the relevant record date to receive interest due on the relevant interest payment date.

Notice of any redemption upon any Equity Offerings or in connection with a transaction (or series of related transactions) that constitutes a Change of Control may be given prior to the redemption thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or Change of Control as the case may be.

Senior PIK-election Notes

Except as described below, the Senior PIK-election Notes are not redeemable at the Company’s option prior to April 1, 2011. From and after April 1, 2011, the Company may redeem the Senior PIK-election Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice at the redemption prices (expressed as percentages of principal amount of the Senior PIK-election Notes to be redeemed) set forth below, plus accrued and unpaid interest, and Special Interest, if any, thereon to the applicable redemption date, subject to the right of Holders of Senior PIK-election Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on April 1 of each of the years indicated below:

Year	Percentage
2011	104.438%
2012	102.219%
2013 and thereafter	100.000%

Prior to April 1, 2010, the Company had an option, on one or more occasions, redeem up to 35% of the sum of the aggregate principal amount of all Senior PIK-election Notes (and the principal amount of any Additional Senior PIK-election Notes) issued under the Senior Indenture at a redemption price equal to 108.875% of the aggregate principal amount thereof, plus a premium equal to the Cash Interest rate per annum on the Senior PIK-election Notes, plus accrued and unpaid interest, and Special Interest, if any, thereon to the redemption date, subject to the right of Holders of Senior PIK-election Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings of HBAC or any direct or indirect parent of the Company to the extent such net proceeds are contributed to HBAC; provided that:

•

at least 50% of the sum of the aggregate principal amount of Senior PIK-election Notes originally issued under the Senior Indenture and any Additional Senior PIK-election Notes issued under the Senior Indenture after the Issue Date remain outstanding immediately after the occurrence of each such redemption; and

•	each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

At any time prior to April 1, 2011, the Company may also redeem all or a part of the Senior PIK-election Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Senior PIK-election Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the redemption date, subject to the rights of Holders of Senior PIK-election Notes on the relevant record date to receive interest due on the relevant interest payment date.

Notice of any redemption upon any Equity Offerings or in connection with a transaction (or series of related transactions) that constitutes a Change of Control may be given prior to the redemption thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or Change of Control as the case may be.

Selection and notice

If the Company is redeeming less than all of a series of Senior Notes at any time, the Trustee will select the Senior Notes of such series to be redeemed (a) if the Senior Notes of such series are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Senior Notes are listed or (b) if such Senior Notes are not so listed, on a pro rata basis to the extent practicable, or, if a pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee shall deem fair and appropriate and in any such case in accordance with the procedures of DTC; provided that no Senior Notes of $2,000 or less shall be redeemed in part.

Notices of redemption shall be mailed by first-class mail, postage prepaid, at least 30 days but not more than 60 days before the redemption date to each Holder at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that notices of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Senior Notes or a satisfaction and discharge of the Senior Indenture. If any Senior Note is to be redeemed in part only, any notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed.

A new Senior Note in principal amount equal to the unredeemed portion of any Senior Note redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. Senior Notes called for redemption become due and payable on the date fixed for redemption. On and after the redemption date, unless the Company defaults in the redemption payment, interest shall cease to accrue on the Senior Note or portions thereof called for redemption.

Repurchase of Senior Notes at the option of Holders

Change of Control

If a Change of Control occurs, unless the Company has previously or concurrently mailed a redemption notice with respect to all outstanding Senior Notes as described under “Optional redemption,” the Company will make an offer to purchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of the Senior Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, and Special Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedures of DTC, with the following information:

(1) a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and all Senior Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) any Senior Note not properly tendered will remain outstanding and continue to accrue interest;

(4) unless the Company defaults in the payment of the Change of Control Payment, all Senior Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) Holders electing to have any Senior Notes purchased pursuant to a Change of Control Offer will be required to surrender such Senior Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Senior Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) Holders will be entitled to withdraw their tendered Senior Notes and their election to require the Company to purchase such Senior Notes; provided that the paying agent receives, not later than the close of business on the last day of the offer period, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Senior Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Senior Notes and its election to have such Senior Notes purchased;

(7) Holders whose Senior Notes are being purchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

(8) the other instructions, as determined by HBAC, consistent with the covenant described hereunder, that a Holder must follow.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Senior Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Senior Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Senior Indenture by virtue thereof.

On the Change of Control Payment Date, the Company will, to the extent permitted by law,

(1) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Senior Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Senior Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Senior Notes or portions thereof have been tendered to and purchased by the Company.

The paying agent will promptly mail to each Holder the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each such new Senior Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or promptly after the Change of Control Payment Date.

The Senior Credit Facilities will (subject to limited exceptions), and future credit agreements or other agreements to which the Company becomes a party may, prohibit or limit the Company from purchasing any Senior Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Senior Notes, the Company could seek the consent of its lenders and noteholders to permit the purchase of the Senior Notes or could attempt to refinance the borrowings and notes that contain such prohibition. If the Company does not obtain such consent or repay such borrowings or notes, the Company will remain prohibited from purchasing the Senior Notes. In such case, the Company’s failure to purchase tendered Senior Notes would constitute an Event of Default under the Senior Indenture.

The Senior Credit Facilities provide that certain change of control events with respect to HBAC (including a Change of Control under the Senior Indenture) would constitute a default thereunder. If HBAC experiences a change of control that triggers a default under the Senior Credit Facilities or cross-defaults under any other Indebtedness or the Receivables Facility, the Company could seek a waiver of such defaults or seek to refinance the Indebtedness outstanding under the Senior Credit Facilities and such other Indebtedness. In the event the Company does not obtain such a waiver or refinance the Indebtedness outstanding under the Senior Credit Facilities and such other Indebtedness, such defaults could result in amounts outstanding under the Senior Credit Facilities and such other Indebtedness being declared due and payable and cause the Receivables Facility to be wound down. The Company’s ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by its then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Senior Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers.

The Company is not required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Senior Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary in the Senior Indenture, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Senior Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenant described under “Certain Covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock.” Such restrictions can be waived with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding. Except for the limitations contained in such covenant, however, the Senior Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of HBAC to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of HBAC. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the Senior Notes as described above.

The provisions under the Senior Indenture relating to the Company’s obligation to make an offer to repurchase the Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Notes.

Asset Sales

The Senior Indenture provides that HBAC will not, and will not permit any Restricted Subsidiary to consummate, directly or indirectly, an Asset Sale, unless:

(1) HBAC or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by HBAC or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on HBAC’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the footnotes thereto) of HBAC or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Senior Notes, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) and for which HBAC or such Restricted Subsidiary has been validly released by all creditors,

(b) any securities, notes or other obligations or assets received by HBAC or such Restricted Subsidiary from such transferee that are converted by HBAC or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by HBAC or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $120.0 million and (y) 3.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after any of HBAC’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, HBAC or such Restricted Subsidiary may, at its option, apply the Net Proceeds from such Asset Sale:

(1) to permanently reduce:

(x) Obligations under the Senior Notes or any other Senior Indebtedness of the Company or any Guarantor (other than Obligations owed to the Company or a Restricted Subsidiary) and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly permanently reduce commitments with respect thereto; provided that if the Company or any Restricted Subsidiary shall so reduce Obligations under any Senior Indebtedness that is not secured by a Lien, the Company or such Guarantor will, equally and ratably, reduce Obligations under the Senior Notes by, at its option, (A) redeeming Senior Notes, (B) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Senior Notes at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest and Special Interest, if any, on the principal amount of Senior Notes to be repurchased or (C) purchasing Senior Notes through open market purchases (to the extent such purchases are at a price equal to or higher than 100% of the principal amount thereof) in a manner that complies with the Senior Indenture and applicable securities law; or

(y) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary (or any Affiliate thereof); or

(2) to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in HBAC or any Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) an investment in properties, (c) capital expenditures and (d) acquisitions of other assets, that in each of (a), (b), (c) and (d), are used or useful in a Company Business or replace the businesses, properties and assets that are the subject of such Asset Sale.

Any Net Proceeds from the Asset Sale that are not invested or applied in accordance with the preceding paragraph within 450 days from the date of the receipt of such Net Proceeds will be deemed to constitute “Excess Proceeds”; provided that if during such 450-day period HBAC or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) of the immediately preceding paragraph after such 450th day, such 450-day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (but such extension will in no event be for a period longer than 180 days) (or, if earlier, the date of termination of such agreement). When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Company shall make an offer to all Holders and, if required by the terms of any Senior Indebtedness, to the holders of such Senior Indebtedness (other than with respect to Hedging Obligations) (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of Senior Notes and such Senior Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Senior Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $50.0 million by mailing the notice required pursuant to the terms of the Senior Indenture, with a copy to the Trustee. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $50.0 million or less.

To the extent that the aggregate amount of Senior Notes and such Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Senior Indenture. If the aggregate principal amount of Senior Notes or the Senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Company shall select or cause to be selected the Senior Notes and such Senior Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Senior Notes or such Senior Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds related to such Asset Sale Offer shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the Company or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Senior Indenture.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Senior Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Senior Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Senior Indenture by virtue thereof.

The Senior Credit Facilities prohibit or limit (subject to limited exceptions), and future credit agreements or other agreements to which the Company becomes a party may limit or prohibit, the Company from purchasing any Senior Notes as a result of an Asset Sale Offer. In the event the Company is required to make an Asset Sale Offer at a time when the Company is prohibited from purchasing the Senior Notes, the Company could seek the consent of its lenders to permit the purchase of the Senior Notes or could attempt to refinance the borrowings and Senior Notes that contain such prohibition. If the Company does not obtain such consent or repay such borrowings or Senior Notes, the Company will remain prohibited from purchasing the Senior Notes. In such case, the Company’s failure to purchase tendered Senior Notes would constitute an Event of Default under the Senior Indenture.

The provisions under the Senior Indenture relative to the Company’s obligation to make an offer to repurchase the Senior Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Notes.

Certain covenants

Changes in Covenants When Senior Notes Rated Investment Grade

Set forth below are summaries of certain covenants contained in the Senior Indenture. During any period of time that (i) the Senior Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Senior Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) then, the covenants specifically listed under the following captions in this “Description of Senior Notes” section of this prospectus will be suspended with respect to the Senior Notes (collectively, the “Suspended Covenants”):

(1) “Repurchase of Senior Notes at the option of Holders—Asset Sales”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “—Merger, consolidation or sale of all or substantially all assets”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and other payment restrictions affecting Restricted Subsidiaries”;

(7) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”; and

(8) “—Limitation on line of business.”

During any period that the foregoing covenants have been suspended, HBAC may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

If and while HBAC and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Senior Notes will be entitled to substantially less covenant protection. In the event that HBAC and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Senior Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Senior Notes below an Investment Grade Rating, then HBAC and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Senior Indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” The Guarantees of the Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

In addition, during any Suspension Period, HBAC and its Restricted Subsidiaries will not be subject to the covenant described under “Repurchase of Senior Notes at the option of Holders—Change of Control”; provided that for purposes of determining the applicability of this covenant, the Reversion Date shall be defined as the date that (a) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Senior Notes below an Investment Grade Rating and/or (b) HBAC or any of its Affiliates enter into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Senior Notes below an Investment Grade Rating. On and after the Reversion Date as defined with respect to the covenant described under “Repurchase of Senior Notes at the option of Holders—Change of Control,” HBAC and its Restricted Subsidiaries will thereafter again be subject to the such covenant under the Senior Indenture including, without limitation, with respect to a proposed transaction described in clause (b) above.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by HBAC or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Senior Indenture with respect to the Senior Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described above under the caption “Certain covenants—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (d) of the second paragraph of “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock.” In addition, for purposes of clause (3) of the first paragraph under the caption “—Limitation on Restricted Payments,” all events set forth in such clause (3) occurring during a Suspension Period shall be disregarded for purposes of determining the amount of Restricted Payments HBAC or any Restricted Subsidiary is permitted to make pursuant to such clause (3).

There can be no assurance that the Senior Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

HBAC will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of HBAC’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A) dividends or distributions by HBAC payable in Equity Interests (other than Disqualified Stock) of HBAC; or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-owned Subsidiary, HBAC or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of HBAC or any direct or indirect parent of the Company, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(x) Indebtedness permitted under clauses (h) and (i) of the covenant described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”; or

(y) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “ Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, HBAC could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by HBAC and its Restricted Subsidiaries after the Issue Date pursuant to the first paragraph of this covenant or clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (6)(C), (8) and (12) of the next succeeding paragraph (and excluding, for the avoidance of doubt, all other Restricted Payments made pursuant to the next succeeding paragraph), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of HBAC for the period (taken as one accounting period) from the beginning of the first fiscal quarter after the Issue Date to the end of HBAC’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(2) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by HBAC, of marketable securities or other property received by HBAC after the Issue Date (less the amount of such net cash proceeds to the extent such amount has been relied upon to permit the incurrence of Indebtedness, or issuance of Disqualified Stock or Preferred Stock pursuant to clause (u)(ii) of the second paragraph of “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”) from the issue or sale, in each case after the Issue Date, of:

(x)(I) Equity Interests of HBAC, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by HBAC, of marketable securities or other property received from the sale of:

(A) Equity Interests to any future, current or former employees, directors, managers or consultants of HBAC, any direct or indirect parent company of HBAC or any of HBAC’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(B) Designated Preferred Stock; and

(II) to the extent net cash proceeds are actually contributed to HBAC, Equity Interests of HBAC’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), or

(y) debt securities of HBAC that have been converted into or exchanged for such Equity Interests of HBAC;

provided that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests of HBAC or convertible debt securities of HBAC sold to a Restricted Subsidiary or HBAC, as the case may be, (c) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock or (d) Excluded Contributions; plus

(3) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by HBAC, of marketable securities or other property contributed to the capital of HBAC after the Issue Date other than the amount of such proceeds to the extent such amount (i) has been relied upon to permit the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock pursuant to clause (u)(ii) of the second paragraph of “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” (ii) are contributed by a Restricted Subsidiary and (iii) any Excluded Contributions; plus

(4) to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received by HBAC or a Restricted Subsidiary in cash and the fair market value, as determined in good faith by HBAC, of marketable securities or other property received after the Issue Date by means of:

(A) the sale or other disposition (other than to HBAC or a Restricted Subsidiary) of Restricted Investments made by HBAC or any Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from HBAC or any Restricted Subsidiary and repayments of loans or advances, and releases of guarantees that constitute Restricted Investments by HBAC or any Restricted Subsidiary; or

(B) the sale (other than to HBAC or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or a distribution or dividend from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by HBAC or a Restricted Subsidiary pursuant to clause (9) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment); plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by HBAC in good faith (or if such fair market value exceeds $100.0 million, in writing by an Independent Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by HBAC or a Restricted Subsidiary pursuant to clause (9) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Senior Indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of HBAC or any Equity Interests of any direct or indirect parent company of HBAC, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of HBAC or any direct or indirect parent company of HBAC to the extent contributed to HBAC (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of HBAC) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase or other acquisition or retirement of (a) Subordinated Indebtedness of HBAC or a Guarantor made in exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of such Person or (b) Disqualified Stock of HBAC or a Guarantor made in exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness or Issuance of Disqualified Stock of such Person that, in each case, is incurred in compliance with the covenant described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” so long as:

(A) the principal amount (or accreted value) of such new Indebtedness or liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or liquidation preference of such new Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such new Indebtedness is subordinated to the Senior Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, acquired or retired;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired; and

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of HBAC or any of its direct or indirect parent companies held by any future, current or former employee, director, manager or consultant of HBAC (or their Controlled Investment Affiliates), any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which HBAC or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of HBAC (or the compensation committee thereof), in each case pursuant to any stockholders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement; provided that the aggregate Restricted Payments made under this clause (4) do not exceed $20.0 million in the first calendar year following the Issue Date (which amount shall be increased by $2.0 million each calendar year thereafter and, if applicable, will be increased to $40.0 million following the consummation of an underwritten public Equity Offering by HBAC or any direct or indirect parent entity of HBAC) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $40.0 million in any calendar year (which amount shall be increased to $50.0 million following the consummation of an underwritten public Equity Offering by HBAC or any direct or indirect parent entity of HBAC); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of HBAC and, to the extent contributed to HBAC, Equity Interests of any of HBAC’s direct or indirect parent companies, in each case to members of management, directors, managers or consultants of HBAC (or their Controlled Investment Affiliates), any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph; plus

(B) the cash proceeds of key man life insurance policies received by HBAC and its Restricted Subsidiaries after the Issue Date; less

(C) the amount of any Restricted Payments made in any prior calendar year pursuant to clauses (A) and (B) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to HBAC or any Restricted Subsidiary from members of management, directors, managers or consultants of HBAC, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of HBAC or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Senior Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of HBAC or any Restricted Subsidiary or any class or series of Preferred Stock of any Restricted Subsidiary issued on or after the Issue Date in accordance with the covenant described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by HBAC on or after the Issue Date;

(B) the declaration and payment of dividends to a direct or indirect parent company of HBAC, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to HBAC from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph; provided, however, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, HBAC and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8) the declaration and payment of dividends on HBAC’s common stock following the first public offering of HBAC’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net proceeds received by or contributed to HBAC in or from any such public offering, other than public offerings with respect to HBAC’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(9) Restricted Payments that are made with Excluded Contributions;

(10) the declaration and payment of dividends by HBAC to, or the making of loans to, its direct or indirect parent companies in amounts required for HBAC’s direct or indirect parent companies to pay, in each case without duplication:

(A) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B) so long as HBAC is treated as a pass-through entity or as a member of a consolidated, combined, unitary or similar group with such direct or indirect parent company for U.S. federal, state, local or foreign income tax purposes, such foreign, federal, state and local income taxes, as the case may be, (1) to the extent such income taxes are attributable to the combined net income of HBAC and its Restricted Subsidiaries and (2) to the extent such taxes are attributable to the combined net income of such Unrestricted Subsidiaries (but only in an amount not to exceed the amount actually received from its Unrestricted Subsidiaries and not otherwise distributed to HBAC’s direct or indirect parent companies), in each case, taking into account any carryovers of any combined net losses of HBAC and its Restricted Subsidiaries or Restricted Subsidiaries, as the case may be; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that HBAC and its Restricted Subsidiaries would have been required to pay in respect of such foreign, federal, state and local taxes for such fiscal year were HBAC not treated as a pass-through entity or a member of a consolidated, combined, unitary or similar group with the direct or indirect parent company;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of HBAC to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of HBAC and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses of any direct or indirect parent company of HBAC to the extent such costs and expenses are attributable to the ownership or operation of HBAC and its Restricted Subsidiaries, including payments pursuant to retention programs described in this prospectus; and

(E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or acquisition by such direct or indirect parent company of HBAC;

(11) any Restricted Payments made in connection with the Transactions and the fees and expenses related thereto, including those owed to Affiliates (including dividends to any direct or indirect parent company of HBAC to permit payment by such parent company of such amount), in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(12) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under “—Repurchase of Senior Notes at the option of Holders—Change of Control” and “—Repurchase of Senior Notes at the option of Holders—Asset Sales”; provided that, prior to such repurchase, redemption or other acquisition, HBAC (or a third party to the extent permitted by the Senior Indenture) shall have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Senior Notes and shall have repurchased all Senior Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer;

(13) payments made by HBAC or any Restricted Subsidiary (including payments to any direct or indirect parent company of HBAC) in respect of withholding or similar taxes of any future, present or former employee, director, manager or consultant of such entities or their respective estates, investment funds or investment vehicles and any repurchases of Equity Interests of HBAC or any Restricted Subsidiary or any direct or indirect parent company of HBAC in consideration of such payments, including deemed repurchases;

(14) distributions or payments of Receivables Fees or purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation pursuant to a Receivables Facility;

(15) the distribution, as a dividend or otherwise (and the declaration of such dividend), of shares of Equity Interests of, or Indebtedness owed to HBAC or a Restricted Subsidiary by, any Unrestricted Subsidiary (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(16) other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (16), does not exceed the greater of (x) $100.0 million and (y) 2.0% of Total Assets;

(17) Restricted Payments in an amount equal to any reduction in taxes actually realized by HBAC and its Restricted Subsidiaries in the form of refunds or credits or from deductions when applied to offset income or gain as a direct result of (i) transaction fees and expenses, (ii) commitment and other financing fees or (iii) severance, change in control and other compensation expense incurred in connection with the exercise, repurchase, rollover or payment of stock options or bonuses, in each case in connection with the Transactions; and

(18) the payment of fees and expenses pursuant to the Management Agreement, and the payment of any termination fees pursuant to the Management Agreement, or any amendment thereto so long as any such amendment is not disadvantageous (in the good faith judgment of HBAC) to the Holders when taken as a whole, as compared to the Management Agreement as in effect on the Issue Date, to the extent any such fees and expenses constitute Restricted Payments;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (8), (15), (16) and (17) of this paragraph, no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of HBAC’s Subsidiaries are Restricted Subsidiaries. HBAC will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate paragraph of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by HBAC and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clauses (9), (11) or (16), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries are not be subject to any of the restrictive covenants set forth in the Senior Indenture.

Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock

HBAC will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), and HBAC will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that HBAC may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for HBAC’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (excluding Acquired Indebtedness not incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing and clauses (o), (r) and (u)(i) below, in each case by Restricted Subsidiaries that are not Guarantors shall not exceed $250.0 million at any one time outstanding.

The foregoing limitations will not apply to any of the following items (collectively, “Permitted Debt”):

(a) Indebtedness incurred under Senior Credit Facilities by HBAC or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $2,200.0 million at any one time outstanding, plus an additional aggregate principal amount outstanding at any one time that does not cause the Consolidated Secured Debt Ratio of HBAC to exceed 3.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

(b) the incurrence by the Company and any Guarantor of Indebtedness represented by the Senior Notes (including any Guarantees thereof) and the exchange notes and related exchange guarantees to be issued in exchange for the Senior Notes and the Guarantees pursuant to the Registration Rights Agreement (other than any Additional Senior Notes, but including exchange notes and related exchange guarantees to be issued in exchange for Additional Senior Notes otherwise permitted to be incurred hereunder pursuant to a registration rights agreement);

(c) the incurrence by the Company and any Guarantor of Indebtedness represented by the Senior Subordinated Notes issued on the Issue Date (including any guarantee thereof) and the exchange notes and related exchange guarantees to be issued in exchange for the Senior Subordinated Notes pursuant to the Registration Rights Agreement (other than any Additional Senior Subordinated Notes (as defined in the Senior Subordinated Indenture));

(d) Existing Indebtedness (other than Indebtedness described in clauses (a), (b) and (c));

(e) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by HBAC or any of the Restricted Subsidiaries, to finance the development, construction, purchase, lease (other than the lease, pursuant to Sale and Lease Back Transactions, of property (real or personal), equipment or other fixed or capital assets owned by HBAC or any Restricted Subsidiary as of the Issue Date or acquired by HBAC or any Restricted Subsidiary after the Issue Date in exchange for, or with the proceeds of the sale of, such assets owned by HBAC or any Restricted Subsidiary as of the Issue Date), repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets; provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (e) when aggregated with then outstanding amount of Indebtedness under clause (n) incurred to refinance Indebtedness initially incurred in reliance on this clause (e) does not exceed the greater of (x) $150.0 million and (y) 3.5% of Total Assets at any one time outstanding;

(f) Indebtedness incurred by HBAC or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(g) Indebtedness arising from agreements of HBAC or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness (other than for those indemnification obligations that are not customarily subject to a cap) shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by HBAC and its Restricted Subsidiaries in connection with such disposition;

(h) Indebtedness of HBAC to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor (other than HBNC) is subordinated in right of payment to the Senior Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to HBAC or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(i) Indebtedness of a Restricted Subsidiary to HBAC or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor (other than HBNC), such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to HBAC or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(j) shares of Preferred Stock of a Restricted Subsidiary issued to HBAC or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to HBAC or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause;

(k) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting: (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of the Senior Indenture to be outstanding, (B) exchange rate risk with respect to any currency exchange or (C) commodity pricing risk with respect to any commodity;

(l) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by HBAC or any Restricted Subsidiary in the ordinary course of business;

(m)(x) any guarantee by HBAC or a Restricted Subsidiary of Indebtedness or other Obligations of any Restricted Subsidiary, so long as in the case of any guarantee of Indebtedness, the incurrence of such Indebtedness is permitted under the terms of the Senior Indenture or (y) any guarantee by a Restricted Subsidiary of Indebtedness of HBAC permitted to be incurred under the terms of the Senior Indenture; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(n) the incurrence or issuance by HBAC or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock of HBAC or any Restricted Subsidiary incurred as permitted under the first paragraph of this covenant and clauses (b), (c) and (d) above, this clause (n) and clauses (o) and (u)(ii) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(2) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated to the Senior Notes or any Guarantee, such Refinancing Indebtedness is subordinated to the Senior Notes or such Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(3) shall not include:

(x) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Guarantor (other than HBNC) that refinances Indebtedness, Disqualified Stock or Preferred Stock of HBAC;

(y) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of HBAC that is not a Guarantor (other than HBNC) that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(z) Indebtedness, Disqualified Stock or Preferred Stock of HBAC or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided further, that any incurrence of Indebtedness (including Acquired Indebtedness) or issuance of Disqualified Stock or Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this clause (n) that refinances Indebtedness (including Acquired Indebtedness), Disqualified Stock or Preferred Stock initially incurred or issued and outstanding under clauses (o), (r) or (u)(i) shall be subject to the proviso of section (o), (r) or (u)(i), as the case may be;

(o) Indebtedness, Disqualified Stock or Preferred Stock (x) of HBAC or any Restricted Subsidiary incurred to finance the acquisition of any Person or assets or (y) of Persons that are acquired by HBAC or any Restricted Subsidiary or merged into HBAC or a Restricted Subsidiary in accordance with the terms of the Senior Indenture; provided that either:

(1) after giving effect to such acquisition or merger either

(A) HBAC would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(B) the Fixed Charge Coverage Ratio of HBAC and its Restricted Subsidiaries on a consolidated basis is greater than immediately prior to such acquisition or merger; or

(2) such Indebtedness, Disqualified Stock or Preferred Stock (A) is not Secured Indebtedness and is Senior Indebtedness or Subordinated Indebtedness with subordination terms no more favorable to the holders thereof than the subordination terms set forth in the Senior Indenture as in effect on the Issue Date, (B) is not incurred while a Default exists and no Default shall result therefrom, (C) does not mature (and is not mandatorily redeemable in the case of Disqualified Stock or Preferred Stock) and does not require any payment of principal prior to the final maturity of the Senior Notes and (D) in the case of subclause (y) above only, is not incurred in contemplation of such acquisition or merger;

provided that together with amounts incurred and outstanding pursuant to the second proviso to the first paragraph of this covenant and clauses (r) and (u)(i), no more than $250.0 million of Indebtedness (excluding Acquired Indebtedness not incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction), Disqualified Stock or Preferred Stock at any one time outstanding and incurred by Restricted Subsidiaries that are not Guarantors pursuant to this clause (o) shall be incurred and outstanding;

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within 10 Business Days of its incurrence;

(q) Indebtedness of HBAC or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Senior Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(r) Indebtedness, Disqualified Stock or Preferred Stock of HBAC or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition or minority investments in any non-wholly-owned Restricted Subsidiary which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (r) and then outstanding, does not exceed the greater of (x) $100.0 million or (y) 2.0% of Total Assets (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (r) shall cease to be deemed incurred or outstanding for purposes of this clause (r) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which HBAC or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to the first paragraph of this covenant without reliance on this clause (r)); provided that together with amounts incurred and outstanding pursuant to the second proviso to the first paragraph of this covenant and clauses (o) and (u)(i), no more than $250.0 million of Indebtedness (excluding Acquired Indebtedness not incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction), Disqualified Stock or Preferred Stock at any one time outstanding and incurred by Restricted Subsidiaries that are not Guarantors pursuant to this clause (r) shall be incurred and outstanding;

(s) Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (s) and then outstanding, does not exceed the greater of (x) $25.0 million and (y) 5.0% of Foreign Subsidiary Total Assets (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (s) shall cease to be deemed incurred or outstanding for purposes of this clause (s) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which HBAC or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to the first paragraph of this covenant without reliance on this clause (s));

(t) Indebtedness, Disqualified Stock or Preferred Stock issued by HBAC or any Restricted Subsidiary to current or former officers, managers, directors and employees thereof, their respective trusts or estates, in each case to finance the purchase or redemption of Equity Interests of HBAC or any direct or indirect parent company of HBAC to the extent described in clause (4) of the second paragraph under “—Limitation on Restricted Payments”;

(u) Indebtedness and Disqualified Stock of HBAC and Indebtedness, Disqualified Stock and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (u) and then outstanding, does not at any one time outstanding exceed the sum of:

(i) the greater of (x) $100.0 million and (y) 2.5% of Total Assets (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (u)(i) shall cease to be deemed incurred or outstanding for purposes of this clause (u)(i) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which HBAC or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to the first paragraph of this covenant without reliance on this clause (u)(i)); provided that together with amounts incurred and outstanding pursuant to the second proviso to the first paragraph of this covenant and clauses (o) and (r), no more than $250.0 million of Indebtedness (excluding Acquired Indebtedness not incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction), Disqualified Stock or Preferred Stock at any one time outstanding and incurred by Restricted Subsidiaries that are not Guarantors pursuant to this clause (u)(i) shall be incurred and outstanding; plus

(ii) 200% of the net cash proceeds received by HBAC since after the Issue Date from the issue or sale of Equity Interests of HBAC or cash contributed to the capital of HBAC (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to HBAC or any of its Subsidiaries) as determined in accordance with clauses (c)(2) and (c)(3) of the first paragraph of the covenant described under “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of the covenant described under “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof);

(v) Attributable Debt incurred by HBAC or any Restricted Subsidiary pursuant to Sale and Lease Back Transactions of property (real or personal), equipment or other fixed or capital assets owned by HBAC or any Restricted Subsidiary as of the Issue Date or acquired by HBAC or any Restricted Subsidiary after the Issue Date in exchange for, or with the proceeds of the sale of, such assets owned by HBAC or any Restricted Subsidiary as of the Issue Date, provided that the aggregate amount of Attributable Debt incurred under this clause (v) does not exceed the greater of (x) $70.0 million and (y) 1.5% of Total Assets;

(w) Indebtedness of HBAC or any of its Restricted Subsidiaries consisting of (i) the financing or insurance premiums, or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(x) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business; and

(y) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) at any time meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (y) above or is entitled to be incurred pursuant to the first paragraph of this covenant, HBAC, in its sole discretion, will classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the above clauses or under the first paragraph of this covenant at such time; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date will be deemed to have been incurred on such date in reliance on the exception in clause (a) of the definition of Permitted Debt, all Indebtedness outstanding under the Senior Notes on the Issue Date will be deemed to have been incurred on such date in reliance on the exception in clause (b) of the definition of Permitted Debt, and all Indebtedness outstanding under the Senior Subordinated Notes on the Issue Date will be deemed to have been incurred on such date in reliance on the exception in clause (c) of the definition or Permitted Debt.

The accrual of interest or dividends, the accretion of accreted value, the accretion of amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

Liens

The Company will not, and will not permit any of the Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Company or any Guarantor now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Senior Notes or the applicable Guarantee of a Guarantor, as the case may be, are secured by a Lien on such property or assets that is senior in priority to such Liens; and

(2) in all other cases, the Senior Notes or the applicable Guarantee of a Guarantor, as the case may be, are equally and ratably secured or are secured by a Lien on such assets or property that is senior in priority to such Lien;

provided that any Lien which is granted to secure the Senior Notes under this covenant shall be discharged at the same time as the discharge of the Lien (other than through the exercise of remedies with respect thereto) that gave rise to the obligation to so secure the Senior Notes.

Limitation on Sale and Lease-Back Transactions

HBAC will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any property unless:

(1) HBAC or such Restricted Subsidiary would be entitled to (A) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction pursuant to the covenant described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Senior Notes pursuant to the covenant described under “—Liens”;

(2) the consideration received by HBAC or any Restricted Subsidiary in connection with such Sale and Lease-Back Transaction is at least equal to the fair market value (as determined in good faith by HBAC) of such property; and

(3) HBAC applies the proceeds of such transaction in compliance with the terms described under “Repurchase of Senior Notes at the option of Holders—Asset Sales.”

Merger, consolidation or sale of all or substantially all assets

HBAC may not consolidate or merge with or into or wind up into (whether or not HBAC is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of HBAC and its Subsidiaries taken as a whole, in one or more related transactions, to any entity unless:

(1) HBAC is the surviving entity or the entity formed by or surviving any such consolidation or merger (if other than HBAC) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (HBAC or such entity, as the case may be, being herein called the “Successor Company”) provided that in the case where the surviving entity is not a corporation, a co-obligor of the Senior Notes is a corporation;

(2) the Successor Company, if other than HBAC, expressly assumes all the obligations of HBAC under the Senior Indenture and the Senior Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock,” or

(B) the Fixed Charge Coverage Ratio for the Successor Company, HBAC and its Restricted Subsidiaries on a consolidated basis would be greater than such ratio for HBAC and its Restricted Subsidiaries immediately prior to such transaction.

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (A)(2) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such entity’s obligations under the Senior Indenture and the Senior Notes; and

(6) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the provisions described in this paragraph.

Subject to certain limitations described in the Senior Indenture, the Successor Company will succeed to, and be substituted for, HBAC under the Senior Indenture and the Senior Notes. Notwithstanding the foregoing clauses (3) and (4),

(a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to, HBAC, and

(b) HBAC may merge with an Affiliate of HBAC incorporated solely for the purpose of reincorporating HBAC in another state of the United States of America or the District of Columbia or any territory thereof or converting HBAC into a corporation, in each case, so long as the amount of Indebtedness of HBAC and its Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Senior Indenture governing the release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor will not, and the Company will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(A) (1) such Guarantor is the surviving entity or the entity formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is an entity organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such entity, as the case may be, being herein called the “Successor Entity”);

(2) the Successor Entity, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Senior Indenture and such Guarantor’s Guarantee, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists; and

(4) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the provisions described in this paragraph; or

(B) the transaction is made in compliance with the covenant described under “Repurchase of Senior Notes at the option of Holders—Asset Sales.”

Subject to certain limitations described in the Senior Indenture, the Successor Entity will succeed to, and be substituted for, such Guarantor under the Senior Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or HBAC and any Guarantor may merge with a Subsidiary of HBAC solely for the purpose of reincorporating the Guarantor in another jurisdiction so long as the amount of Indebtedness of HBAC and its Restricted Subsidiaries is not increased thereby and so long as the Successor Entity (if not the Guarantor) assumes all of the Guarantor’s obligations under its Guarantee in connection with such reincorporation.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of HBAC which properties and assets, if held by HBAC instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of HBAC and its Subsidiaries on a consolidated basis shall be deemed to be the transfer of all or substantially all of the properties and assets of HBAC.

Transactions with Affiliates

HBAC will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of HBAC (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to HBAC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by HBAC or such Restricted Subsidiary with an unrelated Person; and

(b) HBAC delivers to the Trustee:

(1) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20.0 million, a Board Resolution adopted by the majority of the members of the Board of Directors of HBAC approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $100.0 million, an opinion as to the fairness to HBAC or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The foregoing provisions will not apply to the following:

(1) transactions between or among HBAC or any of the Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Senior Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers, directors, managers, employees or consultants of HBAC, any of its direct or indirect parent companies or any Restricted Subsidiary;

(4) payments by HBAC or any Restricted Subsidiary to any of the Sponsors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the Board of Directors of HBAC in good faith;

(5) transactions in which HBAC or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to HBAC or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(6) payments and Indebtedness, Disqualified Stock and Preferred Stock (and cancellation of any thereof) of HBAC and its Restricted Subsidiaries to any current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds or investment vehicles) of HBAC, any of its subsidiaries or any of its direct or indirect parent companies pursuant to (A) any management equity plan or stock option plan or any other management or employee benefit, plan or agreement; and (B) any employment agreements, stock option plans and other compensatory arrangements and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, managers or consultants (or their respective trusts, estates, investment funds or investment vehicles) that are, in each case, approved by HBAC in good faith;

(7) any agreement, instrument or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole in any material respect as compared to the applicable agreement as in effect on the Issue Date as reasonably determined by HBAC in good faith);

(8) the existence of, or the performance by, HBAC or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by HBAC or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (8) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders when taken as a whole as compared to any such agreement in effect on the Issue Date as reasonably determined in good faith by HBAC;

(9) the Transactions, and the payment of all fees and expenses related to the Transactions as disclosed in this prospectus;

(10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Senior Indenture that are fair to HBAC and its Restricted Subsidiaries, as reasonably determined in good faith by HBAC, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11) the issuance or transfer of Equity Interests (other than Disqualified Stock) of HBAC to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of HBAC, any of its Subsidiaries or any direct or indirect parent company thereof;

(12) sales of Receivables Assets or related assets, or participations therein, in connection with any Receivables Facility;

(13) investments by any of the Sponsors in securities of HBAC or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Sponsors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(14) payments to or from, and transactions with, any joint ventures in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(15) payments by HBAC (and any direct or indirect parent thereof) and its Subsidiaries pursuant to tax sharing agreements among HBAC (and any such parent) and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of HBAC and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that HBAC, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amounts received by HBAC or a Restricted Subsidiary from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were HBAC and its Restricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(16) the payment of fees and expenses pursuant to the Management Agreement, and the payment of any termination fees pursuant to the Management Agreement, or any amendment thereto so long as any such amendment is not more disadvantageous (in the good faith judgment of HBAC) to the Holders when taken as a whole, as compared to the Management Agreement as in effect on the Issue Date; and

(17) any transactions with Affiliates solely in their capacity as holders of any class of Indebtedness or Equity Interests of HBAC or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally.

Dividend and other payment restrictions affecting Restricted Subsidiaries

HBAC will not, and will not permit any Restricted Subsidiary that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a) (1) pay dividends or make any other distributions to HBAC or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(2) pay any Indebtedness owed to HBAC or any Restricted Subsidiary;

(b) make loans or advances to HBAC or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to HBAC or any Restricted Subsidiary,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation (including security documents) and Hedging Obligations;

(2) the Indentures, the Notes and the guarantees thereof;

(3) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by HBAC or any Restricted Subsidiary in existence at the time of such acquisition or at the time it merges with or into HBAC or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness that limits the right of the debtor to dispose of the assets securing such Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” and “—Liens”;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred after the Issue Date pursuant to the provisions of the covenant described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”;

(10) customary provisions in joint venture agreements and other similar agreements;

(11) customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(12) encumbrances or restrictions applicable to any Receivables Subsidiary created in connection with any Receivables Facility; provided that in the case of Receivables Facilities established after the Issue Date, such restrictions are necessary or advisable, in the good faith determination of HBAC, to effect the transactions contemplated under such Receivables Facility;

(13) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which HBAC or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of HBAC or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of HBAC or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

(14) encumbrances pursuant to the subordination provisions of any Indebtedness permitted to be incurred by clause (d) of the definition of Permitted Debt;

(15) loans or related agreements entered into in connection with industrial revenue or similar bonds permitted to be incurred under the Senior Indenture; and

(16) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of HBAC, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, that with respect to contracts, instruments or obligations existing on the Issue Date, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such encumbrances and other restrictions than those contained in such contracts, instruments or obligations as in effect on the Issue Date.

Limitation on guarantees of Indebtedness by Restricted Subsidiaries

HBAC will not permit any of its Wholly-owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-owned Subsidiaries if such non-Wholly-owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor, a Foreign Subsidiary or a Receivables Subsidiary, to guarantee the payment of any Indebtedness of the Company or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Senior Indenture providing for a Guarantee by such Restricted Subsidiary; provided that no such guarantee shall be required unless otherwise permitted by applicable law, except that with respect to a guarantee of Indebtedness of the Company or any Guarantor that is by its express terms subordinated in right of payment to the Senior Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Senior Notes;

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(3) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(a) such Guarantee has been duly executed and authorized; and

(b) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, subject to customary exceptions;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Designation of “Designated Senior Indebtedness”

The Company shall designate the Senior Notes to be “Designated Senior Indebtedness” under the Senior Subordinated Indenture.

Restrictions on activities of Hawker Beechcraft Notes Company

HBNC will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that HBNC may be a co-obligor or guarantor with respect to Indebtedness if HBAC is an obligor of such Indebtedness and the net proceeds of such Indebtedness are received by HBAC or one or more of HBAC’s Restricted Subsidiaries other than HBNC.

Limitation on line of business

The Senior Indenture provides that HBAC and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantially alter the character of their business, taken as a whole, from the business conducted by HBAC and its Restricted Subsidiaries, taken as a whole, on the Issue Date.

Reports and other information

Whether or not required by the rules and regulations of the SEC, from and after the Issue Date, for so long as any Senior Notes are outstanding, the Senior Indenture will require HBAC to file with the SEC, and make available to the Trustee and Holders of the Senior Notes (without exhibits), without cost to any Holder, within 15 days after it is required to file them with the SEC pursuant to this covenant:

(1) within 90 days after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form; provided that no such report shall be required pursuant to this clause (2) for 75 days following the Issue Date;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which HBAC would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case in a manner that complies in all material respects with the requirements specified in such form; provided that HBAC shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event HBAC will make available such information to prospective purchasers of Senior Notes, in addition to providing such information to the Trustee and the Holders of the Senior Notes, in each case within 15 days after the time periods specified above. In addition, to the extent not satisfied by the foregoing, HBAC will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of HBAC becomes a Guarantor of the Senior Notes, the Senior Indenture permits HBAC to satisfy its obligations in this covenant with respect to financial information relating to HBAC by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to HBAC and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement described in the Registration Rights Agreement (1) by the filing with the SEC of the exchange offer registration statement or shelf registration statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X, subject to exceptions consistent with the presentation of financial information in this prospectus, to the extent filed within the times specified above, or (2) by posting reports that would be required to be filed substantially in the form required by the SEC on the HBAC’s website (or that of any of its parent companies) or providing such reports to the Trustee within 15 days after the time periods specified above, the financial information (including a “Management’s discussion and analysis of results of operations and financial condition” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in this prospectus, to the extent filed within the times specified above. Notwithstanding anything herein to the contrary, HBAC will not be deemed to have failed to comply with any of its agreements set forth under this covenant for purposes of clause (3) under “Events of Default and remedies” until 120 days after the date any report required to be provided by this covenant is due.

Events of Default and remedies

The following events will constitute Events of Default under the Senior Indenture:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of payments of principal of, or premium, if any, on the Senior Notes issued under the Senior Indenture;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Senior Notes issued under the Senior Indenture;

(3) failure by the Company or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of at least 30% in principal amount of the then outstanding Senior Notes issued under the Senior Indenture to comply with any of its agreements (other than a default referred to in clauses (1) and (2) above) in the Senior Indenture or the Senior Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Senior Notes, if both:

(A) such default either:

(i) results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods), or

(ii) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5) failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments or orders for the payment of money in an aggregate amount exceeding $50.0 million (to the extent not covered by independent third party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage, it being understood for purposes of the Senior Indenture that the issuance of reservation of rights letter will not be considered a denial of coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days;

(6) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary); or

(7) the Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Senior Indenture or the release of any such Guarantee in accordance with the Senior Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Senior Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding Senior Notes issued under the Senior Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Senior Notes issued under the Senior Indenture to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest on the Senior Notes will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Senior Notes will become due and payable without further action or notice. The Senior Indenture provides that the Trustee may withhold from Holders notice of any continuing Default, except a Default relating to the payment of principal of and premium, if any, and interest on the Senior Notes if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the Senior Notes if in the best judgment of the Trustee acceleration is not in the best interests of the Holders of such Senior Notes.

The Senior Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Senior Notes issued thereunder by notice to the Trustee may, on behalf of the Holders of all of such Senior Notes, waive any existing Default and its consequences under the Senior Indenture, except a continuing Default in the payment of principal of and premium, if any, or interest on any such Senior Notes held by a non-consenting Holder, and rescind any acceleration with respect to the Senior Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Senior Notes) shall be annulled, waived and rescinded automatically and without any action by the Trustee or the Holders if, within 20 days after such Event of Default arose,

(x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged,

(y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

(z) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Senior Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Senior Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Senior Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Senior Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Senior Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

Except to enforce the right to receive payments of principal of and premium, if any, and interest on the Senior Notes when due, no Holder may pursue any remedy with respect to the Senior Indenture or the Senior Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the then outstanding Senior Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the outstanding Senior Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The Senior Indenture provides that the Company is required to deliver to the Trustee annually a statement regarding compliance with the Senior Indenture, and the Company is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor (other than in the case of stockholders of any Guarantor, the Company or another Guarantor) or any of their parent companies shall have any liability for any obligations of the Company or the Guarantors under the Senior Notes, the Guarantees and the Senior Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes.

Legal Defeasance and Covenant Defeasance

Most of the obligations of the Company and the Guarantors under the Senior Indenture will terminate and will be released upon payment in full of all of the Senior Notes issued under the Senior Indenture. The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the Senior Notes issued under the Senior Indenture and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Senior Notes issued under the Senior Indenture to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due solely out of the trust created pursuant to the Senior Indenture;

(2) the Company’s obligations with respect to Senior Notes issued under the Senior Indenture concerning issuing temporary notes, registration of such Senior Notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Senior Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Senior Indenture (“Covenant

Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) described under “Events of Default and remedies” will no longer constitute an Event of Default with respect to the Senior Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Senior Notes issued under the Senior Indenture:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Senior Notes issued under the Senior Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the Senior Notes, and the Company must specify whether such Senior Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B) since the original issuance of the Senior Notes, there has been a change in the applicable U.S. Federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel in the United States of America shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any of the Senior Credit Facilities, the Senior Subordinated Indenture, the Senior Subordinated Notes or any other material agreement or instrument (other than the Senior Indenture) to which, the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than any such breach or violation resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(6) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, or any Guarantor or others; and

(7) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel in the United States of America (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and discharge

The Senior Indenture will be discharged and will cease to be of further effect as to all Senior Notes issued thereunder, when either:

(a) all such Senior Notes theretofore authenticated and delivered, except lost, stolen or destroyed Senior Notes which have been replaced or paid and Senior Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) (1) all such Senior Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Senior Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(2) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Senior Indenture or the Senior Notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities, the Senior Subordinated Indenture, the Senior Subordinated Notes or any other material agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than any such default resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(3) the Company has paid or caused to be paid all sums payable by it under the Senior Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Senior Indenture to apply the deposited money toward the payment of such Senior Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and exchange

A Holder may transfer or exchange Senior Notes in accordance with the Senior Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Senior Indenture. The Company is not required to transfer or exchange any Senior Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

The registered Holder of a Senior Note may be treated as the owner of the Senior Note for all purposes.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the Senior Indenture, any related Guarantee and the Senior Notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding and issued under the Senior Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes, and any existing Default or Event of Default or compliance with any provision of the Senior Indenture or the Senior Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes issued under the Senior Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes, in each case other than Senior Notes beneficially owned by the Company or its Affiliates; provided, that (i) if any amendment, waiver or other modification would by its terms disproportionately affect the Senior Fixed Rate Notes or the Senior PIK-election Notes, such amendment, waiver or other modification shall also require the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Senior Fixed Rate Notes or the Senior PIK-election Notes, as the case may be, and (ii) if any amendment, waiver or other modification would only affect the Senior Fixed Rate Notes or the Senior PIK-election Notes, only the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Senior Fixed Rate Notes or Senior PIK-election Notes (and not the consent of at least a majority of all Senior Notes), as the case may be, shall be required.

The Senior Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any Senior Notes issued under the Senior Indenture and held by a non-consenting Holder:

(1) reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Senior Note or alter or waive the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described above under “Repurchase of Senior Notes at the option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Senior Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Senior Notes issued under the Senior Indenture, except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Senior Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Senior Indenture or any Guarantee that cannot be amended or modified without the consent of all Holders;

(5) make any Senior Note payable in money other than that stated in the Senior Notes;

(6) make any change in the provisions of the Senior Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on Senior Notes;

(7) make any change in the ranking provisions of the Senior Indenture or Senior Notes that would adversely affect the Holders;

(8) except as expressly permitted by the Senior Indenture, modify the Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) in any manner adverse to the Holders;

(9) make any change in these amendment and waiver provisions; or

(10) impair the right of any Holder to receive payment of principal of, or interest on, such Holder’s Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Senior Notes.

Notwithstanding the foregoing, without the consent of any Holder, the Company, any Guarantor (with respect to a Guarantee or the Senior Indenture to which it is a party) and the Trustee may amend or supplement the Senior Indenture, any Guarantee or the Senior Notes:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets and to provide for the assumption of the Company’s, or any Guarantor’s obligations to Holders in connection therewith;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Senior Indenture of any such Holder;

(5) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or a Guarantor;

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of the Senior Indenture under the Trust Indenture Act;

(7) to evidence and provide for the acceptance and appointment under the Senior Indenture of a successor Trustee pursuant to the requirements thereof;

(8) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(9) to add a Guarantor or other guarantor under the Senior Indenture;

(10) to conform the text of the Senior Indenture, the Guarantees or the Senior Notes to any provision of this “Description of senior notes” to the extent that such provision in this “Description of senior notes” was intended to be a verbatim recitation of a provision of the Senior Indenture, the Guarantees or the Senior Notes;

(11) in the event that PIK Notes are issued in certificated form, to make appropriate amendments to the Senior Indenture to reflect an appropriate minimum denomination of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes; or

(12) to make any amendment to the provisions of the Senior Indenture relating to the transfer and legending of Senior Notes; provided, however, that (a) compliance with the Senior Indenture as so amended would not result in Senior Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Senior Notes.

The consent of the Holders is not necessary under the Senior Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Senior Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Senior Indenture provides that the Holders of a majority in principal amount of the outstanding Senior Notes issued thereunder have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Senior Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Senior Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing law

The Senior Indenture, the Senior Notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain definitions

Set forth below are certain defined terms used in the Senior Indenture. Reference is made to the Senior Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Senior Indenture, unless otherwise specifically indicated, (1) the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person and (2) the term “including” means “including, without limitation.”

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Senior Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of such Senior Note; and

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of such Senior Fixed Rate Note and/or Senior PIK-election Note at April 1, 2011, as the case may be (each such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Senior Fixed Rate Note and/or Senior PIK-election Note through April 1, 2011, as the case may be (assuming with respect to Senior PIK-election Notes, that the rate of interest will be calculated based on the Cash Interest rate) (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of such Senior Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of HBAC or any Restricted Subsidiary (each referred to in this definition as a “disposition”); and

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”), in each case, other than:

(a) a disposition of cash, Cash Equivalents or Investment Grade Securities or obsolete or worn-out equipment, vehicles or other similar assets in the ordinary course of business or any disposition of inventory or goods (or other assets) no longer used or that are held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of HBAC in a manner permitted pursuant to the provisions described above under “Certain covenants—Merger, consolidation or sale of all or substantially all assets” or any disposition that constitutes a Change of Control pursuant to the Senior Indenture;

(c) the making of any Permitted Investment or the making of any Restricted Payment that is not prohibited by the covenant described under “Certain covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $25.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to HBAC or by HBAC or a Restricted Subsidiary to a Restricted Subsidiary (including through the dissolution of a Restricted Subsidiary);

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986 (or comparable or successor provision), any exchange of like property (excluding any boot thereon) for use in a Company Business;

(g) the lease, assignment, license or sublease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnations or similar actions on assets;

(j) sales, contributions or transfers of Receivables Assets and related assets (or a fractional undivided interest therein), or participations therein, in connection with any Receivables Facility;

(k) the unwinding of any Hedging Obligations;

(l) dispositions of assets in connection with Sale and Lease Back Transactions to the extent that the Attributable Debt associated therewith outstanding at any one time does not exceed the greater of (x) $70.0 million and (y) 1.5% of Total Assets;

(m) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business (including the resale of any plane purchased by the Company or any of its Subsidiaries pursuant to trade-in guarantees and other similar agreements and any sale of vendor financing provided to customers); and

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims of any kind.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the cash interest rate borne by the Senior Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to HBAC, a duly adopted resolution of the Board of Directors of HBAC or any committee thereof.

“Business Day” means each day that is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenses” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States of America dollars, Canadian dollars, U.K. pound sterling, euros or any national currency of any participating member state of the EMU, yen, or in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million in the case of U.S. banks and in excess of $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of issuance thereof;

(6) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) above;

(7) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(8) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or if at any time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency) with maturities of 24 months or less from the date of acquisition; and

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into one or more of the currencies set forth in clause (1) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of HBAC and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2) the first day on which Hawker Beechcraft Corporation ceases to own, directly or indirectly, 100% of the outstanding Equity Interests of HBNC; provided that no Change of Control will be deemed to have occurred pursuant to this clause (2) if Hawker Beechcraft Corporation ceases to own such Equity Interests due to the dissolution of HBNC following the conversion of HBAC into a corporation; or

(3) HBAC becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the Permitted Holders, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of HBAC or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of HBAC.

“Company” has the meaning set forth in the first paragraph under “General”; provided that when used in the context of determining the fair market value of an asset or liability under the Senior Indenture, the term “Company” and the term “HBAC,” as applicable, shall, unless otherwise expressly stated, be deemed to mean the Board of Directors of HBAC when the fair market value of such asset or liability is equal to or in excess of $100.0 million.

“Company Business” means any business conducted by HBAC and its Restricted Subsidiaries on the Issue Date and any reasonable extension thereof or any business that is similar, reasonably related, incidental or ancillary thereto.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenses, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness and (f) commissions, discounts, yield and other fees and charges in the nature of interest expense related to any Receivables Facility, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment and other financing fees), plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation, consolidation and closing costs, integration and facilities opening costs, business optimization costs, inventory optimization programs, systems establishment costs, transition costs, including costs related to a transition to a stand-alone company, restructuring costs, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternative uses, plant shutdown costs, acquisition integration costs, or any multi-year strategic initiatives, expenses or charges related to any offering of Equity Interests of HBAC, costs relating to any

Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including fees and expenses for consultants for any of the foregoing, signing, retention or completion bonuses, curtailments or modifications to pension and post-retirement employee benefit plans, unusual contract terminations, one time compensation charges, warrants or options to purchase Capital Stock of a direct or indirect parent of the Company and costs of the Transactions) shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, in accordance with GAAP,

(3) any after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any after-tax effect of gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by HBAC, shall be excluded,

(5) the Consolidated Net Income of HBAC shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (6) below),

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “Certain covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of HBAC will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to HBAC or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to the Transactions or any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP and the amortization of a prepaid cash item that was paid in a prior period to the extent Consolidated Net Income was reduced by the full amount of such cash payment in such period shall be excluded (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income to such extent),

(10) any non-cash compensation expense resulting from the application of Financial Accounting Standards No. 123R “Share-Based Payment” or any deferred compensation charges net of any cash payments made under such deferred compensation plans during such period to officers, directors, managers, consultants or employees (or their estates or Controlled Investment Affiliates) shall be excluded,

(11) any non-cash compensation charge or expense, including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(12)(i) all lot accounting adjustments shall be excluded, and (ii) all project start up, ramp up and launch costs and expenses, including those associated with the development and production of new aircraft, shall be excluded,

(13) accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established or adjusted as a result of the Transactions in accordance with GAAP shall be excluded,

(14) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; and

(ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (i) related to currency remeasurements of Indebtedness and (ii) resulting from hedge agreements for currency exchange risk,

(15) to the extent covered by insurance and actually reimbursed, or, so long as HBAC has made a good faith determination that there exists evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is not denied by the applicable carrier in writing within 180 days, expenses with respect to liability or casualty events or business interruption shall be excluded, and

(16) any fees and expenses incurred during such period, or any amortization thereof for such period, directly related to any acquisition, Permitted Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, in each case permitted by the Senior Indenture.

In addition, to the extent not already accounted for in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain covenants—Limitation on Restricted Payments” only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by HBAC and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from HBAC and its Restricted Subsidiaries, any repayments of loans and advances that constitute Restricted Investments by HBAC or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (a) Consolidated Total Indebtedness of the HBAC and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (b) the aggregate amount of EBITDA of the HBAC and its Restricted Subsidiaries for the period of the most recently ended consecutive four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate amount of all outstanding Indebtedness of HBAC and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (excluding any undrawn letters of credit), in each case determined on a consolidated basis in accordance with GAAP

(and excluding, for the avoidance of doubt, any Obligations of a Receivables Subsidiary pursuant to a Receivables Facility that is without recourse to the Company or to any other Subsidiary of the Company or their respective assets (other than such Receivables Subsidiary and its assets) and is not guaranteed by any such Person), (2) the aggregate amount of all outstanding Disqualified Stock of HBAC and all Disqualified Stock and Preferred Stock of the Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP, and (3) the aggregate amount of advances relating to any Receivables Facility.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Senior Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by HBAC.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(A) for the purchase or payment of any such primary obligation, or

(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in HBAC and/or other companies.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by HBAC or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of HBAC, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of HBAC or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by HBAC or any of its Subsidiaries) and is so designated as Designated Preferred Stock pursuant to an Officer’s Certificate executed by the principal financial officer of HBAC or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph under “Certain covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is convertible or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not

Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is 91 days after the earlier of the maturity date of the Senior Notes and the date the Senior Notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of HBAC or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by HBAC or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, manager or consultant, (or their respective trusts, estates, investment funds or investment vehicles) of HBAC, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which HBAC or a Restricted Subsidiary has an investment and is designated in good faith as an “affiliate” by the Board of Directors of HBAC (or the Compensation Committee thereof), in each case pursuant to any stockholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by HBAC or its subsidiaries.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than (i) a Foreign Subsidiary or (ii) a Subsidiary of a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(1) increased by (without duplication):

(a) provision for taxes based on income or profits or capital, including, without limitation, foreign, federal, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations), of such Person for such period deducted (and not added back) in computing Consolidated Net Income in such period; plus

(b) consolidated Fixed Charges of such Person for such period to the extent the same were deducted (and not added back) in calculating Consolidated Net Income in such period; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted (and not added back) in computing Consolidated Net Income in such period; plus

(d) the amount of any minority interest expense deducted (and not added back) in calculating Consolidated Net Income for such period; plus

(e) any other non-cash charges; provided that, for purposes of this subclause (e) of this clause (1), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made; plus

(f) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid (or any accruals related to such fees or related expenses) during such period to the Sponsors to the extent permitted under “Certain covenants—Transactions with Affiliates” to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(g) the amount of net cost savings, operational improvements and synergies projected by HBAC in good faith to be realized and in effect during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of actions taken or to be taken in connection with the Transactions or any Investment, acquisition, disposition business restructuring or operational change by HBAC or a Restricted Subsidiary, net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken within 18 months after the Issue Date or the date of such Investment, acquisition or disposition; plus

(h) the amount of reduction in corporate or overhead expense as a result of the transition to operating as a stand-alone entity for all periods prior to the Issue Date; plus

(i) any costs or expenses incurred by HBAC or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of HBAC or net cash proceeds of issuance of Equity Interests of HBAC (other than Disqualified Stock that is Preferred Stock) in each case, solely to the extent that such cash proceeds are excluded from the calculation set forth in clause (c) of the first paragraph under “Certain covenants—Limitation on Restricted Payments”; plus

(j) the amount of cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted (and not added back) in the calculation of EBITDA pursuant to clause (2) below; plus

(k) the amount of loss on sale of Receivables Assets and related assets to the Restricted Subsidiary in connection with a Receivables Facility; plus

(l) Receivables Fees to the extent deducted (and not added back) in calculating Consolidated Net Income; plus

(m) interest income or investment earnings on retiree medical and intellectual property, royalty or license receivables to the extent deducted (and not added back) in computing Consolidated Net Income;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period in excess of $2.0 million individually, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating EBITDA in accordance with this definition); and

(3) increased (by losses) or decreased (by gains) by (without duplication):

(a) any net non-cash gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards #133; and

(b) any net non-cash gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness.

“EMU” means the economic and monetary union contemplated by the Treaty of the European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of HBAC or any of its direct or indirect parent companies to the extent contributed to HBAC (excluding Disqualified Stock), other than

(a) public offerings with respect to HBAC’s or any direct or indirect parent company’s common stock registered on Form S-8;

(b) any such public or private sale that constitutes an Excluded Contribution; and

(c) an issuance to any Subsidiary of HBAC.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by HBAC after the Issue Date from:

(a) contributions to its common equity capital (other than from the proceeds of Designated Preferred Stock); and

(b) the sale (other than to a Subsidiary of HBAC or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of HBAC) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of HBAC,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of HBAC on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under “Certain covenants—Limitation on Restricted Payments.”

“Existing Indebtedness” means Indebtedness of HBAC or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that HBAC or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility that has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishing of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by HBAC or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into HBAC or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, Investment, acquisition, disposition, merger or consolidation (including the Transactions) and the amount of income earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of HBAC. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of HBAC to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as HBAC may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividend payments or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock (including any dividends paid to any direct or indirect parent company of HBAC in order to permit the payment of dividends by such parent company on its Designated Preferred Stock) during such period; and

(c) all cash dividend payments or other distributions (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“Foreign Subsidiary Total Assets” means the total amount of all assets of Foreign Subsidiaries of HBAC and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of HBAC.

“GAAP” means generally accepted accounting principles in the United States of America that are in effect on the Issue Date.

“Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations, and, when used as a verb, shall have a corresponding meaning.

“Guarantee” means the guarantee by any Guarantor of the Company’s Obligations under the Senior Indenture and the Senior Notes.

“Guarantor” means each Restricted Subsidiary of the Company that executes the Senior Indenture as a guarantor on the Issue Date and each other Restricted Subsidiary of the Company that thereafter guarantees the Senior Notes pursuant to the terms of the Senior Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity protection agreement, currency exchange, interest rate or commodity future agreement, currency exchange, interest rate or commodity option agreement, currency exchange, interest rate or commodity hedge agreement, currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case providing for the transfer or mitigation of interest rate, currency exchange or commodity price risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Senior Note is registered on the registrar’s books.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $1.0 million and whose total revenues for the most recent twelve month period do not exceed $1.0 million; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any other Indebtedness of HBAC.

“Indebtedness” means, with respect to any Person, without duplication,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(3) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable; or

(4) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of a third Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business;

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such obligations are assumed by such first Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured; and

(d) Attributable Debt in respect of Sale and Lease-Back Transactions;

provided, however, that notwithstanding the foregoing, Indebtedness will be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business and (B) Obligations under, or in respect of, any Receivables Facility.

“Indentures” means the Senior Indenture and the Senior Subordinated Indenture.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Company Businesses of nationally recognized standing that is, in the good faith judgment of HBAC, qualified to perform the task for which it has been engaged and that is independent from HBAC and its Affiliates.

“Initial Purchasers” means Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, Lehman Brothers Inc., Citigroup Global Markets, Inc., Daiwa Securities America Inc., GE Capital Markets, Inc., Natexis Bleichroeder Inc., Scotia Capital (USA) Inc. and UBS Securities LLC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among HBAC and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commissions, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to HBAC’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of HBAC at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, HBAC shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(x) HBAC’s “Investment” in such Subsidiary at the time of such redesignation, less

(y) the portion (proportionate to HBAC’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by HBAC.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by HBAC or a Restricted Subsidiary in respect of such Investment.

For the avoidance of doubt, a guarantee by a specified Person of the obligations of another Person (the “primary obligor”) shall be deemed to be an Investment by such specified Person in the primary obligor to the extent of such guarantee except that any guarantee by HBAC or any Guarantor of the obligations of a primary obligor in favor of HBAC or any Guarantor shall be deemed to be an Investment by HBAC or any Guarantor in HBAC or any Guarantor.

“Issue Date” means March 26, 2007.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Management Agreement dated as of the Issue Date by and between the Company and certain Affiliates of the Sponsors, as in effect on the Issue Date.

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates) of HBAC (or its direct or indirect parent companies) who are holders of Equity Interests of any direct or indirect parent companies of HBAC on the Issue Date or will become holders of such Equity Interests in connection with the Transactions.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by HBAC or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness required (other than by clause (1) of the second paragraph of “Repurchase of Senior Notes at the option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by HBAC or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by HBAC or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes” means the Senior Notes and the Senior Subordinated Notes.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement), premium (if any), guarantees of payment, penalties, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Senior Notes shall not include fees or indemnification in favor of the Trustee and any other third parties other than the Holders.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of HBAC.

“Officer’s Certificate” means a certificate signed on behalf of the Company by one Officer of HBAC, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of HBAC, that meets the requirements set forth in the Senior Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee; provided that such legal counsel may rely on an Officer’s Certificate, with respect to matters of fact that are the basis for such opinion when rendering an Opinion of Counsel. The counsel may be an employee of or counsel to HBAC or the Trustee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between HBAC or any of its Restricted Subsidiaries and another Person that is not HBAC or any of its Restricted Subsidiaries; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase of Senior Notes at the option of Holders—Asset Sales.”

“Permitted Holders” means each of (1) the Sponsors, (2) Management Stockholders, (3) such assignees of the equity commitments of the Sponsors who are holders of Equity Interests of HBAC or any direct or indirect parent companies of HBAC on the Issue Date and (4) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Sponsors and Management Stockholders and such assignees of the equity commitments of the Sponsors on the Issue Date who are holders of Equity Interests of HBAC, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of HBAC or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Senior Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a) any Investment in HBAC or any Restricted Subsidiary;

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c) (i) any Investment by HBAC or any Restricted Subsidiary of HBAC in a Person that is engaged in a Company Business if as a result of such Investment:

(1) such Person becomes a Restricted Subsidiary of HBAC, or

(2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, HBAC or a Restricted Subsidiary of HBAC, and

(ii) any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of the covenant described under “Repurchase of Senior Notes at the option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Issue Date or made pursuant to a legally binding written commitments in existence on the Issue Date;

(f) loans and advances to, and guarantees of Indebtedness of, employees not in excess of $8.0 million outstanding at any one time, in the aggregate;

(g) any Investment acquired by HBAC or any Restricted Subsidiary:

(1) in exchange for any other Investment or accounts receivable held by HBAC or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable (including any trade creditor or customer),

(2) in satisfaction of judgments against other Persons, or

(3) as a result of a foreclosure by HBAC or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h) Hedging Obligations permitted under clause (k) of the covenant described in “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”;

(i) reasonable loans and advances to officers, directors and employees for payroll, business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of HBAC or any direct or indirect parent company thereof under compensation plans approved by a majority of the Board of Directors of HBAC (or the Compensation Committee thereof) in good faith; provided that to the extent that the net proceeds of any such purchase are made to any direct or indirect parent of the Company, such net proceeds are contributed to HBAC;

(j) Investments the payment for which consists of Equity Interests of HBAC, or any of its direct or indirect parent companies (exclusive of Disqualified Stock);

(k) guarantees of Indebtedness permitted under the covenant described in “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock,” performance guarantees in the ordinary course of business and guarantees of HBAC or any Restricted Subsidiary to any employee benefit plan of HBAC and its Restricted Subsidiaries or any employee benefit plan of any direct or indirect parent company of HBAC to the extent the benefits under such plan are attributable to the ownership or operation of HBAC and its Restricted Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary of any such plan;

(l) any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain covenants—Transactions with Affiliates” (except transactions described in clauses (2) and (10) of such paragraph);

(m) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(n) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (n) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $300.0 million and (y) 7.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that the aggregate fair market value of Investments (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) in Unrestricted Subsidiaries under this clause (n) shall not exceed the greater of (x) $170.0 million and (y) 4.0% of Total Assets;

(o) Investments relating to a Receivables Facility;

(p) Investments in, and solely to the extent contemplated by the organizational documents (as in existence on the Issue Date) of, joint ventures to which HBAC or its Restricted Subsidiaries is a party on the Issue Date;

(q) Any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(r) Investments resulting from the disposition of assets in transaction excluded from the definition of “Asset Sale” pursuant to the exclusions from such definition;

(s) Investments made by a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary was acquired by HBAC or any Restricted Subsidiary (other than Investments that were made in connection with or in contemplation of the transaction or series of transactions pursuant to which such Restricted Subsidiary was acquired);

(t) repurchases of the Senior Notes; and

(u) Investments consisting of purchases and acquisition of assets or services in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1) Liens to secure Indebtedness incurred under clause (a) of the second paragraph of the covenant described under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” (and any related Obligations);

(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(3) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case, for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens for taxes, assessments or other governmental charges or claims not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(5) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by HBAC or any Restricted Subsidiary;

(9) Liens on property or other assets at the time HBAC or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into HBAC or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by HBAC or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to HBAC or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”;

(11) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(12) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of HBAC or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(13) Liens arising from financing statement filings under the Uniform Commercial Code or similar state laws regarding operating leases entered into by HBAC and its Restricted Subsidiaries in the ordinary course of business;

(14) Liens in favor of HBAC or any Guarantor;

(15) Liens on inventory or equipment of HBAC or any Restricted Subsidiary granted in the ordinary course of business to HBAC’s client at which such inventory or equipment is located;

(16) Liens on Receivables Assets and related assets incurred in connection with a Receivables Facility;

(17) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9) and the following clause (18); provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8), (9) and the following clause (18) at the time the original Lien became a Permitted Lien under the Senior Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(18) Liens securing Indebtedness permitted to be incurred pursuant to clauses (e), (n) and (s) of the second paragraph under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”; provided (A) Liens securing Indebtedness permitted to be incurred pursuant to clause (e) of the second paragraph under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” only relate to the assets being financed, (B) Liens securing Indebtedness permitted to be incurred pursuant to clause (n) of the second paragraph under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stocks and Preferred Stock” related only to Refinancing Indebtedness in respect of Indebtedness incurred under clauses (e) or (s) of the second paragraph under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” and (C) that Liens securing Indebtedness permitted to be incurred pursuant to clause (s) extend only to the assets of Foreign Subsidiaries;

(19) deposits in the ordinary course of business to secure liability to insurance carriers;

(20) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and remedies,” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods in the ordinary course of business;

(22) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of HBAC or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of HBAC and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of HBAC or any of its Restricted Subsidiaries in the ordinary course of business;

(24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreements;

(26) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed the greater of (x) $40.0 million and (y) 1.0% of Total Assets at any one time outstanding;

(27) Liens securing Hedging Obligations; provided that to the extent any such Hedging Obligation is related to any Indebtedness, such related Indebtedness is, and is permitted to be under the Senior Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(28) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by HBAC or any Restricted Subsidiary in the ordinary course of business;

(29) Liens securing obligations owed by HBAC or any Restricted Subsidiary to any lender under the Senior Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds; and

(30) Liens securing the Senior Notes and the Guarantees.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Company Business; provided that the fair market value of any such assets or Capital Stock shall be determined by HBAC in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Senior Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by HBAC which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Assets” means any accounts receivable, instruments, chattel paper, general intangibles or revenue streams subject to a Receivables Facility and any assets related thereto, including, without limitation, all collateral securing such assets, all contracts and all guarantees or other supporting obligations in respect of such assets and all proceeds of the foregoing.

“Receivables Facility” means one or more receivables facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the indebtedness of which is non-recourse, by virtue of direct obligation, guarantee, pledge of assets or otherwise (except for Standard Receivables Undertakings), to HBAC and its Restricted Subsidiaries (other than any Receivables Subsidiary) pursuant to which HBAC or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by HBAC or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Assets (whether now existing or arising in the future) of HBAC or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables Assets, all contracts and all guarantees or other supporting obligations in respect of such Receivables Assets, proceeds of such Receivables Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables Assets and any Hedging Obligations entered into by HBAC or any such Subsidiary in connection with such Receivables Assets. The grant of a security interest in any Receivables Assets of HBAC or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Indebtedness under the Senior Credit Facilities and any refinancing Indebtedness with respect thereto shall not be deemed a Receivables Facility.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables Assets in a Receivable Facility to repurchase Receivables Assets arising as a result of a breach of a Standard Receivables Undertaking, including as a result of a Receivables Asset or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means any Subsidiary of HBAC formed for the purpose of engaging, and that engages only, in one or more Receivables Facilities and other activities reasonably related thereto and with which neither HBAC nor any Subsidiary of HBAC has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operational results (other than in connection with a Standard Receivables Undertaking).

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date, among the Company, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Company Business; provided that any assets received by HBAC or a Restricted Subsidiary in exchange for assets transferred by HBAC or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Representative” means, with respect to a person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of HBAC (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by HBAC or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by HBAC or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the credit facilities provided under the senior secured credit agreement, to be entered into as of the Issue Date, among HBAC, the guarantors party thereto, the lenders party thereto in their capacity as lenders and Credit Suisse, as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” above). No Receivables Facility shall be considered a Senior Credit Facility.

“Senior Indebtedness” means with respect to any Person:

(1) all Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness or other Obligations are subordinate in right of payment to or pari passu in right of payment with the Senior Notes or the Guarantee of such Person, as the case may be; provided that Senior Indebtedness shall not include:

(1) any obligation of such Person to HBAC or any Subsidiary or to any joint venture in which HBAC or any Restricted Subsidiary has an interest;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors in the ordinary course of business (including guarantees thereof as instruments evidencing such liabilities);

(4) any Indebtedness or other Obligation of such Person that is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(5) any Capital Stock; or

(6) that portion of any Indebtedness that at the time of incurrence is incurred in violation of the Senior Indenture.

“Senior Subordinated Indenture” means the Senior Subordinated Indenture dated as of the Issue Date, among the Company, as issuers, the Guarantors, as guarantors and the Trustee, as trustee, pursuant to which the Senior Subordinated Notes are issued.

“Senior Subordinated Notes” means the $300.0 million aggregate principal amount of 9.75% Senior Subordinated Notes due 2017 issued by the Company under the Senior Subordinated Indenture on the Issue Date.

“Significant Subsidiary” means any Restricted Subsidiary of HBAC that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Special Interest” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Sponsors” means GS Capital Partners VI, L.P. and Onex Partners II L.P. and their respective Affiliates.

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by HBAC or any Subsidiary of HBAC which have been determined by HBAC in good faith to be reasonably customary in a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Receivables Undertaking. For the avoidance of doubt, Standard Receivables Undertakings shall not be considered a guarantee of Indebtedness or otherwise.

“Subordinated Indebtedness” means,

(a) with respect to HBAC, any Indebtedness of HBAC that is by its terms subordinated in right of payment to the Senior Notes, and

(b) with respect to any Guarantor, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to the Guarantee of such Guarantor.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time, and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total amount of all assets of HBAC and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of HBAC.

“Transactions” means the acquisition of all of the outstanding capital stock of HBAC, including the payment of the acquisition consideration in connection therewith, the equity investment by the Sponsors and members of management, the issuance of the Notes and the execution of, and borrowings on the Issue Date under, the Senior Credit Facilities and, in each case as in effect on the Issue Date, the pledge and security arrangements in connection with the foregoing, the refinancing of certain Indebtedness in connection with the foregoing and the related transactions described in this prospectus under the section thereof entitled “The Acquisition.”

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 1, 2011; provided, however, that if the period from the redemption date to April 1, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means Wells Fargo Bank, N.A. until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means

(1) any Subsidiary of HBAC that at the time of determination is an Unrestricted Subsidiary (as designated by HBAC, as provided below), and

(2) any Subsidiary of an Unrestricted Subsidiary.

HBAC may designate any Subsidiary other than HBNC (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, HBAC or any Subsidiary of HBAC (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by HBAC,

(b) such designation complies with the covenant described under “Certain covenants—Limitation on Restricted Payments,” and

(c) each of:

(1) the Subsidiary to be so designated, and

(2) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of HBAC or any Restricted Subsidiary.

HBAC may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default shall have occurred and be continuing and either:

(1) HBAC could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” or

(2) the Fixed Charge Coverage Ratio for HBAC and its Restricted Subsidiaries would be greater than such ratio for HBAC and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by HBAC shall be notified by HBAC to the Trustee by promptly filing with the Trustee a copy of any applicable Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly-owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-owned Subsidiaries of such Person.

DESCRIPTION OF SENIOR SUBORDINATED NOTES

General

You can find the definitions of certain capitalized terms used in this description under the subheading “Certain definitions.” In this description, the “Company” refers to Hawker Beechcraft Notes Company (“HBNC”) and Hawker Beechcraft Acquisition Company, LLC (“HBAC”) and not to any of their Subsidiaries.

The senior subordinated notes were issued under an indenture (the “Senior Subordinated Indenture”) among the Company, the Guarantors named thereto from time to time and Wells Fargo Bank, N.A., as original trustee, which original trustee was replaced with Deutsche Bank National Trust Company pursuant to an agreement effective October 15, 2008. The terms of the Senior Subordinated Notes include those stated in the Senior Subordinated Indenture and those made part of the Senior Subordinated Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

As of the Issue Date, the Senior Subordinated Notes have been guaranteed on a senior subordinated basis by each direct and indirect Restricted Subsidiary of the Company that is a Domestic Subsidiary and that guarantees the obligations of the Company under HBAC’s Senior Credit Facilities (other than Immaterial Subsidiaries). The Senior Subordinated Indenture provides that any direct or indirect parent company of the Company may guarantee the Senior Subordinated Notes and in such case will allow the Company to satisfy its reporting obligations under the Senior Subordinated Indenture by furnishing financial information relating to the parent. To the extent any such parent company is a holding company with no operations or assets (other than the stock of the Company or a direct or indirect parent), you should not assign any value to the parent’s guarantee.

The following description is only a summary of the material provisions of the Senior Subordinated Notes and the Senior Subordinated Indenture. We urge you to read the Senior Subordinated Indenture because it, and not this description, defines your rights as a Holder of Senior Subordinated Notes. Copies of the Senior Subordinated Indenture are available upon request to the Company.

Brief description of the Senior Subordinated Notes and the Guarantees

The Senior Subordinated Notes:

•	are general unsecured, senior subordinated obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including Indebtedness under HBAC’s Senior Credit Facilities and the Company’s new Senior Notes;

•	rank pari passu in right of payment with all future Senior Subordinated Indebtedness of the Company;

•	are effectively subordinated to all Secured Indebtedness of the Company, including Indebtedness under HBAC’s Senior Credit Facilities, to the extent of the collateral securing such Indebtedness;

•	are structurally subordinated to all existing and future Indebtedness and claims of holders of Preferred Stock of Subsidiaries of HBAC that do not guarantee the Senior Subordinated Notes;

•	rank senior in right of payment to all future Subordinated Indebtedness of the Company; and

•	are guaranteed on a senior subordinated basis by the Guarantors that guarantee HBAC’s Senior Credit Facilities (other than Immaterial Subsidiaries).

The Guarantee of each Guarantor:

•	is a general, unsecured, senior subordinated obligation of such Guarantor;

•	is subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor, including its guarantees under HBAC’s Senior Credit Facilities and the Company’s Senior Notes;

•	rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Guarantor;

•	is effectively subordinated to all Secured Indebtedness of such Guarantor, including its guarantee under HBAC’s Senior Credit Facilities, to the extent of the collateral securing such Indebtedness;

•	is structurally subordinated to all existing and future Indebtedness and claims of holders of Preferred Stock of Subsidiaries of such Guarantor that do not guarantee the Senior Subordinated Notes; and

•	rank senior in right of payment to any future Subordinated Indebtedness of such Guarantor.

Holding Company Structure

HBAC is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, HBAC is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations.

Hawker Beechcraft Notes Company

HBNC is a wholly-owned subsidiary of HBAC, incorporated in Delaware for the purpose of serving as a co-issuer of the notes. We do not expect HBNC to have any operations, assets or any revenues. Additionally, HBNC may be dissolved in the event of a future conversion of HBAC into a corporation. As a result, prospective purchasers of the notes should not expect HBNC to participate in servicing the interest and principal obligations on the Senior Subordinated Notes.

Principal, maturity and interest

The Company issued $300.0 million in aggregate principal amount of Senior Subordinated Notes (the “Senior Subordinated Notes”). The Company may issue additional Senior Subordinated Notes under the Senior Subordinated Indenture from time to time subject to the covenant described below under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” (the “Additional Senior Subordinated Notes”). The Senior Subordinated Notes offered hereby and any Additional Senior Subordinated Notes subsequently issued under the Senior Subordinated Indenture will be treated as a single class for all purposes under the Senior Subordinated Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Senior Subordinated Notes” for all purposes of the Senior Subordinated Indenture and this “Description of senior subordinated notes” include any Additional Senior Subordinated Notes that are actually issued.

Interest on the Senior Subordinated Notes accrues at the rate of 9.75% per annum and is payable semi-annually in arrears on each April 1 and October 1 commencing October 1, 2007. The Company will make each interest payment to the Holders of record of the Senior Subordinated Notes on the immediately preceding March 15 and September 15. Interest on the Senior Subordinated Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the Senior Subordinated Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Senior Subordinated Notes will mature on April 1, 2017. Special Interest may accrue on the Senior Subordinated Notes in certain circumstances pursuant to the Registration Rights Agreement as described under “Registration Rights; Special Interest.” All references in the Senior Subordinated Indenture and this “Description of senior subordinated notes,” in any context, to any interest or other amount payable on or with respect to the Senior Subordinated Notes shall be deemed to include any Special Interest pursuant to the Registration Rights Agreement.

Principal of, premium, if any, and interest on the Senior Subordinated Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payments of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to Senior Subordinated Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose. The Senior Subordinated Notes will be issued in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

Guarantees

Each direct and indirect Restricted Subsidiary of HBAC that is a Domestic Subsidiary and that guarantees the obligations of HBAC under HBAC’s Senior Credit Facilities (other than Immaterial Subsidiaries) will jointly and severally fully and unconditionally guarantee, as a primary obligor and not merely as a surety, on an unsecured senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Senior Subordinated Indenture and the Senior Subordinated Notes, whether for payment of principal of, or interest on or Special Interest in respect of the Senior Subordinated Notes, expenses, indemnification or otherwise, on the terms set forth in the Senior Subordinated Indenture by executing the Senior Subordinated Indenture. None of our Restricted Subsidiaries that are Foreign Subsidiaries or any Receivables Subsidiary guarantee the Senior Subordinated Notes. Each Guarantee is a general unsecured senior subordinated obligation of the applicable Guarantor, will rank pari passu in right of payment with all existing and any future Senior Subordinated Indebtedness of such Guarantor, is effectively subordinated to all Secured Indebtedness of such Guarantor to the extent of the value of the collateral securing such Indebtedness, ranks senior in right of payment to all existing and any future Subordinated Indebtedness of such Guarantor. The Senior Subordinated Notes are structurally subordinate to Indebtedness of Subsidiaries of HBAC that do not guarantee the Senior Subordinated Notes. See also “Brief description of the Senior Subordinated Notes and the Guarantees.”

Each Guarantee contains a provision intended to limit the Guarantor’s liability thereunder to the maximum amount that it could incur without causing the incurrence of obligations under its Guarantee to be a fraudulent transfer. This provision may not, however, be effective to protect a Guarantee from being voided under fraudulent transfer law, or may reduce the Guarantor’s obligation to an amount that effectively makes its Guarantee worthless. See “Risk factors—Risks Relating to the Notes—Federal and state laws permit courts to void guarantees under certain circumstances.”

Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Senior Subordinated Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Each Guarantor may consolidate with or merge into or sell all or substantially all its assets to (A) HBAC or another Guarantor without limitation or (B) any other Person upon the terms and conditions set forth in the Senior Subordinated Indenture. See “Certain covenants—Merger, consolidation or sale of all or substantially all assets.”

The Guarantee of a Guarantor will automatically and unconditionally be released and discharged upon:

(1) (a) the sale, disposition or other transfer (including through merger or consolidation or otherwise) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which such Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of such Guarantor (other than a sale, disposition or other transfer to a Restricted Subsidiary) if such sale, disposition or other transfer is made in compliance with the applicable provisions of the Senior Subordinated Indenture;

(b) the designation by HBAC of such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Senior Subordinated Indenture as described under “Certain covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”;

(c) the release or discharge of such Guarantor from its guarantee of Indebtedness under the Senior Credit Facilities or the guarantee that resulted in the obligation of such Guarantor to guarantee the Senior Subordinated Notes, in each case, if such Guarantor would not then otherwise be required to guarantee the Senior Subordinated Notes pursuant to the covenant described under “Certain covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries” (treating any guarantees of such Guarantor that remain outstanding as incurred at least 30 days prior to such release or discharge) except, in each case, a release or discharge by, or as a result of, payment under such guarantee or payment in full of the Indebtedness under the Senior Credit Facilities; or

(d) the exercise by the Company of its legal defeasance option or its covenant defeasance option, as described under “Legal Defeasance and Covenant Defeasance” or if the Company’s obligations under the Senior Subordinated Indenture are discharged in accordance with the terms of the Senior Subordinated Indenture;

(2) in the case of clause (1)(a) above, the release or discharge of such Guarantor from its guarantee, if any, of all pledges and security, if any, granted in connection with, the Senior Credit Facilities, the Senior Notes and any other Indebtedness of HBAC or any Restricted Subsidiary; and

(3) such Guarantor delivering to the Trustee an Officer’s Certificate stating that all conditions precedent provided for in the Senior Subordinated Indenture relating to such transaction have been complied with.

Ranking

Senior Indebtedness versus Senior Subordinated Notes

Payments of principal of, and premium, if any, and interest on the Senior Subordinated Notes and the payment of any Guarantee will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company and the Guarantors, including the obligations of HBAC and, to the extent applicable, the Guarantors under the Senior Credit Facilities and the obligations of the Company and, to the extent applicable, the Guarantors under the Senior Notes. In addition, the Senior Subordinated Notes will be effectively subordinated in right of payment to all of HBAC’s and the Guarantors’ existing and future Secured Indebtedness (including Indebtedness under the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness.

As of December 31, 2010:

(1) the Company’s Senior Indebtedness including the Senior Credit Facilities and the Senior Notes, was $1,925.0 million (excluding up to $235.6 million of available borrowings under HBAC’s revolving credit facility (net of $4.7 million outstanding letters of credit) and $37.4 million letter of credit issuance under our synthetic letter of credit facility), of which $1,439.5 million net of unamortized original issue discount was Secured Indebtedness; and

(2) the Guarantors’ Senior Indebtedness, consisting principally of their respective guarantees of Senior Indebtedness of HBAC under the Senior Credit Facilities and the Senior Notes, was $1,925.0 million in the aggregate (excluding up to $235.6 million of available borrowings under HBAC’s revolving credit facility (net of $4.7 million outstanding letters of credit) and $37.4 million letter of credit issuance under our synthetic letter of credit facility), of which $1,439.5 million, was Secured Indebtedness.

Although the Senior Subordinated Indenture contains limitations on the amount of additional Indebtedness that the Company and its Restricted Subsidiaries may incur and the amount of additional Secured Indebtedness that HBAC and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” and “Certain covenants—Liens.”

Liabilities of Subsidiaries versus Senior Subordinated Notes

HBAC conducts all of its operations through its Subsidiaries. Some of HBAC’s Subsidiaries are not guaranteeing the Senior Subordinated Notes, and Guarantees may be released under certain circumstances, as described under “Guarantees.” In addition, HBAC’s future Subsidiaries may not be required to guarantee the Senior Subordinated Notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of holders of Preferred Stock of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of HBAC’s creditors, including Holders. Accordingly, the Senior Subordinated Notes will be structurally subordinated to claims of creditors (including trade creditors) and holders of Preferred Stock, if any, of such non-guarantor Subsidiaries.

As of December 31, 2010, our non-guarantor subsidiaries had consolidated total liabilities of approximately $25.7 million, and consolidated total assets of $38.0 million, which represented 1.2% of our and our subsidiaries’ consolidated total assets. In addition, for the year ended December 31, 2010, the non-guarantor subsidiaries had consolidated total revenue of $82.2 million, which represented approximately 2.9% of our consolidated total revenue. Although the Senior Subordinated Indenture generally limits the incurrence of Indebtedness and Preferred Stock by Restricted Subsidiaries, such limitation is subject to a number of significant exceptions. Moreover, the Senior Subordinated Indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the Senior Subordinated Indenture, such as trade payables. See “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock.”

Other Senior Subordinated Indebtedness versus Senior Subordinated Notes

Only Indebtedness of the Company or a Guarantor that is Senior Indebtedness ranks senior to the Senior Subordinated Notes and the Guarantees in accordance with the provisions of the Senior Subordinated Indenture. The Senior Subordinated Notes and the Guarantees in all respects rank pari passu with all future Senior Subordinated Indebtedness of the Company and the Guarantors.

The Company and the Guarantors agree in the Senior Subordinated Indenture that they will not incur any Indebtedness that is subordinate or junior in right of payment to their Senior Indebtedness, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such person. The Senior Subordinated Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Payment of Senior Subordinated Notes

Neither the Company nor any Guarantor will be permitted to make payments of principal of or premium, if any, or interest on the Senior Subordinated Notes (or pay any other obligations relating to the Senior Subordinated Notes, including Special Interest, fees, costs, expenses, indemnities and rescission or damage claims) or make any deposit pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge” below and may not purchase, redeem or otherwise retire any Senior Subordinated Notes (collectively, “pay the Senior Subordinated Notes”) (except in the form of Permitted Junior Securities) if either of the following occurs (a “Payment Default”):

(1) any Obligation on any Designated Senior Indebtedness of the Company is not paid in full in cash when due (after giving effect to any applicable grace period); or

(2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Notwithstanding the foregoing, the Company is permitted to pay the Senior Subordinated Notes if it and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default other than a Payment Default (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company is not permitted to pay the Senior Subordinated Notes (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, the Company is permitted to resume paying the Senior Subordinated Notes after the end of such Payment Blockage Period. The Senior Subordinated Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Payment Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Company (other than the holders of Indebtedness under the Senior Credit Facilities), a Representative of holders of Indebtedness under the Senior Credit Facilities may give another Payment Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the Senior Subordinated Notes is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no Default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Blockage Notice unless such default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of such initial Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

Upon any payment or distribution of the assets of HBAC upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to HBAC or its property:

(1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the Holders are entitled to receive any payment;

(2) until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which Holders would be entitled but for the subordination provisions of the Senior Subordinated Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders may receive Permitted Junior Securities; and

(3) if a distribution is made to Holders that, due to the subordination provisions, should not have been made to them, such Holders are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Senior Subordinated Indenture upon the failure of the Company to pay principal, premium, if any, or interest with respect to the Senior Subordinated Notes when due by their terms. If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration. So long as there shall remain outstanding Senior Indebtedness under the Senior Credit Facilities, a Blockage Notice with respect to the Senior Credit Facilities may only be given by the respective administrative agents thereunder unless otherwise agreed to in writing by the respective requisite lenders named therein. If any Designated Senior Indebtedness is outstanding, neither the Company nor any Guarantor may pay the Senior Subordinated Notes until five Business Days after the Representatives of all the issues of Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Senior Subordinated Notes only if the Senior Subordinated Indenture otherwise permits payment at that time.

A Guarantor’s obligations under its Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Guarantor pursuant to its Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Company’s obligations under the Senior Subordinated Notes apply equally to a Guarantor and the obligations of such Guarantor under its Guarantee.

A Holder by its acceptance of Senior Subordinated Notes agrees to be bound by these subordination provisions and authorizes and expressly directs the Trustee under the Senior Subordinated Indenture, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Senior Subordinated Indenture and appoints the Trustee under the Senior Subordinated Indenture its attorney-in-fact for such purpose.

By reason of the subordination provisions contained in the Senior Subordinated Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Guarantor who are holders of Senior Indebtedness of the Company or such Guarantor, as the case may be, may recover more, ratably, than the Holders, and creditors of the Company or a Guarantor who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness of the Company or such Guarantor and may recover more, ratably, than the Holders. See “Risk factors—Risks Relating to the Notes—Your right to receive payments on the senior subordinated notes will be junior to our existing and future senior indebtedness, including borrowings under our senior secured credit facilities and the senior notes.”

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of Government Securities deposited in trust or with the Trustee, as applicable, for the payment of principal of and interest on the Senior Subordinated Notes pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge,” if the subordination provisions described in this section were not violated at the time the applicable amounts were deposited in trust or with the Trustee, as applicable, pursuant to such sections.

Paying agent and registrar for the Senior Subordinated Notes

The Company will maintain one or more paying agents for the Senior Subordinated Notes. The initial paying agent for the Senior Subordinated Notes is the Trustee.

The Company will also maintain a registrar. The initial registrar is the Trustee. The registrar will maintain a register reflecting ownership of the Senior Subordinated Notes outstanding from time to time and will make payments on and facilitate transfer of Senior Subordinated Notes on behalf of the Company.

The Company may change the paying agents or the registrars without prior notice to the Holders. The Company or any of its Subsidiaries may act as a paying agent or registrar.

Mandatory redemption; offer to purchase; open market purchases

The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Senior Subordinated Notes. However, under certain circumstances, the Company may be required to offer to purchase Senior Subordinated Notes as described under “Repurchase of Senior Subordinated Notes at the option of Holders.” The Company may from time to time acquire any Senior Subordinated Notes by means other than a redemption, whether by tender offer, in open market purchases, through negotiated transactions or otherwise, in accordance with applicable securities laws.

Optional redemption

Except as described below, the Senior Subordinated Notes are not redeemable at the Company’s option prior to April 1, 2012. From and after April 1, 2012, the Company may redeem the Senior Subordinated Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice at the redemption prices (expressed as percentages of principal amount of the Senior Subordinated Notes to be redeemed) set forth below, plus accrued and unpaid interest, and Special Interest, if any, thereon to the applicable redemption date, subject to the right of Holders of Senior Subordinated Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on April 1 of each of the years indicated below:

Year	Percentage
2012	104.875%
2013	103.250%
2014	101.625%
2015 and thereafter	100.000%

Prior to April 1, 2010, the Company had an option, on one or more occasions, redeem up to 35% of the sum of the aggregate principal amount of all Senior Subordinated Notes (and the principal amount of any Additional Senior Subordinated Notes) issued under the Senior Subordinated Indenture at a redemption price equal to 109.750% of the aggregate principal amount thereof, plus accrued and unpaid interest, and Special Interest, if any, thereon to the redemption date, subject to the right of Holders of Senior Subordinated Notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings of HBAC or any direct or indirect parent of the Company to the extent such net proceeds are contributed to HBAC; provided that:

•

at least 50% of the sum of the aggregate principal amount of Senior Subordinated Notes originally issued under the Senior Subordinated Indenture and any Additional Senior Subordinated Notes issued under the Senior Subordinated Indenture after the Issue Date remain outstanding immediately after the occurrence of each such redemption; and

•	each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

At any time prior to April 1, 2012, the Company may also redeem all or a part of the Senior Subordinated Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Senior Subordinated Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the redemption date, subject to the rights of Holders of Senior Subordinated Notes on the relevant record date to receive interest due on the relevant interest payment date.

Notice of any redemption upon any Equity Offerings or in connection with a transaction (or series of related transactions) that constitutes a Change of Control may be given prior to the redemption thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or Change of Control as the case may be.

Selection and notice

If the Company is redeeming less than all of the Senior Subordinated Notes at any time, the Trustee will select the Senior Subordinated Notes to be redeemed (a) if the Senior Subordinated Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Senior Subordinated Notes are listed or (b) if such Senior Subordinated Notes are not so listed, on a pro rata basis to the extent practicable, or, if a pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee shall deem fair and appropriate and in any such case in accordance with the procedures of DTC, provided that no Senior Subordinated Notes of $2,000 or less shall be redeemed in part.

Notices of redemption shall be mailed by first-class mail, postage prepaid, at least 30 days but not more than 60 days before the redemption date to each Holder at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that notices of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Senior Subordinated Notes or a satisfaction and discharge of the Senior Subordinated Indenture. If any Senior Subordinated Note is to be redeemed in part only, any notice of redemption that relates to such Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed.

A new Senior Subordinated Note in principal amount equal to the unredeemed portion of any Senior Subordinated Note redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Senior Subordinated Note. Senior Subordinated Notes called for redemption become due and payable on the date fixed for redemption. On and after the redemption date, unless the Company defaults in the redemption payment, interest shall cease to accrue on the Senior Subordinated Note or portions thereof called for redemption.

Repurchase of Senior Subordinated Notes at the option of Holders

Change of Control

If a Change of Control occurs, unless the Company has previously or concurrently mailed a redemption notice with respect to all outstanding Senior Subordinated Notes as described under “Optional redemption,” the Company will make an offer to purchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of the Senior Subordinated Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, and Special Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedures of DTC, with the following information:

(1) a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and all Senior Subordinated Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) any Senior Subordinated Note not properly tendered will remain outstanding and continue to accrue interest;

(4) unless the Company defaults in the payment of the Change of Control Payment, all Senior Subordinated Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) Holders electing to have any Senior Subordinated Notes purchased pursuant to a Change of Control Offer will be required to surrender such Senior Subordinated Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Senior Subordinated Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) Holders will be entitled to withdraw their tendered Senior Subordinated Notes and their election to require the Company to purchase such Senior Subordinated Notes; provided that the paying agent receives, not later than the close of business on the last day of the offer period, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Senior Subordinated Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Senior Subordinated Notes and its election to have such Senior Subordinated Notes purchased;

(7) Holders whose Senior Subordinated Notes are being purchased only in part will be issued new Senior Subordinated Notes equal in principal amount to the unpurchased portion of the Senior Subordinated Notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

(8) the other instructions, as determined by HBAC, consistent with the covenant described hereunder, that a Holder must follow.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Senior Subordinated Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Senior Subordinated Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Senior Subordinated Indenture by virtue thereof.

On the Change of Control Payment Date, the Company will, to the extent permitted by law:

(1) accept for payment all Senior Subordinated Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Senior Subordinated Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Senior Subordinated Notes so accepted together with an Officer’s Certificate stating that such Senior Subordinated Notes or portions thereof have been tendered to and purchased by the Company.

The paying agent will promptly mail to each Holder the Change of Control Payment for such Senior Subordinated Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Subordinated Note equal in principal amount to any unpurchased portion of the Senior Subordinated Notes surrendered, if any; provided that each such new Senior Subordinated Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or promptly after the Change of Control Payment Date.

The Senior Credit Facilities and Senior Notes will (in each case, subject to limited exceptions), and future credit agreements or other agreements to which the Company becomes a party may, prohibit or limit the Company from purchasing any Senior Subordinated Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Senior Subordinated Notes, the Company could seek the consent of its lenders and noteholders to permit the purchase of the Senior Subordinated Notes or could attempt to refinance the borrowings and notes that contain such prohibition. If the Company does not obtain such consent or repay such borrowings or notes, the Company will remain prohibited from purchasing the Senior Subordinated Notes. In such case, the Company’s failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Senior Subordinated Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Senior Subordinated Indenture would restrict payments to the Holders under certain circumstances.

The Senior Credit Facilities will provide that certain change of control events with respect to HBAC (including a Change of Control under the Senior Subordinated Indenture) would constitute a default thereunder. If HBAC experiences a change of control that triggers a default under the Senior Credit Facilities or cross-defaults under any other Indebtedness or the Receivables Facility, the Company could seek a waiver of such defaults or seek to refinance the Indebtedness outstanding under the Senior Credit Facilities and such other Indebtedness. In the event the Company does not obtain such a waiver or refinance the Indebtedness outstanding under the Senior Credit Facilities and such other Indebtedness, such defaults could result in amounts outstanding under the Senior Credit Facilities and such other Indebtedness being declared due and payable and cause the Receivables Facility to be wound down. The Company’s ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by its then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Senior Subordinated Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers.

The Company is not required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Senior Subordinated Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Senior Subordinated Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenant described under “Certain Covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock.” Such restrictions can be waived with the consent of the Holders of a majority in principal amount of the Senior Subordinated Notes then outstanding. Except for the limitations contained in such covenant, however, the Senior Subordinated Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of HBAC to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of HBAC. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the Senior Subordinated Notes as described above.

The provisions under the Senior Subordinated Indenture relating to the Company’s obligation to make an offer to repurchase the Senior Subordinated Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Subordinated Notes.

Asset Sales

The Senior Subordinated Indenture provides that HBAC will not, and will not permit any Restricted Subsidiary to consummate, directly or indirectly, an Asset Sale, unless:

(1) HBAC or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by HBAC or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on HBAC’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the footnotes thereto) of HBAC or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Senior Subordinated Notes, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) and for which HBAC or such Restricted Subsidiary has been validly released by all creditors;

(b) any securities, notes or other obligations or assets received by HBAC or such Restricted Subsidiary from such transferee that are converted by HBAC or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale; and

(c) any Designated Non-cash Consideration received by HBAC or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $120.0 million and (y) 3.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after any of HBAC’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, HBAC or such Restricted Subsidiary may, at its option, apply the Net Proceeds from such Asset Sale:

(1) to permanently reduce:

(x) Obligations under any Senior Indebtedness, the Senior Subordinated Notes or any other Senior Subordinated Indebtedness, in each case, of the Company or any Guarantor (other than Obligations owed to the Company or a Restricted Subsidiary) and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly permanently reduce commitments with respect thereto; provided that if the Company or any Restricted Subsidiary shall so reduce Obligations under any Senior Subordinated Indebtedness, the Company or such Guarantor will, equally and ratably, reduce Obligations under the Senior Subordinated Notes by, at its option, (A) redeeming Senior Subordinated Notes, (B) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Senior Subordinated Notes at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest and Special Interest, if any, on the principal amount of Senior Subordinated Notes to be repurchased or (C) purchasing Senior Subordinated Notes through open market purchases (to the extent such purchases are at a price equal to or higher than 100% of the principal amount thereof) in a manner that complies with the Senior Subordinated Indenture and applicable securities law;

(y) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary (or any Affiliate thereof); or

(2) to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in HBAC or any Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) an investment in properties, (c) capital expenditures and (d) acquisitions of other assets, that in each of (a), (b), (c) and (d), are used or useful in a Company Business or replace the businesses, properties and assets that are the subject of such Asset Sale.

Any Net Proceeds from the Asset Sale that are not invested or applied in accordance with the preceding paragraph within 450 days from the date of the receipt of such Net Proceeds will be deemed to constitute “Excess Proceeds”; provided that if during such 450-day period HBAC or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) of the immediately preceding paragraph after such 450th day, such 450-day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (but such extension will in no event be for a period longer than 180 days) (or, if earlier, the date of termination of such agreement). When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Company shall make an offer to all Holders and, if required by the terms of any Senior Subordinated Indebtedness, to the holders of such Senior Subordinated Indebtedness (other than with respect to Hedging Obligations) (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of Senior Subordinated Notes and such Senior Subordinated Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Senior Subordinated Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $50.0 million by mailing the notice required pursuant to the terms of the Senior Subordinated Indenture, with a copy to the Trustee. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $50.0 million or less.

To the extent that the aggregate amount of Senior Subordinated Notes and such Senior Subordinated Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Senior Subordinated Indenture. If the aggregate principal amount of Senior Subordinated Notes or the Senior Subordinated Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Company shall select or cause to be selected the Senior Subordinated Notes and such Senior Subordinated Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Senior Subordinated Notes or such Senior Subordinated Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds related to such Asset Sale Offer shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the Company or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Senior Subordinated Indenture.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Senior Subordinated Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Senior Subordinated Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Senior Subordinated Indenture by virtue thereof.

The Senior Credit Facilities and Senior Notes will prohibit or limit (in each case, subject to limited exceptions), and future credit agreements or other agreements to which the Company becomes a party may limit or prohibit, the Company from purchasing any Senior Subordinated Notes as a result of an Asset Sale Offer. In the event the Company is required to make an Asset Sale Offer at a time when the Company is prohibited from purchasing the Senior Subordinated Notes, the Company could seek the consent of its lenders to permit the purchase of the Senior Subordinated Notes or could attempt to refinance the borrowings and Senior Notes that contain such prohibition. If the Company does not obtain such consent or repay such borrowings or Senior Notes, the Company will remain prohibited from purchasing the Senior Subordinated Notes. In such case, the Company’s failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Senior Subordinated Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Senior Subordinated Indenture would restrict payments to the Holders under certain circumstances.

The provisions under the Senior Subordinated Indenture relative to the Company’s obligation to make an offer to repurchase the Senior Subordinated Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Subordinated Notes.

Certain covenants

Changes in Covenants When Senior Subordinated Notes Rated Investment Grade

Set forth below are summaries of certain covenants contained in the Senior Subordinated Indenture. During any period of time that (i) the Senior Subordinated Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Senior Subordinated Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) then, the covenants specifically listed under the following captions in this “Description of Senior Subordinated Notes” section of this prospectus will be suspended with respect to the Senior Subordinated Notes (collectively, the “Suspended Covenants”):

(1) “Repurchase of Senior Subordinated Notes at the option of Holders—Asset Sales”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “—Merger, consolidation or sale of all or substantially all assets”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and other payment restrictions affecting Restricted Subsidiaries”;

(7) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”; and

(8) “—Limitation on line of business.”

During any period that the foregoing covenants have been suspended, HBAC may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

If and while HBAC and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Senior Subordinated Notes will be entitled to substantially less covenant protection. In the event that HBAC and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Senior Subordinated Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Senior Subordinated Notes below an Investment Grade Rating, then HBAC and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Senior Subordinated Indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” The Guarantees of the Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset to zero.

In addition, during any Suspension Period, HBAC and its Restricted Subsidiaries will not be subject to the covenant described under “Repurchase of Senior Subordinated Notes at the option of Holders—Change of Control”; provided that for purposes of determining the applicability of this covenant, the Reversion Date shall be defined as the date that (a) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Senior Subordinated Notes below an Investment Grade Rating and/or (b) HBAC or any of its Affiliates enter into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Senior Subordinated Notes below an Investment Grade Rating. On and after the Reversion Date as defined with respect to the covenant described under “Repurchase of Senior Subordinated Notes at the option of Holders—Change of Control,” HBAC and its Restricted Subsidiaries will thereafter again be subject to the such covenant under the Senior Subordinated Indenture including, without limitation, with respect to a proposed transaction described in clause (b) above.

Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by HBAC or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Senior Subordinated Indenture with respect to the Senior Subordinated Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described above under the caption “Certain covenants—Limitation on

Restricted Payments” had been in effect prior to, but not during, the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (d) of the second paragraph of “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock.” In addition, for purposes of clause (3) of the first paragraph under the caption “—Limitation on Restricted Payments,” all events set forth in such clause (3) occurring during a Suspension Period shall be disregarded for purposes of determining the amount of Restricted Payments HBAC or any Restricted Subsidiary is permitted to make pursuant to such clause (3).

There can be no assurance that the Senior Subordinated Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

HBAC will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of HBAC’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A) dividends or distributions by HBAC payable in Equity Interests (other than Disqualified Stock) of HBAC; or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-owned Subsidiary, HBAC or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of HBAC or any direct or indirect parent of the Company, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(x) Indebtedness permitted under clauses (h) and (i) of the covenant described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”; or

(y) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment; (all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, HBAC could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by HBAC and its Restricted Subsidiaries after the Issue Date pursuant to the first paragraph of this covenant or clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (6)(C), (8) and (12) of the next succeeding paragraph (and excluding, for the avoidance of doubt, all other Restricted Payments made pursuant to the next succeeding paragraph), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of HBAC for the period (taken as one accounting period) from the beginning of the first fiscal quarter after the Issue Date to the end of HBAC’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(2) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by HBAC, of marketable securities or other property received by HBAC after the Issue Date (less the amount of such net cash proceeds to the extent such amount has been relied upon to permit the incurrence of Indebtedness, or issuance of Disqualified Stock or Preferred Stock pursuant to clause (u)(ii) of the second paragraph of “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”) from the issue or sale, in each case after the Issue Date, of:

(x)(I) Equity Interests of HBAC, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by HBAC, of marketable securities or other property received from the sale of:

(A) Equity Interests to any future, current or former employees, directors, managers or consultants of HBAC, any direct or indirect parent company of HBAC or any of HBAC’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(B) Designated Preferred Stock; and

(II) to the extent net cash proceeds are actually contributed to HBAC, Equity Interests of HBAC’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), or

(y) debt securities of HBAC that have been converted into or exchanged for such Equity Interests of HBAC;

provided that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests of HBAC or convertible debt securities of HBAC sold to a Restricted Subsidiary or HBAC, as the case may be, (c) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock or (d) Excluded Contributions; plus

(3) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by HBAC, of marketable securities or other property contributed to the capital of HBAC after the Issue Date other than the amount of such proceeds to the extent such amount (i) has been relied upon to permit the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock pursuant to clause (u)(ii) of the second paragraph of “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock,” (ii) are contributed by a Restricted Subsidiary and (iii) any Excluded Contributions; plus

(4) to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received by HBAC or a Restricted Subsidiary in cash and the fair market value, as determined in good faith by HBAC, of marketable securities or other property received after the Issue Date by means of:

(A) the sale or other disposition (other than to HBAC or a Restricted Subsidiary) of Restricted Investments made by HBAC or any Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from HBAC or any Restricted Subsidiary and repayments of loans or advances, and releases of guarantees that constitute Restricted Investments by HBAC or any Restricted Subsidiary; or

(B) the sale (other than to HBAC or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or a distribution or dividend from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by HBAC or a Restricted Subsidiary pursuant to clause (9) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment); plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by HBAC in good faith (or if such fair market value exceeds $100.0 million, in writing by an Independent

Financial Advisor), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by HBAC or a Restricted Subsidiary pursuant to clause (9) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Senior Subordinated Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of HBAC or any Equity Interests of any direct or indirect parent company of HBAC, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of HBAC or any direct or indirect parent company of HBAC to the extent contributed to HBAC (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of HBAC) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase or other acquisition or retirement of (a) Subordinated Indebtedness of HBAC or a Guarantor made in exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of such Person or (b) Disqualified Stock of HBAC or a Guarantor made in exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness or Issuance of Disqualified Stock of such Person that, in each case, is incurred in compliance with the covenant described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” so long as:

(A) the principal amount (or accreted value) of such new Indebtedness or liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or liquidation preference of such new Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such new Indebtedness is subordinated to the Senior Subordinated Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, acquired or retired;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired; and

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of HBAC or any of its direct or indirect parent companies held by any future, current or former employee, director, manager or consultant of HBAC (or their Controlled Investment Affiliates), any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which HBAC or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of HBAC (or the compensation committee thereof), in each case pursuant to any stockholders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement; provided that the aggregate Restricted Payments made under this clause (4) do not exceed $20.0 million in the first calendar year following the Issue Date (which amount shall be increased by $2.0 million each calendar year thereafter and, if applicable, will be increased to $40.0 million following the consummation of an underwritten public Equity Offering by HBAC or any direct or indirect parent entity of HBAC) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $40.0 million in any calendar year (which amount shall be increased to $50.0 million following the consummation of an underwritten public Equity Offering by HBAC or any direct or indirect parent entity of HBAC); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of HBAC and, to the extent contributed to HBAC, Equity Interests of any of HBAC’s direct or indirect parent companies, in each case to members of management, directors, managers or consultants of HBAC (or their Controlled Investment Affiliates), any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph; plus

(B) the cash proceeds of key man life insurance policies received by HBAC and its Restricted Subsidiaries after the Issue Date; less

(C) the amount of any Restricted Payments made in any prior calendar year pursuant to clauses (A) and (B) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to HBAC or any Restricted Subsidiary from members of management, directors, managers or consultants of HBAC, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of HBAC or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Senior Subordinated Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of HBAC or any Restricted Subsidiary or any class or series of Preferred Stock of any Restricted Subsidiary issued on or after the Issue Date in accordance with the covenant described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by HBAC on or after the Issue Date;

(B) the declaration and payment of dividends to a direct or indirect parent company of HBAC, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to HBAC from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, HBAC and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8) the declaration and payment of dividends on HBAC’s common stock following the first public offering of HBAC’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net proceeds received by or contributed to HBAC in or from any such public offering, other than public offerings with respect to HBAC’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(9) Restricted Payments that are made with Excluded Contributions;

(10) the declaration and payment of dividends by HBAC to, or the making of loans to, its direct or indirect parent company in amounts required for HBAC’s direct or indirect parent companies to pay, in each case without duplication:

(A) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B) so long as HBAC is treated as a pass-through entity or as a member of a consolidated, combined, unitary or similar group with such direct or indirect parent company for U.S. federal, state, local or foreign income tax purposes, such foreign, federal, state and local income taxes, as the case may be, (1) to the extent such income taxes are attributable to the combined net income of HBAC and its Restricted Subsidiaries and (2) to the extent such taxes are attributable to the combined net income of such Unrestricted Subsidiaries (but only in an amount not to exceed the amount actually received from its Unrestricted Subsidiaries and not otherwise distributed to HBAC’s direct or indirect parent companies), in each case, taking into account any carryovers of any combined net losses of HBAC and its Restricted Subsidiaries or Restricted Subsidiaries, as the case may be; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that HBAC and its Restricted Subsidiaries would have been required to pay in respect of such foreign, federal, state and local taxes for such fiscal year were HBAC not treated as a pass-through entity or a member of a consolidated, combined, unitary or similar group with the direct or indirect parent company;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of HBAC to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of HBAC and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses of any direct or indirect parent company of HBAC to the extent such costs and expenses are attributable to the ownership or operation of HBAC and its Restricted Subsidiaries, including payments pursuant to retention programs described in this prospectus; and

(E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or acquisition by such direct or indirect parent company of HBAC;

(11) any Restricted Payments made in connection with the Transactions and the fees and expenses related thereto, including those owed to Affiliates (including dividends to any direct or indirect parent company of HBAC to permit payment by such parent company of such amount), in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(12) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under “—Repurchase of Senior Subordinated Notes at the option of Holders—Change of Control” and “—Repurchase of Senior Subordinated Notes at the option of Holders—Asset Sales”; provided that, prior to such repurchase, redemption or other acquisition, HBAC (or a third party to the extent permitted by the Senior Subordinated Indenture) shall have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Senior Subordinated Notes and shall have repurchased all Senior Subordinated Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer;

(13) payments made by HBAC or any Restricted Subsidiary (including payments to any direct or indirect parent company of HBAC) in respect of withholding or similar taxes of by any future, present or former employee, director, manager or consultant of such entities or their respective estates, investment funds or investment vehicles and any repurchases of Equity Interests of HBAC or any Restricted Subsidiary or any direct or indirect parent company of HBAC in consideration of such payments, including deemed repurchases;

(14) distributions or payments of Receivables Fees or purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation pursuant to a Receivables Facility;

(15) the distribution, as a dividend or otherwise (and the declaration of such dividend), of shares of Equity Interests of, or Indebtedness owed to HBAC or a Restricted Subsidiary by, any Unrestricted Subsidiary (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(16) other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (16), does not exceed the greater of (x) $100.0 million and (y) 2.0% of Total Assets;

(17) Restricted Payments in an amount equal to any reduction in taxes actually realized by HBAC and its Restricted Subsidiaries in the form of refunds or credits or from deductions when applied to offset income or gain as a direct result of (i) transaction fees and expenses, (ii) commitment and other financing fees or (iii) severance, change in control and other compensation expense incurred in connection with the exercise, repurchase, rollover or payment of stock options or bonuses, in each case in connection with the Transactions; and

(18) the payment of fees and expenses pursuant to the Management Agreement, and the payment of any termination fees pursuant to the Management Agreement, or any amendment thereto so long as any such amendment is not disadvantageous (in the good faith judgment of HBAC) to the Holders when taken as a whole, as compared to the Management Agreement as in effect on the Issue Date, to the extent any such fees and expenses constitute Restricted Payments;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (8), (15), (16) and (17), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of HBAC’s Subsidiaries are Restricted Subsidiaries. HBAC will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate paragraph of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by HBAC and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clauses (9), (11) or (16), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries are not subject to any of the restrictive covenants set forth in the Senior Subordinated Indenture.

Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock

HBAC will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), and HBAC will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that HBAC may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for HBAC’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (excluding Acquired Indebtedness not incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing and clauses (o), (r) and (u)(i) below, in each case by Restricted Subsidiaries that are not Guarantors shall not exceed $250.0 million at any one time outstanding.

The foregoing limitations will not apply to any of the following items (collectively, “Permitted Debt”):

(a) Indebtedness incurred under Senior Credit Facilities by HBAC or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $2,200.0 million at any one time outstanding, plus an additional aggregate principal amount outstanding at any one time that does not cause the Consolidated Secured Debt Ratio of HBAC to exceed 3.75 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

(b) the incurrence by the Company and any Guarantor of Indebtedness represented by the Senior Subordinated Notes (including any Guarantees thereof) and the exchange notes and related exchange guarantees to be issued in exchange for the Senior Subordinated Notes and the Guarantees pursuant to the Registration Rights Agreement (other than any Additional Senior Subordinated Notes, but including exchange notes and related exchange guarantees to be issued in exchange for Additional Senior Subordinated Notes otherwise permitted to be incurred hereunder pursuant to a registration rights agreement);

(c) the incurrence by the Company and any Guarantor of Indebtedness represented by the Senior Notes issued on the Issue Date (including any guarantee thereof) and the exchange notes and related exchange guarantees to be issued in exchange for the Senior Notes pursuant to the Registration Rights Agreement (other than any Additional Senior Notes (as defined in the Senior Indenture));

(d) Existing Indebtedness (other than Indebtedness described in clauses (a), (b) and (c));

(e) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by HBAC or any of the Restricted Subsidiaries, to finance the development, construction, purchase, lease (other than the lease, pursuant to Sale and Lease Back Transactions, of property (real or personal), equipment or other fixed or capital assets owned by HBAC or any Restricted Subsidiary as of the Issue Date or acquired by HBAC or any Restricted Subsidiary after the Issue Date in exchange for, or with the proceeds of the sale of, such assets owned by HBAC or any Restricted Subsidiary as of the Issue Date), repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets; provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (e) when aggregated with then outstanding amount of Indebtedness under clause (n) incurred to refinance Indebtedness initially incurred in reliance on this clause (e) does not exceed the greater of (x) $150.0 million and (y) 3.5% of Total Assets at any one time outstanding;

(f) Indebtedness incurred by HBAC or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(g) Indebtedness arising from agreements of HBAC or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness (other than for those indemnification obligations that are not customarily subject to a cap) shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by HBAC and its Restricted Subsidiaries in connection with such disposition;

(h) Indebtedness of HBAC to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor (other than HBNC) is subordinated in right of payment to the Senior Subordinated Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to HBAC or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(i) Indebtedness of a Restricted Subsidiary to HBAC or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor (other than HBNC), such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to HBAC or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(j) shares of Preferred Stock of a Restricted Subsidiary issued to HBAC or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to HBAC or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause;

(k) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting: (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of the Senior Subordinated Indenture to be outstanding, (B) exchange rate risk with respect to any currency exchange or (C) commodity pricing risk with respect to any commodity;

(l) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by HBAC or any Restricted Subsidiary in the ordinary course of business;

(m) (x) any guarantee by HBAC or a Restricted Subsidiary of Indebtedness or other Obligations of any Restricted Subsidiary, so long as in the case of any guarantee of Indebtedness, the incurrence of such Indebtedness is permitted under the terms of the Senior Subordinated Indenture or (y) any guarantee by a Restricted Subsidiary of Indebtedness of HBAC permitted to be incurred under the terms of the Senior Subordinated Indenture; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(n) the incurrence or issuance by HBAC or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock of HBAC or any Restricted Subsidiary incurred as permitted under the first paragraph of this covenant and clauses (b), (c) and (d) above, this clause (n) and clauses (o) and (u)(ii) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(2) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated or pari passu to the Senior Subordinated Notes or any Guarantee, such Refinancing Indebtedness is subordinated or pari passu to the Senior Subordinated Notes or such Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(3) shall not include:

(x) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Guarantor (other than HBNC) that refinances Indebtedness, Disqualified Stock or Preferred Stock of HBAC;

(y) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of HBAC that is not a Guarantor (other than HBNC) that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(z) Indebtedness, Disqualified Stock or Preferred Stock of HBAC or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided further, that any incurrence of Indebtedness (including Acquired Indebtedness) or issuance of Disqualified Stock or Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this clause (n) that refinances Indebtedness (including Acquired Indebtedness), Disqualified Stock or Preferred Stock initially incurred or issued and outstanding under clauses (o), (r) or (u)(i) shall be subject to the proviso of section (o), (r) or (u)(i), as the case may be;

(o) Indebtedness, Disqualified Stock or Preferred Stock (x) of HBAC or any Restricted Subsidiary incurred to finance the acquisition of any Person or assets or (y) of Persons that are acquired by HBAC or any Restricted Subsidiary or merged into HBAC or a Restricted Subsidiary in accordance with the terms of the Senior Subordinated Indenture; provided that either:

(1) after giving effect to such acquisition or merger either

(A) HBAC would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(B) the Fixed Charge Coverage Ratio of HBAC and its Restricted Subsidiaries on a consolidated basis is greater than immediately prior to such acquisition or merger; or

(2) such Indebtedness, Disqualified Stock or Preferred Stock (A) is not Secured Indebtedness and is Senior Subordinated Indebtedness or Subordinated Indebtedness with subordination terms no more favorable to the holders thereof than the subordination terms set forth in the Senior Subordinated Indenture as in effect on the Issue Date, (B) is not incurred while a Default exists and no Default shall result therefrom, (C) does not mature (and is not mandatorily redeemable in the case of Disqualified Stock or Preferred Stock) and does not require any payment of principal prior to the final maturity of the Senior Subordinated Notes and (D) in the case of subclause (y) above only, is not incurred in contemplation of such acquisition or merger;

provided that together with amounts incurred and outstanding pursuant to the second proviso to the first paragraph of this covenant and clauses (r) and (u)(i), no more than $250.0 million of Indebtedness (excluding Acquired Indebtedness not incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction), Disqualified Stock or Preferred Stock at any one time outstanding and incurred by Restricted Subsidiaries that are not Guarantors pursuant to this clause (o) shall be incurred and outstanding;

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within 10 Business Days of its incurrence;

(q) Indebtedness of HBAC or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Senior Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(r) Indebtedness, Disqualified Stock or Preferred Stock of HBAC or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition or minority investments in any non-wholly-owned Restricted Subsidiary which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (r) and then outstanding, does not exceed the greater of (x) $100.0 million or (y) 2.0% of Total Assets (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (r) shall cease to be deemed incurred or outstanding for purposes of this clause (r) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which HBAC or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to the first paragraph of this covenant without reliance on this clause (r)); provided that together with amounts incurred and outstanding pursuant to the second proviso to the first paragraph of this covenant and clauses (o) and (u)(i), no more than $250.0 million of Indebtedness (excluding Acquired Indebtedness not incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction), Disqualified Stock or Preferred Stock at any onetime outstanding and incurred by Restricted Subsidiaries that are not Guarantors pursuant to this clause (r) shall be incurred and outstanding;

(s) Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (s) and then outstanding, does not exceed the greater of (x) $25.0 million and (y) 5.0% of Foreign Subsidiary Total Assets (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (s) shall cease to be deemed incurred or outstanding for purposes of this clause (s) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which HBAC or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to the first paragraph of this covenant without reliance on this clause (s));

(t) Indebtedness, Disqualified Stock or Preferred Stock issued by HBAC or any Restricted Subsidiary to current or former officers, managers, directors and employees thereof, their respective trusts or estates, in each case to finance the purchase or redemption of Equity Interests of HBAC or any direct or indirect parent company of HBAC to the extent described in clause (4) of the second paragraph under “—Limitation on Restricted Payments”;

(u) Indebtedness and Disqualified Stock of HBAC and Indebtedness, Disqualified Stock and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (u) and then outstanding, does not at any one time outstanding exceed the sum of:

(i) the greater of (x) $100.0 million and (y) 2.5% of Total Assets (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (u)(i) shall cease to be deemed incurred or outstanding for purposes of this clause (u)(i) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which HBAC or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to the first paragraph of this covenant without reliance on this clause (u)(i)); provided that together with amounts incurred and outstanding pursuant to the second proviso to the first paragraph of this covenant and clauses (o) and (r), no more than $250.0 million of Indebtedness (excluding Acquired Indebtedness not incurred in connection with or in contemplation of the applicable merger, acquisition or other similar transaction), Disqualified Stock or Preferred Stock at any one time outstanding and incurred by Restricted Subsidiaries that are not Guarantors pursuant to this clause (u)(i) shall be incurred and outstanding; plus

(ii) 200% of the net cash proceeds received by HBAC since after the Issue Date from the issue or sale of Equity Interests of HBAC or cash contributed to the capital of HBAC (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to HBAC or any of its Subsidiaries) as determined in accordance with clauses (c)(2) and (c)(3) of the first paragraph of the covenant described under “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of the covenant described under “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof);

(v) Attributable Debt incurred by HBAC or any Restricted Subsidiary pursuant to Sale and Lease Back Transactions of property (real or personal), equipment or other fixed or capital assets owned by HBAC or any Restricted Subsidiary as of the Issue Date or acquired by HBAC or any Restricted Subsidiary after the Issue Date in exchange for, or with the proceeds of the sale of, such assets owned by HBAC or any Restricted Subsidiary as of the Issue Date, provided that the aggregate amount of Attributable Debt incurred under this clause (v) does not exceed the greater of (x) $70.0 million and (y) 1.5% of Total Assets;

(w) Indebtedness of HBAC or any of its Restricted Subsidiaries consisting of (i) the financing or insurance premiums, or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(x) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business; and

(y) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) at any time meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (y) above or is entitled to be incurred pursuant to the first paragraph of this covenant, HBAC, in its sole discretion, will classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the above clauses or under the first paragraph of this covenant at such time; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date will be deemed to have been incurred on such date in reliance on the exception in clause (a) of the definition of Permitted Debt, all Indebtedness outstanding under the Senior Subordinated Notes on the Issue Date will be deemed to have been incurred on such date in reliance on the exception in clause (b) of the definition of Permitted Debt, and all Indebtedness outstanding under the Senior Notes on the Issue Date will be deemed to have been incurred on such date in reliance on the exception in clause (c) of the definition or Permitted Debt.

The accrual of interest or dividends, the accretion of accreted value, the accretion of amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

Limitation on layering

The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Indebtedness of the Company and senior in right of payment to the Senior Subordinated Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Indebtedness of such Guarantor and senior in right of payment to such Guarantor’s Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Liens

The Company will not, and will not permit any of the Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Senior Subordinated Indebtedness or Subordinated Indebtedness on any asset or property of the Company or any Guarantor now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Senior Subordinated Notes or the applicable Guarantee of a Guarantor, as the case may be, are secured by a Lien on such property or assets that is senior in priority to such Liens; and

(2) in all other cases, the Senior Subordinated Notes or the applicable Guarantee of a Guarantor, as the case may be, are equally and ratably secured or are secured by a Lien on such assets or property that is senior in priority to such Lien;

provided that any Lien which is granted to secure the Senior Subordinated Notes under this covenant shall be discharged at the same time as the discharge of the Lien (other than through the exercise of remedies with respect thereto) that gave rise to the obligation to so secure the Senior Subordinated Notes.

Merger, consolidation or sale of all or substantially all assets

HBAC may not consolidate or merge with or into or wind up into (whether or not HBAC is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of HBAC and its Subsidiaries taken as a whole, in one or more related transactions, to any entity unless:

(1) HBAC is the surviving entity or the entity formed by or surviving any such consolidation or merger (if other than HBAC) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (HBAC or such entity, as the case may be, being herein called the “Successor Company”) provided that in the case where the surviving entity is not a corporation, a co-obligor of the Senior Subordinated Notes is a corporation;

(2) the Successor Company, if other than HBAC, expressly assumes all the obligations of HBAC under the Senior Subordinated Indenture and the Senior Subordinated Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period:

(A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock,” or

(B) the Fixed Charge Coverage Ratio for the Successor Company, HBAC and its Restricted Subsidiaries on a consolidated basis would be greater than such ratio for HBAC and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (A)(2) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such entity’s obligations under the Senior Subordinated Indenture and the Senior Subordinated Notes; and

(6) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the provisions described in this paragraph.

Subject to certain limitations described in the Senior Subordinated Indenture, the Successor Company will succeed to, and be substituted for, HBAC under the Senior Subordinated Indenture and the Senior Subordinated Notes. Notwithstanding the foregoing clauses (3) and (4),

(a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to, HBAC, and

(b) HBAC may merge with an Affiliate of HBAC incorporated solely for the purpose of reincorporating HBAC in another state of the United States of America or the District of Columbia or any territory thereof or converting HBAC into a corporation, in each case, so long as the amount of Indebtedness of HBAC and its Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Senior Subordinated Indenture governing the release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor will not, and the Company will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(A) (1) such Guarantor is the surviving entity or the entity formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is an entity organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such entity, as the case may be, being herein called the “Successor Entity”);

(2) the Successor Entity, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Senior Subordinated Indenture and such Guarantor’s Guarantee, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists; and

(4) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the provisions described in this paragraph; or

(B) the transaction is made in compliance with the covenant described under “Repurchase of Senior Subordinated Notes at the option of Holders—Asset Sales.”

Subject to certain limitations described in the Senior Subordinated Indenture, the Successor Entity will succeed to, and be substituted for, such Guarantor under the Senior Subordinated Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or HBAC and any Guarantor may merge with a Subsidiary of HBAC solely for the purpose of reincorporating the Guarantor in another jurisdiction so long as the amount of Indebtedness of HBAC and its Restricted Subsidiaries is not increased thereby and so long as the Successor Entity (if not the Guarantor) assumes all of the Guarantor’s obligations under its Guarantee in connection with such reincorporation.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of HBAC which properties and assets, if held by HBAC instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of HBAC and its Subsidiaries on a consolidated basis shall be deemed to be the transfer of all or substantially all of the properties and assets of HBAC.

Transactions with Affiliates

HBAC will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of HBAC (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to HBAC or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by HBAC or such Restricted Subsidiary with an unrelated Person; and

(b) HBAC delivers to the Trustee:

(1) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20.0 million, a Board Resolution adopted by the majority of the members of the Board of Directors of HBAC approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $100.0 million, an opinion as to the fairness to HBAC or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The foregoing provisions will not apply to the following:

(1) transactions between or among HBAC or any of the Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Senior Subordinated Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, officers, directors, managers, employees or consultants of HBAC, any of its direct or indirect parent companies or any Restricted Subsidiary;

(4) payments by HBAC or any Restricted Subsidiary to any of the Sponsors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the Board of Directors of HBAC in good faith;

(5) transactions in which HBAC or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to HBAC or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(6) payments and Indebtedness, Disqualified Stock and Preferred Stock (and cancellation of any thereof) of HBAC and its Restricted Subsidiaries to any current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds or investment vehicles) of HBAC, any of its subsidiaries or any of its direct or indirect parent companies pursuant to (A) any management equity plan or stock option plan or any other management or employee benefit, plan or agreement; and (B) any employment agreements, stock option plans and other compensatory arrangements and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, managers or consultants (or their respective trusts, estates, investment funds or investment vehicles) that are, in each case, approved by HBAC in good faith;

(7) any agreement, instrument or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole in any material respect as compared to the applicable agreement as in effect on the Issue Date as reasonably determined by HBAC in good faith);

(8) the existence of, or the performance by, HBAC or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by HBAC or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (8) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders when taken as a whole as compared to any such agreement in effect on the Issue Date as reasonably determined in good faith by HBAC;

(9) the Transactions, and the payment of all fees and expenses related to the Transactions as disclosed in this prospectus;

(10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Senior Subordinated Indenture that are fair to HBAC and its Restricted Subsidiaries, as reasonably determined in good faith by HBAC, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11) the issuance or transfer of Equity Interests (other than Disqualified Stock) of HBAC to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of HBAC, any of its Subsidiaries or any direct or indirect parent company thereof;

(12) sales of Receivables Assets or related assets, or participations therein, in connection with any Receivables Facility;

(13) investments by any of the Sponsors in securities of HBAC or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Sponsors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(14) payments to or from, and transactions with, any joint ventures in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(15) payments by HBAC (and any direct or indirect parent thereof) and its Subsidiaries pursuant to tax sharing agreements among HBAC (and any such parent) and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of HBAC and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that HBAC, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amounts received by HBAC or a Restricted Subsidiary from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were HBAC and its Restricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(16) the payment of fees and expenses pursuant to the Management Agreement, and the payment of any termination fees pursuant to the Management Agreement, or any amendment thereto so long as any such amendment is not more disadvantageous (in the good faith judgment of HBAC) to the Holders when taken as a whole, as compared to the Management Agreement as in effect on the Issue Date; and

(17) any transactions with Affiliates solely in their capacity as holders of any class of Indebtedness or Equity Interests of HBAC or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally.

Dividend and other payment restrictions affecting Restricted Subsidiaries

HBAC will not, and will not permit any Restricted Subsidiary that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a) (1) pay dividends or make any other distributions to HBAC or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(2) pay any Indebtedness owed to HBAC or any Restricted Subsidiary;

(b) make loans or advances to HBAC or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to HBAC or any Restricted Subsidiary,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation (including security documents) and Hedging Obligations;

(2) the Indentures, the Notes and the guarantees thereof;

(3) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by HBAC or any Restricted Subsidiary in existence at the time of such acquisition or at the time it merges with or into HBAC or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness that limits the right of the debtor to dispose of the assets securing such Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” and “—Liens”;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred after the Issue Date pursuant to the provisions of the covenant described under “—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”;

(10) customary provisions in joint venture agreements and other similar agreements;

(11) customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(12) encumbrances or restrictions applicable to any Receivables Subsidiary created in connection with any Receivables Facility; provided that in the case of Receivables Facilities established after the Issue Date, such restrictions are necessary or advisable, in the good faith determination of HBAC, to effect the transactions contemplated under such Receivables Facility;

(13) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which HBAC or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of HBAC or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of HBAC or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;

(14) encumbrances pursuant to the subordination provisions of any Indebtedness permitted to be incurred by clause (d) of the definition of Permitted Debt;

(15) loans or related agreements entered into in connection with industrial revenue or similar bonds permitted to be incurred under the Senior Subordinated Indenture; and

(16) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of HBAC, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, that with respect to contracts, instruments or obligations existing on the Issue Date, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such encumbrances and other restrictions than those contained in such contracts, instruments or obligations as in effect on the Issue Date.

Limitation on guarantees of Indebtedness by Restricted Subsidiaries

HBAC will not permit any of its Wholly-owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-owned Subsidiaries if such non-Wholly-owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor, a Foreign Subsidiary or a Receivables Subsidiary, to guarantee the payment of any Indebtedness of the Company or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Senior Subordinated Indenture providing for a Guarantee by such Restricted Subsidiary; provided that no such guarantee shall be required unless otherwise permitted by applicable law, except that with respect to a guarantee of Indebtedness of the Company or any Guarantor, unless:

(a) if the Senior Subordinated Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Senior Subordinated Notes are subordinated to such Indebtedness; and

(b) if such Indebtedness is by its express terms subordinated in right of payment to the Senior Subordinated Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Senior Subordinated Notes;

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(3) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(a) such Guarantee has been duly executed and authorized; and

(b) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, subject to customary exceptions;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Restrictions on activities of Hawker Beechcraft Notes Company

HBNC will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that HBNC may be a co-obligor or guarantor with respect to Indebtedness if HBAC is an obligor of such Indebtedness and the net proceeds of such Indebtedness are received by HBAC or one or more of HBAC’s Restricted Subsidiaries other than HBNC.

Limitation on line of business

The Senior Subordinated Indenture provides that HBAC and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantially alter the character of their business, taken as a whole, from the business conducted by HBAC and its Restricted Subsidiaries, taken as a whole, on the Issue Date.

Reports and other information

Whether or not required by the rules and regulations of the SEC, from and after the Issue Date, for so long as any Senior Subordinated Notes are outstanding, the Senior Subordinated Indenture will require HBAC to file with the SEC, and make available to the Trustee and Holders of the Senior Subordinated Notes (without exhibits), without cost to any Holder, within 15 days after it is required to file them with the SEC pursuant to this covenant,

(1) within 90 days after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form; provided that no such report shall be required pursuant to this clause (2) for 75 days following the Issue Date;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which HBAC would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case in a manner that complies in all material respects with the requirements specified in such form; provided that HBAC shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event HBAC will make available such information to prospective purchasers of Senior Subordinated Notes, in addition to providing such information to the Trustee and the Holders of the Senior Subordinated Notes, in each case within 15 days after the time periods specified above. In addition, to the extent not satisfied by the foregoing, HBAC will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of HBAC becomes a Guarantor of the Senior Subordinated Notes, the Senior Subordinated Indenture permits HBAC to satisfy its obligations in this covenant with respect to financial information relating to HBAC by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to HBAC and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement described in the Registration Rights Agreement (1) by the filing with the SEC of the exchange offer registration statement or shelf registration statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X, subject to exceptions consistent with the presentation of financial information in this prospectus, to the extent filed within the times specified above, or (2) by posting reports that would be required to be filed substantially in the form required by the SEC on the HBAC’s website (or that of any of its parent companies) or providing such reports to the Trustee within 15 days after the time periods specified above, the financial information (including a “Management’s discussion and analysis of results of operations and financial condition” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in this prospectus, to the extent filed within the times specified above. Notwithstanding anything herein to the contrary, HBAC will not be deemed to have failed to comply with any of its agreements set forth under this covenant for purposes of clause (3) under “Events of Default and remedies” until 120 days after the date any report required to be provided by this covenant is due.

Events of Default and remedies

The following events will constitute Events of Default under the Senior Subordinated Indenture:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of payments of principal of, or premium, if any, on the Senior Subordinated Notes issued under the Senior Subordinated Indenture, whether or not such payment is prohibited by the subordination provisions of the Senior Subordinated Indenture;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Senior Subordinated Notes issued under the Senior Subordinated Indenture, whether or not such payment is prohibited by the subordination provisions of the Senior Subordinated Indenture;

(3) failure by the Company or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of at least 30% in principal amount of the then outstanding Senior Subordinated Notes issued under the Senior Subordinated Indenture to comply with any of its agreements (other than a default referred to in clauses (1) and (2) above) in the Senior Subordinated Indenture or the Senior Subordinated Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Senior Subordinated Notes, if both:

(A) such default either:

(i) results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods), or

(ii) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5) failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments or orders for the payment of money in an aggregate amount exceeding $50.0 million (to the extent not covered by independent third party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage, it being understood for purposes of the Senior Subordinated Indenture that the issuance of reservation of rights letter will not be considered a denial of coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days;

(6) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary); or

(7) the Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Senior Subordinated Indenture or the release of any such Guarantee in accordance with the Senior Subordinated Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Senior Subordinated Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding Senior Subordinated Notes issued under the Senior Subordinated Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Senior Subordinated Notes issued under the Senior Subordinated Indenture to be due and payable immediately; provided that, so long as any Indebtedness permitted to be incurred under the Senior Subordinated Indenture as part of the Senior Credit Facilities or any series of the Senior Notes will be outstanding, no such acceleration will be effective until the earlier of:

(1) acceleration of any such Indebtedness under the Senior Credit Facilities and the Senior Notes, and

(2) five Business Days after the giving of written notice of such acceleration to the Company, the administrative agent under each of the Senior Credit Facilities and the trustee under the Senior Indenture.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest on the Senior Subordinated Notes will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Senior Subordinated Notes will become due and payable without further action or notice. The Senior Subordinated Indenture provides that the Trustee may withhold from Holders notice of any continuing Default, except a Default relating to the payment of principal of and premium, if any, and interest on the Senior Subordinated Notes if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the Senior Subordinated Notes if in the best judgment of the Trustee acceleration is not in the best interests of the Holders of such Senior Subordinated Notes.

The Senior Subordinated Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Senior Subordinated Notes issued thereunder by notice to the Trustee may, on behalf of the Holders of all of such Senior Subordinated Notes, waive any existing Default and its consequences under the Senior Subordinated Indenture, except a continuing Default in the payment of principal of and premium, if any, or interest on any such Senior Subordinated Notes held by a non-consenting Holder, and rescind any acceleration with respect to the Senior Subordinated Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Senior Subordinated Notes) shall be annulled, waived and rescinded automatically and without any action by the Trustee or the Holders if, within 20 days after such Event of Default arose,

(x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged,

(y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

(z) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Senior Subordinated Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Senior Subordinated Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Senior Subordinated Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Senior Subordinated Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Senior Subordinated Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

Except to enforce the right to receive payments of principal of and premium, if any, and interest on the Senior Subordinated Notes when due, no Holder may pursue any remedy with respect to the Senior Subordinated Indenture or the Senior Subordinated Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the then outstanding Senior Subordinated Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the outstanding Senior Subordinated Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The Senior Subordinated Indenture provides that the Company is required to deliver to the Trustee annually a statement regarding compliance with the Senior Subordinated Indenture, and the Company is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor (other than in the case of stockholders of any Guarantor, the Company or another Guarantor) or any of their parent companies shall have any liability for any obligations of the Company or the Guarantors under the Senior Subordinated Notes, the Guarantees and the Senior Subordinated Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Senior Subordinated Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Subordinated Notes.

Legal Defeasance and Covenant Defeasance

Most of the obligations of the Company and the Guarantors under the Senior Subordinated Indenture will terminate and will be released upon payment in full of all of the Senior Subordinated Notes issued under the Senior Subordinated Indenture. The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the Senior Subordinated Notes issued under the Senior Subordinated Indenture and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Senior Subordinated Notes issued under the Senior Subordinated Indenture to receive payments in respect of the principal of, premium, if any, and interest on such Senior Subordinated Notes when such payments are due solely out of the trust created pursuant to the Senior Subordinated Indenture;

(2) the Company’s obligations with respect to Senior Subordinated Notes issued under the Senior Subordinated Indenture concerning issuing temporary notes, registration of such Senior Subordinated Notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Senior Subordinated Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Senior Subordinated Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Senior Subordinated Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Senior Subordinated Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Senior Subordinated Notes issued under the Senior Subordinated Indenture:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Senior Subordinated Notes issued under the Senior Subordinated Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the Senior Subordinated Notes, and the Company must specify whether such Senior Subordinated Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B) since the original issuance of the Senior Subordinated Notes, there has been a change in the applicable U.S. Federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel in the United States of America shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any of the Senior Credit Facilities, the Senior Indenture, the Senior Notes or any other material agreement or instrument (other than the Senior Subordinated Indenture) to which, the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than any such breach or violation resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(6) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, or any Guarantor or others; and

(7) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel in the United States of America (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and discharge

The Senior Subordinated Indenture will be discharged and will cease to be of further effect as to all Senior Subordinated Notes issued thereunder, when either:

(a) all such Senior Subordinated Notes theretofore authenticated and delivered, except lost, stolen or destroyed Senior Subordinated Notes which have been replaced or paid and Senior Subordinated Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) (1) all such Senior Subordinated Notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such Senior Subordinated Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(2) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Senior Indenture or the Senior Notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities, the Senior Subordinated Indenture, the Senior Subordinated Notes or any other material agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than any such default resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar simultaneous deposit relating to other Indebtedness, and the granting of Liens in connection therewith);

(3) the Company has paid or caused to be paid all sums payable by it under the Senior Subordinated Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Senior Subordinated Indenture to apply the deposited money toward the payment of such Senior Subordinated Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and exchange

A Holder may transfer or exchange Senior Subordinated Notes in accordance with the Senior Subordinated Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Senior Subordinated Indenture. The Company is not required to transfer or exchange any Senior Subordinated Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Subordinated Note for a period of 15 days before a selection of Senior Subordinated Notes to be redeemed.

The registered Holder of a Senior Subordinated Note may be treated as the owner of the Senior Subordinated Note for all purposes.

Amendment, supplement and waiver

Except as provided in the next two succeeding paragraphs, the Senior Subordinated Indenture, any related Guarantee and the Senior Subordinated Notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Subordinated Notes then outstanding and issued under the Senior Subordinated Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Subordinated Notes, and any existing Default or Event of Default or compliance with any provision of the Senior Subordinated Indenture or the Senior Subordinated Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes issued under the Senior Subordinated Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Subordinated Notes, in each case other than Senior Subordinated Notes beneficially owned by the Company or its Affiliates.

The Senior Subordinated Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any Senior Subordinated Notes issued under the Senior Subordinated Indenture and held by a non-consenting Holder:

(1) reduce the principal amount of Senior Subordinated Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Senior Subordinated Note or alter or waive the provisions with respect to the redemption of the Senior Subordinated Notes (other than provisions relating to the covenants described above under “Repurchase of Senior Subordinated Notes at the option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Senior Subordinated Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Senior Subordinated Notes issued under the Senior Subordinated Indenture, except a rescission of acceleration of the Senior Subordinated Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Senior Subordinated Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Senior Subordinated Indenture or any Guarantee that cannot be amended or modified without the consent of all Holders;

(5) make any Senior Subordinated Note payable in money other than that stated in the Senior Subordinated Notes;

(6) make any change in the provisions of the Senior Subordinated Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Senior Subordinated Notes;

(7) except as expressly permitted by the Senior Subordinated Indenture, modify the Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) in any manner adverse to the Holders;

(8) make any change in these amendment and waiver provisions; or

(9) impair the right of any Holder to receive payment of principal of, or interest on, such Holder’s Senior Subordinated Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Senior Subordinated Notes.

In addition, any amendment to, or waiver of, the provisions of the Senior Subordinated Indenture relating to subordination that adversely affects the rights of the Holders of the Senior Subordinated Notes will require the consent of the Holders of at least 75% in aggregate principal amount of Senior Subordinated Notes then outstanding.

Notwithstanding the foregoing, without the consent of any Holder, the Company, any Guarantor (with respect to a Guarantee or the Senior Subordinated Indenture to which it is a party) and the Trustee may amend or supplement the Senior Subordinated Indenture, any Guarantee or the Senior Subordinated Notes:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets and to provide for the assumption of the Company’s, or any Guarantor’s obligations to Holders in connection therewith;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Senior Subordinated Indenture of any such Holder;

(5) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or a Guarantor;

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of the Senior Subordinated Indenture under the Trust Indenture Act;

(7) to evidence and provide for the acceptance and appointment under the Senior Subordinated Indenture of a successor Trustee pursuant to the requirements thereof;

(8) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(9) to add a Guarantor or other guarantor under the Senior Subordinated Indenture;

(10) to conform the text of the Senior Subordinated Indenture, the Guarantees or the Senior Subordinated Notes to any provision of this “Description of senior subordinated notes” to the extent that such provision in this “Description of senior subordinated notes” was intended to be a verbatim recitation of a provision of the Senior Subordinated Indenture, the Guarantees or the Senior Subordinated Notes; or

(11) to make any amendment to the provisions of the Senior Subordinated Indenture relating to the transfer and legending of Senior Subordinated Notes; provided, however, that (a) compliance with the Senior Subordinated Indenture as so amended would not result in Senior Subordinated Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Senior Subordinated Notes.

The consent of the Holders is not necessary under the Senior Subordinated Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Senior Subordinated Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Senior Subordinated Indenture provides that the Holders of a majority in principal amount of the outstanding Senior Subordinated Notes issued thereunder have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Senior Subordinated Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Senior Subordinated Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing law

The Senior Subordinated Indenture, the Senior Subordinated Notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain definitions

Set forth below are certain defined terms used in the Senior Subordinated Indenture. Reference is made to the Senior Subordinated Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Senior Subordinated Indenture, unless otherwise specifically indicated, (1) the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person and (2) the term “including” means “including, without limitation.”

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Senior Subordinated Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Senior Subordinated Note; and

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of the Senior Subordinated Note at April 1, 2012 (such redemption price being set forth in the table appearing above under “Optional redemption”), plus (ii) all required interest payments due on the Senior Subordinated Note through April 1, 2012 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Senior Subordinated Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of HBAC or any Restricted Subsidiary (each referred to in this definition as a “disposition”); and

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”), in each case, other than:

(a) a disposition of cash, Cash Equivalents or Investment Grade Securities or obsolete or worn-out equipment, vehicles or other similar assets in the ordinary course of business or any disposition of inventory or goods (or other assets) no longer used or that are held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of HBAC in a manner permitted pursuant to the provisions described above under “Certain covenants—Merger, consolidation or sale of all or substantially all assets” or any disposition that constitutes a Change of Control pursuant to the Senior Subordinated Indenture;

(c) the making of any Permitted Investment or the making of any Restricted Payment that is not prohibited by the covenant described under “Certain covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $25.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to HBAC or by HBAC or a Restricted Subsidiary to a Restricted Subsidiary (including through the dissolution of a Restricted Subsidiary);

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986 (or comparable or successor provision), any exchange of like property (excluding any boot thereon) for use in a Company Business;

(g) the lease, assignment, license or sublease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnations or similar actions on assets;

(j) sales, contributions or transfers of Receivables Assets and related assets (or a fractional undivided interest therein), or participations therein, in connection with any Receivables Facility;

(k) the unwinding of any Hedging Obligations;

(l) dispositions of assets in connection with Sale and Lease Back Transactions to the extent that the Attributable Debt associated therewith outstanding at any one time does not exceed the greater of (x) $70.0 million and (y) 1.5% of Total Assets;

(m) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business (including the resale of any plane purchased by the Company or any of its Subsidiaries pursuant to trade-in guarantees and other similar agreements and any sale of vendor financing provided to customers); and

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims of any kind.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the cash interest rate borne by the Senior Subordinated Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to HBAC, a duly adopted resolution of the Board of Directors of HBAC or any committee thereof.

“Business Day” means each day that is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenses” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1) United States of America dollars, Canadian dollars, U.K. pound sterling, euros or any national currency of any participating member state of the EMU, yen, or in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million in the case of U.S. banks and in excess of $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of issuance thereof;

(6) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) above;

(7) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(8) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or if at any time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency) with maturities of 24 months or less from the date of acquisition; and

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into one or more of the currencies set forth in clause (1) above as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of HBAC and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2) the first day on which Hawker Beechcraft Corporation ceases to own, directly or indirectly, 100% of the outstanding Equity Interests of HBNC; provided that no Change of Control will be deemed to have occurred pursuant to this clause (2) if Hawker Beechcraft Corporation ceases to own such Equity Interests due to the dissolution of HBNC following the conversion of HBAC into a corporation; or

(3) HBAC becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the Permitted Holders, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of HBAC or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of HBAC.

“Company” has the meaning set forth in the first paragraph under “General”; provided that when used in the context of determining the fair market value of an asset or liability under the Senior Subordinated Indenture, the term “Company” and the term “HBAC,” as applicable, shall, unless otherwise expressly stated, be deemed to mean the Board of Directors of HBAC when the fair market value of such asset or liability is equal to or in excess of $100.0 million.

“Company Business” means any business conducted by HBAC and its Restricted Subsidiaries on the Issue Date and any reasonable extension thereof or any business that is similar, reasonably related, incidental or ancillary thereto.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenses, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness and (f) commissions, discounts, yield and other fees and charges in the nature of interest expense related to any Receivables Facility, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment and other financing fees), plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation, consolidation and closing costs, integration and facilities opening costs, business optimization costs, inventory optimization programs, systems establishment costs, transition costs, including costs related to a transition to a stand-alone company, restructuring costs, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternative uses, plant shutdown costs, acquisition integration costs, or any multi-year strategic initiatives, expenses or charges related to any offering of Equity Interests of HBAC, costs relating to any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including fees and expenses for consultants for any of the foregoing, signing, retention or completion bonuses, curtailments or modifications to pension and post-retirement employee benefit plans, unusual contract terminations, one time compensation charges, warrants or options to purchase Capital Stock of a direct or indirect parent of the Company and costs of the Transactions) shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, in accordance with GAAP,

(3) any after-tax effect of income (loss) from disposed, abandoned or discontinued operations and any after-tax effect of gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by HBAC, shall be excluded,

(5) the Consolidated Net Income of HBAC shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (6) below),

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “Certain covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of HBAC will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to HBAC or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to the Transactions or any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP and the amortization of a prepaid cash item that was paid in a prior period to the extent Consolidated Net Income was reduced by the full amount of such cash payment in such period shall be excluded (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income to such extent),

(10) any non-cash compensation expense resulting from the application of Financial Accounting Standards No. 123R “Share-Based Payment” or any deferred compensation charges net of any cash payments made under such deferred compensation plans during such period to officers, directors, managers, consultants or employees (or their estates or Controlled Investment Affiliates) shall be excluded,

(11) any non-cash compensation charge or expense, including any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded,

(12) (i) all lot accounting adjustments shall be excluded, and (ii) all project start up, ramp up and launch costs and expenses, including those associated with the development and production of new aircraft, shall be excluded,

(13) accruals and reserves that are established or adjusted within twelve months after the Issue Date that are so required to be established or adjusted as a result of the Transactions in accordance with GAAP shall be excluded,

(14) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; and

(ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (i) related to currency remeasurements of Indebtedness and (ii) resulting from hedge agreements for currency exchange risk,

(15) to the extent covered by insurance and actually reimbursed, or, so long as HBAC has made a good faith determination that there exists evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is not denied by the applicable carrier in writing within 180 days, expenses with respect to liability or casualty events or business interruption shall be excluded, and

(16) any fees and expenses incurred during such period, or any amortization thereof for such period, directly related to any acquisition, Permitted Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, in each case permitted by the Senior Subordinated Indenture.

In addition, to the extent not already accounted for in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain covenants—Limitation on Restricted Payments” only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by HBAC and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from HBAC and its Restricted Subsidiaries, any repayments of loans and advances that constitute Restricted Investments by HBAC or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (a) Consolidated Total Indebtedness of the HBAC and its Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (b) the aggregate amount of EBITDA of the HBAC and its Restricted Subsidiaries for the period of the most recently ended consecutive four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate amount of all outstanding Indebtedness of HBAC and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (excluding any undrawn letters of credit), in each case determined on a consolidated basis in accordance with GAAP (and excluding, for the avoidance of doubt, any Obligations of a Receivables Subsidiary pursuant to a Receivables Facility that is without recourse to the Company or to any other Subsidiary of the Company or their respective assets (other than such Receivables Subsidiary and its assets) and is not guaranteed by any such Person), (2) the aggregate amount of all outstanding Disqualified Stock of HBAC and all Disqualified Stock and Preferred Stock of the Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP, and (3) the aggregate amount of advances relating to any Receivables Facility.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Senior Subordinated Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by HBAC.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(A) for the purchase or payment of any such primary obligation, or

(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in HBAC and/or other companies.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by HBAC or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of HBAC, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of HBAC or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by HBAC or any of its Subsidiaries) and is so designated as Designated Preferred Stock pursuant to an Officer’s Certificate executed by the principal financial officer of HBAC or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph under “Certain covenants—Limitation on Restricted Payments.”

“Designated Senior Indebtedness” means:

(1) any Indebtedness outstanding under the Senior Credit Facilities;

(2) any Indebtedness outstanding under the Senior Indenture; and

(3) any other Senior Indebtedness permitted under the Senior Subordinated Indenture that, at the date of determination, has an aggregate principal amount outstanding of at least $35.0 million and is specifically designated by the issuer thereof in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Senior Subordinated Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is convertible or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is 91 days after the earlier of the maturity date of the Senior Subordinated Notes and the date the Senior Subordinated Notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of HBAC or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by HBAC or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, manager or consultant, (or their respective trusts, estates, investment funds or investment vehicles) of HBAC, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which HBAC or a Restricted Subsidiary has an investment and is designated in good faith as an “affiliate” by the Board of Directors of HBAC (or the Compensation Committee thereof), in each case pursuant to any stockholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by HBAC or its subsidiaries.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than (i) a Foreign Subsidiary or (ii) a Subsidiary of a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(1) increased by (without duplication):

(a) provision for taxes based on income or profits or capital, including, without limitation, foreign, federal, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations), of such Person for such period deducted (and not added back) in computing Consolidated Net Income in such period; plus

(b) consolidated Fixed Charges of such Person for such period to the extent the same were deducted (and not added back) in calculating Consolidated Net Income in such period; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted (and not added back) in computing Consolidated Net Income in such period; plus

(d) the amount of any minority interest expense deducted (and not added back) in calculating Consolidated Net Income for such period; plus

(e) any other non-cash charges; provided that, for purposes of this subclause (e) of this clause (1), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made; plus

(f) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid (or any accruals related to such fees or related expenses) during such period to the Sponsors to the extent permitted under “Certain covenants—Transactions with Affiliates” to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(g) the amount of net cost savings, operational improvements and synergies projected by HBAC in good faith to be realized and in effect during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of actions taken or to be taken in connection with the Transactions or any Investment, acquisition, disposition, business restructuring or operational change by HBAC or a Restricted Subsidiary, net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken within 18 months after the Issue Date or the date of such Investment, acquisition or disposition; plus

(h) the amount of reduction in corporate or overhead expense as a result of the transition to operating as a stand-alone entity for all periods prior to the Issue Date; plus

(i) any costs or expenses incurred by HBAC or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of HBAC or net cash proceeds of issuance of Equity Interests of HBAC (other than Disqualified Stock that is Preferred Stock) in each case, solely to the extent that such cash proceeds are excluded from the calculation set forth in clause (c) of the first paragraph under “Certain covenants—Limitation on Restricted Payments”; plus

(j) the amount of cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted (and not added back) in the calculation of EBITDA pursuant to clause (2) below; plus

(k) the amount of loss on sale of Receivables Assets and related assets to the Restricted Subsidiary in connection with a Receivables Facility; plus

(l) Receivables Fees to the extent deducted (and not added back) in calculating Consolidated Net Income; plus

(m) interest income or investment earnings on retiree medical and intellectual property, royalty or license receivables to the extent deducted (and not added back) in computing Consolidated Net Income;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period in excess of $2.0 million individually, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating EBITDA in accordance with this definition); and

(3) increased (by losses) or decreased (by gains) by (without duplication):

(a) any net non-cash gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards #133; and

(b) any net non-cash gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness.

“EMU” means the economic and monetary union contemplated by the Treaty of the European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of HBAC or any of its direct or indirect parent companies to the extent contributed to HBAC (excluding Disqualified Stock), other than

(a) public offerings with respect to HBAC’s or any direct or indirect parent company’s common stock registered on Form S-8;

(b) any such public or private sale that constitutes an Excluded Contribution; and

(c) an issuance to any Subsidiary of HBAC.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by HBAC after the Issue Date from:

(a) contributions to its common equity capital (other than from the proceeds of Designated Preferred Stock); and

(b) the sale (other than to a Subsidiary of HBAC or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of HBAC) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of HBAC,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of HBAC on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under “Certain covenants—Limitation on Restricted Payments.”

“Existing Indebtedness” means Indebtedness of HBAC or the Restricted Subsidiaries in existence on the Issue Date plus interest accruing thereon.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that HBAC or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility that has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishing of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by HBAC or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into HBAC or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, Investment, acquisition, disposition, merger or consolidation (including the Transactions) and the amount of income earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of HBAC. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of HBAC to be the rate of interest implicit in such Capitalized Lease

Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as HBAC may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividend payments or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock (including any dividends paid to any direct or indirect parent company of HBAC in order to permit the payment of dividends by such parent company on its Designated Preferred Stock) during such period; and

(c) all cash dividend payments or other distributions (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“Foreign Subsidiary Total Assets” means the total amount of all assets of Foreign Subsidiaries of HBAC and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of HBAC.

“GAAP” means generally accepted accounting principles in the United States of America that are in effect on the Issue Date.

“Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations, and, when used as a verb, shall have a corresponding meaning.

“Guarantee” means the guarantee by any Guarantor of the Company’s Obligations under the Senior Subordinated Indenture and the Senior Subordinated Notes.

“Guarantor” means each Restricted Subsidiary of the Company that executes the Senior Subordinated Indenture as a guarantor on the Issue Date and each other Restricted Subsidiary of the Company that thereafter guarantees the Senior Subordinated Notes pursuant to the terms of the Senior Subordinated Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity protection agreement, currency exchange, interest rate or commodity future agreement, currency exchange, interest rate or commodity option agreement, currency exchange, interest rate or commodity hedge agreement, currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case providing for the transfer or mitigation of interest rate, currency exchange or commodity price risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Senior Subordinated Note is registered on the registrar’s books.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $1.0 million and whose total revenues for the most recent twelve month period do not exceed $1.0 million; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any other Indebtedness of HBAC.

“Indebtedness” means, with respect to any Person, without duplication,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(3) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable; or

(4) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of a third Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business;

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such obligations are assumed by such first Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured; and

(d) Attributable Debt in respect of Sale and Lease-Back Transactions;

provided, however, that notwithstanding the foregoing, Indebtedness will be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business and (B) Obligations under, or in respect of, any Receivables Facility.

“Indentures” means the Senior Indenture and the Senior Subordinated Indenture.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Company Businesses of nationally recognized standing that is, in the good faith judgment of HBAC, qualified to perform the task for which it has been engaged and that is independent from HBAC and its Affiliates.

“Initial Purchasers” means Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, Lehman Brothers Inc., Citigroup Global Markets, Inc., Daiwa Securities America Inc., GE Capital Markets, Inc., Natexis Bleichroeder Inc., Scotia Capital (USA) Inc. and UBS Securities LLC.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among HBAC and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to HBAC’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of HBAC at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, HBAC shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(x) HBAC’s “Investment” in such Subsidiary at the time of such redesignation, less

(y) the portion (proportionate to HBAC’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by HBAC.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by HBAC or a Restricted Subsidiary in respect of such Investment.

For the avoidance of doubt, a guarantee by a specified Person of the obligations of another Person (the “primary obligor”) shall be deemed to be an Investment by such specified Person in the primary obligor to the extent of such guarantee except that any guarantee by HBAC or any Guarantor of the obligations of a primary obligor in favor of HBAC or any Guarantor shall be deemed to be an Investment by HBAC or any Guarantor in HBAC or any Guarantor.

“Issue Date” means March 26, 2007.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Management Agreement dated as of the Issue Date by and between the Company and certain Affiliates of the Sponsors, as in effect on the Issue Date.

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates) of HBAC (or its direct or indirect parent companies) who are holders of Equity Interests of any direct or indirect parent companies of HBAC on the Issue Date or will become holders of such Equity Interests in connection with the Transactions.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by HBAC or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness required (other than by clause (1) of the second paragraph of “Repurchase of Senior Subordinated Notes at the option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by HBAC or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by HBAC or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes” means the Senior Notes and the Senior Subordinated Notes.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement), premium (if any), guarantees of payment, penalties, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Senior Subordinated Notes shall not include fees or indemnification in favor of the Trustee and any other third parties other than the Holders.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of HBAC.

“Officer’s Certificate” means a certificate signed on behalf of the Company by one Officer of HBAC, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of HBAC, that meets the requirements set forth in the Senior Subordinated Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee; provided that such legal counsel may rely on an Officer’s Certificate, with respect to matters of fact that are the basis for such opinion when rendering an Opinion of Counsel. The counsel may be an employee of or counsel to HBAC or the Trustee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between HBAC or any of its Restricted Subsidiaries and another Person that is not HBAC or any of its Restricted Subsidiaries; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase of Senior Subordinated Notes at the option of Holders—Asset Sales.”

“Permitted Holders” means each of (1) the Sponsors, (2) Management Stockholders, (3) such assignees of the equity commitments of the Sponsors who are holders of Equity Interests of HBAC or any direct or indirect parent companies of HBAC on the Issue Date and (4) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Sponsors and Management Stockholders and such assignees of the equity commitments of the Sponsors on the Issue Date who are holders of Equity Interests of HBAC, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of HBAC or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Senior Subordinated Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a) any Investment in HBAC or any Restricted Subsidiary;

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c) (i) any Investment by HBAC or any Restricted Subsidiary of HBAC in a Person that is engaged in a Company Business if as a result of such Investment:

(1) such Person becomes a Restricted Subsidiary of HBAC, or

(2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, HBAC or a Restricted Subsidiary of HBAC, and

(ii) any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of the covenant described under “Repurchase of Senior Subordinated Notes at the option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Issue Date or made pursuant to a legally binding written commitments in existence on the Issue Date;

(f) loans and advances to, and guarantees of Indebtedness of, employees not in excess of $8.0 million outstanding at any one time, in the aggregate;

(g) any Investment acquired by HBAC or any Restricted Subsidiary:

(1) in exchange for any other Investment or accounts receivable held by HBAC or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable (including any trade creditor or customer),

(2) in satisfaction of judgments against other Persons, or

(3) as a result of a foreclosure by HBAC or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h) Hedging Obligations permitted under clause (k) of the covenant described in “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”;

(i) reasonable loans and advances to officers, directors and employees for payroll, business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of HBAC or any direct or indirect parent company thereof under compensation plans approved by a majority of the Board of Directors of HBAC (or the Compensation Committee thereof) in good faith; provided that to the extent that the net proceeds of any such purchase are made to any direct or indirect parent of the Company, such net proceeds are contributed to HBAC;

(j) Investments the payment for which consists of Equity Interests of HBAC, or any of its direct or indirect parent companies (exclusive of Disqualified Stock);

(k) guarantees of Indebtedness permitted under the covenant described in “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock,” performance guarantees in the ordinary course of business and guarantees of HBAC or any Restricted Subsidiary to any employee benefit plan of HBAC and its Restricted Subsidiaries or any employee benefit plan of any direct or indirect parent company of HBAC to the extent the benefits under such plan are attributable to the ownership or operation of HBAC and its Restricted Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary of any such plan;

(l) any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain covenants—Transactions with Affiliates” (except transactions described in clauses (2) and (10) of such paragraph);

(m) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(n) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (n) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $300.0 million and (y) 7.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that the aggregate fair market value of Investments (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) in Unrestricted Subsidiaries under this clause (n) shall not exceed the greater of (x) $170.0 million and (y) 4.0% of Total Assets;

(o) Investments relating to a Receivables Facility;

(p) Investments in, and solely to the extent contemplated by the organizational documents (as in existence on the Issue Date) of, joint ventures to which HBAC or its Restricted Subsidiaries is a party on the Issue Date;

(q) Any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(r) Investments resulting from the disposition of assets in transaction excluded from the definition of “Asset Sale” pursuant to the exclusions from such definition;

(s) Investments made by a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary was acquired by HBAC or any Restricted Subsidiary (other than Investments that were made in connection with or in contemplation of the transaction or series of transactions pursuant to which such Restricted Subsidiary was acquired); and

(t) repurchases of the Senior Subordinated Notes; and

(u) Investments consisting of purchases and acquisition of assets or services in the ordinary course of business.

“Permitted Junior Securities” means:

(1) Equity Interests in HBAC, any Guarantor or any direct or indirect parent of the Company; or

(2) unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the senior subordinated notes and the related Guarantees are subordinated to Senior Indebtedness under the Senior Subordinated Indenture;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Senior Credit Facilities is treated as part of the same class as the senior subordinated notes for purposes of such plan of reorganization; provided further that to the extent that any Senior Indebtedness of HBAC outstanding on the date of consummation of any such plan of reorganization is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization.

“Permitted Liens” means, with respect to any Person:

(1) Liens to secure Indebtedness incurred under clause (a) of the second paragraph of the covenant described under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” (and any related Obligations);

(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(3) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case, for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens for taxes, assessments or other governmental charges or claims not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(5) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by HBAC or any Restricted Subsidiary;

(9) Liens on property or other assets at the time HBAC or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into HBAC or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by HBAC or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to HBAC or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”;

(11) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(12) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of HBAC or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(13) Liens arising from financing statement filings under the Uniform Commercial Code or similar state laws regarding operating leases entered into by HBAC and its Restricted Subsidiaries in the ordinary course of business;

(14) Liens in favor of HBAC or any Guarantor;

(15) Liens on inventory or equipment of HBAC or any Restricted Subsidiary granted in the ordinary course of business to HBAC’s client at which such inventory or equipment is located;

(16) Liens on Receivables Assets and related assets incurred in connection with a Receivables Facility;

(17) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9) and the following clause (18); provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8), (9) and the following clause (18) at the time the original Lien became a Permitted Lien under the Senior Subordinated Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(18) Liens securing Indebtedness permitted to be incurred pursuant to clauses (e), (n) and (s) of the second paragraph under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”; provided (A) Liens securing Indebtedness permitted to be incurred pursuant to clause (e) of the second paragraph under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” only relate to the assets being financed, (B) Liens securing Indebtedness permitted to be incurred pursuant to clause (n) of the second paragraph under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stocks and Preferred Stock” related only to Refinancing Indebtedness in respect of Indebtedness incurred under clauses (e) or (s) of the second paragraph under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” and (C) that Liens securing Indebtedness permitted to be incurred pursuant to clause (s) extend only to the assets of Foreign Subsidiaries;

(19) deposits in the ordinary course of business to secure liability to insurance carriers;

(20) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and remedies,” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods in the ordinary course of business;

(22) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of HBAC or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of HBAC and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of HBAC or any of its Restricted Subsidiaries in the ordinary course of business;

(24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreements;

(26) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed the greater of (x) $40.0 million and (y) 1.0% of Total Assets at any one time outstanding;

(27) Liens securing Hedging Obligations; provided that to the extent any such Hedging Obligation is related to any Indebtedness, such related Indebtedness is, and is permitted to be under the Senior Subordinated Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(28) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by HBAC or any Restricted Subsidiary in the ordinary course of business;

(29) Liens securing obligations owed by HBAC or any Restricted Subsidiary to any lender under the Senior Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds; and

(30) Liens securing the Senior Subordinated Notes and the Guarantees.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Company Business; provided that the fair market value of any such assets or Capital Stock shall be determined by HBAC in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Senior Subordinated Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by HBAC which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Assets” means any accounts receivable, instruments, chattel paper, general intangibles or revenue streams subject to a Receivables Facility and any assets related thereto, including, without limitation, all collateral securing such assets, all contracts and all guarantees or other supporting obligations in respect of such assets and all proceeds of the foregoing.

“Receivables Facility” means one or more receivables facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the indebtedness of which is non-recourse, by virtue of direct obligation, guarantee, pledge of assets or otherwise (except for Standard Receivables Undertakings), to HBAC and its Restricted Subsidiaries (other than any Receivables Subsidiary) pursuant to which HBAC or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by HBAC or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Assets (whether now existing or arising in the future) of HBAC or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables Assets, all contracts and all guarantees or other supporting obligations in respect of such Receivables Assets, proceeds of such Receivables Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables Assets and any Hedging Obligations entered into by HBAC or any such Subsidiary in connection with such Receivables Assets. The grant of a security interest in any Receivables Assets of HBAC or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Indebtedness under the Senior Credit Facilities and any refinancing Indebtedness with respect thereto shall not be deemed a Receivables Facility.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables Assets in a Receivable Facility to repurchase Receivables Assets arising as a result of a breach of a Standard Receivables Undertaking, including as a result of a Receivables Asset or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means any Subsidiary of HBAC formed for the purpose of engaging, and that engages only, in one or more Receivables Facilities and other activities reasonably related thereto and with which neither HBAC nor any Subsidiary of HBAC has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operational results (other than in connection with a Standard Receivables Undertaking).

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date, among the Company, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Company Business; provided that any assets received by HBAC or a Restricted Subsidiary in exchange for assets transferred by HBAC or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Representative” means, with respect to a person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of HBAC (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard and Poor’s, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by HBAC or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by HBAC or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the credit facilities provided under the senior secured credit agreement, to be entered into as of the Issue Date, among HBAC, the guarantors party thereto, the lenders party thereto in their capacity as lenders and Credit Suisse, as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” above). No Receivables Facility shall be considered a Senior Credit Facility.

“Senior Indebtedness” means with respect to any Person:

(1) all Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness or other Obligations are subordinate in right of payment to or pari passu in right of payment with the Senior Subordinated Notes or the Guarantee of such Person, as the case may be; provided that Senior Indebtedness shall not include:

(1) any obligation of such Person to HBAC or any Subsidiary or to any joint venture in which HBAC or any Restricted Subsidiary has an interest;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors in the ordinary course of business (including guarantees thereof as instruments evidencing such liabilities);

(4) any Indebtedness or other Obligation of such Person that is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(5) any Capital Stock; or

(6) that portion of any Indebtedness that at the time of incurrence is incurred in violation of the Senior Subordinated Indenture; provided that such Indebtedness shall be deemed not to have been incurred in violation of the Senior Subordinated Indenture for purposes of this clause if such Indebtedness consists of Designated Senior Indebtedness, and the holders of such Indebtedness or their agent or representative (a) had no actual knowledge at the time of incurrence that the incurrence of such Indebtedness violated the Senior Subordinated Indenture and (b) shall have received an Officer’s Certificate to the effect that the incurrence of such Indebtedness does not violate the provisions of the Senior Subordinated Indenture.

“Senior Indenture” means the Senior Indenture dated as of the Issue Date, among the Company, as issuers, the Guarantors, as guarantors and the Trustee, as trustee, pursuant to which the Senior Notes are issued.

“Senior Notes” means the $400.0 million aggregate principal amount of 8.5% Senior Fixed Rate Notes due 2015 and $400.0 million aggregate principal amount of 8.875%/9.625% Senior PIK-election Notes due 2015 issued by the Company under the Senior Indenture on the Issue Date.

“Senior Subordinated Indebtedness” means, with respect to a Person, the Senior Subordinated Notes (in the case of the Company), a Guarantee (in the case of a Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Senior Subordinated Notes or such Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person that is not Senior Indebtedness of such Person.

“Significant Subsidiary” means any Restricted Subsidiary of HBAC that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Special Interest” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Sponsors” means GS Capital Partners VI, L.P. and Onex Partners II L.P. and their respective Affiliates.

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by HBAC or any Subsidiary of HBAC which have been determined by HBAC in good faith to be reasonably customary in a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Receivables Undertaking. For the avoidance of doubt, Standard Receivables Undertakings shall not be considered a guarantee of Indebtedness or otherwise.

“Subordinated Indebtedness” means,

(a) with respect to HBAC, any Indebtedness of HBAC that is by its terms subordinated in right of payment to the Senior Subordinated Notes, and

(b) with respect to any Guarantor, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to the Guarantee of such Guarantor.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time, and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total amount of all assets of HBAC and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of HBAC.

“Transactions” means the acquisition of all of the outstanding capital stock of HBAC, including the payment of the acquisition consideration in connection therewith, the equity investment by the Sponsors and members of management, the issuance of the Notes and the execution of, and borrowings on the Issue Date under, the Senior Credit Facilities and, in each case as in effect on the Issue Date, the pledge and security arrangements in connection with the foregoing, the refinancing of certain Indebtedness in connection with the foregoing and the related transactions described in this prospectus under the section thereof entitled “The Acquisition.”

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 1, 2012; provided, however, that if the period from the redemption date to April 1, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means Wells Fargo Bank, N.A. until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means

(1) any Subsidiary of HBAC that at the time of determination is an Unrestricted Subsidiary (as designated by HBAC, as provided below), and

(2) any Subsidiary of an Unrestricted Subsidiary.

HBAC may designate any Subsidiary other than HBNC (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, HBAC or any Subsidiary of HBAC (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by HBAC,

(b) such designation complies with the covenant described under “Certain covenants—Limitation on Restricted Payments,” and

(c) each of:

(1) the Subsidiary to be so designated, and

(2) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of HBAC or any Restricted Subsidiary.

HBAC may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default shall have occurred and be continuing and either:

(1) HBAC could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on incurrence of Indebtedness and issuance of Disqualified Stock and Preferred Stock” or

(2) the Fixed Charge Coverage Ratio for HBAC and its Restricted Subsidiaries would be greater than such ratio for HBAC and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by HBAC shall be notified by HBAC to the Trustee by promptly filing with the Trustee a copy of any applicable Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly-owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-owned Subsidiaries of such Person.

BOOK-ENTRY, DELIVERY AND FORM

General

The notes are represented by one or more global notes in registered form without interest coupons attached (collectively, the “Global Notes”). Except as set forth below and other than increases in the principal amount of notes in respect of PIK-interest, all the notes will be exchanged in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Global Notes were deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, Global Notes may be transferred only to another nominee of DTC or to a successor of DTC or its nominee, in whole and not in part. Except in the limited circumstances described below, beneficial interests in Global Notes may not be exchanged for notes in certificated form and owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of notes in certificated form. See “—Exchange of Global Notes for Certificated Notes.”

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes for a series of notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes for such series; and

(2) ownership of these interests in Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in Global Notes).

All interests in a Global Note may be subject to the procedures and requirements of DTC. Interests in a Global Note held through Euroclear or Clearstream may be subject to the procedures and requirements of those systems as well. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and the ability to transfer beneficial interests in a Global Note to Persons that are subject to those requirements will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge those interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

Except as described below, owners of an interest in Global Notes will not have notes registered in their names, will not receive physical delivery of definitive notes in registered certificated form (“Certificated Notes”) and will not be considered the registered owners or “Holders” thereof under the Indentures for any purpose.

Payments in respect of the principal of and premium, interest and special interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the applicable Indenture. Under the terms of each Indenture, the Company and the Trustee will treat the Persons in whose names notes, including Global Notes, are registered as the owners of such notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of any notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of a given series of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the applicable series of Global Notes and only in respect of the portion of the aggregate principal amount of the applicable series of notes as to which that Participant or those Participants has or have given the relevant direction. However, if there is an Event of Default under such series of notes, DTC reserves the right to exchange the applicable Global Notes for legended notes in certificated form, and to distribute those notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among Participants, they are under no obligation to perform those procedures, and may discontinue or change those procedures at any time. Neither the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear, Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for a Certificated Note of the same series if:

•

DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the applicable Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

•	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes; or

•	there has occurred and is continuing a Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes of the same series upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the applicable Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

If Certificated Notes are issued in the future, they will not be exchangeable for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the applicable Indenture) to the effect that the transfer will comply with the appropriate transfer restrictions applicable to the notes being transferred. See “Notice to Investors.”

Same day settlement and payment

The Company will make payments in respect of notes represented by Global Notes, including payments of principal, premium, if any, and interest, other than PIK-interest, by wire transfer of immediately available funds to the accounts specified by the DTC or its nominee. The Company will make all payments of principal of and premium, if any, and interest, other than PIK-interest, on Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no account is specified, by mailing a check to each Holder’s registered address. The Company will make any payments of PIK-interest in respect of notes represented by Global Notes by increasing the principal amount of such Global Notes for the benefit of the accounts of Participants specified by the DTC or its nominee. The Company will make any payments of PIK-interest in respect of notes represented by Certificated Notes by issuing PIK Notes in the form of Certificated Notes and delivering them to holders. See “Description of Senior Notes—Principal, maturity and interest.” Notes represented by Global Notes are expected to be eligible to trade in The PORTAL ® Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in notes represented by Global Notes will, therefore, be required by DTC to be settled in immediately available funds. Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences and, in the case of a Non-U.S. Holder (as defined below), the material United States federal estate tax consequences, of purchasing, owning and disposing of the notes.

This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•	persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	certain United States expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•	entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts; and

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities.

If you are a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) holding notes or a partner in such a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you should consult your own tax advisor regarding the United States federal income and estate tax consequences of purchasing, owning and disposing of notes.

This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences, nor does it discuss the recently enacted Medicare tax on certain investment income. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of notes as set forth in this summary. Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of notes that may be applicable to you.

As used under this heading “Material United States Federal Income and Estate Tax Considerations,” the term “U.S. Holder” means a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•

a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

As used under this heading “Material United States Federal Income and Estate Tax Considerations,” the term “Non-U.S. Holder” means a beneficial owner of a note or notes that is neither a U.S. Holder nor a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes).

An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways, being present in the United States:

•	on at least 31 days in the calendar year; and

•

for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year.

Resident aliens are subject to United States federal income tax as if they were United States citizens.

The following summary applies equally to all the notes, except where expressly stated otherwise.

Tax Consequences to U.S. Holders

Payments of Interest—Senior Fixed Rate Notes and Senior Subordinated Notes

Payments or accruals of “qualified stated interest” (as defined below) on a note will be taxable to a U.S. Holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with the U.S. Holder’s method of tax accounting). The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of a note at a single fixed rate of interest, or, subject to certain conditions, based on one or more interest indices. Because we will pay interest in cash unconditionally semiannually with respect to the senior fixed rate notes and the senior subordinated notes, such interest payments will qualify as qualified stated interest.

Payments of Interest and OID—Senior PIK-Election Notes

For any interest period after the initial interest period through April 1, 2011, we may elect to pay interest on the senior PIK-election notes in cash, by increasing the principal amount of the senior PIK-election notes or an evenly split combination of the foregoing. For U.S. federal income tax purposes, the existence of this option means that none of the interest payments on the senior PIK-election notes will be qualified stated interest even if we never exercise the option to pay interest by increasing the principal amount of such notes. Consequently, the senior PIK-election notes will be treated as issued at a discount and the U.S. Holder will be required to include original issue discount (“OID”) in gross income as it accrues, possibly in advance of the receipt of cash attributable to that income.

In general, a U.S. Holder of a senior PIK-election note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the “daily portions” of OID on such note for all days during the taxable year that the U.S. Holder owns such note. The daily portions of OID are determined by allocating to each day in any accrual period, other than an initial short accrual period or the final accrual period, a ratable portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of the senior PIK-election note, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. The amount of OID on a senior PIK-election note allocable to each accrual period is determined by multiplying the “adjusted issue price” (as defined below) of the senior PIK-election note at the beginning of the accrual period by the yield to maturity of such note (appropriately adjusted to reflect the length of the accrual period). The yield to maturity of the senior PIK-election note is the discount rate that causes the present value of all principal and interest payments on such note as of its original issue date to equal the issue price of such note. For purposes of determining the yield to maturity, a U.S. Holder may assume that we will not exercise the option to pay interest by increasing the principal amount of the senior PIK-election notes, except in respect of any period in which we actually elect to pay interest by increasing the principal amount of such notes. The “adjusted issue price” of a senior PIK-election note at the beginning of any accrual period will generally be the sum of its issue price and the amount of OID allocable to all prior accrual periods, reduced by the amount of all cash payments made with respect to such note in all prior accrual periods.

Each payment made in cash under a senior PIK-election note will be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal (which is not includible in income). A U.S. Holder of a senior PIK-election note generally will not be required to include separately in income cash payments received on such note to the extent such payments constitute payments of previously accrued OID.

If for any interest payment period we pay the interest entirely in cash on the senior PIK-election notes, a U.S. Holder will not be required to adjust its OID inclusions. If for any interest payment period we exercise our option to pay interest by increasing the principal amount of the senior PIK-election notes in whole or in part, a U.S. Holder of such note will be required to adjust its OID calculation for future periods by treating such note as if it had been retired and then reissued for an amount equal to its adjusted issue price on the date preceding the first date of such future interest payment period, and to re-calculate the yield to maturity of the reissued note by treating the amount of interest paid by increasing the principal amount of such notes (and of any prior interest paid by increasing the principal amount of such notes) as a payment that will be made on the maturity date of such reissued note.

Market Discount

If a U.S. Holder purchases a note at a price that is less than its principal amount, or, in the case of a note that is issued with OID, its adjusted issue price, the excess of the principal amount or adjusted issue price (as applicable) over the U.S. Holder’s purchase price will be treated as “market discount.” However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount or adjusted issue price (as applicable) multiplied by the number of complete years to maturity from the date the U.S. Holder purchased the note.

Under the market discount rules of the Code, a U.S. Holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of a note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, the U.S. Holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the U.S. Holder’s interest expense on any indebtedness incurred or continued to purchase or carry the note. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the note to the maturity date of the note, unless the U.S. Holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. The U.S. Holder may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS (as defined below).

Bond Premium

If a U.S. Holder purchases a note for an amount in excess of the sum of all amounts payable after the purchase date of such note (other than payments of qualified stated interest, which exist in the case of the senior fixed rate notes and the senior subordinated notes, but not in the case of the senior PIK-election notes), the U.S. Holder will be considered to have purchased the note with “bond premium” equal to the excess of the U.S. Holder’s purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). The U.S. Holder that purchases a note with bond premium will not be required to include any OID in its gross income. The U.S. Holder may elect to amortize the bond premium using a constant yield method over the remaining term of the note (or until an earlier call date, as applicable). The amortized amount of the bond premium for a taxable year generally will be treated first as a reduction of interest on the note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the U.S. Holder’s prior interest inclusions on the note, and finally as a carryforward allowable against the U.S. Holder’s future interest inclusions on the note. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. The U.S. Holder should consult its own tax advisor concerning the computation and amortization of any bond premium on its note.

Acquisition Premium

A U.S. Holder that purchases a senior PIK-election note at a price that is greater than the senior PIK-election note’s adjusted issue price (i.e., the issue price of a senior PIK-election note increased by the total amount of OID that accrued prior to the purchase date) and less than or equal to the sum of all amounts payable on the senior PIK-election note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased such senior PIK-election note at an “acquisition premium.” Under the acquisition premium rules, the OID which such U.S. Holder must otherwise include in its gross income with respect to such senior PIK-election note for any day will be reduced by an amount which would be the daily portion of OID for such day multiplied by a fraction, the numerator of which is the excess of the U.S. Holder’s adjusted basis in the senior PIK-election note immediately after its purchase over the adjusted issue price of the senior PIK-election note, and the denominator of which is the total OID remaining to be accrued on the senior PIK-election note after the purchase date until its stated maturity date.

Constant Yield Election

As an alternative to the above-described rules for including interest payments, OID and any market discount in income and amortizing any bond premium, a U.S. Holder may elect to include in gross income all interest that accrues on a note, including stated interest, OID, any market discount (including any de minimis market discount) and adjustments for any bond premium or acquisition premium, on the constant yield method. If such an election were made, the U.S. Holder would be deemed to have made an election to amortize bond premium, which as discussed above applies to all debt instruments held or subsequently acquired by the U.S. Holder. Particularly for the U.S. Holders who are on the cash method of accounting, a constant yield election may have the effect of causing them to include interest in income earlier than would be the case if no such election were made, and the election may not be revoked without the consent of the IRS. The U.S. Holder should consult its own tax advisor before making this election.

Purchase, Sale, Exchange, Retirement or Other Taxable Disposition of Notes

A U.S. Holder’s tax basis in a note generally will equal the cost of such note to such holder, (i) increased by any amounts includible in income by the holder as OID and market discount and (ii) reduced by any amortized bond premium and any cash payments other than payments of qualified stated interest made on such note. Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or other taxable disposition (not including accrued qualified stated interest not previously included in income) and the U.S. Holder’s tax basis in such note. Except as discussed above with respect to market discount, such gain or loss recognized by a U.S. Holder generally will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of disposition. Long-term capital gains recognized by an individual holder generally are subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations. Payments attributable to accrued qualified stated interest not previously included in income by a U.S. Holder will be taxable as ordinary income.

Information Reporting and Backup Withholding

Under current U.S. federal income tax law, information reporting requirements apply with respect to payments made to U.S. Holders of principal, interest and OID on (and to the proceeds of sales of) the notes unless an exemption exists. In addition, U.S. Holders who are not exempt will be subject to backup withholding tax (currently at a rate of 28%) in respect of such payments if, among other things, they do not provide their taxpayer identification numbers to us or our paying agent. All individuals are subject to these requirements. In general, corporations, tax-exempt organizations and individual retirement accounts are exempt from these requirements.

Backup withholding tax is not an additional tax and may be credited against a U.S. Holder’s U.S. federal income tax liability, provided that correct information is timely provided to the Internal Revenue Service (the “IRS”).

Tax Consequences to Non-U.S. Holders

United States Federal Withholding Tax

Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your notes (including OID) under the “portfolio interest” exception of the Code, provided that in the case of interest:

•

you do not, directly or indirectly, actually or constructively, own 10% or more of the capital or profits interests of Hawker Beechcraft Acquisition Company, LLC within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Code);

•	you are not a bank receiving interest described in section 881(c)(3)(A) of the Code;

•	such interest is not effectively connected with your conduct of a United States trade or business; and

•

you provide a signed written statement, on an IRS Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Code and providing your name and address to:

(A) us or our paying agent; or

(B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you provide us or our paying agent with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest paid on your notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

United States Federal Income Tax

Except for the possible application of United States federal withholding tax (as discussed above under “—United States Federal Withholding Tax”) and backup withholding tax (as discussed below under “—Information Reporting and Backup Withholding”), you generally will not have to pay United States federal income tax on payments of principal of and interest (including OID) on your notes, or on any gain realized from (or accrued interest treated as received in connection with) the sale, redemption, retirement at maturity or other disposition of your notes unless:

•

in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above or claim a complete exemption from United States federal income tax on such interest under an applicable income tax treaty (and your United States federal income tax liability has not otherwise been fully satisfied through the United States federal withholding tax described above);

•

in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, generally will be subject to a flat 30% United States federal income tax, even though you are not considered a resident alien under the Code); or

•

the interest or gain is effectively connected with your conduct of a United States trade or business and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest (including OID) or gain in respect of your notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you), the interest or gain generally will be subject to United States federal income tax on a net basis at the regular graduated rates and in the manner applicable to a U.S. Holder (although the interest will be exempt from the withholding tax discussed in the preceding paragraphs if you provide a properly executed IRS Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable United States income tax treaty.

United States Federal Estate Tax

If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your notes generally will not be subject to the United States federal estate tax, unless, at the time of your death:

•

you directly or indirectly, actually or constructively, own 10% or more of the capital or profits interests of Hawker Beechcraft Acquisition Company, LLC within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder; or

•	your interest on the notes is effectively connected with your conduct of a United States trade or business.

Information Reporting and Backup Withholding

U.S. information reporting requirements and backup withholding tax will not apply to payments on a note if the beneficial owner (i) certifies its Non-U.S. Holder status under penalties of perjury, generally made, under current procedures, on IRS Form W-8BEN, or satisfies documentary evidence requirements for establishing that it is a Non-U.S. Holder, or (ii) otherwise establishes an exemption.

The rules regarding withholding, backup withholding and information reporting for Non-U.S. Holders are complex, may vary depending on a holder’s particular situation and are subject to change. Non-U.S. Holders should accordingly consult their own tax advisors as to the specific methods to use and forms to complete to satisfy these rules.

PLAN OF DISTRIBUTION

This prospectus is to be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman, Sachs & Co. may act as principal or agent in such transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

GS Capital Partners VI, L.P. and other private equity funds affiliated with Goldman, Sachs & Co. own approximately 49% of the issued and outstanding common stock of HBI. Under the registration rights agreement, we agreed to file a “market-making” prospectus in order to enable Goldman, Sachs & Co. to engage in market-making activities for the notes. Goldman, Sachs & Co., acted as an Initial Purchaser in the offering of the notes, and received customary fees in connection therewith. See “Certain Relationships and Related Party Transactions.” Goldman Sachs Credit Partners L.P., an affiliate of GS Capital Partners VI, L.P. and its related investment funds, acted as the joint lead arranger, joint book runner, syndication agent and a lender under our senior secured credit facilities. Goldman Sachs Credit Partners L.P. has received customary fees for its services in such capacity. In addition, Goldman, Sachs & Co., Goldman Sachs Credit Partners L.P. and its affiliates may in the future engage in commercial banking, investment banking or other financial advisory transactions with us and our affiliates. We have been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, it intends to make a market in the notes. However, Goldman, Sachs & Co. is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice.

We and Goldman, Sachs & Co., among other parties, have entered into registration rights agreements with respect to the use by Goldman, Sachs & Co. of this prospectus. Pursuant to such agreements, we agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act and to contribute to payments which Goldman, Sachs & Co. might be required to make in respect thereof.

WHERE YOU CAN FIND MORE INFORMATION

We and the guarantors have filed with the SEC a registration statement on Form S–1 under the Securities Act with respect to the notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the notes, we refer you to the registration statement, including all amendments, supplements, schedules and exhibits thereto.

Whether or not required by the rules and regulations of the SEC, the indentures for the notes provide that we will comply with the periodic reporting requirements of the Exchange Act and will file with the SEC, unless the SEC will not accept such a filing, (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, within the time periods specified in the SEC’s rules and regulations.

In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to prospective investors designated by any holder, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

You may read and copy any document we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates (i) by writing to the Public Reference Section of the SEC or (ii) by sending the SEC an email at the following e-mail address: publicinfo@sec.gov. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review the registration statement, as well as our future SEC filings, by accessing the SEC’s Internet site at http://www.sec.gov. You may also request copies of those documents, at no cost to you, by contacting us at the following address:

Hawker Beechcraft, Inc.

10511 East Central

Wichita, Kansas 67206

Attention: Vice President, General Counsel and Secretary

(316) 676-7111

LEGAL MATTERS

The validity of the notes offered hereby and the guarantees thereof will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain legal matters with respect to Kansas law will be passed upon for us by Foulston Siefkin LLP and certain matters with respect to Arkansas law will be passed on for us by Wright, Lindsey & Jennings LLP.

EXPERTS

The financial statements as of December 31, 2010 and December 31, 2009, and for each of the three years in the period ended December 31 2010 included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Hawker Beechcraft Acquisition Company, LLC

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Hawker Beechcraft Acquisition Company, LLC

In our opinion, the consolidated financial statements listed in the accompanying index, present fairly, in all material respects, the financial position of Hawker Beechcraft Acquisition Company, LLC (“the Company”) and its subsidiaries at December 31, 2010 and 2009 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

February 25, 2011

Hawker Beechcraft Acquisition Company, LLC

Consolidated Statements of Financial Position

(In millions)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$422.8	$568.8
Accounts and notes receivable, net	118.1	126.4
Unbilled revenue	37.3	38.8
Inventories	1,059.9	1,298.9
Current deferred income tax asset, net	4.0	25.1
Prepaid expenses and other current assets	26.7	19.0

Total current assets	1,668.8	2,077.0

Property, plant and equipment, net	482.2	549.8
Goodwill	259.5	259.5
Intangible assets, net	759.1	809.6
Other assets, net	42.2	51.9

Total assets	$3,211.8	$3,747.8

Liabilities and Equity
Current liabilities:
Notes payable, revolver, and current portion of long-term debt	$74.6	$310.2
Advance payments and billings in excess of costs incurred	266.0	328.4
Accounts payable	221.1	215.2
Accrued salaries and wages	65.0	47.6
Accrued interest payable	14.7	15.0
Other accrued expenses	291.6	231.0

Total current liabilities	933.0	1,147.4

Long-term debt	2,055.1	2,054.0
Accrued pension benefits	349.4	296.3
Other long-term liabilities	75.1	92.3
Non-current deferred income tax liability, net	13.6	35.6

Total liabilities	3,426.2	3,625.6

Equity:
Paid-in capital	1,004.5	1,000.1
Accumulated other comprehensive loss	(310.4)	(274.1)
Retained deficit	(912.0)	(607.7)

Total (deficit) equity attributable to parent company	(217.9)	118.3
Non-controlling interest	3.5	3.9

Total (deficit) equity	(214.4)	122.2

Total liabilities and equity	$3,211.8	$3,747.8

The accompanying notes are an integral part of these condensed consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Consolidated Statements of Operations

(In millions)

	Year Ended
	December 31, 2010	December 31, 2009	December 31, 2008
Sales:
Aircraft and parts	$2,643.2	$3,034.3	$3,319.3
Services	161.5	164.2	227.2

Total sales	2,804.7	3,198.5	3,546.5

Cost of sales:
Aircraft and parts	2,442.2	2,894.3	2,824.9
Services	137.3	142.3	192.0

Total cost of sales	2,579.5	3,036.6	3,016.9

Gross profit	225.2	161.9	529.6

Restructuring	14.9	34.1	—
Definite-lived asset impairment	12.6	74.5	—
Goodwill and indefinite-lived intangible asset impairment	13.0	448.3	—
Selling, general and administrative expenses	257.5	209.7	279.1
Research and development expenses	101.1	107.3	110.2

Operating (loss) income	(173.9)	(712.0)	140.3

Interest expense	131.8	154.6	205.9
Interest income	(0.1)	(1.2)	(8.5)
Gain on debt repurchase, net	—	(352.1)	—
Other income, net	(2.2)	(1.3)	(2.4)

Non-operating expense (income), net	129.5	(200.0)	195.0

Loss before taxes	(303.4)	(512.0)	(54.7)

Provision for (benefit from) income taxes	0.9	(60.7)	102.5

Net loss	(304.3)	(451.3)	(157.2)

Net income attributable to non-controlling interest	0.6	0.3	1.4

Net loss attributable to parent company	$(304.9)	$(451.6)	$(158.6)

The accompanying notes are an integral part of these consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Consolidated Statements of Equity and Comprehensive Loss

(In millions)

For the Period January 1, 2008 - December 31, 2010

	Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Non-Controlling Interest	Total Equity	Total Comprehensive Income Attributable to HBAC
Balance at January 1, 2008	$989.2	$2.2	$14.4	$2.8	1,008.6
Stock-based compensation	7.6				7.6
Net (loss) income		(158.6)		1.4	(157.2)	$(158.6)
Other comprehensive income (loss), net of tax:
Net loss on pension and other benefits, net of tax of $1.7			(276.1)		(276.1)	(276.1)
Prior service cost, net of tax of $(1.8)			(28.4)		(28.4)	(28.4)
Unrealized loss on cash flow hedges, net of tax of $(1.0)			(114.2)		(114.2)	(114.2)
Foreign currency translation adjustments, net of tax of $1.2			(5.0)		(5.0)	(5.0)

Balance at December 31, 2008	996.8	(156.4)	(409.3)	4.2	435.3	$(582.3)

Stock-based compensation	3.3				3.3
Dividends declared (received)		0.3		(0.6)	(0.3)
Net (loss) income		(451.6)		0.3	(451.3)	$(451.6)
Adjustment for amortization of net actuarial loss and prior service cost
Other comprehensive income (loss), net of tax:
Realized prior service cost due to curtailment			5.5		5.5
Net gain on pension and other benefits, net of tax of $(14.6)			38.8		38.8	38.8
Unrealized gain on cash flow hedges, net of tax of $(14.5)			21.4		21.4	21.4
Realized losses due to de-designation			39.1		39.1
Reclassifications of unrelaized losses due to maturities, net of tax of $(1.0)			29.7		29.7
Foreign currency translation adjustments, net of tax of $(0.6)			0.7		0.7	0.7

Balance at December 31, 2009	1,000.1	(607.7)	(274.1)	3.9	122.2	$(390.7)

Stock-based compensation	4.4				4.4
Non-controlling interest activity		0.6		(1.0)	(0.4)
Net (loss) income		(304.9)		0.6	(304.3)	$(304.9)
Adjustment for amortization of net actuarial loss and prior service cost
Other comprehensive income (loss), net of tax:
Net loss on pension and other benefits, net of tax of $0			(50.5)		(50.5)	(50.5)
Unrealized loss on cash flow hedges, net of tax of $0			(7.3)		(7.3)	(7.3)
Reclassification of unrealized losses due to maturities , net of tax of $0			22.1		22.1	—
Foreign currency translation adjustments, net of tax of $0			(0.6)		(0.6)	(0.6)

Balance at December 31, 2010	$1,004.5	$(912.0)	$(310.4)	$3.5	$(214.4)	$(363.3)

The accompanying notes are an integral part of these consolidated financial statements.

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidated Statements of Cash Flows

(In millions)

	Year Ended
	December 31, 2010	December 31, 2009	December 31, 2008
Cash flows from operating activities:
Net loss	$(304.3)	$(451.3)	$(157.2)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	90.6	91.0	85.6
Amortization of intangible assets	43.8	62.2	73.3
Amortization of debt issuance costs	9.3	12.6	9.6
Amortization of original issue discount	2.2	0.5	—
Amortization of deferred compensation	—	0.3	4.0
Stock-based compensation	4.6	3.3	7.6
Tax on stock vestings	(0.2)	—	—
Change in current and deferred income taxes	(0.9)	(34.0)	101.1
Gain on sale of property, plant and equipment	(1.4)	—	0.9
Gain on repurchase of long-term debt, net of debt issuance costs write-off	—	(352.1)	—
Inventory impairments	—	70.7	—
Definite-lived asset impairment	12.6	95.9	—
Goodwill and other indefinite-lived intangible impairment charges	13.0	448.3	—
Pension curtailment	—	5.5	—
Non-cash interest expense	6.9	20.2	—

Changes in assets and liabilities:
Accounts receivable, net	8.3	(23.4)	(23.1)
Unbilled revenue, advanced payments and billings in excess of costs incurred	(60.9)	(181.9)	(45.6)
Inventories, net	389.1	583.0	(280.0)
Prepaid expenses and other current assets	(4.9)	10.5	7.5
Accounts payable	15.2	(189.1)	80.7
Accrued salaries and wages	17.4	(9.0)	(3.9)
Other accrued expenses	69.8	(54.5)	113.9
Pension and other changes, net	(11.4)	67.9	(36.2)
Income taxes payable	(1.0)	0.5	(7.6)
Collection of financing receivables not sold	—	—	0.4

Net cash provided by (used in) operating activities	297.8	177.1	(69.0)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(32.0)	(51.0)	(70.2)
Additions to computer software	(9.7)	(3.5)	(4.7)
Proceeds from sale of fuel and line operations, net	—	—	123.6
Proceeds from sale of property, plant and equipment	6.5	1.2	1.4

Net cash (used in) provided by investing activities	(35.2)	(53.3)	50.1

Cash flows from financing activities:
Payment of notes payable	(158.7)	(202.2)	(157.3)
Payment of term loan	(15.0)	(13.5)	(13.0)
Issuance of long-term debt	—	188.0	—
Utilization of revolving credit facility	—	235.0	—
Payment of revolving credit facility	(235.0)	(7.6)	—
Proceeds from IRB funding	0.1	4.4	—
Debt repurchase	—	(136.7)	—

Net cash (used in) provided by financing activities	(408.6)	67.4	(170.3)

Effect of exchange rates on cash and cash equivalents	—	—	(2.7)

Net (decrease) increase in cash and cash equivalents	(146.0)	191.2	(191.9)
Cash and cash equivalents at beginning of period	568.8	377.6	569.5

Cash and cash equivalents at end of period	$422.8	$568.8	$377.6

Supplemental Disclosures:
Cash paid for interest	$119.0	$133.8	$189.1
Cash paid (received) for income taxes	2.0	(0.5)	7.6
Net non-cash transfers to (from) property, plant and equipment (to) from inventory	8.0	(21.5)	14.5
Net non-cash transfers from property, plant and equipment to prepaid expenses and other current assets	(3.0)	—	—
Inventories acquired through issuance of notes	158.1	148.9	214.3

The accompanying notes are an integral part of these consolidated financial statements.

1.	Background and Basis of Presentation

Hawker Beechcraft, Inc. (“HBI”) was formed in late 2006 by GS Capital Partners VI, L.P., an affiliate of The Goldman Sachs Group, Inc., and Onex Partners II LP, an affiliate of Onex Corporation, for the purpose of purchasing the Raytheon Aircraft business (“RA” or the “Predecessor”) from Raytheon Company (“Raytheon”) (the “Acquisition”). The Acquisition was completed on March 26, 2007. HBI acquired all of the outstanding membership interests of Raytheon Aircraft Acquisition Company, LLC, which was renamed Hawker Beechcraft Acquisition Company, LLC (“HBAC”), and substantially all of the assets of Raytheon Aircraft Services Limited. Hawker Beechcraft Notes Company (“HBNC”) is a wholly owned subsidiary of HBAC which was formed to co-issue certain debt obligations. HBNC has had no activity since its formation. Following the Acquisition, HBI contributed the equity interest of the entity purchasing the assets of Raytheon Aircraft Services Limited to HBAC. HBAC is engaged in the design, development, manufacturing, marketing, selling and servicing of business and general aviation, training and special mission aircraft. The accompanying unaudited condensed consolidated financial statements include the accounts of HBAC and its subsidiaries subsequent to the Acquisition. The terms “we,” “our,” “us,” the “Company,” “Successor” and “Hawker Beechcraft” refer to Hawker Beechcraft Acquisition Company, LLC (“HBAC”) and its subsidiaries.

Certain reclassifications have been made to the cost of sales between segments in prior period financial statements and notes to conform to the current period presentation.

2.	Summary of Significant Accounting Policies

Principles of Consolidation. The consolidated financial statements include the accounts of HBAC and its wholly-owned and majority-owned subsidiaries. All material intercompany transactions have been eliminated. In the fourth quarter of 2008, the Company modified its practice for allocating overhead to cost of sales for “services” to include intercompany transactions. The change does not impact total cost of sales.

Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are used when accounting for certain contracts, including estimates of the extent of progress towards completion, contract revenue and contract completion costs, as well as warranty cost, contingencies, pension, fair value of financial instruments, impairment tests and customer and vendor claims. Actual results could differ from those estimates. Included in Other accrued expenses on the Consolidated Statements of Financial Position at December 31, 2010 and 2009 are supplier claims of $50.5 million and $49.5 million, respectively, and post-delivery commitments of $56.8 million and $11.1 million, respectively.

Revenue Recognition. For the majority of our aircraft sales, we use the units-of-delivery method to measure progress towards completion. Actual sales and cost values for the unit being delivered are used as the basis for recording revenue and its associated margin. Under this method, revenue is recognized when title to an airworthy aircraft is transferred to the customer.

To a lesser extent, we use the cost-to-cost method to measure progress towards completion. The use of the cost-to-cost method is limited to longer term contracts with substantial contract-specific development or engineering cost. For these contracts, management believes the cost-to-cost method provides a better measure of progress towards completion than the units-of-delivery method. Under this method, incurred cost and estimated margin are recorded as revenue based on the ratio of costs incurred-to-date to total estimated costs at the completion of the contract. Accordingly, management must apply judgment to determine the estimated contract revenue and costs at completion. Total contract revenue estimates are based on negotiated contract prices and quantities. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable. Total contract cost projections require management to make numerous assumptions and estimates relating to items such as the complexity of design, availability and cost of materials, labor productivity and cost, overhead and capital costs and operational efficiency. Contract estimates are reviewed periodically to determine whether revisions to contract values or estimated costs at completion are necessary. The effects of changes in estimates resulting from any such revisions are reflected in the period the estimates are revised using a cumulative catch-up adjustment. Claims are included in revenue estimates only when it is probable that a reliably estimated increase in contract value will be realized. To the extent estimated total costs on a contract exceed the total estimate of revenue to be earned from the contract, the full value of the estimated loss is recorded in the period the loss is identified.

We recognize revenue on aircraft parts and services as the part is shipped or as the service is rendered.

Advertising Expenses. Advertising costs are expensed as incurred.

Research and Development. The Company performs research and development activities related to the development of new products and the improvement of existing products. Expenditures for research and development projects sponsored by the Company are expensed as incurred. Reimbursement of research and development costs under cost-sharing arrangements with vendors is recorded as a reduction to expense.

Shipping and Handling Costs. Shipping and handling costs are included in cost of sales.

Income Taxes. Deferred income tax assets and liabilities are recognized for future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to reduce deferred income tax assets to an amount that, in the opinion of management, will more likely than not be realized.

HBAC records an income tax expense or benefit based on the net income earned or net loss incurred in each tax jurisdiction and the tax rate applicable to that income or loss. In the ordinary course of business, there are transactions for which the ultimate tax outcome is uncertain. The final tax outcome of these matters may be different than the estimates originally made by management in determining the income tax provision. A change to these estimates could impact the effective tax rate and, subsequently, net income or net loss. The effect of changes in tax rates is recognized during the period in which the rate change occurs.

HBAC is included in the U.S. consolidated federal income tax return of HBI. Under the terms of an informal tax sharing agreement between HBAC and HBI, the amount of the cumulative tax liability of each member shall not exceed the total tax liability as computed on a separate return basis.

In July 2006, the FASB issued guidance which requires a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. HBAC adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes,” (codified primarily in FASB ASC Topic 740, Income Taxes) as of March 26, 2007. To the extent that our assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. See Note 14 for additional information about income taxes and their impact on the consolidated financial statements.

Cash and Cash Equivalents. Cash and cash equivalents consist of cash and short-term, highly liquid investments with original maturities of 90 days or less. We aggregate our cash balances by bank and reclassify any book overdrafts to accounts payable.

Allowance for Doubtful Accounts. The Company maintains an allowance for doubtful accounts to provide for the estimated amount of accounts receivable that will not be collected. The allowance is based upon an assessment of customer credit-worthiness, historical payment experience, the age of outstanding receivables and collateral, to the extent applicable. The allowance for doubtful accounts was $5.5 million and $4.1 million at December 31, 2010 and 2009, respectively.

Unbilled Revenue. Unbilled revenue is stated at cost plus estimated margin, but not in excess of realizable value. As costs incurred are on other than a straight-line basis, this revenue is recognized over contracted periods in proportion to total costs using historical evidence.

Inventories. Inventories are stated at cost (first-in, first-out or average cost), but not in excess of realizable value. Inventoried costs include direct engineering, production labor and material, as well as applicable overhead. HBAC records pre-owned aircraft acquired in connection with the sale of new aircraft at the lower of the trade-in value or estimated net realizable value. Inventories obtained in the Acquisition were reflected at fair value in the opening balance sheet of HBAC.

Property, Plant and Equipment. Property, plant and equipment are stated at cost. Major improvements are capitalized while expenditures for maintenance, repairs and minor improvements are charged to expense as incurred. Aircraft tooling is accounted for as a group. When assets, other than aircraft tooling, are retired or otherwise disposed of, the recorded costs of the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in income. When aircraft tooling assets are retired or replaced in the ordinary course of business, the recorded cost is charged to accumulated depreciation, regardless of the age of the asset, and no gain or loss is recognized. Software costs are capitalized as incurred and amortized over a range of 4 to 10 years.

Provisions for depreciation are computed using accelerated and straight-line methods. Depreciation provisions are based on estimated useful lives as follows:

Estimated Useful Life
Buildings	10 - 45 years
Aircraft and autos	4 - 10 years
Furniture, fixtures and office equipment	3 - 10 years
Tooling	12 years
Machinery and equipment	7 - 10 years

Aircraft tooling is depreciated using a composite depreciation rate with an estimated useful life of 12 years that reflects the blended estimates of the lives of major tooling asset components. Leasehold improvements are amortized over the lesser of the remaining life of the lease or the estimated useful life of the improvement. Property, plant and equipment were reflected at fair value in the opening balance sheet of HBAC. Depreciation of acquired property, plant and equipment obtained in the Acquisition is based on the evaluated remaining life of the assets at the date of the Acquisition.

Goodwill and Intangible Assets. Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired businesses. Intangible assets are recorded at cost or, when acquired as part of a business combination, at estimated fair value. Intangible assets with definite lives consist of certain trade names and trademarks, order backlog, customer relationships, technological knowledge and computer software and are amortized on a straight-line basis over their estimated useful lives. The weighted average amortization periods assigned to definite-lived intangible assets are: 3 years for order backlog, 8 years for computer software, 10 years for trademarks and trade names with definite lives, 15 years for technological knowledge and 17 years for customer relationships. Intangible assets with indefinite lives include certain trademarks and trade names and are not amortized.

Goodwill and intangible assets with indefinite lives are not amortized but are instead reviewed for impairment on an annual basis during the fourth quarter or upon the occurrence of events that may indicate possible impairment. HBAC conducts its review for impairment on an operating segment basis.

The assumptions, inputs and judgments used in performing the valuation analysis are inherently subjective and reflect estimates based on known facts and circumstances at the time the Company performs the valuation. These estimates and assumptions primarily include, but are not limited to, the discount rate; terminal growth rate; earnings before interest, taxes, depreciation and amortization (“EBITDA”) and capital expenditures forecasts. The use of different assumptions, inputs and judgments, or changes in circumstances, could materially affect the results of the valuation. Due to the inherent uncertainty involved in making these estimates, actual results could differ from our estimates. The following is a description of the primary valuation methodologies used to derive the fair value of the reporting segments:

•

Income Approach: To determine fair value, the Company discounted the expected cash flows of the reporting units. In estimating future cash flows, the Company relied on internally generated five-year forecasts for sales and operating profits, including capital expenditures, and generally a three percent long-term assumed annual growth rate of cash flows for periods after the five-year forecast. Discount rates were determined by weighting the required returns on interest-bearing debt and paid-in capital in proportion to their estimated percentages in an expected industry capital structure. Based on our analysis, the discount rates estimated for the segments carrying goodwill were 10% for Trainer/Attack Aircraft and 13% for Customer Support.

•

Market-Comparable Approach: The Company makes use of market price data of stocks of companies engaged in the same or similar line of businesses as that of the reporting unit. Specifically, the Company calculated multiples of total enterprise value (TEV) to EBITDA for comparable companies using data for the latest twelve months (LTM) ended September 2010, and for the 2011 projected year. In determining the concluded range of trailing and forward multiples, the Company compared the historical and expected performance of the comparable companies to those of the reporting units. The selected range of multiples were then multiplied by the LTM and projected 2011 EBITDA of these reporting units to determine fair value.

•

Market Transaction Approach: The Company assessed EBITDA multiples realized in actual purchase transactions of comparable companies. After the Company adjusted these multiples to account for the current economic climate, versus the period during which the transactions occurred, they were applied to the LTM EBITDA of the reporting units to determine fair value.

Equal weightings were assigned to the aforementioned model results to arrive at a final fair value estimate of the reporting unit.

The necessity for, and the amount of, any goodwill impairment is determined using a two-step process. The first step is to identify if a potential impairment is indicated by comparing the fair value of a segment with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the segment unit is not considered to be impaired and the second step of the impairment test is not necessary. However, if the carrying amount of a segment exceeds its fair value, the second step is performed for that reporting unit to determine if goodwill is impaired and to measure the amount of impairment loss that should be recognized, if any.

The second step, if necessary, compares the implied fair value of a segment’s goodwill with the carrying amount of that reporting unit’s goodwill. The process of determining such implied fair value of goodwill involves allocating the reporting unit’s fair value as determined in step one to all of the reporting unit’s assets and liabilities. If the implied fair value of goodwill exceeds the carrying amount, then goodwill is not considered impaired. However, if the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

Impairments of indefinite-lived intangible assets are recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable, and our estimate of discounted cash flows over the assets’ remaining useful lives is less than the carrying value of the assets. The fair value of these intangibles is measured using the relief-from-royalty method. This method is used to estimate the cost savings that accrue to the owner of an intangible asset who would otherwise have to pay royalties or license fees on revenues earned through the use of the asset. The royalty rate based on an analysis of empirical, market-derived royalty rates for comparable companies and an analysis of the profitability of the underlying businesses utilizing the name and related marks. The market-derived royalty rate is then applied to estimate the royalty savings. The net after-tax royalty savings are discounted using the weighted average cost of capital of our Business and General Aviation segment. Any excess carrying value over the fair value represents the amount of impairment.

See additional disclosure of these analyses in Note 9 to the Company’s Consolidated Financial Statements including the impairment charges recorded during the year ended December 31, 2010.

Impairment of Definite-lived Assets. Management determines whether definite-lived assets are to be held-for-use or held-for-disposal. Upon indication of possible impairment, management evaluates the recoverability of held-for-use definite-lived assets by measuring the carrying amount of the assets against the related estimated undiscounted future cash flows. When an evaluation indicates that the future undiscounted cash flows are not sufficient to recover the carrying value of the asset, the asset is written down to its estimated fair value. In order for definite-lived assets to be considered held-for-disposal, management must have committed to a plan to dispose of the assets. Once deemed held-for-disposal, the assets are stated at the lower of carrying amount or net realizable value.

We will continue to perform our annual impairment testing during the fourth quarter each year absent any impairment indicators or other changes that may necessitate more frequent impairment analysis.

See additional disclosure of these analyses in Note 9 to the Company’s Consolidated Financial Statements including the impairment charges recorded during the year ended December 31, 2010.

Debt Issuance Costs. Debt issuance costs are incurred to obtain long-term financing and are amortized over the terms of the related debt. The amortization of debt issuance costs is classified as interest expense.

Notes Payable and Current Portion of Long-Term Debt. Notes payable and current portion of long-term debt consist of the balances due on promissory notes related to a third party financing arrangement and the portion of long-term debt due within twelve months of the balance sheet date.

Advance Payments and Billings in Excess of Costs Incurred. Advance payments and billings in excess of costs incurred represents cash collected from customers in advance of revenue recognition and consists of deposits on commercial aircraft contracts, advances and performance-based payments from government or special mission customers in excess of recorded cost and recognized margin.

Fair Value of Financial Instruments. The carrying amount of cash and cash equivalents, accounts and notes receivable, and accounts payable and notes payable approximates fair value due to the short maturities of these instruments. See Note 6 for information about the fair value of our financial instruments.

Derivative Instruments. We use derivative instruments in the form of foreign currency forward contracts (“foreign currency contracts”) and interest rate swap agreements to hedge our economic exposure to changes in the variability of future cash flows attributable to changes in foreign exchange rates and interest rates. Foreign currency contracts are used to hedge forecasted vendor payments in foreign currency, and interest rate swaps are used to hedge forecasted interest payments and the risk associated with changing interest rates of our variable rate debt. Our derivative instruments are executed with creditworthy institutions, and we do not hold or issue derivative instruments for trading or speculative purposes.

When allowed, we designate our derivative instruments as cash flow hedges. At inception, we document the hedging relationship, as well as our risk-management objective and strategy for undertaking the hedging transaction. We assess, at hedge inception and on an ongoing basis, whether the derivative instrument is highly effective in offsetting changes in the hedged item. Derivative instruments are recognized on the balance sheet at fair value. For derivative instruments designated as cash flow hedges, the effective portion of the change in fair value of the derivative instruments is recorded in other comprehensive income (loss), and any ineffective portion is recorded in earnings. At maturity, amounts in accumulated other comprehensive income are reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Occasionally, we may hold foreign currency forward contracts for economic purposes that are not designated for hedge accounting treatment. For these derivative instruments, changes in fair value are recorded in earnings immediately. For all derivative instruments, the gain or loss recorded in earnings is included in cost of sales for foreign currency contracts and interest expense for interest rate swaps. The cash flows related to all derivative instruments are reported as operating activities in the statement of cash flows. For more information about our derivative instruments and hedging activities, see Note 11.

Stock-Based Compensation. Employee stock-based compensation, which is described more fully in Note 16, is accounted for in accordance with GAAP. The Company’s primary types of stock-based compensation include employee stock options and restricted stock. Fair value is determined at the date of grant and is recorded as compensation expense over the requisite service period.

Pension and Other Postretirement Benefits. The Company maintains various defined benefit pension and postretirement plans for our employees. These plans include significant pension and postretirement benefit obligations, which are calculated based on actuarial valuations. Key assumptions used in determining these obligations and related expenses include expected long-term rates of return on plan assets, discount rates and healthcare projection costs. The Company evaluates and updates these assumptions annually. The Company also makes assumptions regarding employee demographic factors such as retirement patterns, mortality, turnover and the rate of compensation increases.

The Company recognizes the overfunded or underfunded status of our defined benefit pension and postretirement benefits plans on the statement of financial position with a corresponding adjustment to accumulated other comprehensive income (loss). Actuarial gains and losses that are not immediately recognized as net periodic benefit cost are recognized as a component of other comprehensive income (loss) and amortized into net periodic benefit cost in future periods. For more information about the Company’s pension and other postretirement benefits, see Note 15.

Foreign Currency Translation. The functional currency of certain foreign subsidiaries is the applicable local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted-average exchange rate during the period.

3.	Recent Accounting Pronouncements

In September 2009, the Financial Accounting Standards Board (“FASB”) issued an update to the authoritative guidance for revenue recognition related to multiple-deliverable arrangements. This update removes the objective-and-reliable-evidence-of-fair-value criterion from the separation criteria used to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, replaces references to “fair value” with “selling price” to distinguish from the fair value measurements required under the authoritative guidance for fair value measurements and disclosures, provides a hierarchy that entities must use to estimate the selling price, eliminates the use of the residual method for allocation, and expands the ongoing disclosure requirements. This update is effective in fiscal years beginning on or after June 15, 2010 and can be applied prospectively or retrospectively. The Company adopted this policy during the year ended December 31, 2010 on a prospective basis.

In January 2010, the FASB issued new standards in the ASC topic on Fair Value Measurements and Disclosures. These standards require new disclosures on the amount and reason for transfers in and out of Level 1 and 2 fair value measurements. The standards also require disclosure of activities, including purchases, sales, issuances, and settlements within the Level 3 fair value measurements. The standards also clarify existing disclosure requirements on levels of disaggregation and disclosures about inputs and valuation techniques. The new disclosures regarding Level 1 and 2 fair value measurements and clarification of existing disclosures were effective for the Company beginning with the Company’s Form 10-Q for the first quarter of 2010. The adoption of this standard did not have a material impact on the Company’s financial statements. The disclosures about the rollforward of information in Level 3 are required for the Company with its first interim filing in 2011. The Company does not expect the adoption of this standard to have a material impact on its financial statements.

Other new pronouncements issued but not effective until after December 31, 2010 are not expected to have a material effect on our financial position, results of operations or cash flows.

4.	Sale of Fuel and Line Operations

During the year ended December 31, 2008, the Company sold its wholly-owned fuel and line operations to BBA Aviation plc for gross cash proceeds of $128.5 million. The transaction included fuel and line operations at seven domestic U.S. locations in: Atlanta, Georgia; Houston and San Antonio, Texas; Indianapolis, Indiana; Tampa, Florida; Van Nuys, California; and Wichita, Kansas. The Company retained its factory-owned maintenance and customer support facilities at these locations. Operations in Little Rock, Arkansas; Chester, England, U.K.; and Toluca, Mexico were not affected. Sales recorded for the fuel and line operations, which are included in the Customer Support segment, were $48.5 million for our period of ownership during the year ended December 31, 2008. The Company recorded an immaterial loss on the sale of the fuel and line operations. The fuel and line operations did not qualify as a discontinued operation.

5.	Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consisted of the following:

	December 31, 2010			December 31, 2009			December 31, 2008
(In millions)	Gross Amount	Tax Benefit Provision	Net	Gross Amount	Tax Benefit Provision	Net	Gross Amount	Tax Benefit Provision	Net
Net loss on pension and other benefits	$(235.8)	$(32.2)	$(268.0)	$(181.9)	$(32.2)	$(214.1)	$(233.1)	$(16.0)	$(249.1)
Prior service cost	(15.6)	(0.2)	$(15.8)	(18.9)	(0.2)	(19.1)	(26.6)	(1.8)	(28.4)
Unrealized loss on cash flow hedges	(12.9)	(8.5)	$(21.4)	(27.8)	(8.5)	(36.3)	(133.5)	7.0	(126.5)
Foreign currency translation	(5.8)	0.6	$(5.2)	(5.2)	0.6	(4.6)	(6.5)	1.2	(5.3)

Total	$(270.1)	$(40.3)	$(310.4)	$(233.8)	$(40.3)	$(274.1)	$(399.7)	$(9.6)	$(409.3)

During the year ended December 31, 2009, the Company recorded income tax expense of $28.8 million in other comprehensive loss, with a corresponding income tax benefit in the statement of operations, as a result of applying intraperiod tax allocation rules. As of December 31, 2009, the Company had released $1.9 million of tax benefit related to foreign currency forward contracts that matured in 2009 from other comprehensive loss as a result of establishing a valuation allowance. The Company expects to record income tax expense of $8.5 million in 2011 related to the release of tax expense lodged in other comprehensive loss on foreign currency forward contracts and interest rate swaps that will mature in 2011.

6.	Fair Value Measurements

Effective January 1, 2008, the Company adopted a newly issued accounting standard for fair value measurements. The standard defines fair value, establishes a framework for measuring fair value and requires expanded disclosures regarding fair value measurements. The Company performed an analysis of all existing financial assets and financial liabilities measured at fair value on a recurring basis to determine the significance and character of all inputs used to determine their fair value. Financial instruments carried at fair value on the Company’s balance sheet include cash and cash equivalents and derivatives. The Company’s other financial instruments, including accounts receivable, prepaid expenses, accounts payable, accrued interest payable, short-term borrowings and long-term debt, are carried at cost or amortized cost. The carrying values of the Company’s short-term receivables, prepaid expenses, accrued interest payable and payables approximate their fair value because of their nature and respective maturity dates or durations.

The Company also uses derivatives to manage foreign currency risk and interest rate risk for non-trading purposes. The Company carries the instruments at fair value on our balance sheet. The derivatives section below details the Company’s derivatives and fair values as of December 31, 2010. The fair values are classified as long-term or short-term based on anticipated settlement date. Any change in fair value is included in income or accumulated other comprehensible income, depending upon the designation of the derivative as a cash flow hedge.

The Company carries its long-term debt at amortized cost. The table below details the long-term debt and fair values as of December 31, 2010 and 2009. The fair value of long-term debt is estimated based on prices provided by quoted markets and third-party brokers.

The standard establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into the following three broad categories:

Level 1 Inputs – Quoted prices for identical assets and liabilities in active markets.

Level 2 Inputs – Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; observable inputs other than quoted prices; and inputs that are derived principally from or corroborated by other observable market data.

Level 3 Inputs – Unobservable inputs reflecting the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

The following table presents financial assets and liabilities measured at fair value on a recurring basis:

	December 31, 2010			December 31, 2009
(In millions)	(Level 1)	(Level 2)	(Level 3)	(Level 1)	(Level 2)	(Level 3)
Assets
Cash equivalents	$395.7	$—	$—	$559.7	$—	$—

Total	$395.7	$—	$—	$559.7	$—	$—

Liabilities
Foreign currency forward contracts	$—	$—	$—	$—	$(28.0)	$—
Interest rate swaps	—	(8.6)	—	—	(20.9)	—

Total	$—	$(8.6)	$—	$—	$(48.9)	$—

The foreign currency forward contracts and the interest rate swaps were recorded at fair value in the Company’s statement of financial position as follows:

	December 31, 2010		December 31, 2009
(In millions)	Foreign Currency Forward Contracts	Interest Rate Swaps	Foreign Currency Forward Contracts	Interest Rate Swaps
Other accrued expenses-current	$—	$(8.6)	$(28.0)	$—
Other long-term liabilities	—	—	—	(20.9)

Net derivative liability	$—	$(8.6)	$(28.0)	$(20.9)

Derivative financial instruments are valued using an income valuation approach. The fair value of the foreign currency forward contracts is calculated as the present value of the forward rate less the contract rate multiplied by the notional amount. The fair value of the interest rate swaps is derived from discounted cash flow analyses based on the terms of the contract and the interest rate yield curve. The fair value measurements also incorporate credit risk. For derivatives in a liability position, the Company incorporated its own credit risk, and, for derivatives in an asset position, the counterparty’s credit risk is incorporated. To measure credit risk, the Company modifies its discount rate to include the applicable credit spread, which is calculated as the difference between the relevant entity’s yield curve (or average yield curve for similarly rated companies, if the specific entity’s yield curve is not available) and LIBOR, for the derivative. Significant inputs to these valuation models include forward rates, interest rates and yield curves, which are obtained from third-party pricing services. These inputs are derived principally from, or corroborated by, other observable market data and are therefore considered to be Level 2 inputs. The Company’s valuations do not include any significant Level 3, or unobservable, inputs.

The estimated fair value of long-term debt is based on indicative broker pricing. The following table presents the carrying amount and estimated fair value of long-term debt in accordance with the accounting standard for fair value measurements:

	December 31, 2010		December 31, 2009
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Senior secured term loan (including current portion)	$1,251.3	$1,091.7	$1,264.3	$938.7
Incremental secured term loan due 2014	188.2	$186.4	188.0	184.2
Senior fixed rate notes	182.9	$140.4	182.9	128.7
Senior PIK-election notes	302.6	$230.0	288.7	176.1
Senior subordinated notes	145.1	$82.4	145.1	92.9

Total	$2,070.1	$1,730.9	$2,069.0	$1,520.6

The following table presents non-financial assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2010:

	December 31, 2010				Total
(In millions)	Total	(Level 1)	(Level 2)	(Level 3)	Gains(Losses)
Goodwill	$259.5	$—	$—	$259.5	$—
Indefinite-lived intangible assets	340.0	—	—	340.0	(13.0)
Definite-lived assets held for use	599.4	—	—	599.4	(3.6)

Total	$1,198.9	$—	$—	$1,198.9

The following table presents non-financial assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2009:

	December 31, 2009				Total
(In millions)	Total	(Level 1)	(Level 2)	(Level 3)	Gains(Losses)
Goodwill	$259.5	$—	$—	$259.5	$(340.1)
Indefinite-lived intangible assets	352.8	—	—	352.8	(108.2)
Definite-lived assets held for use	603.0	—	—	603.0	(73.0)

Total	$1,215.3	$—	$—	$1,215.3

The losses shown in the table above reflect impairment charges recorded during the years ended December 31, 2010 and 2009. Refer to Note 9, “Goodwill and Intangibles” for further information.

7.	Product Warranty

Warranty provisions related to commercial aircraft and parts sales are determined based upon an estimate of costs that may be incurred for warranty services over the period of coverage from one to five years with limited additional coverage up to 10 years on the Hawker 4000. The Company estimates its warranty costs based on historical warranty claim experience. The warranty accrual is reviewed quarterly to verify that it appropriately reflects the estimated remaining obligation based on the anticipated expenditures over the balance of the obligation period. Adjustments are made when actual warranty claim experience causes management to revise its estimates. The effects of changes in estimates are reflected in the period the estimates are revised.

Activity related to commercial aircraft and parts warranty provisions, the majority of which is recorded in other long-term liabilities on the balance sheet, was as follows:

(In millions)	December 31, 2010	December 31, 2009
Beginning balance	$67.9	$67.3
Accrual for aircraft and part deliveries	21.5	27.2
Reversals related to prior period deliveries	(0.6)	(3.2)
Warranty services provided	(26.8)	(23.4)

Ending balance	$62.0	$67.9

Warranty provisions related to aircraft deliveries on contracts accounted for using the cost-to-cost method to measure progress towards completion are recorded as contract costs as the warranty work is performed. The estimation of these costs is an integral part of the revenue recognition process for these contracts.

8.	Inventories

Inventories consisted of the following:

(In millions)	December 31, 2010	December 31, 2009
Finished goods	$165.3	$157.4
Work in process	663.5	811.2
Materials and purchased parts	231.1	330.3

Total	$1,059.9	$1,298.9

Net non-cash transfers of $8.0 million for the twelve months ended December 31, 2010 were excluded from changes in inventories in the statement of cash flows for aircraft physically transferred from inventory to property, plant and equipment. Net non-cash transfers of $21.5 million for the twelve months ended December 31, 2009 were excluded from changes in inventories in the statement of cash flows for aircraft physically transferred from property, plant and equipment to inventory.

9.	Goodwill and Intangibles

The Company’s goodwill balance of $259.5 million resides in the Trainer/Attack Aircraft ($222.0 million) and Customer Support ($37.5 million) segments. The Company performed the annual test for both segments during the fourth quarter with no indication of impairment. In both reporting units, the calculated fair value exceeded the carrying value of the net assets by more than 25%.

During the year ended December 31, 2009, the Company concluded that it was more likely than not that the fair value of one of its Business and General Aviation segment had been reduced below its carrying value. Accordingly, the Company performed an interim review of the value of its goodwill and indefinite-lived intangible assets during the third quarter of 2009. Based on this analysis, the Company concluded the implied fair value of the goodwill of its Business and General Aviation segment was zero. This resulted in the Company recording an impairment charge of $340.1 million during the year ended December 31, 2009. The primary cause of the goodwill impairment was the overall decline in the market value of the segment resulting from adverse global economic conditions and the Company’s expectations as to the timing of a recovery in the general aviation market.

Indefinite-Lived Intangible Assets

The Company’s indefinite-lived intangible assets reside in the Business and General Aviation segment. During the fourth quarter, the Company performed its annual impairment test by comparing the assets’ fair values to their carrying amounts. Based on this analysis, the Company recorded a non-cash impairment charge of $13 million to reduce the carrying value of our Beechcraft trade name. This decrease in value was attributable primarily to the Company’s decision in the fourth quarter of 2010 to rebrand the Premier 1A, currently a Beechcraft model line, as a Hawker 200 in 2012. A 5% decrease in total projected royalties, or a 1% increase in the discount rate, would have resulted in additional impairments of $6 million and $10 million, respectively. This analysis also indicated the fair value of the Hawker brand name was equal to its carrying value. A 5% decrease in total projected royalties, or a 1% increase in the discount rate, would have resulted in an impairment charge of $10 million and $17 million, respectively.

During the year ended December 31, 2009, the Company performed an assessment of the fair value of its indefinite-lived intangible assets and recorded non-cash impairment charges of $107.8 million related to the “Hawker” trade name and $0.4 million related to the “Bonanza” trade name to reduce the carrying values to fair value. The impairment was caused by a decrease in the expected cash flows from the underlying products as a result of the depressed business and general aviation market and resulting reduced production volumes and downward pricing pressure.

Changes in the net carrying amount of indefinite-lived intangible assets were as follows:

(In millions)	Business and General Aviation
Balance at January 1, 2009
Trademarks / trade names - indefinite lives	$461.0
Intangibles acquired during the year	—
Impairment losses recognized during the period	(108.2)

Balance at December 31, 2009	352.8
Intangibles acquired during the year	0.2
Impairment losses recognized during the period	(13.0)

Balance at December 31, 2010	$340.0

Definite-Lived Intangible Assets

During the fourth quarter of 2010, the Company announced decisions to rebrand the Beechcraft Premier 1A as the Hawker 200 and to suspend Hawker 400 production temporarily to realign supply with demand. In response to these impairment indicators, the Company performed an analysis of undiscounted cash flows attributable to their definite-lived intangible assets. Based on this analysis, the Company recorded a $2.9 million charge to fully impair the value of the Premier trade name and a $0.7 million charge to impair jet technology related to the Hawker 400.

During the year ending December 31, 2009, the company also performed an analysis of the potential impairment lives of its identifiable intangible assets and recorded impairment charges totaling $73.0 million to reduce the carrying value of certain assets to their fair values. The primary reason for the impairment was a decrease in expected cash flows from the products underlying the recorded asset values due to reduced production volume and downward pricing pressures.

Changes in the net carrying amount of definite-lived intangible assets for the year ended December 31, 2010 are as follows:

(In millions)	Definite-Lived Intangibles, gross January 1, 2010	Accumulated Amortization January 1, 2010	Intangibles Acquired During the Period	Impairment Losses During the Period	Amortization During the Period	Definite-Lived Intangibles, net December 31, 2010	Accumulated Impairment Losses
Technological knowledge	$309.0	$(70.3)	$—	$(0.7)	$(20.0)	$218.0	$(71.4)
Customer relationships	228.0	(39.6)	—	—	(14.4)	174.0	—
Computer software	44.0	(20.3)	9.7	—	(6.3)	27.1	—
Order backlog	61.0	(58.4)	—	—	(2.6)	—	(1.0)
Trademarks/tradenames - definite lives	5.0	(1.6)	—	(2.9)	(0.5)	—	(4.2)

Total	$647.0	$(190.2)	$9.7	$(3.6)	$(43.8)	$419.1	$(76.6)

Changes in the net carrying amount of definite-lived intangible assets for the year ended December 31, 2009 were as follows:

(In millions)	Definite-Lived Intangibles, gross January 1, 2009	Accumulated Amortization January 1, 2009	Intangibles Acquired During the Period	Impairment Losses During the Period	Amortization During the Period	Definite-Lived Intangibles, net December 31, 2009	Accumulated Impairment Losses
Technological knowledge	$380.0	$(45.7)	$—	$(70.7)	$(24.6)	$239.0	$(70.7)
Customer relationships	228.0	(25.2)	—	—	(14.4)	188.4	—
Computer software	40.5	(12.5)	3.5	—	(7.8)	23.7	—
Order backlog	62.0	(43.5)	—	(1.0)	(14.9)	2.6	(1.0)
Trademarks/tradenames - definite lives	6.0	(1.1)	—	(1.3)	(0.5)	3.1	(1.3)

Total	$716.5	$(128.0)	$3.5	$(73.0)	$(62.2)	$456.8	$(73.0)

Amortization expense was $43.8 million and $62.2 million for the years ended December 31, 2010 and 2009, respectively. Amortization expense is expected to approximate $38.2 million, $36.8 million, $36.2 million, $35.9 million and $35.7 million for the years ending 2011 through 2015, respectively.

10.	Property, Plant and Equipment, net

Property, plant and equipment, net consisted of the following:

(In millions)	December 31, 2010	December 31, 2009
Land	$27.0	$29.5
Buildings and leasehold improvements	160.8	160.5
Aircraft and autos	59.5	40.9
Furniture, fixtures and office equipment	7.8	5.5
Tooling	411.3	397.5
Machinery and equipment	106.5	106.8
Construction in process	18.0	29.7

	$790.9	$770.4
Less accumulated depreciation	308.7	220.6

Property, plant and equipment, net	$482.2	$549.8

Depreciation expense was $90.6 million, $91.0 million, and $85.6 million for the years ended December 31, 2010, 2009 and 2008, respectively.

In conjunction with the impairment testing of its goodwill and indefinite-lived intangible assets discussed above, the Company also performed an analysis of the potential impairment and re-assessed the remaining asset lives of its property, plant and equipment as of December 31, 2010. The testing resulted in an impairment charge of $9.0 million related to tooling assets due to a decrease in expected cash flows attributable to the Hawker 400XP product line as a result of reduced production plans.

The results of the remaining asset lives re-assessment, however, indicated a need to reduce the lives of certain operating plants to have a remaining useful life of one year based on the Company’s decision to relocate certain operating activities.

Changes in the net carrying amount of property, plant and equipment for the twelve months ended December 31, 2010 are as follows:

(In millions)	PP&E, gross January 1, 2010	Accumulated Depreciation as of January 1, 2010	Assets Acquired/ Disposed/ Transferred During the Period	Impairment Losses During the Period	Depreciation During the Period	PP&E, net December 31, 2010	Accumulated Impairment Losses
Land	$29.5	$—	$(2.5)	$—	$—	$27.0	$—
Buildings and leasehold improvements	160.5	(25.5)	1.0	—	(10.9)	125.1	(1.5)
Aircraft and autos	40.9	(11.9)	19.3	—	(5.5)	42.8	—
Furniture, fixtures and office equipment	5.5	(2.6)	2.3	—	(1.2)	4.0	—
Tooling	397.5	(134.9)	22.9	(9.0)	(56.5)	220.0	(30.4)
Machinery and equipment	106.8	(45.7)	0.7	—	(16.5)	45.3	—
Construction in process	29.7	—	(11.7)	—	—	18.0	—

Total	$770.4	$(220.6)	$32.0	$(9.0)	$(90.6)	$482.2	$(31.9)

In conjunction with the impairment testing of its goodwill and indefinite-lived intangible assets for the year ended December 31, 2009, the Company performed an analysis of the potential impairment and re-assessed the remaining asset lives of its property, plant and equipment. The analysis and re-assessment resulted in an impairment charge of $22.9 million, of which $21.4 million is in cost of sales and $1.5 million is in operating expense, due to a decrease in expected cash flows from the products underlying the recorded asset values due to reduced production volume and downward pricing pressures.

Changes in the net carrying amount of property, plant and equipment for the twelve months ended December 31, 2009 are as follows:

(In millions)	PP&E, gross January 1, 2009	Accumulated Depreciation as of January 1, 2009	Assets Acquired/ Disposed/ Transferred During the Period	Impairment Losses During the Period	Depreciation During the Period	PP&E, net December 31, 2009	Accumulated Impairment Losses
Land	$29.5	$—	$—	$—	$—	$29.5	$—
Buildings and leasehold improvements	149.8	(15.5)	12.5	(1.5)	(10.3)	135.0	(1.5)
Aircraft and autos	59.0	(9.4)	(12.4)	—	(8.3)	28.9	—
Furniture, fixtures and office equipment	4.7	(1.6)	0.8	—	(1.1)	2.8	—
Tooling	389.3	(82.2)	30.8	(21.4)	(53.8)	262.7	(21.4)
Machinery and equipment	101.7	(28.4)	5.3	—	(17.5)	61.1	—
Construction in process	44.9	—	(15.1)	—	—	29.8	—

Total	$778.9	$(137.1)	$21.9	$(22.9)	$(91.0)	$549.8	$(22.9)

11.	Derivatives and Hedging Activities

The Company uses derivative instruments in the form of foreign currency forward contracts and interest rate swap contracts to hedge its economic exposure to changes in the variability of future cash flows attributable to changes in foreign exchange rates and interest rates, and, when appropriate, we designate these instruments as cash flow hedges. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. The Company believes its derivative instruments are executed with creditworthy institutions, and the Company does not hold or issue derivative instruments for trading or speculative purposes.

Foreign Currency Forward Contracts

The Company uses foreign currency forward contracts to hedge forecasted United Kingdom pound sterling inventory purchases. Notional amounts outstanding at December 31, 2010 and 2009 based on contract rates were $0.3 million and $219.0 million, respectively. The maturity dates of the foreign currency forward contracts outstanding at December 31, 2010 extend through January 2011. For the year ended December 31, 2010, the net loss recognized in earnings due to ineffectiveness or for foreign currency forward contracts not designated or de-designated was $5.3 million. For the year ended December 31, 2009, the net loss recognized in earnings due to ineffectiveness or for foreign currency forward contracts not designated or de-designated was $26.5 million. For the year ended December 31, 2008, a net loss of $0.3 million was recognized in earnings due to hedge ineffectiveness, and a net loss of $0.6 million was recognized for foreign currency contracts not designated in a hedging relationship. As of December 31, 2010, $5.5 million of net unrealized losses on contracts designated and effective as cash flow hedges are expected to be reclassified from accumulated other comprehensive income into earnings over the next twelve months as the underlying transactions mature and the hedged items impact earnings.

As a result of depressed demand in the business and general aviation market, the Company has reduced production rates and, as a result, reduced purchase volumes including previously forecast United Kingdom pound sterling inventory purchases. As a result, the Company discontinued cash flow hedge accounting for foreign currency forward contracts when the underlying inventory purchase transactions are no longer probable. The impact of the discontinuation of cash flow hedge accounting is included in the net losses discussed above. The Company may purchase offsetting foreign currency forward contracts as market conditions allow. The Company will continue to record the change in fair value of these foreign currency forward contracts in earnings.

Interest Rate Swap

The Company entered into an interest rate swap agreement (“the swap”) in April 2007 to effectively convert a portion of its variable rate debt to fixed rate debt. The notional amount of the swap is $150.0 million and matures on December 31, 2011.

The Company entered into an additional interest rate swap agreement in June 2009 to effectively convert a portion of its variable rate debt to fixed rate debt. The notional amount of the swap is $300.0 million and matures on June 30, 2011.

The Company’s counterparty syndicated 40% of the April 2007 swap agreement by entering into risk participation agreements with a subsidiary of Lehman Brothers Holding, Inc. (“Lehman”) and another financial institution. On September 15, 2008, Lehman filed for Chapter 11 bankruptcy, which triggered termination of its risk participation agreement with the Company’s counterparty. As agreed with the Company’s counterparty, the swap was amended to increase the fixed rate by four basis points to 4.95% to compensate the Company’s counterparty for assuming the additional credit risk. The Company de-designated the cash flow hedging relationship under the original terms of the swap and re-designated the amended swap in a new cash flow hedging relationship. The deferred loss associated with the de-designated hedge is being amortized over the life of the debt.

For the years ended December 31, 2010 and 2009, the Company reclassified losses of $2.7 million and $5.6 million, respectively, from accumulated other comprehensive income into interest expense related to the de-designation of the original hedging relationship. For the year ended December 31, 2010, the net gain recognized in earnings due to ineffectiveness for the new hedging relationship was $15.0 million. No ineffectiveness was recognized for the year ended December 31, 2009. As of December 31, 2010, a loss of $0.3 million is expected to be reclassified from accumulated other comprehensive income into interest expense over the next twelve months related to the de-designation of the original hedging relationship.

The following tables disclose the effects derivative instruments have on the Company’s statements of financial position, operations, and cash flows:

		December 31, 2010	December 31, 2009
(In millions)	Statement of Financial Position Location	Fair Value	Fair Value
Derivatives designated as hedging instruments:
Interest rate contracts, non-current	Other long-term liabilities	$—	$18.1
Interest rate contracts, current	Other accrued expenses	8.3	—
Foreign exchange contracts, current	Other accrued expenses	—	13.1

Total derivatives designated as hedging instruments		$8.3	$31.2

Derivatives not designated as hedging instruments:
Interest rate contracts, non-current	Other long-term liabilities	$—	$2.8
Interest rate contracts, current	Other accrued expenses	0.3	—
Foreign exchange contracts, current	Other accrued expenses	—	14.9

Total derivatives not designated as hedging instruments		$0.3	$17.7

Total derivatives		$8.6	$48.9

The following tables disclose the effect of derivative instruments on the Consolidated Statements of Operations for the years ended December 31, 2010 and 2009 (in millions):

Derivatives not in Cash Flow Hedging Relationships
	Amount of Loss Recognized in Income on Derivative		Location of Loss Recognized in Income
(In millions)	December 31, 2010	December 31, 2009	on Derivative
Interest rate contracts	$(2.7)	$(5.6)	Interest expense, net
Foreign exchange contracts	(5.3)	(26.5)	Cost of sales

Total	$(8.0)	$(32.1)

Derivatives in Cash Flow Hedging Relationships
	Amount of Gain/(Loss) Recognized in OCI on Derivatives (effective portion)		Amount of Gain/(Loss) Reclassified from Accumulated OCI into Income (effective portion) (1)		Amount of Gain/(Loss) Recognized in Income on Derivatives (Ineffective Portion and Amount Excluded from Effectiveness Testing) (1)
	Years Ended		Years Ended		Years Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Interest rate contracts	$(2.8)	$9.5	$—	$—	$15.0	$—
Foreign exchange contracts	(4.5)	26.8	(19.4)	(29.7)	—	—

Total	$(7.3)	$36.3	$(19.4)	$(29.7)	$15.0	$—

(1)	Amounts related to interest rate contracts are included in Interest expense, net and amounts related to foreign exchange rates are included in Cost of sales.

12.	Restructuring

During the year ended December 31, 2010, the Company continued restructuring actions in response to lower aircraft production rates due to depressed demand in the general aviation industry and as part of the Company’s on-going cost reduction initiatives. During the years ended December 31, 2010 and 2009, the Company recorded pre-tax charges of $14.9 million and $34.1 million, respectively, related to restructuring costs, costs to exit facilities, and related items, net, on its Consolidated Statements of Operations, as follows:

•	Workforce Reduction. Charges of $14.0 million and $29.0 million for the years ended December 31, 2010 and 2009, respectively, related to our decision to reduce staffing; and

•

Exit and Other Consolidation Activities. A $0.9 million charge for the year ended December 31, 2010 related to the exit from a leased facility and charges of $3.8 million and $1.3 million for the year ended December 31, 2009 related to the exit from a leased facility and other consolidation activities, respectively.

The following table shows pre-tax charges for the years ended December 31, 2010 and 2009:

	Year Ended
(In millions)	December 31, 2010	December 31, 2009
Business and General Aviation	$14.0	$32.3
Trainer Aircraft	0.8	1.0
Customer Support	0.1	0.8

Total	$14.9	$34.1

Changes in our restructuring and other reserve balances for the periods shown, which are recorded on the Consolidated Statement of Financial Position as other accrued expenses, are shown in the table as follows:

(In millions)	Facilities and Other Consolidation Costs	Severance and Related Costs	Total
Balance at January 1, 2009	$—	$0.2	$0.2
Accruals	5.1	29.0	$34.1
Payments	(4.2)	(27.4)	$(31.6)

Balance at December 31, 2009	0.9	1.8	2.7
Accruals	0.9	14.0	$14.9
Payments	(0.7)	(11.6)	$(12.3)

Balance at December 31, 2010	$1.1	$4.2	$5.3

The facilities and other consolidation costs represent costs related primarily to future lease payments for facility closures.

13.	Debt and Notes Payable

Debt and notes payable consisted of the following:

(In millions)	December 31, 2010	December 31, 2009
Short-term debt:
Notes payable	$59.6	$60.2
Revolving credit facility	—	235.0
Current portion of long-term debt	15.0	15.0

Total short-term debt	74.6	310.2

Senior secured term loan due 2014, net of current portion	1,238.3	1,251.3
Incremental secured term loan due 2014, net of current portion	186.2	186.0
Senior fixed rate notes due 2015	182.9	182.9
Senior PIK-election notes due 2015	302.6	288.7
Senior subordinated notes due 2017	145.1	145.1

Total long-term debt	2,055.1	2,054.0

Total debt	$2,129.7	$2,364.2

The average floating interest rate on the senior secured term loan was 3.39% at December 31, 2010 and 3.36% at December 31, 2009.

Notes payable represents a deferred payment obligation to a supplier under which the supplier is paid by the lender upon the Company’s receipt of goods. The Company pays the lender within 155 days under the terms of the underlying short-term promissory notes, with interest determined at the five month LIBOR plus 5.00% for those notes issued after May 1, 2009. At December 31, 2010 and 2009, respectively, the Company had $59.6 million and $60.2 million of outstanding notes payable at a weighted-average interest rate of 5.40% and 5.50%. The issuance of these notes was treated as a non-cash financing transaction. During the years ended December 31, 2010 and 2009, respectively, $158.1 million and $148.9 million of notes were issued.

In March 2007, in connection with the Acquisition, the Company executed a $1,810.0 million credit agreement that included a $1,300.0 million secured term loan, a $400.0 million secured revolving credit facility and a $110.0 million synthetic letter of credit facility. In March 2008, the Company reduced the synthetic letter of credit facility to $75.0 million. At December 31, 2010, the Company had issued letters of credit totaling $37.6 million under the synthetic facility and had $37.4 million available for issuances.

In December 2008, the Company amended the credit agreement to allow it to prepay, up to a maximum of $300.0 million, the secured term loan at a discount price to par to be determined pursuant to certain auction procedures.

Also in March 2007, in connection with the Acquisition, HBAC issued $1,100.0 million of notes, including $400.0 million of senior fixed rate notes due April 2015, $400.0 million of senior PIK-election notes due April 2015 and $300.0 million of senior subordinated notes due April 2017. In February 2008, HBAC exchanged these notes for new notes with identical terms, except that the new notes have been registered under the Securities Act of 1933 and do not bear restrictions on transferability mandated by the Securities Act of 1933 or certain penalties for failure to file a registration statement relating to the exchange. The notes are unsecured obligations and are guaranteed by certain current and future wholly-owned subsidiaries that guarantee HBAC’s obligations under the senior secured credit facilities. Interest on the notes is paid semi-annually on April 1 and October 1. The interest rate for the senior fixed rate notes and senior subordinated notes is 8.50% and 9.75%, respectively, and is payable in cash. Up through and including April 2011, HBAC has been able to elect to pay interest on the senior PIK-election notes, at its option: entirely in cash, entirely by increasing the principal amount of the senior PIK-election notes (“PIK interest”), or 50% cash interest and 50% PIK interest. Cash interest will accrue at a rate of 8.875% per annum and PIK interest will accrue at a rate of 9.625% per annum. HBAC has been able to elect the form of interest payment with respect to each interest period prior to the beginning of the applicable interest period. The Company elected to make the April 1, 2010 interest payment by issuing additional PIK interest rather than by paying in cash. The Company made the October 1, 2010 interest payment in cash and has elected to make the April 1, 2011 interest payment in cash.

On June 2, 2009, the Company completed a cash tender offer to purchase a portion of our outstanding Senior Fixed Rate Notes, Senior PIK-Election Notes and Senior Subordinated Notes. The tender offer resulted in the purchase of $274.5 million aggregate principal amount of our debt securities for $96.1 million in cash, realizing a net gain of $175.0 million after considering transaction fees, a $3.8 million charge to reduce the carrying value of deferred debt issuance cost for the portion of the notes purchased and an allocation of a portion of the cash settlement amount to the accrued but unpaid PIK-Election which would have increased the principal balance of the Senior PIK-Election Notes had the underlying notes not been purchased. During the first quarter of 2009, the Company purchased $222.1 million of our outstanding notes for $41.0 million in cash, realizing a net gain of $177.1 million after considering a $4.0 million charge to reduce the carrying value of deferred debt issuance cost for the portion related to the notes purchased. The Company also paid $2.6 million in accrued but previously unpaid interest on the Senior Fixed Rate Notes and Senior Subordinated Notes purchased. The tender offer, along with open market purchases executed in the first quarter of 2009, resulted in an aggregate purchase of $496.6 million of our debt securities, realizing a net cumulative gain of $352.1 million during the year ended December 31, 2009.

On November 6, 2009, the Company further amended its credit agreement (the “Second Amendment”). The Second Amendment provides that compliance with the maximum consolidated secured debt ratio test under the Credit Agreement is waived. The continuing effectiveness of this waiver is subject to the condition that the Company shall not have made a restricted payment pursuant to certain available restricted payment baskets under the Credit Agreement. If this condition fails to be satisfied, then the waiver of the consolidated secured debt ratio covenant will be revoked and the Company will be required to comply (and, if revoked, compliance with the consolidated secured debt ratio will be required for the two most recently completed fiscal quarters) with the maximum consolidated secured debt ratio test in the Credit Agreement.

The Second Amendment added a new minimum liquidity covenant which requires unrestricted cash plus available commitments under the revolving credit facility, determined in each case as of the last day of such fiscal quarter, to be not less than $162.5 million.

In addition, the Second Amendment added a new Adjusted EBITDA covenant requiring that, to the extent the consolidated secured debt ratio covenant is waived as described above, for any fiscal quarter beginning with the second quarter of 2011 for which any revolving facility commitment is outstanding on the last day of such fiscal quarter the Company must maintain a certain minimum Adjusted EBITDA as specified in the Second Amendment. This Adjusted EBITDA covenant is in effect.

The initial effectiveness of the Second Amendment was conditioned upon, among other items, the repayment of $125.0 million of the Company’s outstanding borrowings under the revolving credit facility and a permanent reduction of the facility commitments by $137.0 million (which included a $12.3 million portion of the $35.0 million originally committed by Lehman).

The remaining $22.7 million portion of Lehman’s revolving commitment is not considered available as they have been unable to honor this commitment as a result of their bankruptcy. As a result of the second Amendment and the Lehman bankruptcy, the total reduction in available commitments was $159.7 million. Following these reductions, the total amount of available revolving commitments under the revolving credit facility is now $240.3 million.

On November 25, 2009, the Company entered into an Incremental Facility Supplement Agreement. Pursuant to the terms of the agreement, the Company was provided $200.0 million of new term loans (the “Series A New Term Loans”) under the incremental facilities provisions of the Credit Agreement. The Company paid a fee to the lenders on closing, in the form of an Original Issue Discount, equal to 6.0% of the agreement principal amount of the Series A New Term Loans. Capitalized deferred financing costs and original issue discount are being amortized over the term of the related debt using the effective interest method.

Our financing arrangements contain a number of customary covenants and restrictions, and we were in compliance with these covenants as of December 31, 2010.

The minimum principal repayment requirements on debt, excluding the current notes payable of $59.6, are as follows:

(In millions)
2011	$15.0
2012	15.0
2013	15.0
2014	1,403.7
2015	485.5
Thereafter	145.1

Total long-term debt outstanding	2,079.3
Original Issue Discount	(9.2)

Total long-term debt, net	$2,070.1

14.	Income Taxes

HBAC is included in the consolidated U.S. federal tax return of HBI. The provision for income taxes in these financial statements reflects income taxes as if the businesses were stand-alone entities and filed separate income tax returns, paying applicable tax based on their separate taxable income and associated tax attributes.

The components of income (loss) before income taxes were:

	Year Ended
(In millions)	December 31, 2010	December 31, 2009	December 31, 2008
U.S.	$(307.8)	$(517.5)	$(66.3)
Non-U.S.	4.4	5.5	11.6

Total	$(303.4)	$(512.0)	$(54.7)

The provision for income taxes differs from the U.S. statutory rate due to the following:

	Year Ended
	December 31, 2010	December 31, 2009	December 31, 2008
Statutory tax rate	35.0%	35.0%	35.0%
Meals and entertainment	(0.2)	(0.1)	(1.0)
Research and development credit	0.3	0.8	4.5
State taxes net of federal benefit	(0.2)	1.3	12.4
Impairment of non-deductible goodwill	—	(4.1)	—
Non-deductible costs	(0.1)	(0.1)	(0.3)
Change in valuation allowance	(34.7)	(26.2)	(239.0)
Other comprehensive income transactions	—	5.0	—
Other, net	(0.4)	0.3	1.0

Effective tax rate	(0.3)%	11.9%	(187.4)%

Income tax expense/(benefit) consisted of the following:

	Year Ended
(In millions)	December 31, 2010	December 31, 2009	December 31, 2008
Current tax expense:
U.S. federal	$—	$—	$(0.3)
Non-U.S.	0.4	2.3	3.6
U.S. state	1.3	1.0	1.5

Total current	1.7	3.3	4.8

Deferred tax expense:
U.S. federal	(0.8)	(52.5)	85.1
Non-U.S.	0.3	—	1.0
U.S. state	(0.3)	(11.5)	11.6

Total non-current	(0.8)	(64.0)	97.7

Total provision for (benefit from) income taxes	$0.9	$(60.7)	$102.5

The tax effects of temporary differences that give rise to significant portions of our net deferred tax assets and liabilities were as follows:

(In millions)	December 31, 2010	December 31, 2009
Current deferred tax assets (liabilities):
Compensation accruals	$20.4	$12.6
Inventory and contracts in process	20.8	36.1
Accruals and reserves	88.9	60.1
Prepaid expenses	(1.6)	(2.3)
Other	4.1	0.4
Valuation allowance	(129.0)	(81.8)

Deferred income taxes - current	$3.6	$25.1

Non-current deferred tax assets (liabilities):
Compensation accruals	$5.9	$5.9
Depreciation and amortization	84.2	103.2
Accruals and reserves	20.3	22.9
Pension benefits	115.1	114.0
Forward contracts	2.4	15.8
Credits and NOL’s	151.0	137.6
Cancellation of debt income	(15.1)	(139.2)
Other	5.0	2.1
Valuation allowance	(382.2)	(297.9)

Deferred income taxes - non-current	$(13.4)	$(35.6)

The $3.6 million current deferred income tax asset is comprised of a $4.0 million U.S. deferred tax asset and a $0.4 million non-U.S. deferred tax liability. The $13.4 million non-current deferred income tax liability is comprised of a $13.6 million U.S. deferred tax liability and $0.2 million non-U.S. deferred tax asset.

Net deferred tax liabilities were as follows:

(In millions)	December 31, 2010	December 31, 2009
Deferred tax assets	$595.0	$572.3
Deferred tax liabilities	(93.6)	(203.1)
Valuation allowance	(511.2)	(379.7)

Net deferred tax liabilities	$(9.8)	$(10.5)

Income taxes are accounted for under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce deferred income tax assets to an amount that, in the opinion of management, will more likely than not be realized.

The Company has a valuation allowance against our net U.S. deferred tax assets (excluding “naked credits”). Naked credits refer to deferred tax liabilities associated with the tax amortization of goodwill and indefinite lived intangible assets that are not amortized for financial reporting purposes. The deferred tax liability remains on the balance sheet indefinitely until such time the related assets are impaired or the business to which those assets relate are disposed. As the deferred tax liability could have an indefinite life, it is not netted against our deferred tax assets when determining the required valuation allowance. The valuation allowance was established based upon management’s assessment of all available evidence, both positive and negative, including current and historical operating results, future income projections and potential tax-planning strategies. The conclusion was based primarily on our cumulative pretax losses in recent years and the need to generate significant amounts of taxable income in future periods in order to utilize existing deferred tax assets. The valuation allowance was $379.7 million at December 31, 2009. The Company’s valuation allowance increased to $511.2 million as of December 31, 2010. The increase in valuation allowance was the result of an increase in the Company’s U.S. deferred tax assets, primarily related to U.S. federal and state net operating losses. The Company intends to maintain a full valuation allowance on our U.S. deferred tax assets until sufficient positive evidence related to sources of future taxable income exists to support a reversal of the valuation allowance.

U.S. income and foreign withholding taxes have not been recognized on the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that are essentially permanent in duration. This amount becomes taxable upon a repatriation of assets from the subsidiary or a sale or liquidation of the subsidiary. The amount of such temporary differences totaled $1.5 million at December 31, 2010. Determination of the amount of any unrecognized deferred income tax liability on this temporary difference is not practicable.

An entity affiliated with Goldman, Sachs and Co. and Onex Partners II LP purchased $152.8 million of our outstanding notes at a discount in February 2010. For income tax purposes, the entity is considered a related party and therefore the acquisition of the outstanding debt is treated as “repurchased” by the Company resulting in cancellation-of-indebtedness (“COD”) income estimated to be $55.0 million. The repurchased debt is treated as new indebtedness for income tax purposes which is “deemed” issued to the related party at a discount creating original issue discount (“OID”) estimated to be $51.0 million. The OID will be deducted over the term of the underlying debt.

The Company is currently analyzing the tax consequences of deferring the COD income and OID deductions under the provisions of Internal Revenue Code §108(i) enacted under the American Recovery and Reinvestment Act of 2009. The Company has prepared the tax provision based on the assumption that we will not elect to defer, although the election is not required to be made until the Company files its current year tax return. If the Company elects deferral, the COD income and OID deductions will be deferred until 2014 and included in taxable income ratably from 2014 through 2018 The Company elected not to defer $276.3 million of COD income in 2009, which resulted in a reclassification between the non-current cancellation of debt income deferred tax liability and the non-current net operating loss deferred tax asset.

HBAC’s net operating losses and tax credit carryforwards at December 31, 2010 were as follows:

(In millions)
Federal net operating loss carryforwards beginning to expire in 2028	$321.8
Federal credit carryforwards beginning to expire in 2017	16.0
State credit carryforwards with no expiration	5.1
State credit carryforwards beginning to expire in 2014	5.5
State net operating loss carryforwards beginning to expire in 2013	23.7

The Company recorded a full valuation allowance against the above net operating losses and tax credit carryforwards with the exception of a portion of its state credit carryforwards with no expiration.

On March 26, 2007, the Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes,” (codified primarily in FASB ASC Topic 740, Income Taxes) which clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. To the extent that our assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made.

The reconciliation of unrecognized tax benefits was as follows:

	Year Ended
(In millions)	December 31, 2010	December 31, 2009	December 31, 2008
Beginning balance	$22.7	$13.4	$14.0
Increases - tax positions taken in prior periods	7.2	8.5	0.7
Decreases - tax positions taken in prior periods	(16.9)	(2.1)	(3.0)
Current tax period positions	0.2	2.9	1.7

Ending balance	$13.2	$22.7	$13.4

Included in the balance of unrecognized tax benefits at December 31, 2010, 2009 and 2008, are $1.2 million, $1.1 million and $0.5 million of tax benefits that, if recognized, would affect the effective tax rate. We recognize interest expense and penalties accrued on unrecognized tax benefits within income tax expense. During 2010, 2009 and 2008, we recognized interest expense of $0.1 million, $0.0 million and $0.2 million, respectively. As of December 31, 2010, 2009 and 2008, we have accrued interest of $0.3 million, $0.2 million and $0.2 million, respectively, related to uncertain tax positions. We are not currently under audit with the Internal Revenue Service or any state or foreign taxing authorities for the 2007, 2008 and 2009 open tax years. We expect no material change related to our current tax positions in our recorded unrecognized tax benefit in the next 12 months.

15.	Pension and Other Employee Benefits

The Company has defined benefit pension and retirement plans covering the majority of its employees hired prior to January 1, 2007 (“Pension Benefits”). In addition to providing Pension Benefits, the Company provides certain health care and life insurance benefits to retired employees through other postretirement defined benefit plans (“Other Benefits”).

The following table outlines the components of net pension expense recognized:

	Pension Benefits
(In millions)	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Service cost	$23.2	$27.3	$24.2
Interest cost	57.4	56.7	53.0
Expected return on plan assets	(57.2)	(60.6)	(65.2)
Amortization of prior service cost	1.8	2.2	0.7
Amortization of net loss (gain)	14.0	7.3	(5.0)
Pension curtailment	—	5.5	—

Net amount recognized	$39.2	$38.4	$7.7

The $5.5 million curtailment charge recognized during the year ended December 31, 2009 related to the Company’s defined benefit pension plans for its salaried (“Salaried Plan”) and hourly (“Hourly Plan”) employees. This charge was associated with the impact of the workforce reductions announced during the year ended December 31, 2009.

The following table outlines the components of net periodic other benefits expense recognized:

	Other Benefits
(In millions)	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Service cost	$0.5	$0.6	$0.6
Interest cost	0.7	1.1	1.1
Amortization of net gain	(0.5)	—	—

Amount recognized	$0.7	$1.7	$1.7

Any previously unrecognized deferred amounts, such as demographic or asset gains or losses and the impact of historical plan changes, are included in accumulated other comprehensive income (loss). These amounts are amortized from accumulated other comprehensive income (loss) to net periodic benefit cost when recognized.

The following table shows changes in the benefit obligation and plan assets and the resulting funded status of Pension Benefits. Benefit obligation balances presented below reflect the projected benefit obligation (“PBO”) for the Company’s Pension Benefits. Plan assets are measured at December 31 of each year.

	Pension Benefits
(In millions)	Year Ended December 31, 2010	Year Ended December 31, 2009
Change in benefit obligation:
Beginning balance	$980.8	$929.9
Service cost	23.2	27.3
Interest cost	57.4	56.7
Actuarial loss	76.3	16.0
Plan amendments	(1.4)	—
Plan curtailments	—	(5.7)
Benefits paid	(47.4)	(43.4)

Ending balance	1,088.9	980.8

Change in plan assets:
Beginning balance at fair value	684.0	618.7
Actual return on plan assets	66.3	107.9
Company contributions	34.9	0.8
Benefits paid	(47.4)	(43.4)

Ending balance at fair value	737.8	684.0

Funded status	$(351.1)	$(296.8)

Amounts recognized in current and noncurrent liabilities for Pension Benefits are as follows:

	Pension Benefits
	Year Ended December 31, 2010	Year Ended December 31, 2009
Current liabilities	$(1.7)	$(0.5)
Noncurrent liabilities	(349.4)	(296.3)

Net amount recognized	$(351.1)	$(296.8)

The following table shows changes in the benefit obligation and plan assets and the resulting funded status of Other Benefits. Benefit obligation balances presented below reflect the accumulated postretirement benefit obligations (“APBO”) for the Company’s Other Benefits. Plan assets are measured at December 31 of each year.

	Other Benefits
(In millions)	Year Ended December 31, 2010	Year Ended December 31, 2009
Change in benefit obligation:
Beginning balance	$12.9	$18.2
Service cost	0.5	0.6
Interest cost	0.7	1.1
Plan participants’ contributions	1.0	1.3
Actuarial loss	—	(6.6)
Benefits paid	(1.3)	(1.7)

Ending balance	13.8	12.9

Change in plan assets:
Beginning balance at fair value	—	—
Company contributions	0.3	0.4
Plan participants’ contributions	1.0	1.3
Benefits paid	(1.3)	(1.7)

Ending balance at fair value	—	—

Funded status	$(13.8)	$(12.9)

Amounts recognized in current and noncurrent liabilities for Other Benefits were as follows:

	Other Benefits
	Year Ended December 31, 2010	Year Ended December 31, 2009
Current liabilities	$(0.6)	$(0.6)
Noncurrent liabilities	(13.2)	(12.3)

Net amount recognized	$(13.8)	$(12.9)

Amounts recognized in accumulated other comprehensive loss for Pension Benefits were as follows:

	Pension Benefits
(In millions)	Year Ended December 31, 2010	Year Ended December 31, 2009
Prior service cost	$(15.6)	$(18.9)
Net loss	(242.1)	(188.8)

Total amount in accumulated other comprehensive loss	$(257.7)	$(207.7)

Amounts recognized in accumulated other comprehensive income for Other Benefits were as follows:

	Other Benefits
(In millions)	Year Ended December 31, 2010	Year Ended December 31, 2009
Net gain	6.3	6.9

Total amount in accumulated other comprehensive income	$6.3	$6.9

The amounts in accumulated other comprehensive income at December 31, 2010 expected to be recognized as components of net periodic benefit cost in 2011 were as follows:

(In millions)	Pension Benefits	Other Benefits
Net (loss) gain	$(26.8)	$0.5
Prior service cost	(1.7)	—

Net amount recognized	$(28.5)	$0.5

The net periodic benefit cost assumptions for Pension Benefits were as follows:

	Pension Benefits
	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Discount rate	6.00%	6.25%	6.50%
Expected rate of return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	3.50%	3.50%	4.50%

The following table summarizes the weighted average actuarial assumptions used to determine the benefit obligations of our plans at the measurement date:

	Pension Benefits		Other Benefits
	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2009
Discount Rate	5.40%	6.00%	5.00%	5.75%
Rate of compensation increase	3.50%	3.50%	3.50%	3.50%

To develop the expected rate of return on plan assets assumption, the Company performs periodic studies which consider asset allocation strategies, recent and anticipated future long-term performance of individual asset classes, and the associated risk. The potential exists to either outperform or under perform the broader markets.

The net periodic benefit cost assumptions for Other Benefits were as follows:

	Other Benefits
	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Discount rate	5.75%	6.50%	6.50%
Health care trend rate in the next year	10.00%	8.50%	8.50%
Gradually declining to an ultimate trend rate of:	4.50%	5.00%	5.00%
Year that the rate reaches ultimate trend rate:	2027	2015	2015

The effect of a 1% increase or (decrease) in the assumed health care trend rate for each future year for the aggregate of service cost and interest cost is $0.1 million and $(0.1) million, respectively, and for the APBO is $1.0 million or $(0.9) million, respectively.

The Retirement Plan seeks to match the long-term nature of its funding obligations with investment objectives for long-term growth and income. Retirement Plan assets are invested in accordance with sound investment practices that emphasize long-term investment fundamentals. The Retirement Plan recognizes that assets are exposed to risk and the market value of assets may vary from year to year. Potential short-term volatility, mitigated through a well-diversified portfolio structure, is acceptable in accordance with the objective of capital appreciation over the long-term.

The asset allocation strategy employed in the Retirement Plan reflects the Company’s return objectives and risk tolerance. Asset allocations and targets, expressed as a percentage of the market value of the Retirement Plan, are summarized in the table below:

	December 31, 2010	December 31, 2009	Target Mix
Equity securities	50.7%	54.1%	50.0%
Debt securities	40.4%	38.0%	40.0%
Other	8.9%	7.9%	10.0%

	100.0%	100.0%	100.0%

These assets consist primarily of publicly-traded equity securities and publicly-traded fixed income securities.

Due to the dynamic nature of market value fluctuations, Retirement Plan assets will require rebalancing from time-to-time to maintain the target asset allocation. The Retirement Plan recognizes the importance of maintaining a long-term strategic allocation and does not intend any tactical asset allocation or market timing asset allocation shifts.

The Retirement Plan uses outside consultants and outside investment managers to aid in the determination of asset allocation and the management of actual plan assets, respectively.

Investment Valuation

The Retirement Plan assets are valued under the current fair value framework. See Note 6 for further discussion regarding the definition and levels of fair value hierarchy established by guidance.

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. Below is a listing of the major categories of plan assets held as of December 31, 2010, as well as the associated level within the fair value hierarchy in which the fair value measurements in their entirety fall (based on the lowest level input that is significant to the fair value measurement in its entirety):

	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$0.6	$8.8	$—	$9.4
Equity securities	373.8	—	—	373.8
Fixed income securities	31.8	266.1	—	297.9
Preferred securities	0.3	—	—	0.3
Private equity securities	—	—	13.8	13.8
Balanced funds	—	51.5	—	51.5

Total	$406.5	$326.4	$13.8	746.7

Cash				4.9
Receivables				8.5
Written options				(0.1)
Payables				(22.2)

Total				$737.8

Below is a listing of the major categories of plan assets held as of December 31, 2009, as well as the associated level within the fair value hierarchy in which the fair value measurements in their entirety fall (based on the lowest level input that is significant to the fair value measurement in its entirety).

	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$0.2	$4.8	$—	$5.0
Convertable Securities	—	0.1	—	0.1
Equity securities	363.2	—	—	363.2
Fixed income securities	17.8	253.0	—	270.8
Futures contracts	(0.2)	—	—	(0.2)
Private equity securities	—	—	2.9	2.9
Balanced funds	—	51.2	—	51.2

Total	$381.0	$309.1	$2.9	693.0

Cash				0.2
Receivables				9.6
Payables				(18.8)

Total				$684.0

The table listed below provides a reconciliation of the beginning and ending net balances for assets measured at fair value and classified as Level 3 in the fair value hierarchy for the years ending December 31, 2010 and 2009. These are private equity securities that are valued based on the indicated pricing of comparable transactions in the private real estate market, using several independent sources of pricing information.

Balance at January 1, 2009	$10.7
Acquisitions	0.6
Unrealized loss	(8.4)

Balance at December 31, 2009	2.9
Acquisitions	8.6
Unrealized gain	2.3

Balance at December 31, 2010	$13.8

The funds that have been determined to be Level 2 investments within the fair value hierarchy are priced using indirectly observable (market-based) information. The Level 2 funds do not have market data available; however, the underlying securities held by those funds do have published market data available.

The funds that have been determined to be Level 3 investments within the fair value hierarchy are priced using unobservable inputs. There are three valuation techniques that can be used, the market, income or cost approach. The appropriateness of each valuation technique depends on the type of asset or business being valued. Key inputs used to determine fair value include, among others, revenue and expense growth rates, terminal capitalization rates and discount rates.

The Company anticipates total contributions, both required and discretionary, to the Pension Benefits and Other Benefits plans to be approximately $51.7 million and $0.6 million, respectively, in 2011.

The projected benefit obligation and fair value of plan assets for Pension Benefits plans with projected benefit obligations in excess of plan assets were $1,088.9 million and $737.8 million, respectively, at December 31, 2010 and $980.8 million and $684.0 million, respectively, at December 31, 2009.

The accumulated benefit obligation and fair value of plan assets for all Pension Benefits plans with accumulated benefit obligations in excess of plan assets were $1,060.7 million and $737.8 million, respectively, at December 31, 2010, and $945.5 million and $684.0 million, respectively, at December 31, 2009. The accumulated benefit obligation for all Pension Benefits plans was $1,060.7 million and $945.5 million at December 31, 2010 and 2009, respectively.

The table below reflects the total Pension Benefits expected to be paid from the plans or from the Company’s assets, including both the Company’s share of the benefit cost and the participants’ share of the cost, which is funded by participant contributions. Other Benefits payments reflect the Company’s portion only.

(In millions)	Pension Benefits	Other Benefits
2011	$49.6	$0.6
2012	52.0	0.7
2013	54.5	0.8
2014	57.0	0.9
2015	60.1	1.1
2016-2020	346.5	7.5

Total	$619.7	$11.6

Defined Contribution Plans

The Company maintains a 401(k) defined contribution plan under which covered employees are allowed to contribute up to a specific percentage of their eligible compensation. Prior to October 5, 2009, the Company matched (“HBAC Match”) union and non-union employee contributions up to a maximum of four percent of eligible compensation. The Company match for all non-union employees was suspended effective October 5, 2009. Effective October 4, 2010, the Company reinstated a Company match for all non-union employees, matching fifty percent of the first four percent of contributions. Total HBAC Match expense was $6.9 million, $13.8 million and $18.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

The Company maintains a retirement investment savings plan (“RISP”), which is a defined contribution plan, for certain non-union employees who were hired on or after January 1, 2007. These employees will participate in the RISP in place of the Pension Benefits described above. The Company contributes to a covered employee’s participant account up to a maximum of 9% of the employee’s pay based on the employee’s age and tenure. The funds can be invested among several investment options as directed by the employee. Total expense for the RISP was $3.9 million, $3.6 million, and $3.4 million for the years ended December 31, 2010, 2009 and 2008, respectively.

As a result of the Acquisition, HBAC implemented a defined contribution benefit plan for its employees in the United Kingdom, and, for the years ended December 31, 2010, 2009 and 2008, recognized cost of $1.0 million, $1.0 million and $1.1 million, respectively, for this plan.

16.	Stock-Based Compensation

Share-based compensation expense is measured at the grant date based on the calculated fair value of the award. The expense is recognized over the requisite service period, which is generally the vesting period of the award. HBAC uses the graded vesting method to amortize compensation expense for awards with a service condition. Compensation expense for awards with a performance condition is recognized in the period in which the performance condition is being measured. The related excess tax benefit received upon exercise of stock options or vesting of restricted stock, if any, to be reflected in the statement of cash flows as a financing activity rather than as an operating activity.

Share-based compensation expense was as follows:

(In millions)	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Share-based compensation expense	$4.6	$3.3	$7.6
Income tax benefit	(1.8)	(1.3)	(3.0)

Net share-based compensation expense	$2.8	$2.0	$4.6

As described below, awards for the period relate to stock options and restricted stock awards granted by HBI to certain employees of HBAC.

Hawker Beechcraft, Inc. 2007 Stock Option Plan

Following the Acquisition, HBI implemented the Hawker Beechcraft, Inc. 2007 Stock Option Plan, which permits the grant of nonqualified stock options for up to 9.8 million shares. Option awards are generally granted with an exercise price equal to the established price of HBI’s stock, as set by the HBI Board of Directors, at the date of grant. Service vesting awards generally vest based on future service, ranging from one to five years. Performance vesting awards granted before March 23, 2009 vest in five equal annual increments and become exercisable if certain financial performance targets are met If the financial performance targets are not met, they vest in equal annual increments and become exercisable only if certain events occur that involve the disposition of securities by the Onex and GS entities and result in the owner group achieving certain levels of cash-on-cash returns. Performance vesting awards granted on or after March 23, 2009 vest in five equal annual increments and become exercisable if there is a liquidity event and certain rates of return are achieved by the Onex and GS entities as a result of the liquidity event. The stock options terminate ten years from the date of grant.

HBAC applied the fair value provisions to value the stock option awards. The fair value of the stock options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
	Service Vesting	Service Vesting	Service Vesting	Performance Vesting
Expected term in years	6.5	6.5	6.5	6.3
Expected volatility	39.3%	40.5%	37.0%	37.4%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Risk-free interest rate	3.2%	2.7%	3.4%	3.3%
Weighted-average grant date fair value per option	$2.24	$3.14	$5.22	$5.22

The expected term represents the period of time the options are expected to be outstanding and was determined using the simplified method. The expected term assumption incorporates the contractual term of an option grant, which is ten years, as well as the vesting period of the award, which is generally five years. The expected volatility assumption was calculated by averaging the historical volatility of a peer group of publicly-traded aerospace and defense companies over a term equal to the expected term of the option granted. The risk-free interest rate reflects the yield on a zero-coupon U.S. Treasury bond over the expected term of the option granted.

Stock option activity for the years ended December 31, 2010, 2009 and 2008 was as follows:

	Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008
	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
Service-Vesting
Outstanding at beginning of period	3,694,387	$9.59	2,986,724	$10.28	3,710,678	$10.00
Granted	2,292,829	5.00	1,140,469	8.00	461,630	12.06
Exercised	—	—	—	—	(98,415)	10.00
Forefeited or expired	(637,544)	9.27	(432,806)	10.60	(1,087,169)	10.11

Outstanding at end of period	5,349,672	7.45	3,694,387	9.59	2,986,724	10.28

Vested and nonvested expected to vest	5,050,921	7.54	3,639,949	9.56	2,835,404	10.26

Exercisable	1,499,256	10.05	1,270,032	10.21	1,029,293	10.01

Performance-Vesting
Outstanding at beginning of period	3,490,523	9.52	3,056,104	10.29	4,131,604	10.00
Granted	62,824	5.00	1,196,719	8.00	492,310	12.03
Exercised	—	—	—	—	(57,496)	10.00
Forefeited or expired	(526,674)	9.82	(762,300)	10.51	(1,510,314)	10.08

Outstanding at end of period	3,026,673	8.99	3,490,523	9.52	3,056,104	10.29

Vested and nonvested expected to vest	639,031	10.00	2,657,016	9.25	2,223,270	10.26

Exercisable	639,031	10.00	780,894	10.00	780,894	10.00

The Company recognized stock-based compensation expense of $4.6 million, $3.3 million and $7.6 million for the years ended December 31, 2010, 2009 and 2008, respectively. The expense associated with the 2008 Performance Vesting options was reversed in the third quarter of 2008.

In the fourth quarter of 2008, the Company’s Chief Executive Officer announced his plan to retire from the Company and entered into a Separation Agreement with the Company on November 21, 2008 (the “Separation Date”), resulting in the forfeiture of 759,577 service-vesting stock options and 1,139,366 performance-vesting stock options. Consequently, the Company reversed $1.5 million of expense previously recognized for the service-vesting stock options under the graded vesting method.

Service-vesting and performance-vesting stock options vested and expected to vest at December 31, 2010 had weighted-average remaining contractual lives of 7.5 years and 4.0 years, respectively. The stock options had no aggregate intrinsic value at December 31, 2010.

Service-vesting and performance-vesting stock options exercisable at December 31, 2010 had weighted-average remaining contractual lives of 4.9 years and 4.0 years, respectively. The stock options had no aggregate intrinsic value at December 31, 2010.

The total fair value of stock options vested during the years ended December 31, 2010, 2009 and 2008 was $3.0 million, $3.0 million and $9.1 million, respectively. At December 31, 2010, there was $4.7 million of compensation expense related to nonvested stock options not yet recognized, which is expected to be recognized over a weighted-average period of 2.3 years. At December 31, 2009, there was $5.4 million of compensation expense related to nonvested stock options not yet recognized, which is expected to be recognized over a weighted-average period of 1.9 years.

Hawker Beechcraft, Inc. Employee Equity Investment Plan

On the date of the Acquisition, HBAC (former RA) employees ceased their employment with Raytheon. Accordingly, Raytheon’s obligation for any nonvested restricted stock or stock option awards held by those employees was terminated. The stock purchase agreement provided that the value of these nonvested awards held by the employees at the date of the Acquisition would be used to create the Hawker Beechcraft Retention Program (the “retention program”). Any HBAC employee with nonvested Raytheon restricted stock or stock options became a participant in the retention program at the values assigned in the stock purchase agreement. Retention program amounts vest and are payable in the same proportion, and at the same times, as the Raytheon restricted stock or stock options would have vested.

In addition, certain members of HBAC management were given the opportunity to participate in the Hawker Beechcraft, Inc. Employee Equity Investment Plan (the “Investment Plan”). Under the Investment Plan, participants were provided the opportunity to forego amounts due under the retention program and apply the estimated after-tax amount of the foregone retention program amounts to the acquisition of HBI restricted stock, with the restrictions lapsing at dates corresponding to the vesting dates in the retention program. Members of HBAC management used this funding method to acquire 595,213 shares of restricted stock. Restricted stock awards entitle the recipient to full dividend and voting rights. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances.

Restricted stock activity for the years ended December 31, 2010 and 2009 was as follows:

	Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008
	Number of Shares	Weighted- Average Grant Date Fair Value	Number of Shares	Weighted- Average Grant Date Fair Value	Number of Shares	Weighted- Average Grant Date Fair Value
Nonvested at beginning of period	158,878	$8.39	98,687	$10.00	464,505	$10.00
Granted	182,829	5.00	127,500	8.00	1,940	12.50
Vested	(161,918)	6.44	(67,309)	10.00	(367,758)	10.00
Forfeited	—	—	—	—	—	—

Nonvested at end of period	179,789	$6.70	158,878	$8.39	98,687	$10.00

In connection with the Separation Agreement discussed above, the vesting of 125,642 shares of restricted stock was accelerated as of the Separation Date, and, accordingly, the Company accelerated the recognition of $0.3 million of expense remaining for these awards.

The total fair value of restricted stock vested during the years ended December 31, 2010, 2009 and 2008 was $1.0 million, $0.6 million and $3.7 million, respectively. At December 31, 2010 there was $0.6 million of compensation expense related to non-vested restricted stock awards not yet recognized, which is expected to be recognized over a weighted average period of 1.8 years. At December 31, 2009 there was $0.7 million of compensation expense related to non-vested restricted stock awards not yet recognized, which was expected to be recognized over a weighted average period of 2.5 years.

17.	Risks and Uncertainties

The highly competitive markets for our products and services are subject to certain business risks. These risks include delays in timely development and certification of new product offerings, the current state of the business and general aviation aircraft markets and government regulations affecting aircraft. The products we sell are considered discretionary purchases, and our levels of sales have historically been tied to corporate and consumer spending levels, which are typically cyclical in nature. Our sales are significantly affected by the level of corporate spending which, in turn, is a function of the general economic environment. In a recessionary economy such as many of the markets in which we operate are experiencing, corporate cash flows decrease, which typically leads to a decrease in demand for our products or postponement of planned purchases. Sales to the U.S. Government and foreign governments may be affected by changes in procurement policies, budget considerations, changing concepts of national defense, political developments abroad and other factors. We are highly dependent on the availability of essential materials and purchased components, some of which are available only from a sole source or limited sources. Moreover, we are dependent upon the ability of our suppliers to provide material and components that meet specifications, quality standards and delivery schedules.

We are also subject to market risks, including foreign exchange risk and interest rate risk, and use derivative instruments to manage our exposure to these risks, as described more fully in Note 11.

Furthermore, we are exposed to certain concentration risks, including reliance on the U.S. Government as a major customer. For the years ended December 31, 2010, 2009 and 2008, sales to the U.S. Government represented approximately 30%, 26% and 12%, respectively, of consolidated sales.

We monitor concentrations of credit risk associated with financial and other institutions with which we conduct significant business. We believe our credit risk is minimal, as we primarily conduct business with large, well-established financial institutions and insurance companies. We do not anticipate nonperformance by any of our derivative counterparties. One of Lehman’s subsidiaries, Lehman Brothers Commercial Bank, had a $35.0 million commitment in our revolving credit facility. We do not expect Lehman Brothers Commercial Bank to fulfill its funding obligations under our revolving credit facility.

As of December 31, 2010, 47% of the Company’s employees were represented by collective bargaining agreements, all of which were represented by agreements expiring in 2011.

18.	Related Party Transactions

Onex Partners II LP and its affiliated entities own 49% of the issued and outstanding common stock of HBI. Affiliates of Onex Partners II LP currently own a controlling interest in Spirit AeroSystems Holdings, Inc. (“Spirit”), one of the Company’s suppliers. Spirit supplies certain components for the Company’s Hawker aircraft and the Company believes that purchases of components from Spirit are based on standard market terms. The Company received components from Spirit of $7.3 million and $17.5 million for the years ended December 31, 2010 and 2009, respectively. Advance payments to Spirit for goods not yet received were $1.7 million and $0.2 million at December 31, 2010 and 2009, respectively.

GS Capital Partners VI, L.P. and other private equity funds affiliated with Goldman, Sachs & Co. own 49% of the issued and outstanding common stock of HBI. Goldman, Sachs & Co. acted as an initial purchaser in the 2007 offering of the notes that were later exchanged for the Company’s outstanding publicly held notes in a registered exchange offer. In connection with the registration rights agreement we entered into at the time of the issuance of the notes, the Company also agreed to maintain a market making shelf registration for the benefit of Goldman, Sachs & Co. Goldman Sachs Credit Partners L.P., an affiliate of GS Capital Partners VI, L.P. and its related investment funds, acted as the joint lead arranger and a lender under the Company’s senior secured credit facilities, including for the Incremental Term Loan facility in November 2009. In addition, Goldman, Sachs & Co., Goldman Sachs Credit Partners L.P. and its affiliates may occasionally engage in commercial banking, investment banking or other financial advisory transactions with the Company and the Company’s affiliates. Currently, Goldman Sachs Credit Partners L.P. is a participating lender in the Company’s credit agreement and Goldman Sachs Capital Markets, L. P. has entered into interest rate swaps with the Company. In addition, Goldman, Sachs & Co. served as Dealer Manager for the tender offer to purchase a portion of the Company’s outstanding Senior Notes and Senior Subordinated Notes. The Company believes these agreements were executed at market terms for a similar company with a similar risk profile.

The Company entered into a management services arrangement with the investment managers of GS Capital Partners VI, L.P., and its related funds, and Onex Partners II LP, effective upon the closing of the Acquisition. Under the arrangement, the Company pays these parties an annual aggregate fee of $2.0 million, plus reasonable out-of-pocket expenses, as compensation for various advisory services. This fee is shared equally by the two sets of investment managers. The Company also agreed to indemnify these parties and their affiliates for liabilities arising from their actions under the management services arrangement.

A former member of the Board of Directors of HBI has also been a member of the Board of Directors of Spirit. On September 24, 2010, this former member notified the Company of his intent to resign from the HBI’s Board of Directors in October 2010. His resignation was effective October 22, 2010 and was not a result of a disagreement with the Company.

An entity affiliated with Goldman, Sachs & Co. and Onex Partners II LP completed open-market purchases of $152.8 million of the Company’s outstanding notes in February 2010. As of December 31, 2010, the debt acquired by such entity has not been retired and the Company will continue to pay interest in accordance with terms of the debt. As of December 31, 2010, the affiliates’ outstanding balance of these notes was $159.4 million. The Company paid interest on these notes by making cash payments of $7.5 million and by issuing $6.6 million of additional PIK-Election notes during the twelve months ended December 31, 2010. As of December 31, 2010, the amount of accrued interest associated with these notes was $3.6 million.

19.	Commitments and Contingencies

In the ordinary course of business, the Company leases equipment, office buildings and other facilities under leases that include standard escalation clauses to reflect changes in price indices, as well as renewal options. The Company’s rent expense was $14.0 million and $14.7 million for the years ended December 31, 2010 and 2009, respectively.

At December 31, 2010, the Company had commitments under long-term operating leases requiring approximate annual rental payments as follows:

(In millions)
2011	$5.1
2012	4.0
2013	3.5
2014	3.3
2015	2.9
Thereafter	35.2

Total	$54.0

The Company has assigned certain leasehold interests to third parties but remains liable to lessors to the extent the assignee defaults on future lease payments amounting to $18.5 million and $21.3 million at December 31, 2010 and 2009, respectively, extending through 2026.

One of the Company’s subsidiaries uses Industrial Revenue Bonds (“IRBs”) issued by Sedgwick County, Kansas to finance the purchase and/or construction of certain real and personal property. Tax benefits associated with the IRBs include a provision for a 10-year ad valorem property tax abatement and retail sales tax exemption on the property financed with the proceeds of the IRBs. Sedgwick County holds legal title to the bond financed assets and leases them to the Company subject to an option to purchase for a nominal consideration, which the Company may exercise at any time. At the time of the Acquisition, Raytheon held IRBs with an aggregate principal amount of $454.2 million. Raytheon assigned its IRBs to the Company as part of the Acquisition, and, therefore, the Company is the bondholder as well as the borrower/lessee of the property purchased with the IRB proceeds. The Company records the property on its consolidated statement of financial position, along with a capital lease obligation to repay the proceeds of the IRB. Moreover, as holder of the bonds, the Company has the right to offset the amounts due by its subsidiary with the amounts due to the Company; accordingly, no net debt associated with the IRBs is reflected in our consolidated statement of financial position. Upon maturity or redemption of the bonds, title to the leased property reverts to the Company’s subsidiary. At December 31, 2010 and 2009, the Company held IRBs with an aggregate principal amount of $286.8 million and $331.5 million, respectively.

The Company has committed to construct facilities and purchase equipment under contracts with various third parties. Future payments of $5.4 million and $3.6 million were required under these contracts at December 31, 2010 and 2009, respectively.

At December 31, 2010 and 2009, HBAC had outstanding commitments of $67.4 million and $84.5 million, respectively, related to services to be provided for its information technology function. In the year ended December 31, 2008, HBAC renewed its information technology contract extending seven years. Minimum annual payments required as of December 31, 2010 were as follows:

(In millions)
2011	$16.8
2012	17.0
2013	15.7
2014	14.3
2015	3.6
Thereafter	—

Total	$67.4

The Company retains liability for losses and expenses for aircraft product liability up to a maximum of $10 million per occurrence and $20 million per fiscal year. Insurance purchased from third parties is expected to cover excess aggregate liability exposure from $20 million to $750 million. This coverage also includes the excess liability over the per occurrence limits. Raytheon retained the liability for claims relating to occurrences after April 1, 2001 through March 25, 2007. The Company has responsibility for claims relating to occurrences prior to April 1, 2001, subject to limited exceptions covering specific liabilities retained by Raytheon. The aircraft product liability reserve was $13.0 million and $13.2 million at December 31, 2010 and 2009, respectively, and was based on management’s estimate of its expected losses not covered by third party insurers. The Company currently has no offsetting receivable for insurance recovery associated with this estimate.

The Company issues guarantees and has banks and surety companies issue, on its behalf, letters of credit and surety bonds to meet various administrative, bid, performance, warranty, retention and advance payment obligations of the Company or its affiliates. Outstanding at December 31, 2010 were $117.9 million, $42.4 million and $1.1 million of these guarantees, letters of credit and surety bonds, for which there were stated values, respectively, and $146.5 million, $61.5 million and $1.2 million were outstanding at December 31, 2009, respectively. These instruments expire on various dates through 2016.

In connection with certain aircraft sales, the Company offers trade-in incentives whereby the customer will receive a pre-determined trade-in value if they purchase another aircraft of equal or greater value from the Company. The differences between the value of these trade-in incentives and the current, lower, estimated fair value of the underlying aircraft was $17.1 million and $29.2 million at December 31, 2010 and 2009, respectively. There is a high degree of uncertainty inherent in the assessment of the likelihood of trade-in commitments.

The Company is subject to oversight by the Federal Aviation Administration (“FAA”). The FAA and other similar international agencies routinely evaluate aircraft operational and safety requirements and are responsible for certification of new and modified aircraft. Future action by the FAA may adversely affect our financial position or results of operations, including recovery of its investment in new aircraft.

As a defense contractor, the Company is subject to many levels of audit and investigation. Agencies that oversee contract performance include: the Defense Contract Audit Agency, the U.S. Department of Defense Inspector General, the Government Accountability Office, the U.S. Department of Justice and Congressional committees. Future action by these agencies and legislative committees may adversely affect the Company’s financial position or its results of operations.

In July 2007, the FAA informed us that it had initiated an investigation concerning compliance by one of our suppliers with part specifications involving our T-6A trainers and certain special mission King Air aircraft sold to the U.S. government. HBAC has reached a settlement with the FAA with respect to this matter. It does not have a material impact on our financial condition, results of operations or liquidity. The settlement was neither an admission of liability or wrongdoing by HBAC, and there was no finding of any regulatory or other violation.

In April 2009, HBAC received a complaint naming it as a defendant in a qui tam lawsuit in the U.S. District Court for the District of Kansas. The complaint alleged violations of the civil False Claims Act (“FCA”) arising from alleged supplier non-conformance with specifications and HBAC’s alleged inadequate quality control over the supplier’s manufacturing process on certain T-6 and King Air aircraft delivered to the government. The lawsuit, United States ex rel. Minge, et al. v. Turbine Engine Components Technologies Corporation, et al., No. 07-1212-MLB (D. Kan.), alleged FCA causes of action against HBAC (and its predecessor, Raytheon Aircraft Company) and

FCA causes of action, retaliation causes of action, and a tort cause of action against TECT Aerospace Wellington, Inc. (“TECT”), an HBAC supplier, and various affiliates of TECT. On February 3, 2010, the District of Kansas court granted HBAC’s motion for summary judgment in the qui tam case. The Court permitted the FCA retaliation cause of action to proceed against TECT. On June 1, 2010, the plaintiffs filed a motion to reconsider the order granting summary judgment and a motion to amend the complaint. Plaintiffs filed their amended complaint on August 16, 2010. On September 29, 2010, HBAC filed an Answer and Affirmative Defenses. Discovery is pending pursuant to a November 12, 2010 Scheduling Order. No accruals have been recorded for this matter as of December 31, 2010.

On April 7, 2009, Airbus UK Ltd. (“Airbus”) filed a Request for Arbitration (“RFA”) with the International Chamber of Commerce (“ICC”) in Paris initiating proceedings against HBAC. Airbus alleges that HBAC breached its obligations under the Airframe Purchase and Support Agreement dated August 19, 1998 between Airbus and HBAC. More particularly, Airbus claims that it and HBAC reached agreement in April of 2008 for HBAC to purchase increased volumes of fuselages, wings, track kits and spare parts (collectively the “shipsets”) in the 2008 to 2010 time frame. Airbus further alleges that (i) beginning in late 2008, HBAC unilaterally reduced the number of shipsets that it would purchase in breach of its contractual obligations and (ii) that Airbus made substantial investments to expand its production capacity at the urging of HBAC and in reliance on alleged expanded commitments from HBAC. On December 23, 2009, Airbus filed its Statement of Claim, which seeks an award of damages potentially in excess of £40 million. HBAC filed its Statement of Defense and Counterclaim on April 5, 2010 denying liability and asserting a counterclaim against Airbus in the amount of £6,433,015. The arbitration merits hearing was held July 27-30, 2010. Post-hearing submissions were completed in October 2010; we are awaiting the decision of the tribunal.

Similar to other companies in its industry, the Company receives requests for information from government agencies in connection with their regulatory or investigational authority in the ordinary course of business. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. The Company reviews such requests and notices and take appropriate action.

20.	Business Segment and Geographic Information

Reportable segments include the following: Business and General Aviation, Trainer/Attack Aircraft and Customer Support. Business and General Aviation designs, develops, manufactures, markets and sells commercial and specially modified general aviation aircraft and related service contracts. Trainer/Attack Aircraft designs, develops, manufactures, markets and sells military training aircraft to the U.S. Government and foreign governments. Customer Support provides aftermarket parts and maintenance services as well as refurbishment and upgrade services for our installed fleet of aircraft worldwide.

While some working capital accounts are maintained on a segment basis, many of our assets are not managed or maintained on a segment basis. Certain property, plant and equipment, including tooling, is used in the design and production of products for each of the segments and, therefore, is not allocated to any individual segment. In addition, cash, other assets, non-current liabilities and deferred taxes are maintained and managed on a consolidated basis and generally do not pertain to any particular segment. Raw materials and certain component parts are used in production across all segments. Work in process inventory is identifiable by segment but is managed and evaluated at the program level. As there is no segmentation of our productive assets, no allocation of these amounts has been made for purposes of segment disclosure.

Segment financial results were as follows:

	Year Ended
(In millions)	December 31, 2010	December 31, 2009	December 31, 2008
Sales:
Business and General Aviation	$1,771.6	$2,310.6	$2,820.6
Trainer/Attack Aircraft	681.1	531.3	338.2
Customer Support	508.0	438.3	522.8
Eliminations	(156.0)	(81.7)	(135.1)

Total	$2,804.7	$3,198.5	$3,546.5

Operating (loss) income:
Business and General Aviation	$(363.1)	$(801.7)	$29.5
Trainer/Attack Aircraft	95.7	45.5	28.2
Customer Support	93.6	44.1	82.5
Eliminations	(0.1)	0.1	0.1

Total	$(173.9)	$(712.0)	$140.3

Intersegment sales for the years ended December 31, 2010 and 2009 were $89.4 million and $41.4 million, respectively, for Business and General Aviation and $66.6 million and $40.3 million, respectively, for Customer Support. The Trainer/Attack Aircraft segment does not have intersegment sales.

Sales by geographic region were as follows:

	Year Ended
(In millions)	December 31, 2010	December 31, 2009	December 31, 2008
United States	$1,542.2	$1,720.8	$1,885.4
Europe	316.4	597.3	667.9
Latin America	282.1	316.1	357.8
Other	664.0	564.3	635.4

Total	$2,804.7	$3,198.5	$3,546.5

Definite-lived assets by geographic region were as follows:

(In millions)	December 31, 2010	December 31, 2009
United States	$1,539.7	$1,666.9
Outside United States	3.3	3.9

Total definite-lived assets	$1,543.0	$1,670.8

Definite-lived assets are defined as total non-current assets less balances related to long-term finance receivables, deferred tax assets and financial instruments. Definite-lived assets outside the United States are those held by our foreign affiliates.

21.	Quarterly Results (unaudited)

The following table provides summarized financial results by quarter:

(In millions)	Q4	Q3	Q2	Q1	Total
2010
Sales	$1,002.5	$594.7	$639.3	$568.2	$2,804.7
Gross profit	85.6	11.2	72.5	55.9	225.2
Operating loss	(46.7)	(81.4)	(20.7)	(25.1)	(173.9)
Net loss	(65.7)	(118.6)	(56.6)	(63.4)	(304.3)

	Q4	Q3	Q2	Q1	Total
2009
Sales	$1,086.9	$757.7	$816.3	$537.6	$3,198.5
Gross profit (loss)	101.6	(117.9)	130.0	48.2	161.9
Operating income (loss)	15.8	(721.1)	39.3	(46.0)	(712.0)
Net income (loss)	7.7	(684.2)	172.1	53.1	(451.3)

	Q4	Q3	Q2	Q1	Total
2008
Sales	$1,158.0	$783.3	$1,028.7	$576.5	$3,546.5
Gross profit	150.5	109.0	186.3	83.8	529.6
Operating income (loss)	40.1	15.3	86.4	(1.5)	140.3
Net (loss) income	(129.6)	(21.2)	24.9	(31.3)	(157.2)

22.	Guarantor Subsidiary Financial Information

Our obligation to pay principal and interest under certain debt instruments is guaranteed on a joint and several basis by certain guarantor subsidiaries. The guarantees are full and unconditional, and the guarantor subsidiaries are 100% owned by the Company. Non-guarantor subsidiaries consist primarily of foreign subsidiaries of HBAC, which are organized outside the U.S.

The following unaudited condensed consolidating financial information presents Condensed Consolidating Statements of Financial Position as of December 31, 2010 and 2009; Condensed Consolidating Statements of Operations for the years ended December 31, 2010, 2009 and 2008; Condensed Consolidating Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008.

Elimination entries necessary to consolidate guarantor and non-guarantor subsidiaries have been included in the eliminations columns. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Financial Position

As of December 31, 2010

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$413.3	$0.2	$9.3	$—	$422.8
Accounts and notes receivable, net	—	110.9	7.2	—	118.1
Intercompany receivables	—	13.3	2.1	(15.4)	—
Unbilled Revenue	—	28.7	8.6	—	37.3
Inventories	—	1,052.8	7.1	—	1,059.9
Current deferred income tax asset	4.0	—	—	—	4.0
Prepaid expenses and other current assets	(69.8)	96.0	0.5	—	26.7

Total current assets	347.5	1,301.9	34.8	(15.4)	1,668.8

Property, plant and equipment, net	17.5	462.3	2.4	—	482.2
Investment in subsidiaries	1,674.6	—	—	(1,674.6)	—
Goodwill	—	259.5	—	—	259.5
Intangible assets, net	—	758.5	0.6	—	759.1
Other assets, net	32.8	9.2	0.2	—	42.2

Total assets	$2,072.4	$2,791.4	$38.0	$(1,690.0)	$3,211.8

Liabilities and Equity
Current liabilities:
Notes payable and current portion of long-term debt	$74.6	$—	$—	$—	$74.6
Current portion of industrial revenue bonds (receivable) payable	(61.5)	61.5	—	—	—
Advance payments and billings in excess of costs incurred	—	265.8	0.2	—	266.0
Accounts payable	0.1	222.0	7.6	(8.6)	221.1
Accrued salaries and wages	—	64.7	0.3	—	65.0
Accrued interest payable	14.4	0.3	—	—	14.7
Other accrued expenses	16.7	270.6	4.3	—	291.6

Total current liabilities	44.3	884.9	12.4	(8.6)	933.0

Long-term debt	2,055.1	—	—	—	2,055.1
Industrial revenue bonds (receivable) payable	(225.4)	225.4	—	—	—
Intercompany loan	408.5	(415.0)	13.3	(6.8)	—
Accrued pension benefits	—	349.4	—	—	349.4
Other long-term liabilities	0.3	74.8	—	—	75.1
Non-current deferred income tax liability	4.0	9.6	—	—	13.6

Total liabilities	2,286.8	1,129.1	25.7	(15.4)	3,426.2

Total equity	(214.4)	1,662.3	12.3	(1,674.6)	(214.4)

Total liabilities and equity	$2,072.4	$2,791.4	$38.0	$(1,690.0)	$3,211.8

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Financial Position

As of December 31, 2009

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$562.0	$0.2	$6.6	$—	$568.8
Accounts and notes receivable, net	—	120.4	6.0	—	126.4
Intercompany receivables	—	18.1	1.7	(19.8)	—
Unbilled revenue	—	26.5	12.3	—	38.8
Inventories	—	1,291.9	7.0	—	1,298.9
Current deferred income tax asset	25.0	—	0.1	—	25.1
Prepaid expenses and other current assets	(35.0)	53.0	1.0	—	19.0

Total current assets	552.0	1,510.1	34.7	(19.8)	2,077.0

Property, plant and equipment, net	18.3	528.4	3.1	—	549.8
Investment in subsidiaries	2,003.2	—	—	(2,003.2)	—
Goodwill	—	259.5	—	—	259.5
Intangible assets, net	—	808.9	0.7	—	809.6
Other assets, net	42.3	9.6	—	—	51.9

Total assets	$2,615.8	$3,116.5	$38.5	$(2,023.0)	$3,747.8

Liabilities and Equity
Current liabilities:
Notes payable and current portion of long-term debt	$310.2	$—	$—	$—	$310.2
Current portion of industrial revenue bonds (receivable) payable	(69.7)	69.7	—	—	—
Advance payments and billings in excess of costs incurred	—	327.9	0.5	—	328.4
Accounts payable	0.2	219.4	8.6	(13.0)	215.2
Accrued salaries and wages	—	47.2	0.4	—	47.6
Accrued interest payable	14.6	0.4	—	—	15.0
Other accrued expenses	4.0	221.2	5.8	—	231.0

Total current liabilities	259.3	885.8	15.3	(13.0)	1,147.4

Long-term debt	2,054.0	—	—	—	2,054.0
Industrial revenue bonds (receivable) payable	(261.8)	261.8	—	—	—
Intercompany loan	396.2	(402.1)	12.7	(6.8)	—
Accrued pension benefits	—	296.3	—	—	296.3
Other long-term liabilities	20.9	71.4	—	—	92.3
Non-current deferred income tax liability	25.0	10.5	0.1	—	35.6

Total liabilities	2,493.6	1,123.7	28.1	(19.8)	3,625.6

Total equity	122.2	1,992.8	10.4	(2,003.2)	122.2

Total liabilities and equity	$2,615.8	$3,116.5	$38.5	$(2,023.0)	$3,747.8

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Operations

For the year ended December 31, 2010

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$3,021.6	$82.2	$(299.1)	$2,804.7
Cost of sales	—	2,805.5	73.1	(299.1)	2,579.5

Gross Profit	—	216.1	9.1	—	225.2

Restructuring, net	—	14.9	—	—	14.9
Definite-lived intangible asset impairment	—	12.6	—	—	12.6
Goodwill and indefinite-lived intangible asset impairment	—	13.0	—	—	13.0
Selling, general and administrative expenses	1.3	252.1	4.1	—	257.5
Research and development expenses	—	101.1	—	—	101.1

Operating (loss) income	(1.3)	(177.6)	5.0	—	(173.9)

Intercompany interest expense (income), net	11.3	(12.3)	1.0	—	—
Interest expense, net	127.2	3.5	1.0	—	131.7
Other (income) expense, net	(2.3)	1.1	(1.0)	—	(2.2)

Non-operating expense (income), net	136.2	(7.7)	1.0	—	129.5

(Loss) income before taxes	(137.5)	(169.9)	4.0	—	(303.4)

(Benefit from) provision for income taxes	82.9	(83.4)	1.4	—	0.9

(Loss) earnings before equity income	(220.4)	(86.5)	2.6	—	(304.3)

Equity loss (income) in subsidiaries	83.9	—	—	(83.9)	—

Net (loss) income	(304.3)	(86.5)	2.6	83.9	(304.3)

Net income attributable to non-controlling interest	—	—	0.6	—	0.6

Net (loss) income attributable to HBAC	$(304.3)	$(86.5)	$2.0	$83.9	$(304.9)

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Operations

For the year ended December 31, 2009

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$3,379.2	$85.2	$(265.9)	$3,198.5
Cost of sales	—	3,227.7	74.8	(265.9)	3,036.6

Gross Profit	—	151.5	10.4	—	161.9

Restructuring, net	—	34.1	—	—	34.1
Definite-lived intangible asset impairment	—	74.5	—	—	74.5
Goodwill and indefinite-lived intangible asset impairment	—	448.3	—	—	448.3
Selling, general and administrative expenses	1.1	204.5	4.1	—	209.7
Research and development expenses	—	107.3	—	—	107.3

Operating (loss) income	(1.1)	(717.2)	6.3	—	(712.0)

Intercompany interest expense (income), net	8.6	(9.4)	0.8	—	—
Interest expense (income), net	148.4	4.5	(0.1)	0.6	153.4
Gain on debt repurchase, net	(352.1)	—	—	—	(352.1)
Other (income) expense, net	(9.4)	9.9	(1.8)	—	(1.3)

Non-operating (income) expense, net	(204.5)	5.0	(1.1)	0.6	(200.0)

Income (loss) before taxes	203.4	(722.2)	7.4	(0.6)	(512.0)

Provision for (benefit from) income taxes	56.1	(119.1)	2.3	—	(60.7)

(Loss) earnings before equity income	147.3	(603.1)	5.1	(0.6)	(451.3)

Equity loss (income) in subsidiaries	598.0	—	—	(598.0)	—

Net (loss) income	(450.7)	(603.1)	5.1	597.4	(451.3)

Net income attributable to non-controlling interest	—	—	0.3	—	0.3

Net (loss) income attributable to HBAC	$(450.7)	$(603.1)	$4.8	$597.4	$(451.6)

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Operations

For the year ended December 31, 2008

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Sales	$—	$3,683.7	$83.3	$(220.5)	$3,546.5
Cost of sales	—	3,167.9	69.5	(220.5)	3,016.9

Gross Profit	—	515.8	13.8	—	529.6

Selling, general and administrative expenses	1.1	274.0	4.0	—	279.1
Research and development expenses	—	110.2	—	—	110.2

Operating (loss) income	(1.1)	131.6	9.8	—	140.3

Intercompany interest expense (income), net	15.6	(16.5)	0.9	—	—
Interest expense (income), net	184.7	13.0	(0.3)	—	197.4
Other income, net	—	(1.0)	(1.4)	—	(2.4)

Non-operating (income) expense, net	200.3	(4.5)	(0.8)	—	195.0

Income (loss) before taxes	(201.4)	136.1	10.6	—	(54.7)

(Benefit from) provision for income taxes	(37.7)	136.0	4.2	—	102.5

(Loss) earnings before equity income	(163.7)	0.1	6.4	—	(157.2)

Equity (income) loss in subsidiaries	(6.5)	—	—	6.5	—

Net (loss) income	(157.2)	0.1	6.4	(6.5)	(157.2)

Net income attributable to non-controlling interest	—	—	1.4	—	1.4

Net (loss) income attributable to HBAC	$(157.2)	$0.1	$5.0	$(6.5)	$(158.6)

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Cash Flows

For the year ended December 31, 2010

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$203.1	$92.5	$2.2	$—	$297.8

Cash flows from investing activities:
Expenditures for property, plant and equipment	—	(31.8)	(0.2)	—	(32.0)
Additions to computer software	—	(9.7)	—	—	(9.7)
Proceeds from sale of property, plant and equipment	—	6.5	—	—	6.5

Net cash provided by (used in) investing activities	—	(35.0)	(0.2)	—	(35.2)

Cash flows from financing activities:
Payment of notes payable	(158.7)	—	—	—	(158.7)
Payment of term loan	(15.0)	—	—	—	(15.0)
Utilization of revolving credit facility	(235.0)	—	—	—	(235.0)
Proceeds from IRB funding	—	0.1	—	—	0.1
Industrial revenue bond receipts (payments)	44.6	(44.6)	—	—	—
Net (repayments to) borrowings from HBAC	12.3	(13.0)	0.7	—	—

Net cash provided by (used in) financing activities	(351.8)	(57.5)	0.7	—	(408.6)

Net (decrease) increase in cash and cash equivalents	(148.7)	—	2.7	—	(146.0)

Cash and cash equivalents at beginning of period	562.0	0.2	6.6	—	568.8

Cash and cash equivalents at end of period	$413.3	$0.2	$9.3	$—	$422.8

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Cash Flows

For the year ended December 31, 2009

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$3.4	$176.3	$(2.6)	$—	$177.1

Cash flows from investing activities:
Expenditures for property, plant and equipment	—	(50.5)	(0.5)	—	(51.0)
Additions to computer software	—	(3.5)	—	—	(3.5)
Proceeds from sale of property, plant and equipment	—	1.2	—	—	1.2

Net cash provided by (used in) investing activities	—	(52.8)	(0.5)	—	(53.3)

Cash flows from financing activities:		—	—	—	(202.2)
Payment of notes payable	(202.2)
Payment of term loan	(13.5)	—	—	—	(13.5)
Issuance of long-term debt	188.0	—	—	—	188.0
Debt issuance costs	(7.6)	—	—	—	(7.6)
Utilization of revolving credit facility	235.0	—	—	—	235.0
Proceeds from IRB funding	—	4.4	—	—	4.4
Debt repurchase	(136.7)	—	—	—	(136.7)
Industrial revenue bond receipts (payments)	76.9	(76.9)	—	—	—
Net borrowings from (repayments to) HBAC	47.8	(51.1)	3.3	—	—

Net cash provided by (used in) financing activities	187.7	(123.6)	3.3	—	67.4

Effect of exchange rates on cash and cash equivalents	—	—	—	—	—

Net (decrease) increase in cash and cash equivalents	191.1	(0.1)	0.2	—	191.2
Cash and cash equivalents at beginning of period	370.9	0.3	6.4	—	377.6

Cash and cash equivalents at end of period	$562.0	$0.2	$6.6	$—	$568.8

Hawker Beechcraft Acquisition Company, LLC

Condensed Consolidating Statement of Cash Flows

For the year ended December 31, 2008

(In millions)

	HBAC	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
Net cash provided by (used in) operating activities	$87.7	$(147.0)	$(9.7)	$—	$(69.0)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(1.4)	(67.4)	(1.4)	—	(70.2)
Additions to computer software	—	(4.0)	(0.7)	—	(4.7)
Proceeds from sale of fuel and line operations, net	123.6	—	—	—	123.6
Proceeds from sale of property, plant and equipment	—	1.4	—	—	1.4

Net cash provided by (used in) investing activities	122.2	(70.0)	(2.1)	—	50.1

Cash flows from financing activities:
Payment of notes payable	(157.3)	—	—	—	(157.3)
Payment of term loan	(13.0)	—	—	—	(13.0)
Industrial revenue bond receipts (payments)	87.0	(87.0)	—	—	—
Net borrowings from (repayments to) HBAC	(311.1)	303.6	7.5	—	—

Net cash provided by (used in) financing activities	(394.4)	216.6	7.5	—	(170.3)

Effect of exchange rates on cash and cash equivalents	(2.7)	—	—	—	(2.7)

Net decrease in cash and cash equivalents	(187.2)	(0.4)	(4.3)	—	(191.9)
Cash and cash equivalents at beginning of period	558.1	0.7	10.7	—	569.5

Cash and cash equivalents at end of period	$370.9	$0.3	$6.4	$—	$377.6

SCHEDULE II — Valuation and Qualifying Accounts

Allowance for Doubtful Accounts

(In millions)	December 31, 2010	Year Ended December 31, 2009	December 31, 2008
Beginning balance	$4.1	$3.9	$5.5
Charge to costs and expenses	3.3	0.7	1.0
Write-offs net of recoveries(1)	(1.9)	(0.5)	(2.6)
Ending balance	$5.5	$4.1	$3.9

(1)	Includes accounts determined to be uncollectible and charged against reserves, net of collections on accounts previously charged against reserves, as well as the effect of foreign currency on these reserves.

Tax Valuation Allowance

(In millions)	December 31, 2010	Year Ended December 31, 2009	December 31, 2008
Beginning balance	$379.7	$296.9	$6.7
Charge to costs and expenses	136.7	120.1	296.9
Write-offs net of recoveries	(5.2)	(37.3)	(6.7)
Ending balance	$511.2	$379.7	$296.9

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses incurred or expected to be incurred in connection with this registration statement and the transactions contemplated hereby:

ITEM	AMOUNT
SEC registration fee(1)	$(1)
Printing and engraving expenses	$20,000
Legal fees and expenses	$25,000
Trustee fees	$—
Accounting fees and expenses	$10,000
Miscellaneous expenses	$10,000

(1)	Pursuant to Rule 457(q) of the Securities Act, no filing fee is required.

Item 14.	Indemnification of Directors and Officers.

Hawker Beechcraft Acquisition Company, LLC and Hawker Beechcraft Notes Company are incorporated under the laws of the State of Delaware.

Section 102(b)(7) of the Delaware General Corporate Law, which we refer to as the “DGCL,” permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director’s duty of loyalty to the corporation or its shareholders, for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends, for conduct that falls under Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit.

In addition, pursuant to Section 145 of the DGCL, the Company generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Delaware Registrants also have the power to purchase and maintain insurance for such directors and officers.

The DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The amended and restated limited liability company agreement for Hawker Beechcraft Acquisition Company, LLC and the bylaws of Hawker Beechcraft Notes Company provide for the indemnification of their respective directors and officers to the fullest extent authorized by the laws of the State of Delaware.

Other Registrants

The other registrants are organized in Delaware, Kansas and Arkansas. Indemnification of such registrants’ directors and officers provided by applicable law, by the registrants’ organizational documents, by contract or otherwise are substantially similar to that afforded to the directors and officers of Hawker Beechcraft Acquisition Company, LLC and Hawker Beechcraft Notes Company and under the DGCL.

Item 15.	Recent Sales of Unregistered Securities.

No sales of the Registrants’ securities have taken place within the last three years.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(b)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c)

The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Wichita, Kansas, on April 8, 2011.

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

By:	Hawker Beechcraft, Inc., its Sole Member

By:	/S/ WORTH W. BOISTURE, JR.
Worth W. Boisture, Jr.
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander L. W. Snyder, Gina E. Vascsinec, and Halet A. Murphy, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ GINA E. VASCSINEC	Vice President and Controller (Principal Accounting Officer)	April 8, 2011
Gina E. Vascsinec

/S/ T. PATRICK KELLY	(Principal Financial Officer)	April 8, 2011
T. Patrick Kelly

/S/ WORTH W. BOISTURE, JR.	President (Principal Executive Officer)	April 8, 2011
Worth W. Boisture, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Wichita, Kansas, on April 8, 2011.

HAWKER BEECHCRAFT NOTES COMPANY

By:	/S/ WORTH W. BOISTURE, JR.
Worth W. Boisture, Jr.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander L. W. Snyder, Gina E. Vascsinec, and Halet A. Murphy, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ GINA E. VASCSINEC	Vice President and Controller (Principal Accounting Officer)	April 8, 2011
Gina E. Vascsinec

/S/ T. PATRICK KELLY	(Principal Financial Officer)	April 8, 2011
T. Patrick Kelly

/S/ WORTH W. BOISTURE, JR.	Chief Executive Officer; Director (Principal Executive Officer)	April 8, 2011
Worth W. Boisture, Jr.

/S/ ALEXANDER L. W. SNYDER	Vice President, General Counsel and Secretary; Director	April 8, 2011
Alexander L. W. Snyder

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Wichita, Kansas, on April 8, 2011.

HAWKER BEECHCRAFT FINANCE CORPORATION

By:	/S/ GINA E. VASCSINEC
Gina E. Vascsinec
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander L. W. Snyder, Gina E. Vascsinec, and Halet A. Murphy, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ GINA E. VASCSINEC	President and Controller; Director (Principal Accounting Officer) (Principal Executive Officer)	April 8, 2011
Gina E. Vascsinec

/S/ T. PATRICK KELLY	(Principal Financial Officer)	April 8, 2011
T. Patrick Kelly

/S/ ALEXANDER L. W. SNYDER	Vice President, General Counsel and Secretary; Director	April 8, 2011
Alexander L. W. Snyder

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Wichita, Kansas, on April 8, 2011.

HAWKER BEECHCRAFT CORPORATION

By:	/S/ WORTH W. BOISTURE, JR.
Worth W. Boisture, Jr.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander L. W. Snyder, Gina E. Vascsinec, and Halet A. Murphy, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WORTH W. BOISTURE, JR.	Chief Executive Officer and Director (Principal Executive Officer)	April 8, 2011
Worth W. Boisture, Jr.

/S/ GINA E. VASCSINEC	Vice President and Controller (Principal Accounting Officer)	April 8, 2011
Gina E. Vascsinec

/S/ T. PATRICK KELLY	(Principal Financial Officer)	April 8, 2011
T. Patrick Kelly

/S/ ALEXANDER L. W. SNYDER	Vice President, General Counsel and Secretary; Director	April 8, 2011
Alexander L. W. Snyder

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Wichita, Kansas, on April 8, 2011.

ARKANSAS AEROSPACE, INC.

By:	/S/ HALET A. MURPHY
Halet A. Murphy
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander L. W. Snyder, Gina E. Vascsinec, and Halet A. Murphy, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ GINA E. VASCSINEC	Vice President and Controller; (Principal Accounting Officer)	April 8, 2011
Gina E. Vascsinec

/S/ T. PATRICK KELLY	(Principal Financial Officer)	April 8, 2011
T. Patrick Kelly

/S/ HALET A. MURPHY	President; Director (Principal Executive Officer)	April 8, 2011
Halet A. Murphy

/S/ ALEXANDER L. W. SNYDER	Vice President, General Counsel and Secretary; Director	April 8, 2011
Alexander L. W. Snyder

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Wichita, Kansas, on April 8, 2011.

HAWKER BEECHCRAFT QUALITY SUPPORT COMPANY

By:	/S/ WILLIAM E. BROWN
William E. Brown
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander L. W. Snyder, Gina E. Vascsinec, and Halet A. Murphy, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WILLIAM E. BROWN	President and Director (Principal Executive Officer)	April 8, 2011
William E. Brown

/S/ GINA E. VASCSINEC	Vice President and Controller (Principal Accounting Officer)	April 8, 2011
Gina E. Vascsinec

/S/ T. PATRICK KELLY	(Principal Financial Officer)	April 8, 2011
T. Patrick Kelly

/S/ ALEXANDER L. W. SNYDER	Vice President, General Counsel and Secretary; Director	April 8, 2011
Alexander L. W. Snyder

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Wichita, Kansas, on April 8, 2011.

HAWKER BEECHCRAFT REGIONAL OFFICES, INC.

By:	/S/ SHAWN W. VICK
Shawn W. Vick
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander L. W. Snyder, Gina E. Vascsinec, and Halet A. Murphy, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ GINA E. VASCSINEC	Vice President and Controller (Principal Accounting Officer)	April 8, 2011
Gina E. Vascsinec

/S/ SHAWN W. VICK	President and Director (Principal Executive Officer)	April 8, 2011
Shawn W. Vick

/S/ T. PATRICK KELLY	(Principal Financial Officer)	April 8, 2011
T. Patrick Kelly

/S/ ALEXANDER L. W. SNYDER	Vice President, General Counsel and Secretary; Director	April 8, 2011
Alexander L. W. Snyder

/S/ LISA A. HAFFNER	Vice President and Assistant Secretary; Director	April 8, 2011
Lisa A. Haffner

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Wichita, Kansas, on April 8, 2011.

BEECHCRAFT AVIATION COMPANY

By:	/S/ GINA E. VASCSINEC
Gina E. Vascsinec
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander L. W. Snyder, Gina E. Vascsinec, and Halet A. Murphy, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ GINA E. VASCSINEC	President and Controller; Director (Principal Accounting Officer) (Principal Executive Officer)	April 8, 2011
Gina E. Vascsinec

/S/ T. PATRICK KELLY	(Principal Financial Officer)	April 8, 2011
T. Patrick Kelly

/S/ ALEXANDER L. W. SNYDER	Vice President, General Counsel and Secretary; Director	April 8, 2011
Alexander L. W. Snyder

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Wichita, Kansas, on April 8, 2011.

HAWKER BEECHCRAFT GLOBAL CUSTOMER SUPPORT CORPORATION

By:	/s/ CHRISTI R. TANNAHILL
Christi R. Tannahill
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander L. W. Snyder, Gina E. Vascsinec, and Halet A. Murphy, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTI R. TANNAHILL	President and Director (Principal Executive Officer)	April 8, 2011
Christi R. Tannahill

/s/ GINA E. VASCSINEC	Vice President and Controller (Principal Accounting Officer)	April 8, 2011
Gina E Vascsinec

/s/ T. PATRICK KELLY	(Principal Financial Officer)	April 8, 2011
T. Patrick Kelly

/s/ ROBERT H. SILL	Vice President, Finance; Director	April 8, 2011
Robert H. Sill

/s/ ALEXANDER L. W. SNYDER	Vice President, General Counsel and Secretary; Director	April 8, 2011
Alexander L. W. Snyder

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Wichita, Kansas, on April 8, 2011.

TRAVEL AIR INSURANCE COMPANY, LTD.

By:	/s/ HALET A. MURPHY
Halet A. Murphy
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander L. W. Snyder, Gina E. Vascsinec, and Halet A. Murphy, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HALET A. MURPHY	President, Vice President and Treasurer; Director (Principal Executive Officer)	April 8, 2011
Halet A. Murphy

/s/ T. PATRICK KELLY	(Principal Financial Officer)	April 8, 2011
T. Patrick Kelly

/s/ GINA E. VASCSINEC	(Principal Accounting Officer)	April 8, 2011
Gina E Vascsinec

/s/ ALEXANDER L. W. SNYDER	Vice President, General Counsel and Secretary; Director	April 8, 2011
Alexander L. W. Snyder

/s/ PAMELA E. BAILEY	Director	April 8, 2011
Pamela E. Bailey

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Wichita, Kansas, on April 8, 2011.

TRAVEL AIR INSURANCE COMPANY (KANSAS)

By:	/s/ HALET A. MURPHY
Halet A. Murphy
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander L. W. Snyder, Gina E. Vascsinec, and Halet A. Murphy, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HALET A. MURPHY	President, Vice President and Treasurer; Director (Principal Executive Officer)	April 8, 2011
Halet A. Murphy

/s/ T. PATRICK KELLY	(Principal Financial Officer)	April 8, 2011
T. Patrick Kelly

/s/ GINA E. VASCSINEC	(Principal Accounting Officer)	April 8, 2011
Gina E Vascsinec

/s/ ALEXANDER L. W. SNYDER	Vice President, General Counsel and Secretary; Director	April 8, 2011
Alexander L. W. Snyder

/s/ PAMELA E. BAILEY	Director	April 8, 2011
Pamela E. Bailey

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Wichita, Kansas, on April 8, 2011.

HAWKER BEECHCRAFT INTERNATIONAL DELIVERY CORPORATION

By:	/s/ HALET A. MURPHY
Halet A. Murphy
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander L. W. Snyder, Gina E. Vascsinec, and Halet A. Murphy, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HALET A. MURPHY	President and Treasurer; Director (Principal Executive Officer)	April 8, 2011
Halet A. Murphy

/s/ T. PATRICK KELLY	(Principal Financial Officer)	April 8, 2011
T. Patrick Kelly

/s/ GINA E. VASCSINEC	Vice President and Controller (Principal Accounting Officer)	April 8, 2011
Gina E Vascsinec

/s/ TED FARID	Vice President; Director	April 8, 2011
Ted Farid

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Wichita, Kansas, on April 8, 2011.

HAWKER BEECHCRAFT DEFENSE COMPANY, LLC

By:	/s/ JAMES I. MASLOWSKI
James I. Maslowski
President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander L. W. Snyder, Gina E. Vascsinec, and Halet A. Murphy, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GINA E. VASCSINEC	Vice President and Controller (Principal Accounting Officer)	April 8, 2011
Gina E. Vascsinec

/s/ T. PATRICK KELLY	(Principal Financial Officer)	April 8, 2011
T. Patrick Kelly

/s/ JAMES I. MASLOWSKI	President (Principal Executive Officer); Manager	April 8, 2011
James I. Maslowski

/s/ ALEXANDER L. W. SNYDER	Manager	April 8, 2011
Alexander L. W. Snyder

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Wichita, Kansas, on April 8, 2011.

HAWKER BEECHCRAFT HOLDING, INC.

By:	/s/ HALET A. MURPHY
Halet A. Murphy
Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander L. W. Snyder, Gina E. Vascsinec, and Halet A. Murphy, and each of them, his or her true and lawful attorneys-in-fact and agents with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GINA E. VASCSINEC	President and Controller; Director (Principal Accounting Officer)	April 8, 2011
Gina E. Vascsinec

/s/ T. PATRICK KELLY	(Principal Financial Officer)	April 8, 2011
T. Patrick Kelly

/s/ HALET A. MURPHY	Chairman; Director (Principal Executive Officer)	April 8, 2011
Halet A. Murphy

EXHIBIT INDEX

Exhibit Number	Description
3.1.1	Certificate of Incorporation of Hawker Beechcraft Notes Company (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.1.2	By-laws of Hawker Beechcraft Notes Company (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.2.1	Certificate of Formation of Raytheon Aircraft Acquisition Company LLC (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.2.2	Certificate of Amendment of the Certificate of Formation of Raytheon Aircraft Acquisition Company LLC, changing its name to Hawker Beechcraft Acquisition Company, LLC (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.2.3	Limited Liability Company Agreement of Hawker Beechcraft Acquisition Company, LLC (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.3.1	Certificate of Incorporation of Raytheon Aircraft Finance Corporation (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.3.2	Certificate of Amendment of the Certificate of Incorporation of Raytheon Aircraft Finance Corporation, changing its name to Hawker Beechcraft Finance Corporation (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.3.3	By-laws of Hawker Beechcraft Finance Corporation (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.4.1	Restated Articles of Incorporation of Raytheon Aircraft Company (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.4.2	Certificate of Amendment of Restated Articles of Incorporation of Raytheon Aircraft Company, changing its name to Hawker Beechcraft Corporation (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.4.3	Restated By-laws of Hawker Beechcraft Corporation (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.5.1	Articles of Organization of RAPID, LLC (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.5.2	Certificate of Amendment of the Articles of Organization of RAPID, LLC changing its name to Raytheon Aircraft Parts Inventory and Distribution Company, LLC (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.5.3	Certificate of Amendment of the Articles of Organization of Raytheon Aircraft Parts Inventory and Distribution Company, LLC changing its name to Rapid Aircraft Parts Inventory and Distribution Company, LLC (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.5.4	Operating Agreement of Rapid Aircraft Parts Inventory and Distribution Company, LLC (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.5.5	Certificate of Merger, merging Rapid Aircraft Parts Inventory and Distribution Company, LLC with and into Hawker Beechcraft Services, Inc. effective January 1, 2010 (previously filed as Exhibit 3.5.5 to the Company’s Post-Effective Amendment No. 2 to Form S-1 filed with the Securities and Exchange Commission on April 12, 2010).

3.6.1	Amended and Restated Articles of Incorporation of Arkansas Aerospace, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.6.2	Amended and Restated By-laws of Arkansas Aerospace, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.7.1	Articles of Incorporation of Beech Holdings, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.7.2	Certificate of Amendment of the Articles of Incorporation of Beech Holdings, Inc. changing its name to Raytheon Aircraft Holdings, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.7.3	Certificate of Amendment of the Articles of Incorporation of Raytheon Aircraft Holdings, Inc. changing its name to Raytheon Aircraft Quality Support Company (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.7.4	Certificate of Amendment of the Articles of Incorporation of Raytheon Aircraft Quality Support Company changing its name to Hawker Beechcraft Quality Support Company (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.7.5	By-laws of Hawker Beechcraft Quality Support Company (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.8.1	Restated Articles of Incorporation of Raytheon Aircraft Regional Offices, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.8.2	Certificate of Amendment of the Articles of Incorporation of Raytheon Aircraft Regional Offices, Inc. changing its name to Hawker Beechcraft Regional Offices, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.8.3	Restated By-laws of Hawker Beechcraft Regional Offices, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.9.1	Articles of Incorporation of International Lease Corporation (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.9.2	Certificate of Amendment of the Articles of Incorporation of International Lease Corporation changing its name to Beechcraft Aviation Company (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.9.3	By-laws of Beechcraft Aviation Company (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.10.1	Articles of Incorporation of United Airmotive Distributors, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.10.2	Certificate of Amendment of United Airmotive Distributors, Inc. changing its name to United Beechcraft, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.10.3	Certificate of Amendment of United Beechcraft, Inc. changing its name to Raytheon Aircraft Services, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.10.4	Certificate of Amendment of the Articles of Incorporation of Raytheon Aircraft Services, Inc. changing its name to Hawker Beechcraft Services, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.10.5	Certificate of Amendment of the Articles of Incorporation of Hawker Beechcraft Services, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on March 31, 2009).

3.10.6	Restated Bylaws of Hawker Beechcraft Services, Inc. (incorporated by reference to the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission on March 31, 2009).

3.10.7	Restated Articles of Incorporation of Hawker Beechcraft Global Customer Support Corporation (previously filed as Exhibit 3.10.7 to the Company’s Post-Effective Amendment No. 2 to Form S-1 filed with the Securities and Exchange Commission on April 12, 2010).

3.11.1	Articles of Incorporation of Travel Air Insurance Company, Ltd. (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.11.2	By-laws of Travel Air Insurance Company, Ltd. (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.11.3	Amendment of By-laws of Travel Air Insurance Company, Ltd. (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.12.1	Articles of Incorporation of Travel Air Insurance Company (Kansas) (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.12.2	By-laws of Travel Air Insurance Company (Kansas) (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.12.3	Amendment of By-laws of Travel Air Insurance Company (Kansas) (incorporated by reference to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

3.13.1	Certificate of Incorporation of Hawker Beechcraft International Delivery Corporation (previously filed).

3.13.2	By-laws of Hawker Beechcraft International Delivery Corporation (previously filed).

3.14.1**	Articles of Incorporation of Hawker Beechcraft International Holding, Inc.

3.14.2**	Name Change Amendment of Hawker Beechcraft International Holding, Inc. changing its name to Hawker Beechcraft Holding, Inc.

3.14.3**	Amended and Restated Bylaws of Hawker Beechcraft Holding, Inc.

3.15.1**	Certificate of Formation of Hawker Beechcraft Defense Company, LLC.

3.15.2**	Operating Agreement of Hawker Beechcraft Defense Company, LLC.

4.1	Senior Indenture, dated March 26, 2007, among Hawker Beechcraft Acquisition Company LLC, Hawker Beechcraft Notes Company, the subsidiary guarantors named therein, and Wells Fargo Bank, N.A., as trustee, including Form of 8.5% Senior Fixed Rate Notes due April 1, 2015 and Form of 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

4.2	Senior Subordinated Indenture, dated March 26, 2007, among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Notes Company, the subsidiary guarantors named therein, and Wells Fargo Bank, N.A., as trustee, including Form of 9.75% Senior Subordinated Notes due April 1, 2017 (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

4.3	Registration Rights Agreement, dated March 26, 2007, among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Notes Company, the subsidiary guarantors named therein, Goldman, Sachs & Co., and Credit Suisse Securities (USA) LLC (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

4.4	Hawker Beechcraft, Inc. Amended and Restated Shareholders’ Agreement, dated as of May 3, 2007, by and between Hawker Beechcraft, Inc., Onex, GSCP and Management Shareholders (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 28, 2008).

4.5	First Supplemental Senior Notes Indenture, dated June 30, 2008, among Hawker Beechcraft Acquisition Company LLC, Hawker Beechcraft Notes Company, Hawker Beechcraft International Delivery Corporation and Wells Fargo Bank, N.A., as trustee (previously filed).

4.6	First Supplemental Senior Subordinated Notes Indenture, dated June 30, 2008, among Hawker Beechcraft Acquisition Company LLC, Hawker Beechcraft Notes Company, Hawker Beechcraft International Delivery Corporation and Wells Fargo Bank, N.A., as trustee (previously filed).

4.7	Instrument of Resignation, Appointment and Acceptance, dated as of October 15, 2008, by and among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Notes Company, Deutsche Bank National Trust Company, and Wells Fargo Bank, N.A. (8.5% Senior Fixed Rate Notes due 2015, 8.875%/9.625% Senior PIK Election Notes due 2015, and 9.750% Senior Subordinated Notes due 2017) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 7, 2008).

4.8	Joint Written Consent, dated as of July 9, 2009, to the Amended and Restated Shareholders’ Agreement, dated as of May 3, 2007 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2009, filed with the Securities and Exchange Commission on November 6, 2009).

4.9.1	Trustee Notice, dated as of March 30, 2009, regarding PIK interest election for interest period beginning April 1, 2009 (incorporated by reference to Exhibit 4.1 the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 5, 2009).

4.9.2	Trustee Notice dated as of September 28, 2009, regarding PIK interest election for interest period beginning October 1, 2009 (incorporated by reference to Exhibit 4.7.2 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 25, 2010).

4.9.3	Trustee Notice dated as of March 30, 2010, regarding PIK interest election for interest period beginning April 1, 2010 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 1, 2010).

4.9.4	Trustee Notice dated as of September 30, 2010, regarding PIK interest election for interest period beginning October 1, 2010 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 30, 2010).

4.10**	Second Supplemental Senior Notes Indenture, dated April 8, 2011, among Hawker Beechcraft Defense Company, LLC, Hawker Beechcraft Holding, Inc., Hawker Beechcraft Acquisition Company LLC, Hawker Beechcraft Notes Company, and Deutsche Bank National Trust Company, as trustee.

4.11**	Second Supplemental Senior Subordinated Notes Indenture, dated April 8, 2011, among Hawker Beechcraft Defense Company, LLC, Hawker Beechcraft Holding, Inc., Hawker Beechcraft Acquisition Company LLC, Hawker Beechcraft Notes Company, and Deutsche Bank National Trust Company, as trustee.

5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP (previously filed).

5.2	Opinion of Foulston Siefkin LLP (previously filed).

5.3	Opinion of Wright, Lindsey & Jennings LLP (previously filed).

10.1.1	Credit Agreement, dated March 26, 2007, among Hawker Beechcraft, Inc., Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft Limited, each subsidiary of Hawker Beechcraft, Inc. as may from time to time become parties thereto, the Lenders named therein, Credit Suisse as LC Facility Issuing Bank, Credit Suisse, as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and Citibank North America, Inc., as documentation agent and other parties thereto from time to time (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.1.2	First Amendment to Credit Agreement, dated as of December 19, 2008, by and among Hawker Beechcraft Acquisition Company, LLC, Hawker Beechcraft, Inc. and Hawker Beechcraft, Limited (collectively, the “Borrowers”) the financial institutions party thereto, as the Lenders, the Guarantors from time to time party thereto, Credit Suisse, as Administrative Agent and Collateral Agent and Goldman Sachs Credit Partners, L.P., as Auction Manager (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on February 25, 2009).

10.1.3	Second Amendment to Credit Agreement, dated as of November 6, 2009, by and among Hawker Beechcraft, Inc., Hawker Beechcraft Acquisition Company, LLC (“HBAC”) and Hawker Beechcraft Limited (“HBL” and together with HBAC, the “Borrowers”), the Guarantors (as defined therein) part thereto, and the Lenders (as defined therein) party thereto, amending certain provisions of that certain Credit Agreement, dated as of March 26, 2007 (as amended by that First Amendment to Credit Agreement, dated as of December 19, 2008, by and among Holdings, the Borrowers, Goldman Sachs Credit Partners, L.P. as auction manager, Credit Suisse, as administrative agent and collateral agent (the “Agent”), and the Lenders thereto, among Hawker Beechcraft, Inc., the Borrowers, the financial institutions party thereto, as Lenders, the subsidiaries of Holdings party thereto, the Agent, the other agents named therein, and the other parties thereto from time to time (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-k, filed with the Securities and Exchange Commission on November 6, 2009).

10.2.1	U.S. Pledge and Security Agreement, dated March 26, 2007, among Hawker Beechcraft, Inc., Hawker Beechcraft Acquisition Company, LLC, the subsidiary parties named therein, and Credit Suisse (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.2.2	Incremental Facility Supplement Agreement, dated as of November 25, 2009, by and among Hawker Beechcraft, Inc., Hawker Beechcraft Acquisition Company, LLC (“HBAC”) and Hawker Beechcraft Limited (“HBL” and together with HBAC, the “Borrowers”), the Guarantors (as defined therein) party thereto, the New Term Loan Lenders (as defined therein) party thereto, Credit Suisse AG, Cayman Islands Branch as Agent, and Credit Suisse Securities (USA) LLC and Goldman Sachs Credit Partners L.P. in their capacities as Joint Lead Arrangers (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 30, 2009).

10.3	Stock Purchase Agreement, dated December 20, 2006, by and among Raytheon Company, Raytheon Aircraft Holdings, Inc., Raytheon Aircraft Services Limited, Hawker Beechcraft Corporation, and Greenbulb Limited (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.4	Asset and Business Transfer Agreement, dated December 20, 2006, by and among Raytheon Aircraft Services Limited and Greenbulb Limited (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.5.1	Employment Agreement, dated March 26, 2007, by and between Hawker Beechcraft Corporation and James E. Schuster (incorporated by reference to Exhibit 10.5.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.5.2	Stock Purchase Agreement, dated March 26, 2007, by and between Hawker Beechcraft, Inc. and James E. Schuster (incorporated by reference to Exhibit 10.5.2 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.5.3	Letter Agreement Relating to Retention Bonus, dated July 27, 2006, by and between Raytheon Company and James E. Schuster (incorporated by reference to Exhibit 10.5.3 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.6	Form of Hawker Beechcraft, Inc. Restricted Stock Award Agreement, dated March 26, 2007 (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.7	Hawker Beechcraft, Inc. 2007 Stock Option Plan (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.8.1	Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Time-Vesting) (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.8.2	Form of Hawker Beechcraft, Inc. 2008 Nonqualified Stock Option Agreement (Time Vesting) (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.8.3	Form of June 2009 Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Time-Vesting) (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2009, filed with the Securities and Exchange Commission on August 4, 2009.)

10.8.4	Form of March 2010 Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Time-Vesting) (incorporated by reference to Exhibit 10.8.4 to the Company’s Post-Effective Amendment No. 2 to Registration Statement on Form S-1, filed with the Securities and Exchange Commission on April 12, 2010).

10.8.5	April 2010 Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Time-Vesting) (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2010, filed with the Securities and Exchange Commission on May 3, 2010).

10.8.6	October 2010 Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Time-Vesting) (incorporated by reference to Exhibit 10.2 to the Company Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, filed with the Securities and Exchange Commission on November 9, 2010).

10.9.1	Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance-Vesting Type A) (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.9.2	Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance Vesting Type A) (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.9.3	Form of June 2009 Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance-Vesting Type A) (incorporated by reference to Exhibit 10.6 to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 28, 2009, filed with the Securities and Exchange Commission on August 4, 2009.)

10.9.4	April 2010 Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance Vesting Type A) (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2010, filed with the Securities and Exchange Commission on May 3, 2010).

10.9.5	October 2010 Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance-Vesting Type A) (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, filed with the Securities and Exchange Commission on November 9, 2010).

10.10.1	Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance-Vesting Type B) (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.10.2	Form of Hawker Beechcraft, Inc. 2008 Nonqualified Stock Option Agreement (Performance Vesting Type B) (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.10.3	Form of June 2009 Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance –Vesting Type B) (incorporated by reference to Exhibit 10.7 to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 28, 2009, filed with the Securities and Exchange Commission on August 4, 2009.)

10.10.4	April 2010 Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement (Performance-Vesting Type B) (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2010, filed with the Securities and Exchange Commission on May 3, 2010).

10.10.5	October 2010 Form of Hawker Beechcraft Inc. Nonqualified Stock Option Agreement (Performance-Vesting Type B) (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, filed with the Securities and Exchange Commission on November 9, 2010).

10.11	Employment Agreement, dated March 26, 2007, by and between Hawker Beechcraft Corporation and James K. Sanders (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.12	Form of Letter Agreement Relating to Retention Bonus, dated July 26, 2006 (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.13	Form of Hawker Beechcraft, Inc. Election Agreement, dated March 20, 2007 (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.14.1	Form of Hawker Beechcraft, Inc. Employee Equity Investment Plan Employee Subscription Agreement, dated March 26, 2007 (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.14.2	Form of 2008 Hawker Beechcraft, Inc. Employee Equity Investment Plan Subscription Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.15	Hawker Beechcraft Corporation Retention Program, adopted March 26, 2007 (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.16.1	Form of Hawker Beechcraft, Inc. Nonqualified Stock Option Agreement Relating to 2007 option grants to certain directors (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.16.2	Form of Hawker Beechcraft, Inc. 2008 Nonqualified Stock Option Agreement for Directors (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.17.1	Hawker Beechcraft Excess Savings and Deferred Compensation Plan (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.17.2	Hawker Beechcraft Excess Savings and Deferred Compensation Plan as amended and restated April 23, 2008 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2008, filed with the Securities and Exchange Commission on August 5, 2008).

10.17.3	Hawker Beechcraft Corporation Excess Savings and Deferred Compensation Plan, Amended and Restated September 16, 2009 (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2009, filed with the Securities and Exchange Commission on November 6, 2009).

10.17.4	Hawker Beechcraft Corporation Excess Savings and Deferred Compensation Plan, Amended and Restated December 18, 2009 (incorporated by reference to Exhibit 10.18.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on February 25, 2010).

10.18.1	Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees, as amended March 26, 2007 (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on December 4, 2007).

10.18.2	Amendment dated June 4, 2009 to the Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2009).

10.18.3	Amendment dated as of December 30, 2008 to the Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2009).

10.18.4	Amendment dated December 28, 2009 to the Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees (incorporated by reference to Exhibit 10.19.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on February 25, 2010).

10.18.5	Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees, Amended and Restated effective January 1, 2011 (incorporated by reference to Exhibit 10.19.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on February 25, 2011).

10.19.1	Hawker Beechcraft Corporation Excess Pension Plan (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 28, 2008).

10.19.2	Hawker Beechcraft Corporation Amended and Restated Excess Pension Plan, effective January 1, 2009 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2009).

10.20.1	Hawker Beechcraft, Inc. Employee Equity Investment Plan (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 28, 2008).

10.20.2	Form of Hawker Beechcraft, Inc. Employee Equity Investment Plan as amended and restated May 9, 2008 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2008, filed with the Securities and Exchange Commission on August 5, 2008).

10.21	Separation of Employment Agreement and General Release, by and between Hawker Beechcraft Corporation, Hawker Beechcraft, Inc. and Edgar R. Nelson, dated as of November 19, 2008 (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on February 25, 2009).

10.22.1	Separation Agreement, by and between Hawker Beechcraft Corporation and James E. Schuster, dated as of November 21, 2008 (incorporated by reference to Exhibit 10.23.1 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 25, 2009).

10.22.2	Amended and Restated Separation Agreement, by and between Hawker Beechcraft Corporation and James E. Schuster, dated as of February 19, 2009 (incorporated by reference to Exhibit 10.23.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on February 25, 2009).

10.23	Letter Agreement, by and between Hawker Beechcraft Corporation and James K. Sanders, dated as of December 18, 2008 (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on February 25, 2009).

10.24.1	Hawker Beechcraft Savings and Investment Plan (incorporated by reference to Exhibit 10.25.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on February 25, 2009).

10.24.2	First Amendment, dated as of December 30, 2008 to Hawker Beechcraft Savings and Investment Plan (incorporated by reference to Exhibit 10.25.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission on February 25, 2009).

10.24.3	Second Amendment, dated as of September 1, 2009, to the Hawker Beechcraft Savings and Investment Plan (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2009, filed with the Securities and Exchange Commission on November 6, 2009).

10.24.4	Third Amendment, dated as of December 18, 2009, to the Hawker Beechcraft Savings and Investment Plan (incorporated by reference to Exhibit 10.25.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on February 25, 2010).

10.24.5	Fourth Amendment, dated as of September 27, 2010, to the Hawker Beechcraft Savings and Investment Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, filed with the Securities and Exchange Commission on November 9, 2010).

10.24.6	Hawker Beechcraft Savings and Investment Plan, Amended and Restated effective January 1, 2011 (incorporated by reference to Exhibit 10.25.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on February 25, 2011).

10.25.1	Form of 2008 Joinder Agreement to the Amended and Restated Shareholders’ Agreement dated as of May 3, 2007 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2008, filed with the Securities and Exchange Commission on May 7, 2008).

10.25.2	Form of June 2009 Joinder Agreement to the Amended and Restated Shareholders’ Agreement dated as of May 3, 2007 (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2009, filed with the Securities and Exchange Commission on August 4, 2009.)

10.26.1	Employment Agreement, dated as of March 23, 2009, by and between Hawker Beechcraft Corporation and Worth W. Boisture (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 5, 2009).

10.26.2	Stock Purchase Agreement, dated as of March 23, 2009, between Hawker Beechcraft, Inc. and Worth W. Boisture, Jr. (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 5, 2009).

10.26.3	Joinder Agreement, dated as of March 23, 2009, between Worth W. Boisture, Jr. and Hawker Beechcraft, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 5, 2009).

10.26.4	Restricted Stock Unit Agreement, dated as of March 23, 2009, between Hawker Beechcraft, Inc. and Worth W. Boisture, Jr. (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 5, 2009).

10.26.5	Nonqualified Stock Option Agreement (Time-Vesting), dated as of March 23, 2009, between Hawker Beechcraft, Inc. and Worth W. Boisture, Jr. (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 5, 2009).

10.26.6	Nonqualified Stock Option Agreement (Performance-Vesting Type A), dated as of March 23, 2009, between Hawker Beechcraft, Inc. and Worth W. Boisture, Jr. (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 5, 2009).

10.26.7	Nonqualified Stock Option Agreement (Performance-Vesting Type B), dated as of March 23, 2009, between Hawker Beechcraft, Inc. and Worth W. Boisture, Jr. (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 5, 2009).

10.27.1	Form of June 2009 Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2009, filed with the Securities and Exchange Commission on August 4, 2009).

10.27.2	Form of March 2010 Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.27.2 to the Company’s Post-Effective Amendment No. 2 to Form S-1, filed with the Securities and Exchange Commission on April 12, 2010).

10.28	Separation of Employment Agreement and General Release, by and between Hawker Beechcraft Corporation, Hawker Beechcraft, Inc., and Giap Thanh-Nguyen, dated September 4, 2009 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on 10-Q for the quarterly period ended September 27, 2009, filed with the Securities and Exchange Commission on November 6, 2009).

10.29	Separation of Employment Agreement and General Release, by and between Hawker Beechcraft Corporation, Hawker Beechcraft, Inc., and Bradley Hatt, dated January 20, 2010 (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on 10-K for the quarterly period ended December 31, 2009, filed with the Securities and Exchange Commission on February 25, 2010).

10.30.1	March 26, 2010 Amendment of Certain Nonqualified Performance-Vesting Type A and Certain Nonqualified Performance-Vesting Type B Stock Option Agreements granted prior to March 5, 2010 using the 2007 forms of agreements (incorporated by reference to Exhibit 10.30.1 to the Company’s Post-Effective Amendment No. 2 to Form S-1, filed with the Securities and Exchange Commission on April 12, 2010).

10.30.2	March 26, 2010 Amendment of Certain Nonqualified Performance-Vesting Type A and Certain Nonqualified Performance-Vesting Type B Stock Option Agreements granted prior to March 5, 2010 using the 2009 forms of agreements (incorporated by reference to Exhibit 10.30.2 to the Company’s Post-Effective Amendment No. 2 to Form S-1, filed with the Securities and Exchange Commission on April 12, 2010).

10.31	October 29, 2010 Amendment of Certain Hawker Beechcraft, Inc. Nonqualified Time-Vesting, Nonqualified Performance-Vesting Type A, and Nonqualified Performance-Vesting Type B Stock Option Agreements for the 2007, 2009 and April 2010 Forms of Agreements (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, filed with the Securities and Exchange Commission on November 9, 2010).

10.32	Compensation Program for Certain Directors, effective July 1, 2010 (incorporated by reference to Exhibit 10.34 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on February 25, 2011).

10.33	Separation of Employment Agreement and General Release, by and between Hawker Beechcraft Corporation, Hawker Beechcraft, Inc., and Sidney E. Anderson, dated February 7th, 2011 (incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on February 25, 2011).

10.34**	Professional Services Agreement, by and between Interim Executive Services, LLC and Hawker Beechcraft Corporation, entered into as of January 31, 2011.

12.1**	Computation of Ratio of Earnings to Fixed Charges.

21.1**	List of Subsidiaries.

23.1	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Foulston Siefkin LLP (included in the opinion filed as Exhibit 5.2).

23.3	Consent of Wright, Lindsey and Jennings LLP (included in the opinion filed as Exhibit 5.3).

23.4**	Consent of PricewaterhouseCoopers LLP.

24.1**	Powers of Attorney (included on the signature page to the Registration Statement).

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of Wells Fargo Bank, N.A (previously filed).

** Filed herewith